As filed with the Securities and Exchange Commission on April 26, 2012

Registration No. [            ]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HeartWare International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3841	26-3636023
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

205 Newbury Street, Suite 101

Framingham, Massachusetts 01701

(508) 739-0950

(Address, including ZIP Code, and telephone number,

including area code, of registrant’s principal executive offices)

Lawrence J. Knopf, Esq.

HeartWare International, Inc.

205 Newbury Street, Suite 101

Framingham, Massachusetts 01701

(508) 739-0950

(Name, address, including ZIP Code, and telephone number,

including area code, of agent for service)

Copies to:

Robert M. Katz, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022-6069 (212) 848-4000	Barbara Borden, Esq. Cooley LLP 4401 Eastgate Mall San Diego, California 92121-1909 (858) 550-6000	Mark Weeks, Esq. Cooley LLP 3175 Hanover Street Palo Alto, California 94304-1130 (650) 618-2034

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed proxy statement/prospectus.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐		Accelerated filer	☑
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐ Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)

☐ Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered (1)	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (2)	Amount of registration fee (3)
Common Stock, $0.001 par value	160,000	Not applicable	$7,977,395	$914.21

(1)	This Registration Statement relates to shares of common stock, par value $0.001 per share, of the registrant issuable to holders of common stock, par value $0.001 per share (“World Heart common stock”), of World Heart Corporation, a Delaware corporation (“World Heart”), in the proposed merger of Ocean Acquisition Holding Inc., a Delaware corporation and an indirect wholly owned subsidiary of the registrant, with and into World Heart, with World Heart continuing as the surviving corporation. The registrant’s common stock is quoted on The NASDAQ Stock Market (the “NASDAQ Stock Market”) under the symbol “HTWR.”

(2)	Pursuant to Rules 457(c) and 457(f) under the Securities Act, and solely for purposes of calculating this registration fee, the proposed maximum aggregate offering price is equal to the market value of shares of World Heart common stock (the securities to be cancelled in the merger), calculated as follows: (a) $0.2899, the average of the high and low prices per share of World Heart common stock on April 24, 2012, as reported on The NASDAQ Capital Market (the “NASDAQ Capital Market”), multiplied by (b) 27,517,749, the total amount of outstanding shares of World Heart common stock on April 25, 2012.

(3)	Calculated in accordance with Rule 457(f) under the Securities Act as the product of the proposed maximum aggregate offering price and $114.60 per $1,000,000 of securities registered.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this proxy statement/prospectus is not complete and may be changed. HeartWare may not distribute or issue the shares of HeartWare common stock being registered pursuant to this registration statement until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to distribute these securities and HeartWare is not soliciting offers to receive these securities in any state where such offer or distribution is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED APRIL 26, 2012

4750 Wiley Post Way, Suite 120

Salt Lake City, Utah 84116

Dear Stockholder:

We cordially invite you to attend a special meeting of stockholders of World Heart Corporation, or World Heart, to be held at our offices at 4750 Wiley Post Way, Suite 120, Salt Lake City, Utah 84116 at 10:00 a.m., local time, on [—] [—], 2012. At the special meeting, we will ask you to consider and vote on a proposal to adopt the Agreement and Plan of Merger and Reorganization we entered into as of March 29, 2012, as it may be amended from time to time, with HeartWare International, Inc., or HeartWare, and its indirect wholly owned subsidiary, Ocean Acquisition Holding Inc., or Merger Subsidiary, pursuant to which Merger Subsidiary will merge with and into World Heart. As a result of the merger, World Heart will become a wholly owned subsidiary of HeartWare.

Upon closing of the merger, each share of World Heart common stock you hold will be converted into the right to receive a pro rata portion of the aggregate $8 million merger consideration to be paid by HeartWare for all the outstanding shares of World Heart common stock, determined by dividing $8 million by the number of shares of World Heart common stock issued and outstanding immediately prior to the effective time of the merger. The merger consideration will be paid in shares of HeartWare common stock or, at HeartWare’s election, cash. Absent HeartWare’s exercise of its cash election, the number of shares of HeartWare common stock you receive will depend on the average of the per share closing prices of HeartWare common stock during the ten consecutive trading days ending on (and including) the trading day that is one calendar day prior to the effective time of the merger.

HeartWare common stock is listed on the NASDAQ Stock Market under the trading symbol “HTWR” and on [—], 2012, the last practicable date before the date of this proxy statement/prospectus, its closing price was $[—] per share.

The board of directors of World Heart reviewed and considered the terms and conditions of the merger and those members of the World Heart board of directors present at the meeting unanimously determined that the merger is advisable and fair to and in the best interests of World Heart and its stockholders, approved and adopted the merger agreement, approved the transactions contemplated thereby, including the merger, and recommends that you vote “FOR” adoption of the merger agreement at the World Heart special meeting.

Your vote is very important. Subject to the terms and conditions of separate voting agreements each dated as of March 29, 2012, New Leaf Ventures II, L.P., Austin W. Marxe, Venrock Associates V, L.P., Venrock Partners V, L.P. and Venrock Entrepreneurs Fund V, L.P., have agreed, among other things, to vote an aggregate of 11,666,294 of their shares of World Heart common stock (representing approximately [42]% of the shares entitled to vote at the World Heart special meeting as of the record date) “FOR” the adoption of the merger agreement. However, we cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of World Heart common stock entitled to vote at the special meeting. Only stockholders entered in the stock ledger at the close of business on [—], 2012, the record date for the special meeting, are entitled to notice of and to vote at the special meeting and any adjournment or postponement of it.

Please review the accompanying proxy statement/prospectus carefully. In particular, you should consider the matters described under “Risk Factors” beginning on page 16 of this proxy statement/prospectus before voting.

Thank you for your support; we appreciate your consideration of this matter.

On behalf of the Board of Directors of World Heart Corporation,

Morgan R. Brown
Executive Vice President and Chief Financial Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [—] [—], 2012,

and is first being mailed to stockholders on or about [—] [—], 2012.

WORLD HEART CORPORATION

4750 Wiley Post Way, Suite 120

Salt Lake City, UT 84116

(801) 355-6255

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                     , 2012

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders of World Heart Corporation, a Delaware corporation, or World Heart, that will be held at our offices at 4750 Wiley Post Way, Suite 120, Salt Lake City, Utah 84116 at 10:00 a.m., local time, on [—] [—], 2012, or the World Heart special meeting, for the following purposes:

1.	to consider and vote upon a proposal to adopt the Agreement and Plan of Merger and Reorganization, dated as of March 29, 2012, among HeartWare, Ocean Acquisition Holding Inc., or Merger Subsidiary, and World Heart, under which Merger Subsidiary will merge with and into World Heart, which will survive the merger and become an indirect wholly owned subsidiary of HeartWare;

2.	to consider and vote upon a proposal to approve, on an advisory basis, the merger-related compensation for World Heart’s named executive officers; and

3.	to consider and vote upon a proposal to adjourn the World Heart special meeting, if necessary, for the purpose of soliciting additional proxies to vote in favor of the adoption of the merger agreement.

HeartWare is a Delaware corporation. Merger Subsidiary is a Delaware corporation and is an indirect wholly owned subsidiary of HeartWare.

World Heart’s board of directors reviewed and considered the terms and conditions of the merger and those members of World Heart’s board of directors present at the meeting unanimously determined that the merger is advisable and fair to and in the best interests of World Heart and its stockholders, unanimously approved and adopted the merger agreement and approved the transactions contemplated thereby, including the merger, and unanimously recommended that World Heart stockholders vote to adopt the merger agreement at the World Heart special meeting. This item of business to be submitted to a vote of the stockholders at the World Heart special meeting is more fully described in this proxy statement/prospectus, which we urge you to read carefully. World Heart’s board of directors also recommends that you expressly grant us the authority to vote your shares to adjourn the World Heart special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the World Heart special meeting to adopt the merger agreement.

Stockholders of record at the close of business on [—] [—], 2012, or the record date, are entitled to notice of and to vote at the World Heart special meeting and any adjournment or postponement of the World Heart special meeting. This proxy statement/prospectus is dated [—] [—], 2012 and is first being mailed to stockholders of World Heart on or about [—], 2012. Your vote is important. Adoption of the merger agreement will require the affirmative vote of the holders of a majority of the shares of World Heart common stock outstanding as of the record date.

If the merger is completed, you will be entitled to receive for each share of World Heart common stock that you own, at HeartWare’s election, shares of HeartWare common stock, par value $0.001, or cash, without interest and less any applicable withholding taxes, in an amount equal to your pro rata portion of the $8 million merger consideration to be paid by HeartWare for all the outstanding shares of World Heart common stock, and you will have no ongoing ownership interest in the continuing business of World Heart.

If HeartWare elects to pay the merger consideration in cash, World Heart stockholders will have the right to demand appraisal of their shares of World Heart common stock and obtain payment in cash for the fair value of their shares of World Heart common stock, but only if they perfect their appraisal rights and comply with the applicable provisions of Delaware law. A copy of the Delaware statutory provisions relating to appraisal rights is attached as Annex D to this proxy statement/prospectus, and a summary of these provisions can be found under “Dissenters’ Rights” in this proxy statement/prospectus beginning on page 88.

You should not send any certificates representing shares of World Heart common stock with your proxy card. Upon the closing of the merger, you will be sent instructions regarding the procedure to exchange your stock certificates for the merger consideration.

THE WORLD HEART BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

THE ADOPTION OF THE MERGER AGREEMENT AND “FOR” THE PROPOSAL TO APPROVE, ON AN ADVISORY BASIS, THE MERGER-RELATED COMPENSATION FOR WORLD HEART’S NAMED EXECUTIVE OFFICERS AND “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, FOR THE PURPOSE OF SOLICITING ADDITIONAL PROXIES TO VOTE IN FAVOR OF ADOPTING THE MERGER AGREEMENT.

YOUR VOTE IS IMPORTANT.

Your vote is very important, regardless of the number of shares you own. Even if you plan to attend the World Heart special meeting in person, we request that you complete, sign, date and return your proxy card in the enclosed envelope, or appoint a proxy over the Internet or by telephone as instructed in these materials, to ensure that your shares will be represented at the World Heart special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the adoption of the merger agreement, in favor of the proposal to approve, on an advisory basis, the merger-related compensation for World Heart’s named executive officers and in favor of the proposal to adjourn the World Heart special meeting, if necessary, for the purposes of soliciting additional proxies to vote in favor of adopting the merger agreement. If you fail to return your proxy card or if you fail to appoint a proxy over the Internet or by telephone, and you do not attend the World Heart special meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the World Heart special meeting and will have the same effect as a vote against the adoption of the merger agreement. If you do attend the World Heart special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

If your shares of World Heart common stock are held in the name of your brokerage firm, bank, trust or other nominee, your brokerage firm, bank, trust or other nominee will be unable to vote your shares of World Heart common stock without instructions from you. You should instruct your brokerage firm, bank, trust or other nominee as to how to vote your shares of World Heart common stock, following the procedures provided by your brokerage firm, bank, trust or other nominee. The failure to instruct your brokerage firm, bank, trust or other nominee to vote your shares of World Heart common stock “FOR” approval of the proposal to adopt the merger agreement will have the same effect as voting against the proposal to adopt the merger agreement. Additionally, if wish to vote shares held in the name of your brokerage firm, bank, trust or other nominee in person at the World Heart special meeting, you must obtain a proxy, executed in your favor, from your brokerage firm, bank, trust or other nominee in order to do so.

If you have any questions or need assistance voting your shares of World Heart common stock, please contact World Heart by electronic mail at investors@worldheart.com or by telephone at (801) 355-6255.

No person has been authorized to give any information or to make any representations other than those set forth in this proxy statement/prospectus in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by World Heart or any other person.

By Order of the Board of Directors,

Morgan R. Brown

Executive Vice President and Chief

Financial Officer

[—] [—], 2012

Salt Lake City, Utah

In addition to delivering the proxy materials for the World Heart special meeting to be held on [—] [—], 2012 to stockholders by mail, the proxy statement for such meeting is also is available at www.proxyvoting.com/whrt

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about World Heart from documents filed with the Securities and Exchange Commission, or SEC, that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You may obtain the documents incorporated by reference in this proxy statement/prospectus, other than certain exhibits to those documents, by requesting them in writing or by telephone from World Heart at the following address and telephone number:

WORLD HEART CORPORATION

Investor Relations

4750 Wiley Post Way, Suite 120

Salt Lake City, Utah 84116

Attention: Morgan Brown

Telephone: (801) 355-6255

Email: investors@worldheart.com

Investors may also consult HeartWare’s or World Heart’s websites for more information concerning HeartWare and World Heart, respectively. HeartWare’s website is www.heartware.com. World Heart’s website is www.worldheart.com. Information included on any of these websites is not incorporated by reference into this proxy statement/prospectus.

If you would like to request documents, please do so by [—] [—], 2012 in order to receive them before the World Heart special meeting.

You should rely only on the information contained or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [—] [—], 2012. You should not assume that the information contained in, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than that date, except to the extent that such information is contained in an additional document filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, between the date of this proxy statement/prospectus and the date of the World Heart special meeting, and is incorporated by reference herein. Neither the mailing of this proxy statement/prospectus to World Heart stockholders nor the issuance by HeartWare of HeartWare common stock in connection with the merger will create any implication to the contrary.

For more information about the information incorporated by reference into this proxy statement/prospectus and where to obtain copies of documents incorporated by reference into this proxy statement/prospectus, see “Where You Can Find More Information” on page 204.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding World Heart has been provided by World Heart and information contained in this proxy statement/prospectus regarding HeartWare has been provided by HeartWare.

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QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some questions that you, as a stockholder of World Heart, may have regarding the merger and the special meeting of stockholders of World Heart and brief answers to those questions. We urge you to carefully read the remainder of this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the adoption of the merger agreement and the other matters being considered at the World Heart special meeting or the issuance of HeartWare common stock in connection with the merger. Additional important information is also contained in the annexes to, and the documents incorporated by reference in, this proxy statement/prospectus. This information is qualified in its entirety by the more detailed descriptions and explanations contained in this proxy statement/prospectus, including its annexes and the documents incorporated by reference into this proxy statement/prospectus.

Q: Why am I receiving this proxy statement/prospectus?

A: You are a stockholder of World Heart and World Heart has agreed to be acquired by HeartWare under the terms of the merger agreement. Please see the section entitled “The Merger Agreement” beginning on page 66 of this proxy statement/prospectus for a more detailed summary of the terms and conditions contained in the merger agreement. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

In order to complete the merger, World Heart stockholders must adopt the merger agreement and all other conditions to the consummation of the merger must be satisfied or, where legally permissible, waived. World Heart will hold a special meeting of its stockholders, which we refer to as the World Heart special meeting, to obtain the required approval of World Heart stockholders to adopt the merger agreement, to approve, on an advisory basis, the merger-related compensation for World Heart’s named executive officers and to approve the adjournment of the World Heart special meeting to a later date, if necessary, to solicit additional proxies in favor of the adoption of the merger agreement.

This document constitutes both a proxy statement of World Heart and a prospectus of HeartWare. It is a proxy statement of World Heart because the board of directors of World Heart is soliciting proxies from World Heart stockholders with respect to the World Heart special meeting. It is a prospectus of HeartWare because HeartWare may use it in connection with the issuance of shares of its common stock in exchange for shares of World Heart common stock in connection with the merger.

Q: What are World Heart stockholders being asked to vote on?

A: World Heart stockholders are being asked to consider and vote on the adoption of the merger agreement, the approval, on an advisory basis, of the merger-related compensation for World Heart’s named executive officers and the adjournment of the World Heart special meeting to a later date, if necessary, to solicit additional proxies to facilitate the adoption of the merger agreement by World Heart stockholders.

Q: What vote is required to adopt the merger agreement?

A: The adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of World Heart common stock entitled to vote at the World Heart special meeting. In connection with the transactions contemplated by the merger agreement, New Leaf Ventures II, L.P., Austin W. Marxe, Venrock Associates V, L.P., Venrock Partners V, L.P. and Venrock Entrepreneurs Fund V, L.P., have entered into separate voting agreements dated as of March 29, 2012, to, among other things, vote an aggregate of 11,666,294 of their respective shares of World Heart common stock, which represents approximately [42]% of the total outstanding shares of World Heart common stock as of the record date, “FOR” the adoption of the merger agreement with HeartWare, subject to the terms and conditions of the voting agreements. Please see the section entitled “The Voting Agreements” beginning on page 85 of this proxy statement/prospectus for a more detailed summary of the terms and conditions contained in the voting agreements. A copy of the form of the voting agreements is attached to this proxy statement/prospectus as Annex B.

Q: What vote is required to approve, on an advisory basis, the merger-related compensation arrangements for World Heart’s named executive officers?

A: The affirmative vote of the holders of a majority of the shares of World Heart common stock present, in person or by proxy, and entitled to vote at the World Heart special meeting, provided there is a quorum, is required for approval of this proposal on an advisory basis.

Q: What vote is required to adopt the proposal to adjourn the World Heart special meeting to a later time, if necessary, to solicit additional proxies?

A: The adoption of the proposal to adjourn the World Heart special meeting to a later time, if necessary, to solicit additional proxies requires either the approval of the chairman of the meeting or the affirmative vote of a majority of shares of World Heart common stock represented in person or by proxy at the World Heart special meeting and entitled to vote thereon, whether or not a quorum is present.

Q: What will happen in the proposed merger?

A: Pursuant to the terms of the merger agreement, Merger Subsidiary will merge with and into World Heart, with World Heart surviving the merger as an indirect wholly owned subsidiary of HeartWare.

Q: What will World Heart stockholders receive in the merger?

A: As a result of the merger, World Heart stockholders will receive shares of HeartWare common stock or, if HeartWare exercises the HeartWare cash election (described below), cash in exchange for their shares of World Heart common stock.

Absent HeartWare’s exercise of the HeartWare cash election, the number of shares of HeartWare common stock to which each share of World Heart common stock will convert is equal to the per share merger consideration (described below) divided by the average of the closing share prices of HeartWare common stock on the NASDAQ Stock Market during the ten consecutive trading days ending on (and including) the trading day that is one calendar day prior to the effective time of the merger. The per share merger consideration will be determined by dividing $8 million by the number of shares of World Heart common stock outstanding as of immediately prior to the effective time of the merger.

The merger agreement provides, however, that HeartWare may elect, in its sole and absolute discretion, not later than three business days prior to the effective time of the merger, upon written notice to World Heart, to instead pay an amount in cash for each issued and outstanding share of World Heart common stock (the “HeartWare cash election”). Therefore, if HeartWare exercises the HeartWare cash election, World Heart stockholders will receive the amount in cash equal to the per share merger consideration in exchange for each share of World Heart common stock they hold.

Q: What will happen to World Heart stock options in the merger?

A: All of World Heart’s outstanding stock options that were granted pursuant to World Heart’s 2006 Equity Incentive Plan and are held by then-current employees, consultants or directors of World Heart will vest as of the effective time of the merger. Each outstanding stock option (including the options that will vest in accordance with the preceding sentence) that is not exercised as of the effective time of the merger will terminate for no consideration as of the effective time of the merger.

Q: What will happen to World Heart warrants in the merger?

A: Pursuant to the terms of the merger agreement, each unexercised warrant issued by World Heart pursuant to that certain Securities Purchase Agreement, dated October 13, 2010, by and among World Heart and the purchasers identified therein (the “October Warrants”) issued and outstanding immediately prior to the effective time of the merger will be converted automatically into solely the right of each holder of outstanding October Warrants to elect to receive from the surviving corporation an amount of cash equal to the Black Scholes value of such October Warrant. All other unexercised warrants will continue to be outstanding and remain exercisable in accordance with their terms.

Q: Does the World Heart board of directors support the merger?

A: Yes. The World Heart board of directors, by unanimous vote of those present at a meeting duly called, (i) determined that the merger is advisable and fair to and in the best interests of World Heart and its stockholders; (ii) approved and adopted the merger agreement and approved the transactions contemplated by the merger agreement, including the merger, in accordance with the requirements of the General Corporation Law of the State of Delaware, which we refer to as the Delaware General Corporation Law; and (iii) recommends that you vote “FOR” the proposal to adopt the merger agreement. You should read the section entitled “The Merger—World Heart’s Reasons for the Merger and Recommendation of the World Heart Board of Directors” beginning on page 55. The World Heart board of directors also recommends that you vote “FOR” the adoption of the proposal to approve, on an advisory basis, the merger-related compensation arrangements for World Heart’s named executive officers and “FOR” the proposal to adjourn the World Heart special meeting, if necessary, to solicit additional proxies to facilitate the adoption of the merger agreement by World Heart stockholders.

Q: Are there risks involved in undertaking the merger?

A: Yes. In evaluating the merger, World Heart stockholders should carefully consider the factors described in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 16 and other information about World Heart included in the documents incorporated by reference in this proxy statement/prospectus.

Q: Where and when is the World Heart special meeting?

A: The World Heart special meeting will be held at World Heart’s offices at 4750 Wiley Post Way, Suite 120, Salt Lake City, Utah at 10:00 a.m., local time, on [—] [—], 2012.

Q: Who can vote their shares of World Heart common stock in connection with the World Heart special meeting?

A: World Heart stockholders can vote their shares in connection with the World Heart special meeting if they owned World Heart shares of common stock at the close of business, Mountain time, on [—] [—], 2012, the record date for the World Heart special meeting. As of the close of business on that day, [27,517,749] shares of World Heart common stock were outstanding.

Q: What do holders of shares of World Heart common stock need to do now?

A: If you are a World Heart stockholder, after you have carefully read this proxy statement/prospectus, including the annexes and the other documents referred to or incorporated by reference in this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly as described below.

Q: How do I vote if I am a holder of record of World Heart common stock?

A: If you are a holder of record of World Heart common stock, after you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares of common stock, please vote as soon as possible by:

•	completing, signing and dating each World Heart proxy card you receive and returning it in the enclosed prepaid envelope by mail;

•	using the Internet voting instructions printed on the World Heart proxy card;

•	calling the toll-free number printed on the World Heart proxy card; or

•	voting in person by appearing at the World Heart special meeting.

Votes submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on [—] [—], 2012.

Voting via the Internet, by telephone or by mailing in your proxy card will not prevent you from attending the World Heart special meeting. You are encouraged to submit a proxy by mail, via the Internet or by telephone even if you plan to attend the World Heart special meeting in person to ensure that your shares of World Heart common stock are represented at the World Heart special meeting.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares of World Heart common stock will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve, on an advisory basis, the merger-related compensation arrangements for World Heart’s named executive officers and “FOR” the adoption of the proposal to adjourn the World Heart special meeting to a later time, if necessary, to solicit additional proxies to facilitate the adoption of the merger agreement by World Heart stockholders.

If you would like to attend the World Heart special meeting, see “Can I attend the World Heart special meeting and vote my shares in person?” below.

Q. What is the difference between being a “stockholder of record” and a “beneficial owner?”

A. If your shares of World Heart common stock are registered directly in your name with World Heart’s transfer agent, Computershare, you are considered, with respect to those shares of common stock, the stockholder of record. In that case, this proxy statement/prospectus, and your proxy card, have been sent directly to you by World Heart.

If your shares of common stock are held through a brokerage firm, bank, trust or other nominee, you are considered the beneficial owner of shares of World Heart common stock held in street name. In that case, this proxy statement/ prospectus has been forwarded to you by your brokerage firm, bank, trust or other nominee which may be, with respect to those shares of common stock, the stockholder of record. As the beneficial owner, you have the right to direct your brokerage firm, bank, trust or other nominee as to how to vote your shares of World Heart common stock by following their instructions for voting.

If you are a current or former employee of World Heart or any of its subsidiaries, please note that the number of shares set forth on your proxy card represents all of the shares of World Heart common stock that you hold of record. When you return the proxy card or when you vote by telephone or through the Internet, you are voting all of such shares as a group.

Q: How do I vote if my shares are held by a brokerage firm, bank, trust or other nominee?

A: If you hold shares of World Heart common stock through a brokerage account or other nominee, such as a bank or trust, after you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly. If you hold your shares of World Heart common stock through a brokerage account or another nominee, such as a bank or trust, then the brokerage firm, bank, trust or other nominee is considered to be the stockholder of record with respect to those shares of common stock. However, you are still considered to be the beneficial owner of those shares, with your shares being held in “street name.” “Street name” holders generally cannot vote their shares directly and must instead direct their brokerage firm, bank, trust or other nominee on how to vote their shares. Your brokerage firm, bank, trust or other nominee will only be permitted to vote your shares for you at the World Heart special meeting for the proposal to adopt the merger agreement if you instruct it on how to vote in accordance with the instruction form included with these materials and forwarded to you by your brokerage firm, bank, trust or other nominee. Submitting your proxy card or directing your brokerage firm, bank, trust or other nominee to vote your shares will ensure that your shares are represented and voted at the World Heart special meeting. Without instructions, your shares will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote “against” the proposal to adopt the merger agreement.

In addition, because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, shares held in “street name” will not be combined for voting purposes with shares you hold of record. To be sure your shares are voted, you should instruct your brokerage firm, bank, trust or other nominee to vote your shares. Shares held by a corporation or business entity must be voted by an authorized officer of the entity.

Q: Why is my vote as a World Heart stockholder important?

A: If you do not vote by proxy, telephone or Internet or vote in person at the World Heart special meeting, it will be more difficult for World Heart to obtain the necessary quorum to hold its special meeting. In addition, your failure to vote, whether by proxy, telephone, Internet or in person, will have the same effect as a vote “against” the adoption of the merger agreement. The merger agreement must be adopted by the affirmative vote of the holders of a majority of the outstanding shares of World Heart common stock entitled to vote at the World Heart special meeting. The World Heart board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement.

Q: What constitutes a quorum for the World Heart special meeting?

A: The presence, in person or by proxy, of stockholders representing a majority of the shares of World Heart common stock entitled to vote at the World Heart special meeting will constitute a quorum for the World Heart special meeting. If you are a stockholder of record and you submit a properly executed proxy card, vote by telephone or via the Internet or vote in person at the World Heart special meeting, then your shares will be counted as part of the quorum. Abstentions and broker non-votes will be treated as present at the World Heart special meeting for purposes of determining the presence or absence of a quorum. All shares of World Heart common stock held by stockholders that are present in person or represented by proxy and entitled to vote at the World Heart special meeting, regardless of how such shares are voted or whether such stockholders abstain from voting, will be counted in determining the presence of a quorum.

Q: How are votes counted?

A: For the proposal relating to the adoption of the merger agreement, you may vote “for,” “against” or “abstain.” Because the vote on the proposal to approve the merger agreement is based on the total number of shares outstanding, rather than the number of actual votes cast, your failure to vote, or your decision to abstain from voting, on this proposal will have the same effect as a vote “against” the proposal. For the proposal to approve, on an advisory basis, the merger-related compensation for World Heart’s named executive officers, you may vote “for,” “against” or “abstain.” If you “abstain,” it will have the same effect as if you vote “against” the proposal to approve, on an advisory basis, the merger-related compensation for World Heart’s named executive officers. For a proposal to adjourn the World Heart special meeting, if necessary, to solicit additional proxies, you may vote “for,” “against” or “abstain.” If you “abstain,” it will have the same effect as if you vote “against” an adjournment of the World Heart special meeting. If you sign and return your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the proposal to adopt the merger agreement, “FOR” the proposal to approve, on an advisory basis, the merger-related compensation for World Heart’s named executive officers and “FOR” the proposal to approve the adjournment of the World Heart special meeting, if necessary, to solicit additional proxies. If you hold your shares in “street name,” follow the instructions from your brokerage firm, bank, trust or other nominee on how to vote your shares. Please note, however, that failing to provide your brokerage firm, bank, trust or other nominee with instructions on how to vote your shares will have the same effect as a vote “against” the proposal to adopt the merger agreement, but will not affect the outcome of the vote on the proposal to approve, on an advisory basis, the merger-related compensation for World Heart’s named executive officers or a proposal to adjourn the World Heart special meeting, if necessary, to solicit additional proxies. Please do NOT send in your share certificates with your proxy card.

Q: What happens if I sell my shares of World Heart common stock before the World Heart special meeting?

A: The record date of [—] [—], 2012 for stockholders entitled to vote at the World Heart special meeting is earlier than the date of the World Heart special meeting and the expected closing date of the merger. If you transfer your shares of World Heart common stock after the record date but before the World Heart special meeting, you will, unless special arrangements are made, retain your right to vote at the World Heart special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares. In addition, if you sell your shares prior to the World Heart special meeting or prior to the effective time of the merger, you will not be eligible to exercise your dissenters’ rights in respect of the merger, in the event that HeartWare exercises the HeartWare cash election. For a more detailed description of your dissenters’ rights and the requirements for perfecting your dissenters’ rights, see “Dissenters’ Rights” beginning on page 88.

Q: Who is soliciting my vote?

A: This proxy solicitation is being made by World Heart and paid for by World Heart and HeartWare. World Heart and HeartWare will generally share the cost and expense of filing, printing and mailing this proxy statement/prospectus. World Heart’s directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or by other means of communication. These persons will not be paid additional remuneration for their efforts. World Heart will also request brokers and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of shares of World Heart common stock that the brokers and other custodians, nominees and fiduciaries hold of record.

Q: Can I attend the World Heart special meeting and vote my shares in person?

A: All holders of World Heart common stock, including stockholders of record and stockholders who hold their shares through brokerage firms, banks, trusts or other nominees or any other holder of record are invited to attend the World Heart special meeting. If you are not a stockholder of record, you must obtain a proxy, executed in your favor, from the record holder of your shares, such as a brokerage firm, bank, trust or other nominee, to be able to vote in person at the World Heart special meeting. If you plan to attend the World Heart special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership and you must bring a form of personal photo identification with you in order to be admitted. World Heart reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification.

Q: Will World Heart be required to submit the merger agreement to its stockholders even if the World Heart board of directors has withdrawn, modified or qualified its recommendation?

A: Yes. Unless the merger agreement is terminated before the World Heart special meeting, World Heart is required to submit the merger agreement to its stockholders even if the World Heart board of directors has withdrawn, modified or qualified its recommendation, consistent with the terms of the merger agreement.

Q: Will I be subject to U.S. federal income tax on the HeartWare common stock that I receive?

A: Absent HeartWare’s exercise of the HeartWare cash election, the transactions contemplated by the merger agreement may qualify as a “reorganization” for U.S. federal income tax purposes. If such transactions qualify as a “reorganization,” World Heart stockholders that are U.S. persons will recognize no gain or loss on the disposition of their World Heart common stock, except with respect to cash received, if any, in lieu of a fractional share of HeartWare common stock.

If HeartWare exercises the HeartWare cash election, the transactions contemplated by the merger agreement will be fully taxable to you for U.S. federal income tax purposes. In this case, you will recognize gain or loss from the exchange of your World Heart common stock for cash (or the right to receive cash).

World Heart stockholders that are not U.S. persons, have no presence in the United States and hold their World Heart common stock as capital assets generally will not be subject to U.S. federal income tax with respect to the receipt of HeartWare common stock and/or cash.

You are urged to carefully read the description under “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 62, and to consult your tax advisor on the consequences of participation in the transactions contemplated by the merger agreement.

Q: May I change my vote after I have mailed my signed proxy card?

A: Yes. You may change your vote at any time before the shares reflected on your proxy card are voted at the World Heart special meeting. You can do this in one of four ways:

•	First, you can send a written, dated notice to World Heart’s corporate secretary stating that you would like to revoke your proxy.

•	Second, you can complete, sign, date and submit a new proxy card.

•	Third, you can submit a subsequent proxy over the Internet or by telephone.

•	Fourth, you can attend the World Heart special meeting and vote in person. Your attendance alone will not revoke your proxy.

Written notices of revocation and other communications with respect to revocation of any proxies should be addressed to: Morgan Brown, 4750 Wiley Post Way, Suite 120, Salt Lake City, Utah 84116.

If you have instructed a brokerage firm, bank, trust or other nominee to vote your shares, you must follow directions received from your brokerage firm, bank, trust or other nominee to change those instructions. You cannot vote shares held in “street name” by returning a proxy card directly to World Heart or by voting in person at the World Heart special meeting, unless you obtain a legal proxy card from your brokerage firm, bank, trust or other nominee.

Q: If I am a World Heart stockholder with shares represented by stock certificates, should I send in my World Heart stock certificates now?

A: No. You should not send in your World Heart stock certificates at this time. After the merger, HeartWare or its agent will send you instructions for exchanging your shares of World Heart common stock for the merger consideration. If your shares are held in “street name” by your brokerage firm, bank, trust or other nominee, you will receive instructions from your brokerage firm, bank, trust or other nominee as to how to effect the surrender of your “street name” shares in exchange for the merger consideration. Please do not send in your stock certificates with your proxy card.

Q: When do you expect to complete the merger?

A: HeartWare and World Heart are working to complete the merger as promptly as practicable. If World Heart stockholders adopt the merger agreement, HeartWare and World Heart currently expect that the merger will be completed during June or July of 2012. However, it is possible that factors outside our control could require us to complete the merger at a later time or may result in us not completing the merger at all.

For a description of certain matters that could delay or prevent the completion of the merger, please refer to “Risk Factors,” beginning on page 16.

Q: Will the shares of HeartWare common stock to be issued as the merger consideration be listed on the NASDAQ Stock Market?

A: Pursuant to the terms of the merger agreement, HeartWare will use its reasonable best efforts to cause the shares of HeartWare common stock to be issued in connection with the merger to be approved for listing on the NASDAQ Stock Market upon the occurrence of the effective time of the merger, subject to official notice of issuance.

Q: Can I dissent and require appraisal of my shares?

A: No, unless HeartWare exercises the HeartWare cash election, in which case World Heart stockholders would be entitled to dissenters’ rights under Section 262 of the Delaware General Corporation Law, provided that they satisfy the criteria and conditions set forth in Section 262 of the Delaware General Corporation Law. For more information regarding dissenters’ rights and their availability to World Heart stockholders, see “Dissenters’ Rights” beginning on page 88. In addition, a copy of Section 262 of the Delaware General Corporation Law is attached as Annex D to this proxy statement/prospectus.

Q: Where can I find more information about HeartWare?

A: You can obtain more information about HeartWare from the various sources described under “Where You Can Find More Information” beginning on page 204.

Q: Whom should I call with questions?

A: For additional questions about the merger, assistance in submitting proxies or voting shares of World Heart common stock, or additional copies of this proxy statement/prospectus or the enclosed proxy card, World Heart stockholders should contact World Heart as follows:

World Heart Corporation

Investor Relations

Attn: Morgan Brown

4750 Wiley Post Way, Suite 120

Salt Lake City, Utah 84116

(801) 355-6255

If your brokerage firm, bank, trust or other nominee holds your shares in “street name,” you should also call your brokerage firm, bank, trust or other nominee for additional information.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement/prospectus and the other documents to which we refer you, including in particular the copies of the merger agreement attached to this proxy statement/prospectus as Annex A. See also “Where You Can Find More Information” beginning on page 204. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

General

The Companies (page 94)

HeartWare International, Inc.

HeartWare develops and manufactures miniaturized implantable heart pumps, or ventricular assist devices, to treat Class IIIB / IV patients suffering from advanced heart failure. The HeartWare® Ventricular Assist System (the “HeartWare System”) features the HVAD® pump, a small full-output circulatory support device (up to 10L/min flow) designed to be implanted next to the heart (the “HVAD Pump”), avoiding the abdominal surgery generally required to implant competing devices. HeartWare common stock is quoted on the NASDAQ Stock Market under the symbol “HTWR.”

HeartWare’s principal executive offices are located at 205 Newbury Street, Suite 101, Framingham, Massachusetts. HeartWare’s office telephone number is (508) 739-0950.

For additional information about HeartWare and its subsidiaries, see “Information About the Companies—HeartWare International, Inc.” beginning on page 94.

World Heart Corporation

World Heart is a Delaware corporation and a developer of mechanical circulatory support systems based in Salt Lake City, Utah. World Heart common stock is quoted on the NASDAQ Capital Market under the symbol “WHRT”.

World Heart’s principal executive offices are located at 4750 Wiley Post Way, Suite 120, Salt Lake City, Utah. World Heart’s office telephone number is (801) 355-6255.

Additional information about World Heart and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 204.

Ocean Acquisition Holding Inc.

Merger Subsidiary is an indirect wholly owned subsidiary of HeartWare and was incorporated in Delaware in March 2012 solely for the purpose of facilitating the merger.

Merger Subsidiary’s address is c/o HeartWare International, Inc., 205 Newbury Street, Suite 101, Framingham, Massachusetts. Merger Subsidiary has not carried on any activities to date, and does not expect to carry on any activities, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

The Merger (page 47)

Pursuant to the merger agreement, Merger Subsidiary will merge with and into World Heart, with World Heart surviving the merger as an indirect wholly owned subsidiary of HeartWare, which we refer to as the surviving corporation.

What World Heart Stockholders Will Receive in the Merger (page 66)

At the effective time of the merger, each share of World Heart common stock issued and outstanding immediately prior to the effective time of the merger will either be (i) converted into shares of HeartWare common stock or (ii) if HeartWare exercises the HeartWare cash election, converted into the right to receive a cash payment.

The number of shares of HeartWare common stock to which each share of World Heart common stock will convert is equal to the per share merger consideration divided by the average of the closing share prices of HeartWare common stock on the NASDAQ Stock Market during the ten consecutive trading days ending on (and including) the trading day that is one calendar day prior to the effective time of the merger. The per share merger consideration will be determined by dividing $8 million by the number of shares of World Heart common stock outstanding as of immediately prior to the effective time of the merger. Alternatively, if HeartWare exercises the HeartWare cash election, World Heart stockholders will instead be entitled to receive the amount in cash equal to the per share merger consideration in exchange for each share of World Heart common stock.

HeartWare will not issue any fractional shares of HeartWare common stock in the merger. Instead, each World Heart stockholder who otherwise would have received a fraction of a share of HeartWare common stock will receive an equivalent amount in cash.

Dissenters’ Rights (page 88)

Dissenters’ rights are statutory rights that enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the “fair value” for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Unless HeartWare exercises the HeartWare cash election, holders of World Heart common stock will not have the right to an appraisal of the fair value of their shares. Under Delaware law, appraisal rights are not available for the shares of any class or series if the shares of the class or series are listed on a national securities exchange or held of record by more than 2,000 holders on the record date, and the consideration to be received with respect to such shares consists of shares of stock of another corporation whose shares are listed on a national securities exchange or held of record by more than 2,000 holders. World Heart’s common stock is listed on the NASDAQ Capital Market and HeartWare’s common stock is listed on the NASDAQ Stock Market; therefore, if holders of World Heart common stock receive shares of HeartWare common stock as consideration for the merger, such holders will not have rights to an appraisal of the fair value of their shares.

However, if HeartWare exercises the HeartWare cash election, then holders of record of shares of World Heart common stock who do not vote in favor of the adoption of the merger agreement and who properly demand an “appraisal” of the “fair value” of their shares will be entitled to dissenters’ rights in connection with the merger under Section 262 of the Delaware General Corporation Law, in which case, if any dissenting World Heart stockholder demands to be paid the “fair value” of its dissenting shares, such dissenting shares will not be converted into or exchangeable for the right to receive the merger consideration, and the dissenting stockholder will instead be entitled to be paid the “fair value” of such dissenting shares, as determined by the Delaware Court of Chancery, in accordance with Section 262 of the Delaware General Corporation Law, unless and until such dissenting stockholder (a) withdraws the demand for appraisal (in accordance with the Delaware General

Corporation Law) or (b) effectively loses the right to dissent and receive the “fair value” of such dissenting shares under Section 262 of the Delaware General Corporation Law. If any dissenting stockholder effectively withdraws or otherwise loses its right to dissent, then as of the later of the occurrence of such event or the closing of the merger, the dissenting shares held by such dissenting stockholder will be cancelled and converted into solely the right to receive the merger consideration, without interest.

If HeartWare exercises the HeartWare cash election, you must have been a holder of World Heart common stock as of the record date for the World Heart special meeting in order for dissenters’ rights to be available to you in connection with the merger.

For a more complete description of dissenters’ rights associated with the merger, see “Dissenters’ Rights” beginning on page 88.

Material United States Federal Income Tax Consequences (page 62)

If HeartWare does not exercise the HeartWare cash election, the transaction will be structured to qualify as a “reorganization” for U.S. federal income tax purposes. If the merger qualifies as a “reorganization,” World Heart stockholders that are U.S. persons will recognize no gain or loss on the disposition of their World Heart common stock, except with respect to cash received, if any, in lieu of a fractional share of HeartWare common stock.

If HeartWare exercises the HeartWare cash election, the merger will not qualify as a “reorganization” for U.S. federal income tax purposes and will be treated as a fully taxable transaction. In such an event, World Heart stockholders that are U.S. persons will recognize gain or loss with respect to the disposition of World Heart common stock in the merger.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES DESCRIBED ABOVE MAY NOT APPLY TO ALL WORLD HEART STOCKHOLDERS, INCLUDING CERTAIN WORLD HEART STOCKHOLDERS SPECIFICALLY REFERRED TO ON PAGE 62. YOUR TAX CONSEQUENCES, INCLUDING ANY STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES, WILL DEPEND ON YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF PARTICIPATION IN THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT.

Recommendation of the World Heart Board of Directors (page 55)

The World Heart board of directors recommends that World Heart stockholders vote “FOR” the adoption of the merger agreement, “FOR” the proposal to approve, on an advisory basis, the merger-related compensation for World Heart’s named executive officers and “FOR” the adjournment of the World Heart special meeting, if necessary, to solicit additional proxies. See “The Merger—World Heart’s Reasons for the Merger and Recommendation of the World Heart Board of Directors” beginning on page 55.

Interests of World Heart Directors and Executive Officers in the Merger (page 59)

In considering the recommendation of World Heart’s board of directors in favor of the adoption of the merger agreement, you should be aware that there are provisions of the merger agreement that will result in certain benefits to World Heart’s directors and executive officers, including the continuation of certain indemnification and insurance arrangements. See “The Merger—Interests of World Heart Directors and Executive Officers in the Merger” beginning on page 59.

As of April 13, 2012, World Heart’s directors and executive officers collectively beneficially held, including shares subject to stock options exercisable within 60 days of April 13, 2012 (none of which are “in-the-money” and which World Heart expects to be cancelled as of the effective time of the merger), approximately 76.5% of the outstanding shares of World Heart common stock. See “Security Ownership of Certain Beneficial Owners and Management—World Heart Corporation” beginning on page 201.

Comparison of Rights of Stockholders of HeartWare and World Heart (page 135)

Unless HeartWare exercises the HeartWare cash election, World Heart stockholders, whose rights are currently governed by the Certificate of Incorporation of World Heart and Bylaws of World Heart, will, upon completion of the merger, become HeartWare stockholders and their rights will be governed by the Certificate of Incorporation of HeartWare and the Bylaws of HeartWare. HeartWare and World Heart are both corporations governed by Delaware law.

For a more complete description of the comparison of rights of stockholders of HeartWare and stockholders of World Heart, see “Comparison of Rights of Stockholders of HeartWare and World Heart” beginning on page 135.

The Merger Agreement (page 66)

The merger agreement is attached as Annex A to this proxy statement/prospectus. We encourage you to read the merger agreement because it is the principal document governing the merger.

Conditions to the Completion of the Merger (page 80)

Currently, the companies expect to complete the merger in June or July of 2012. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include, among others, receipt of the requisite approval of World Heart stockholders and the satisfaction or waiver of other customary closing conditions.

We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

For a more complete description of the conditions to completion of the merger, see “The Merger Agreement—Conditions to the Obligations of Each Party to Consummate the Merger,” “The Merger Agreement—Conditions to the Obligations of HeartWare and Merger Subsidiary to Consummate the Merger,” and “The Merger Agreement—Conditions to the Obligations of World Heart to Consummate the Merger” beginning on page 80.

Termination of the Merger Agreement; License Agreement (pages 81 and 87)

The merger agreement contains provisions addressing the circumstances under which HeartWare or World Heart may terminate the merger agreement. In addition, the merger agreement provides that, in certain circumstances, a license agreement may become effective upon a termination of the merger agreement.

For a more complete description, see “The Merger Agreement—Termination”, “The Merger Agreement—Effectiveness of License Agreement and Expenses” and “The License Agreement” beginning on pages 81, 82 and 87, respectively.

The Voting Agreements (page 85)

As a condition to its entering into the merger agreement, HeartWare required certain stockholders of World Heart to each enter into a voting agreement with HeartWare, which we refer to generically as the voting agreements. Under the voting agreements, these stockholders have agreed, with respect to an aggregate of 11,666,294 shares of World Heart common stock, which represents approximately [42]% of the outstanding shares of World Heart common stock as of the record date, to vote (or cause to be voted) these shares in favor of the adoption of the merger agreement, and have agreed not to dispose of their shares prior to the date of the World Heart special meeting.

For a more complete description of the voting agreements, see “The Voting Agreements” beginning on page 85.

The World Heart Special Meeting (page 43)

Record Date; Voting Power (page 43)

Only holders of record of World Heart common stock at the close of business on the record date of [—] [—], 2012 are entitled to notice of and to vote at the World Heart special meeting. Each share of World Heart common stock issued and outstanding on the record date is entitled to one vote at the World Heart special meeting.

Vote Required (page 43)

The voting requirements to approve the proposals subject to a stockholder vote at the World Heart special meeting are as follows:

•

To approve the adoption of the merger agreement, stockholders of record as of [—] [—], 2012 holding a majority of the outstanding shares of World Heart common stock must vote “FOR” the adoption of the merger agreement. There are [—] outstanding shares of World Heart common stock entitled to be voted at the World Heart special meeting.

•

The approval, on an advisory basis, of the merger-related compensation for World Heart’s named executive officers requires the affirmative vote of the holders of a majority of the shares of World Heart common stock present, in person or by proxy, and entitled to vote at the World Heart special meeting, provided a quorum is present.

•

The approval of an adjournment of the World Heart special meeting requires the affirmative vote of the holders of a majority of the shares of World Heart common stock present, in person or by proxy, and entitled to vote at the World Heart special meeting, whether or not a quorum is present.

Comparative Market Prices

HeartWare common stock is quoted on the NASDAQ Stock Market under the symbol “HTWR.” World Heart common stock is quoted on the NASDAQ Capital Market under the symbol “WHRT.” The following table presents the closing sale prices of HeartWare common stock and World Heart common stock, as reported on their respective exchanges on:

•	March 29, 2012, the last full trading day prior to the public announcement of the merger agreement; and

•	[—] [—], 2012, the last full trading day prior to the date of this proxy statement/prospectus.

The table also presents the cash equivalent value of the merger consideration proposed for each share of World Heart common stock, which was calculated by dividing $8 million by the number of shares of World Heart common stock outstanding on March 29, 2012.

	HeartWare Common Stock		World Heart Common Stock		Equivalent Value of One Share of World Heart Common Stock
March 29, 2012		$66.72		$0.274		$0.29
[—] [—], 2012	$	[—]	$	[—]	$	[—]

These prices will fluctuate prior to the merger. World Heart stockholders are urged to obtain current market quotations for shares of HeartWare common stock prior to voting or providing a proxy with respect to the proposal to adopt the merger agreement.

Comparative Per Share Information

The following table sets forth for the periods presented certain per share data of HeartWare and World Heart on a historical basis and on an unaudited pro forma equivalent basis, which is intended to show how World Heart common stock would have participated in the net income and book value of HeartWare if HeartWare and World Heart had been consolidated for accounting and financial reporting purposes during all periods presented.

The historical per share data of HeartWare has been derived from, and should be read in conjunction with, the historical financial statements of HeartWare and the accompanying notes, which are included in this proxy statement/prospectus beginning on page FS-1. The historical per share data of World Heart has been derived from, and should be read in conjunction with, the historical financial statements of World Heart and the accompanying notes included in World Heart’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which is incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 204 of this proxy statement/prospectus.

The unaudited pro forma equivalent information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated as of the assumed date, nor is it necessarily indicative of future operating results or the financial position of the combined companies. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable.

	HeartWare	World Heart
	Fiscal Year Ended December 31, 2011	Fiscal Year Ended December 31, 2011	Pro Forma Combined Equivalent Data
Net income (loss) per share:
Basic	$(3.94)	$(0.14)	$(4.18)
Diluted	$(3.94)	$(0.14)	$(4.18)
Book value per share at period end (1)	$8.98	$0.33	$9.55
Cash dividends declared per share	$0.00	$0.00	$0.00

(1)	Historical book value per share is computed by dividing stockholders’ equity by the number of shares of HeartWare or World Heart common stock outstanding. Pro forma per share amounts have been calculated by adding the HeartWare and World Heart results and dividing the result by the pro forma number of shares of HeartWare common stock that would have been outstanding as of December 31, 2011 had the merger been consummated as of that day. To calculate the pro forma number of shares of HeartWare common stock that would have been issued in respect of all of the outstanding shares of World Heart common stock as of December 31, 2011, the value of the aggregate merger consideration of $8 million was divided by $68.46, the average trading price of HeartWare common stock in the last ten trading days of 2011, or approximately 116,857 shares of HeartWare common stock.

Selected Historical Consolidated Financial Data of HeartWare

The following table sets forth HeartWare’s consolidated financial data for the five (5) fiscal years in the period ended December 31, 2011 derived from HeartWare’s audited consolidated financial statements.

You should read this information together with “Information About The Companies—HeartWare International, Inc.—Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 115 and with the consolidated financial statements and notes to the consolidated financial statements, which are included in this proxy statement/prospectus beginning on page FS-1.

	Fiscal Year Ended December 31,
(In thousands, except per share data)	2011	2010	2009	2008	2007
Consolidated Statement of Operations
Revenue, net	$82,764	$55,164	$24,172	$332	$—
Cost of revenue	32,932	24,441	13,211	78	—
Selling, general and administrative expenses	42,314	26,642	16,444	10,981	7,303
Research and development expenses	50,149	33,108	15,067	18,644	14,636
Other (expense) income, net (1)	(12,424)	(370)	(359)	5,607	—
Provision for income taxes	—	—	—	—	—
Net loss	(55,055)	(29,397)	(20,909)	(23,764)	(21,939)
Basic and diluted net loss per share	(3.94)	(2.17)	(2.15)	(3.00)	(3.60)

Consolidated Balance Sheet
Cash, cash equivalents and short-term investments	$163,182	$213,478	$50,835	$20,804	$28,276
Total assets	240,732	267,577	77,953	30,338	32,355
Convertible senior notes, net of discounts (2)	94,277	88,922	—	—	—
Total stockholders’ equity	126,784	167,764	70,983	26,756	29,272

No cash dividends have been paid during the periods presented above.

(1)	In the year ended December 31, 2011, other expense includes approximately $10.7 million of interest expense associated with our 3.5% convertible senior notes due December 15, 2017.
(2)	At December 31, 2011 and 2010, the aggregate principal amount of HeartWare’s 3.5% convertible senior notes due December 15, 2017 was $143.75 million.

RISK FACTORS

In deciding whether to vote in favor of the adoption of the merger agreement, you should consider the matters described below, as well as all of the information that we have included in this proxy statement/prospectus and its annexes and all of the information included in the documents incorporated into this proxy statement/prospectus by reference. See the section entitled “Where You Can Find More Information” beginning on page 204 of this proxy statement/prospectus and the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 41 of this proxy statement/prospectus.

The risks and uncertainties described below are not the only risks that HeartWare faces. Additional risks and uncertainties not currently known to HeartWare or that HeartWare currently deems immaterial also may impair the business operations of HeartWare or the combined company.

Risks Related to the Merger

Because the market price of HeartWare common stock will fluctuate, and because HeartWare may exercise the HeartWare cash election, World Heart stockholders cannot be certain of the type of merger consideration that they will receive upon completion of the merger and the market value of such merger consideration.

The market price of HeartWare common stock will likely vary at the closing of the merger from the price of HeartWare common stock as of the date of this proxy statement/prospectus and the price of HeartWare common stock as of the date of the World Heart special meeting. The number of shares of HeartWare common stock that World Heart stockholders will be entitled to receive upon completion of the merger will depend on the average of the per share closing prices of HeartWare common stock during the ten consecutive trading days ending on (and including) the trading day that is one calendar day prior to the effective time of the merger. Furthermore, the market value of such shares of HeartWare common stock will depend on the per share closing price of HeartWare common stock upon completion of the merger. Finally, HeartWare may exercise, up until three business days prior to the effective date of the merger, the HeartWare cash election.

Fluctuations in the market price of HeartWare common stock may be the result of general market and economic conditions, changes in the business, operations or prospects of HeartWare, market assessments of the likelihood that the merger will be completed and the timing of closing of the merger and other factors independent of the merger. In addition to the adoption of the merger agreement by World Heart stockholders at the World Heart special meeting, completion of the merger is subject to the satisfaction of other conditions that may not occur until some time after the World Heart special meeting. See “The Merger Agreement—Conditions to the Obligations of Each Party to Consummate the Merger,” “The Merger Agreement—Conditions to the Obligations of HeartWare and Merger Subsidiary to Consummate the Merger,” and “The Merger Agreement—Conditions to the Obligations of World Heart to Consummate the Merger” beginning on page 80 of this proxy statement/prospectus. As a result, at the time of the World Heart special meeting, World Heart stockholders will not know the number of shares of HeartWare common stock they will be entitled to receive, and they will not know whether they will receive shares of HeartWare common stock or cash as merger consideration, and thus will not know the precise dollar value of the merger consideration they will be entitled to receive upon completion of the merger.

World Heart will incur substantial expenses related to the merger, and the merger might not be completed if World Heart is unable to fulfill all of the closing conditions.

World Heart expects to incur substantial expenses in connection with the merger whether or not the transaction is consummated. Further, the consummation of the merger is conditioned upon the fulfillment of certain conditions by each of the parties, including World Heart’s obligation to have cash or cash equivalents on hand (net of certain liabilities) in an aggregate amount of not less than $4,000,000, subject to certain adjustments, as of the effective time of the merger. Although World Heart intends to operate its business in a manner to meet this closing condition, World Heart may not be able to meet this closing condition. If any closing condition, including the minimum cash condition, is not met, it is possible that HeartWare might not consummate the merger. If World Heart stockholders do not adopt the merger agreement, or if the merger is not consummated for any other reason, there can be no assurance that any other transaction acceptable to World Heart will be offered, or that the business, prospects or results of operations of World Heart will not be adversely impacted.

The merger may be fully taxable to World Heart stockholders for U.S. federal income tax purposes.

If the merger fails to qualify as a reorganization for U.S. federal income tax purposes (including if the IRS successfully challenges the treatment of the merger as a reorganization), the receipt of shares of HeartWare common stock in the merger will be fully taxable to World Heart stockholders for U.S. federal income tax purposes. In addition, if HeartWare exercises the HeartWare cash election, the receipt of cash payments in exchange for shares of World Heart common stock will be fully taxable to World Heart stockholders who are subject to U.S. federal income tax.

World Heart stockholders are strongly urged to consult their tax advisors to determine the specific tax consequences to them of the merger, including any U.S. federal, state or local, or non-U.S. or other tax consequences. For more information, see “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 62 of this proxy statement/prospectus.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of HeartWare and World Heart.

Completion of the merger is subject to a number of closing conditions, including the adoption of the merger agreement by World Heart stockholders, and those closing conditions may not be satisfied on a timely basis or at all. If the merger is not completed, the price of HeartWare and World Heart common stock may decline. In addition, if the merger is not completed, HeartWare and World Heart may be subject to a number of material risks, including the following:

•	HeartWare and World Heart may not realize any anticipated benefits from being a part of a combined company;

•

World Heart may be required to grant HeartWare a license to certain patents and patent applications if the merger agreement is terminated under certain circumstances (see “The Merger Agreement—Effectiveness of License Agreement and Expenses” and “The License Agreement” beginning on pages 82 and 87 of this proxy statement/prospectus, respectively);

•	HeartWare and World Heart may be subject to litigation related to the completion of the merger or the failure to complete the merger, which could require substantial time and resources to resolve;

•	the market price of World Heart common stock may be adversely affected to the extent the market price reflects an assumption that the merger will be completed;

•	World Heart may not be able to find another buyer willing to pay an equivalent or higher price in an alternative transaction than the price to be paid by HeartWare in the merger;

•	HeartWare and World Heart will be required to pay certain costs relating to the merger, such as legal, accounting and printing fees whether or not the merger is completed; and

•

matters relating to the merger (including integration planning) require substantial commitments of time and resources by HeartWare and World Heart management, which could otherwise have been devoted to other opportunities that may have been beneficial to HeartWare and World Heart.

Certain directors and executive officers of World Heart may have interests in the merger that differ from the interests of World Heart stockholders that may influence these directors and executive officers to support the merger.

Certain of World Heart’s directors and executive officers may have financial interests in the merger that are different from, or in addition to, the interests of World Heart stockholders. The members of the World Heart board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to World Heart stockholders that the merger agreement be adopted. Please see “The Merger—Interests of World Heart Directors and Executive Officers in the Merger,” beginning on page 59.

The merger agreement limits World Heart’s ability to pursue alternative transactions to the merger.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, limit World Heart’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of the company, or to license its intellectual property. These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of World Heart, or acquiring or licensing its intellectual property, from considering or proposing that transaction even if it were prepared to pay consideration with a higher per share market price than that proposed in the merger, or might result in a potential competing acquiror’s proposing to pay a lower per share price to acquire World Heart than it might otherwise have proposed to pay. World Heart can consider and participate in discussions and negotiations with respect to an alternative proposal so long as such proposal did not arise from any breach of the “no shop” provisions pertaining to World Heart and the World Heart board of directors determines in good faith (after consultation with outside legal counsel) that failure to take such action would be inconsistent with its fiduciary duties to World Heart stockholders under applicable law.

The market price for HeartWare common stock may be affected by factors different from those affecting the market price of World Heart common stock. In addition, holders of HeartWare common stock have different rights as stockholders than holders of World Heart common stock.

If the merger is completed, holders of World Heart common stock will become holders of HeartWare common stock. HeartWare’s business differs from World Heart’s business, and HeartWare’s results of operations and the market price of HeartWare common stock may be affected by factors different from those currently affecting the results of operations of World Heart and the market price of World Heart common stock. In addition, the results of operations of the combined company and the market price of the combined company’s common stock may be affected by factors different from those currently affecting either HeartWare or World Heart. For a description of HeartWare’s business and of certain factors to consider in connection with HeartWare’s business, see “Information About the Companies—HeartWare International, Inc.” beginning on page 94 and “Risk Factors—Risks Related to HeartWare’s Business and Industry” beginning on page 19. For a description of World Heart’s business and of certain factors to consider in connection with World Heart’s business, see the documents incorporated by reference into this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 204.

In addition, holders of shares of HeartWare common stock issued in connection with the merger will have different rights as HeartWare stockholders than the rights they had as World Heart stockholders before the merger. For a detailed comparison of the rights of HeartWare stockholders compared to the rights of World Heart stockholders, see “Comparison of Rights of Stockholders of HeartWare and World Heart” beginning on page 135 of this proxy statement/prospectus.

World Heart stockholders, as a group, will have significantly reduced ownership and voting interests after the merger and will exercise less influence over management of HeartWare than they currently exercise over management of World Heart.

After the effective time of the merger, World Heart stockholders will own, as a group, in the aggregate, a significantly smaller percentage of HeartWare than they currently own of World Heart. Immediately following the merger, former stockholders of World Heart are expected to own approximately 1% of the outstanding shares of HeartWare common stock, based on the number of shares of HeartWare common stock and World Heart common stock outstanding on the record date. Consequently, as a general matter, World Heart stockholders, as a group, will have significantly reduced ownership and voting interests in HeartWare following the merger than they owned of World Heart prior to the merger and, as a result, they will have less influence over the management and policies of HeartWare than they currently exercise over the management and policies of World Heart.

World Heart will no longer exist as an independent public company following the merger and its stockholders will forego any increase in its value.

If the merger is successful, World Heart will no longer exist as an independent public company and World Heart stockholders will forego any increase in World Heart’s value that might have otherwise resulted from its possible growth.

Upon termination of the merger agreement under specified circumstances, the license agreement will become effective.

If the merger agreement is terminated under certain circumstances involving competing transactions, a change in World Heart’s board of directors’ recommendation of the merger to World Heart stockholders, breaches of representations and warranties in the merger agreement, the failure to meet the minimum cash condition and the merger not having closed by August 31, 2012, World Heart stockholders failing to adopt the merger agreement at the World Heart special meeting and other triggering events, the license agreement will become effective.

Risks Related to HeartWare’s Business and Industry

Unless the context requires otherwise, references in this “Risk Factors—Risks Related to HeartWare’s Business and Industry” section and in the “Risk Factors—Risks Related to HeartWare Common Stock” section of this proxy statement/prospectus to “HeartWare,” “the company,” “HeartWare Group,” “we,” “us” and “our” refer to HeartWare International, Inc. and its consolidated subsidiaries, HeartWare Pty. Limited, HeartWare, Inc., HeartWare GmbH, HeartWare (UK) Limited and HeartWare France.

For a further description of HeartWare’s business, including definitions for terms used but not defined in this section, see “Information About the Companies—HeartWare International, Inc.—Description of HeartWare’s Business” beginning on page 94.

We have incurred operating losses since our inception and anticipate that we will continue to incur operating losses for the foreseeable future.

We have incurred net losses since our inception, including net losses of $55.1 million, $29.4 million and $23.8 million for the fiscal years ended December 31, 2011, 2010 and 2009, respectively. As of December 31, 2011, our accumulated deficit was $182.3 million. Currently, we only have one product approved for sale outside of the U.S. None of our products are approved for commercial sale in the U.S. although we presently derive revenue from reimbursed sales of the HeartWare System for use in clinical trials in the United States. We continue to incur substantial clinical trial expenditures, significant research and development costs and costs related to our operations. We expect to continue to incur significant operating losses for the foreseeable future as we incur costs associated with:

•	manufacturing products;

•	continuing to conduct multiple clinical trials;

•	further product research and development for next generation products and peripherals and efforts to sustain and maintain incremental improvements to existing products and peripherals;

•	building our service capabilities to meet growing customer demand;

•	growing, maintaining and protecting our intellectual property;

•	seeking regulatory approvals;

•

expanding our sales and marketing capabilities on a global basis, including building a team to support U.S. commercialization should the U.S. Food and Drug Administration (“FDA”) approve our device for marketing in the U.S.;

•	increasing our manufacturing operations to meet increasing demand;

•	broadening our infrastructure in order to meet the needs of our growing operations; and

•	complying with the requirements related to being a public company in both the United States and Australia.

To become and remain profitable, we must succeed in developing and commercializing products with significant market potential. This will require us to succeed in a range of challenging activities, including all of the activities listed above. We may never succeed in these activities, and we may never obtain regulatory approvals in the markets in which we expect to operate or otherwise generate revenue sufficient to achieve profitability. Further, the markets in which we operate may contract or we may not obtain significant market share so as to support our ongoing business operations. If we do achieve profitability, we may not be able to sustain it.

We have a significant amount of indebtedness currently consisting of our convertible senior notes. We may not be able to generate enough cash flow from our operations to service or pay principal on our indebtedness, and we may incur additional indebtedness in the future, which could adversely affect our business, financial condition and results of operations. Upon conversion of our convertible senior notes at the election of the holders, to the extent we settle such conversion in cash, it could impact our liquidity; to the extent we settle in stock it may dilute our existing stockholders.

As of December 31, 2011, our total consolidated indebtedness totaled $94.3 million, net of discounts, all of which constituted indebtedness under our 3.5% Convertible Senior Notes due 2017 in the principal amount of $143.75 million. Our ability to make payments on, and to refinance, our convertible senior notes, any future indebtedness, and to fund planned capital expenditures, research and development efforts, working capital, acquisitions and other general corporate purposes depends on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory, clinical and other factors, some of which are beyond our control. If we do not generate sufficient cash flow from operations or if future borrowings are not available to us in an amount sufficient to pay our indebtedness, including payments of principal upon conversion of the convertible senior notes or on their maturity, or to fund our liquidity needs, we may be forced to refinance all or a portion of our indebtedness, including the convertible senior notes, on or before the maturity thereof, sell assets, reduce or delay capital expenditures, seek to raise additional capital or take other similar actions. We may not be able to affect any of these actions on commercially reasonable terms or at all. Our ability to refinance our indebtedness will depend on our financial condition at the time, the restrictions in the instruments governing our indebtedness and other factors, including market conditions. In addition, in the event of a default with respect to the convertible senior notes, the holders of the convertible senior notes and/or the trustee under the indenture governing these notes may accelerate the payment of our obligations under these notes, which could have a material adverse effect on our business, financial condition and results of operations. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, would likely have an adverse effect, which could be material, on our business, financial condition and results of operations.

In addition, our significant indebtedness combined with our other financial obligations and contractual commitments could have other important consequences. For example, it could:

•	make us more vulnerable to adverse changes in general U.S. and worldwide economic, industry and competitive conditions and adverse changes in government regulation;

•	limit our flexibility in planning for, or reacting to, changes in our business and our industry;

•	place us at a competitive disadvantage compared to our competitors who have less debt; and

•	limit our ability to borrow additional amounts for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other purposes.

Any of these factors could materially and adversely affect our business, financial condition and results of operations. In addition, if we incur additional indebtedness, which we are not prohibited from doing under the terms of the indenture governing the convertible senior notes, the risks related to our business and our ability to service our indebtedness would increase.

In the event the conditional conversion feature of the notes is triggered, holders of notes will be entitled to convert the notes at any time during specified periods at their option. If one or more holders elect to convert their notes, unless we elect to satisfy our conversion obligation by delivering solely shares of our common stock (other than cash in lieu of any fractional share), we would be required to settle a portion or all of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital. The terms of our convertible senior notes permit us to settle them, upon conversion by the holders thereof, in cash, stock, or a combination thereof. To the extent we use stock for settlement, our existing stockholders may be diluted.

We may need substantial additional funding and may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts.

Revenue generated from the HeartWare System is currently limited to commercial sales outside of the U.S. (particularly in the EU where we enjoy CE Marking), clinical trials within the United States, and through special access programs in other countries. Depending on a range of outcomes, especially our achievement of regulatory approval of our products and the growth of revenue, we may need to seek additional funding in the future. Additional funding may not be available on terms favorable to us, or at all. If we raise additional funding through the issuance of equity securities, our shares may suffer dilution. If we are unable to secure additional funding, our product development programs and our commercialization efforts would be delayed or reduced or may cease entirely.

Our products have not yet been approved for commercial sale within the United States, and our success will depend heavily on our ability to obtain FDA approval to market our HeartWare System in the U.S. for our initial and any future indications. If we are unable to complete successfully, or experience significant delays in the successful completion of, our U.S. trials, our ability to obtain regulatory approval to commercialize our products within the United States, the largest medical device market in the world, and our ability to generate revenue, will be materially adversely affected. Delays or inability to successfully complete trials outside of the U.S. can also negatively impact our business.

On January 30, 2009, we received approval for CE Marking and subsequently began generating net sales in Europe. However, future revenue will be limited if we do not receive regulatory approval to commercially sell our products in the United States. We submitted a premarket approval application to the FDA for the bridge-to-transplant indication in December 2010, and are currently conducting a U.S. clinical trial for the destination therapy indication. On April 25, 2012, the FDA’s Circulatory System Devices Panel of the Medical Devices Advisory Committee voted 9 to 2 that the benefits outweigh the risks for the use of the HeartWave System as a bridge to heart transplantation in patients with end-stage heart failure.

Completion of any of our clinical trials could be delayed or adverse events during a trial could cause us to amend, repeat or terminate the trial. If this were to happen, our costs associated with the trial will increase, and it will take us longer to obtain regulatory approvals and commercialize the product or we may never obtain such regulatory approvals. Our clinical trials may also be suspended or terminated at any time by regulatory authorities, the data safety and monitoring board, site investigational review boards, or by us including during the closing stages of enrollment of the trial and the subsequent patient data follow-up period in the event that, for example, there should be a series of adverse clinical events such as stroke, bleeding or pump exchanges. Any failure or significant delay in completing clinical trials for our products will harm our financial results and the commercial prospects for our products.

The completion of any of our clinical trials could be substantially delayed or prevented by several factors, including:

•

slower than expected rates of patient recruitment and enrollment, including as a result of study inclusion and exclusion criteria and of our competitors undertaking similar clinical trials or having functionally comparable products that have received approval for sale;

•	failure of patients to complete the clinical trial;

•	physicians or patients preferring to use approved devices or other experimental treatments or devices rather than our HeartWare System;

•	prevalence and severity of adverse events and other unforeseen safety issues;

•	inability or unwillingness of patients or medical investigators to follow our clinical trial protocols;

•	inability to monitor patients adequately during or after treatment;

•	risks associated with trial design, which may result in a failure of the trial to show statistically significant results even if the product is effective;

•	governmental and regulatory delays or changes in regulatory requirements, policies or guidelines;

•	varying interpretation of data by regulatory agencies; and

•	perceived lack of product efficacy following clinical trials.

The process of obtaining marketing approval or clearance from the FDA for our HeartWare System, or any future products or enhancements or modifications to any products, could:

•	take a significant period of time;

•	require the expenditure of substantial resources;

•	involve rigorous pre-clinical and clinical testing;

•	require changes to our products; and

•	result in limitations on the indicated uses of the products.

Assuming we are successful at filing the required FDA regulatory premarket approval applications for indications for our HeartWare System, there can be no assurance that we will receive the required approvals from the FDA or, if we do receive the required approvals, that we will receive them on a timely basis or that we will otherwise be able to satisfy the conditions of such approval, if any. The failure to receive product approval by the FDA, or any significant delay in receipt, will have a material adverse effect on our business, financial condition or results of operations. For example, we submitted a premarket approval application to the FDA for the bridge-to-transplant indication in December 2010, and any failure to obtain an approval of that application, or a delay in receiving approval, could have an adverse impact on our business.

While the U.S. is the largest medical device market in the world, the risks described above concerning U.S. trials and regulatory approval also apply to our foreign clinical trials and regulatory filings. If we cannot timely conduct foreign trials in our major target markets (to the extent required in order to market our device in such locations) and receive timely approval in such jurisdictions to market our device for a variety of indications, our business will suffer.

We currently rely entirely on sales of our sole product, the HeartWare System, to generate revenue. Our existing and future products may not achieve or sustain market acceptance. In addition, any factors that negatively impact sales of this product will adversely affect our business, financial condition and results of operations.

Our sole product is the HeartWare System, which we introduced to the European market in January 2009 and which does not have regulatory approval in the United States. We expect to continue to derive substantially all of our revenue for several years from the sale of this product and its related devices. Accordingly, our ability to generate revenue is entirely reliant on our ability to market and sell this product.

Even if we obtain the necessary regulatory approvals in all jurisdictions to commercialize the HeartWare System or any other product that we may develop, our products may not gain or sustain market acceptance among physicians, patients, health care payers or the medical community.

The degree of market acceptance of any of the devices that we may develop and commercialize will depend on a number of factors, including:

•	the perceived effectiveness of the product;

•	the prevalence and severity of any adverse events or side effects especially as it relates to survival, quality of life, stroke, thrombus and bleeding;

•	potential advantages over alternative treatments or competitive products;

•	the strength of our marketing and distribution support;

•	the strength and perceived advantages of our peripherals such as the monitor, controller and batteries; and

•	sufficient third-party coverage or reimbursement.

If the HeartWare System, or any other product that we may develop, does not achieve an adequate level of acceptance by physicians, patients, health care payers and the medical community, we may not generate or maintain positive gross margins and we may not become profitable or be able to sustain profitability. If we do achieve market acceptance of our products, we may not be able to sustain it or otherwise achieve it to a degree which would support the ongoing viability of our operations.

If we are unable to manage our expected growth, we may not be able to meet market demand, generate expected benefits from the opportunities available to us, satisfy quality regulations or commercialize our product candidates.

We expect to continue to expand our operations and grow our research and development, product development, quality, regulatory, manufacturing, sales, marketing and administrative operations. This expansion has placed, and is expected to continue to place, a significant strain on our management, infrastructure and operational and financial resources. To manage continued growth and to commercialize our products, we will be required to improve existing operational, quality and financial systems, procedures and controls and expand, train and manage our growing employee base. Specifically, our information technology and back-up systems will need to be upgraded to accommodate our growth. In addition, we will need to manage relationships with various persons and entities participating in our clinical trials, quality systems, manufacturers, suppliers and other organizations, including various regulatory bodies in the United States and other jurisdictions. We may not be able to implement needed improvements in an efficient and timely manner and may discover deficiencies in existing systems and controls. Our failure to accomplish any of these tasks could materially harm our business.

Our ability to achieve profitability from a current net loss level will depend on our ability to increase gross revenue and reduce the per-unit cost of producing the HeartWare System by increasing our customer orders and manufacturing volume.

Currently, gross sales and the gross profit from sales of the HeartWare System are not sufficient to cover our operating expenses. To achieve profitability, we need to, among other things, substantially reduce the per-unit cost of our products. We believe this can be achieved by decreasing our product assembly costs and increasing our manufacturing volume, which may allow for volume purchase discounts to reduce our raw material and component costs and improve absorption of manufacturing overhead costs. If we are unable to increase sales and simultaneously reduce assembly, raw material, component and manufacturing overhead costs, our ability to achieve profitability will continue to be severely constrained. Any increase in manufacturing volumes must be accompanied by a concomitant increase in customer orders. As part of our efforts to prepare for commercialization in the U.S. and expanded sales globally, we have added an additional manufacturing facility in Miami Lakes, Florida. The lease for this facility will increase our operating expenses. The occurrence of one or more factors that negatively impact sales of our products or our ability to forecast future sales may prevent us from achieving our desired increase in manufacturing efficiency, which would prevent us from attaining profitability.

We compete against companies that have longer operating histories, more established or approved products and greater resources than we do, which may prevent us from achieving further market penetration or improving operating results.

Competition in the medical device industry is intense. Our products will compete against products offered by public companies, such as Thoratec Corporation, as well as several private companies, such as Jarvik Heart, Circulite, Evaheart and Terumo Heart, Inc. Some of these competitors have significantly greater financial and human resources than we do and have established reputations or approved products or significantly greater name recognition, as well as distribution channels and sales and marketing capabilities that are significantly larger and more established than ours. For example, Thoratec Corporation has received marketing approval in the United States for HeartMate II for both destination and bridge-to-transplant indications. Additional competitors may enter the market, and we are likely to compete with new companies in the future. We also face competition from other medical therapies which may focus on our target market as well as competition from manufacturers of pharmaceutical treatments and other devices that have not yet been developed. Competition from these companies could adversely affect our business.

In addition, in Europe our customers are geographically dispersed and, at this stage, a significant portion of our revenue is sourced in Germany among a small number of clinical sites, which also use other competing products. If these sites were to cease using our products or use our products on a reduced or inconsistent basis, such events would have a material adverse effect on our financial condition and results of operations.

Our ability to compete effectively depends upon our ability to distinguish our company and our products from our competitors and their products. Factors affecting our competitive position include:

•	the availability of other products and procedures, such as heart transplants;

•	product performance and design;

•	product safety;

•	sales, marketing and distribution capabilities;

•	comparable clinical outcomes;

•	success and timing of new product development and introductions; and

•	intellectual property protection.

We are still building our sales, marketing and distribution experience.

To develop and increase sales, distribution and marketing capabilities, we will continue to invest significant amounts of financial and management resources. In developing these sales, marketing and distribution functions ourselves, we will face a number of risks, including:

•	we may not be able to attract and build a significant, successful or qualified marketing or sales force;

•	the cost of establishing, training and providing regulatory oversight for a marketing or sales force may be substantial; and

•

there are significant legal and regulatory risks in medical device marketing and sales, and any failure to comply with all legal and regulatory requirements for sales, marketing and distribution could result in enforcement action by the FDA or other authorities that could jeopardize our ability to market the product or could subject us to substantial liability.

We have limited manufacturing capabilities and personnel, and if our manufacturing facilities are unable to provide an adequate supply of products, our growth could be limited and our business could be harmed.

We currently manufacture our HeartWare System at our facilities in Miami Lakes, Florida. If there were a disruption to our manufacturing facilities or the surrounding area, for example, due to a hurricane or climate change, we would have no other means of manufacturing our HeartWare System until we were able to restore the manufacturing capability at our facility or develop alternative manufacturing facilities.

If we are unable to produce sufficient quantities of our HeartWare System for sale or for use in our current and planned clinical trials, or if our manufacturing process yields substandard product, our development and commercialization efforts would be delayed. Further, even if we are able to produce sufficient quantities of our products, we may not be able to attain sufficient profitability on that production or any resultant sales.

We currently have limited resources, facilities and experience to commercially manufacture our products. In order to produce our products in the quantities that we anticipate will be required to meet anticipated market demand, we will need to increase the production process and efficiency over the current level of production. There are significant technical and regulatory challenges to increasing manufacturing capacity and efficiency, and developing commercial-scale manufacturing facilities will require the investment of additional funds and hiring and retaining additional management and technical personnel who have the necessary manufacturing experience. We may not successfully complete any required increase in a timely or economically viable manner or at all. If we are unable to do so, we may not be able to produce the HeartWare System in sufficient quantities to meet future demand.

If we are unable to manufacture a sufficient or consistent supply of the HeartWare System or any other product we are developing, or if we cannot do so efficiently, our revenue, business and financial prospects would be adversely affected.

Fluctuations in foreign currency exchange rates could adversely affect our financial results.

Changes in foreign currency exchange rates can affect the value of our assets, liabilities, costs and revenue. To date, the majority of our revenue has been sourced from international sales, mainly in Europe and denominated in Euros, while most of our expenditures are incurred in U.S. dollars. We presently derive revenue in the United States from our clinical trials but until our products receive regulatory approval in the United States, if ever, our United States sourced revenue will likely constitute less than half of our net revenue.

With limited exceptions, our international sales will be denominated in Euros or in local currencies, not U.S. dollars, and fluctuations in foreign currency exchange rates, especially an appreciation of the U.S. dollar against major international currencies, will materially impact our revenue and earnings. Due to the size and stage of development of our operations and revenue, we do not presently mitigate our exposure to exchange risk to a significant extent other than by holding the majority of our funds in U.S. dollars or U.S. dollar-denominated investments.

We manufacture a Class III device implanted in the heart that subjects us to numerous risks.

There are risks associated with implanting our device in end-stage heart failure patients, including, but not limited to, death, bleeding, stroke, device malfunction and other adverse events; should our customers experience an increase in adverse events, they may reduce their usage or purchase of our device; should our patients experience injury due to these events, they may sue us. Any of these occurrences could have an adverse impact on our operations and financial results and condition.

Our manufacturing facilities and the manufacturing facilities of our suppliers must comply with applicable regulatory requirements. If we fail to achieve regulatory approval for these manufacturing facilities, our business and our results of operations would be harmed.

Completion of our clinical trials and commercialization of our products require access to, or the development of, manufacturing facilities that meet and maintain applicable regulatory standards to manufacture a sufficient supply of our products. In addition, the FDA must approve facilities that manufacture our products for U.S. commercial purposes, as well as the manufacturing processes and specifications for the product, with similar, additional approvals required in order to achieve CE marking in Europe. Suppliers of components of, and products used to manufacture, our products must also comply with FDA and foreign regulatory requirements, which often require significant time, money, resources and record-keeping and quality assurance efforts and subject us and our suppliers to potential regulatory inspections and stoppages. If we or our suppliers fail to comply with the regulatory requirements for our manufacturing operations, our commercialization efforts could be delayed, which would harm our business and our results of operations.

We may not meet regulatory quality standards applicable to our manufacturing and quality processes, which could have an adverse effect on our business, financial condition or results of operations.

Even after products have received marketing approval or clearance, product approvals and clearances by the FDA or other regulatory bodies can be withdrawn due to failure to comply with regulatory standards or the occurrence of problems following initial approval whether identified through a required post-approval study or through medical device reporting. As a device manufacturer, we are required to demonstrate and maintain compliance with a variety of regulatory requirements, including the FDA’s Quality System Regulation, or “QSR.” The QSR is a complex regulatory scheme that covers the methods and documentation of the design, testing, control, manufacturing, labeling, quality assurance, packaging, storage and shipping of our products, including trend analysis and corrective and preventative actions. The FDA enforces the QSR through periodic unannounced site inspections. In addition, the U.S. federal medical device reporting regulations require us to provide information to the FDA whenever there is evidence that reasonably suggests that a device may have caused or contributed to a death or serious injury or, if a malfunction were to occur, could cause or contribute to a death or serious injury. Compliance with applicable regulatory requirements is subject to continual review and is rigorously monitored through periodic inspections by the FDA. Our failure to comply with the QSR or to take satisfactory corrective action in response to an adverse QSR inspection could result in enforcement actions, including a public warning letter, a shutdown of or restrictions on our manufacturing operations, delays in approving or clearing a product, refusal to permit the import or export of our products, a recall or seizure of our products, fines, injunctions, civil or criminal penalties, or other sanctions, any of which could cause our business and operating results to materially suffer.

In the European Union, we are required to maintain certain ISO certifications in order to sell our products and must undergo periodic inspections by notified bodies to obtain and maintain these certifications. If we fail to continue to comply with ISO regulations, European Union organizations may withdraw clearance to market, require a product recall or take other enforcement action.

Product issues could result in recalls, substantial costs and write-downs; this could also lead to delay or termination of ongoing trials.

Our products are subject to various regulatory guidelines, involve complex technologies and are approved for a specified life. Identified quality problems, such as failure of critical components such as batteries or controllers, or the failure of third parties to supply us with sufficient quantities of these products or components, could lead to adverse clinical events that could cause us to amend, repeat or terminate clinical trials, or impact the availability of our product in the marketplace. In addition, product improvements, product redundancies or failure to sell products before they expire could result in scrapping or expensive rework of products, and our business, financial condition or results of operations could suffer. Quality issues could result in the scrapping, rework, recall or replacement of entire lots of products, substantial costs and write-offs and harm to our business reputation and financial results. Further, such activities could adversely affect our relationships with our customers or affect our reputation, which in turn could materially adversely affect our earnings, results and financial viability.

We plan to operate in multiple regulatory environments that require costly and time consuming approvals.

Even if we obtain regulatory approvals in specific jurisdictions to commercialize the HeartWare System or any other product that we may develop, sales of our products in other jurisdictions will be subject to regulatory requirements that vary from country to country. The time and cost required to obtain approvals from these countries may be longer or shorter than that required for FDA approval, and requirements for licensing may differ from those of the FDA. Some jurisdictions may even require additional trials be conducted. Laws and regulations regarding the manufacture and sale of our products are subject to future changes, as are administrative interpretations and policies of regulatory agencies. If we fail to comply with applicable foreign, federal, state or local market laws or regulations, we could be subject to enforcement actions. Enforcement actions could include product seizures, recalls, withdrawal of clearances or approvals, and civil and criminal penalties, which in each case would harm our business.

If we fail to obtain and maintain adequate levels of reimbursement for our products by third-party payers, there may be no commercially viable markets for our products or the markets may be much smaller than expected.

Although our customers have generally achieved reimbursement for the purchase of our products to date, the availability and levels of reimbursement by governmental and other third-party payers affect the market for our products. Reimbursement and health care payment systems vary significantly by country, and include both government sponsored health care and private insurance. Payers may attempt to limit coverage and the level of reimbursement of new therapeutic products or experimental devices. Government and other third-party payers also continually attempt to contain or reduce the costs of health care by challenging prices charged for health care products and services. Often, reimbursement is determined independently of and only following product approval.

To obtain reimbursement or pricing approval in some countries, we may be required to produce clinical data, which may involve one or more clinical trials, that compares the cost-effectiveness of our products to other available therapies. In addition, the efficacy, safety, performance and cost-effectiveness of our products in comparison to any competing products may determine the availability and level of reimbursement for our products.

We believe that future reimbursement may be subject to increased restrictions both in the United States and in international markets. Future legislation, regulation or reimbursement policies of third-party payers may adversely affect the demand for our existing products as well as products currently under development and limit our ability to sell our products on a profitable basis. We cannot predict how pending or future legislative and regulatory proposals would influence the manner in which medical devices, including ours, are purchased or covered and reimbursed.

If reimbursement for our products is unavailable or limited in scope or amount or if pricing is set at unsatisfactory levels, market acceptance of our products would be impaired and our future revenue would be materially adversely affected. Historically, we have been unable to implant a significant number of patients under our investigational device exemption, or IDE, in the United States as the relevant insurance providers refused to provide reimbursement for our products on the basis that our products are “experimental” or “investigational” and do not have the requisite regulatory approval in the United States. Until approval of our products in the United States, this requirement will continue to materially adversely affect our revenue, earnings, business and stock price.

Destination therapy procedures represent an increasing share of ventricular assist device implants. Although we are currently conducting a destination therapy trial, we will be unable to apply for approval of a destination therapy indication for several years.

Hospitals must meet specific regulatory or reimbursement requirements in order to perform destination therapy procedures. If physicians and hospitals do not enroll patients in our current U.S. destination therapy trial, or use our products in the future when we have an approved destination therapy indication, our market opportunities will be diminished. The number of destination therapy procedures actually performed depends on many factors, most of which are out of our direct control, including:

•	the number of sites approved for destination therapy by relevant regulatory agencies;

•	the clinical outcomes of destination therapy procedures;

•	cardiology and referring physician education, and their commitment to destination therapy;

•

the economics of the destination therapy procedure for individual hospitals, which includes the costs of the ventricular assist device (“VAD”) and related pre- and post-operative procedures and their reimbursement; and

•	the economics of hospitals not conducting a destination therapy procedure, including the costs and related reimbursements of long-term hospitalization and alternative therapies.

The different outcomes of these and other factors, and their timing, may have a material and adverse effect on our future results.

In addition, our primary competitor has received a destination therapy indication for its product. If physicians grow accustomed to that device for destination therapy and become unwilling to use our device for this indication once approved, our ability to participate in and benefit from this opportunity may suffer.

The long and variable sales and deployment cycles for our VAD systems may cause our product sales and operating results to vary significantly from quarter to quarter.

Our VAD systems have lengthy sales cycles and we may incur substantial sales and marketing expenses and expend significant effort without making a sale. Even after making the decision to purchase our VAD systems, our customers often deploy our products slowly, and this time period may be extended if our products are acquired on a consignment basis, as is the case for most of our customers. In addition, cardiac centers that buy the majority of our products are usually led by cardiac surgeons who are heavily recruited by competing centers or by centers looking to increase their profiles. When one of these surgeons moves to a new center, we sometimes experience a temporary but significant reduction in purchases by the departed center while it replaces its lead surgeon. As a result, it is difficult for us to predict the quarter in which customers may purchase our VAD systems and our product sales and operating results may vary significantly from quarter to quarter.

Adverse changes in general economic conditions in the United States and overseas could adversely affect us.

We are subject to the risks arising from adverse changes in general economic conditions. Many global economies remain sluggish as they recover from a severe recession and unprecedented turmoil. The U.S. and other developed economies continue to suffer from market volatility, difficulties in the financial services sector, tight credit markets, softness in the housing markets, concerns of inflation, reduced corporate profits and capital spending, significant job losses or slower than expected job creation, reduced consumer spending and continuing economic uncertainties. The turmoil and the uncertainty about future economic conditions could negatively impact our current and prospective customers, adversely affect the financial ability of governments and health insurers to pay claims, adversely impact our expenses and ability to obtain financing of our operations, cause delays or other problems with key suppliers and increase the risk of counterparty failures. We cannot predict the timing, strength or duration of the lingering effects of the severe global economic downturn or the timing or strength of the subsequent recovery. Healthcare spending in the United States and foreign jurisdictions has been, and is expected to continue to be, negatively affected by these economic trends. For example, patients who have lost their jobs may no longer be covered by an employer-sponsored health insurance plan and patients reducing their overall spending may eliminate purchases requiring co-payments. Since the sale of the HeartWare System to a new patient is generally dependent on the availability of third-party reimbursement and normally requires the patient to make a significant co-payment, the impact of the recession on our potential customers may reduce the referrals generated and thereby reduce our customer orders. Similarly, the impact of the challenging economy on our existing customers may cause some of them to cease purchasing HeartWare Systems and this will reduce our revenue, which in turn will make it more difficult to achieve the per-unit cost-savings which are expected to be attained through increases in our manufacturing volume.

The severe recession has impacted the financial stability of many private health insurers. As a result, it has been reported that some insurers are scrutinizing claims more rigorously and delaying or denying reimbursement more often. Although VAD procedures occur in relatively limited numbers, the per-procedure reimbursement levels may draw the attention of third party payers. Since the sale of the HeartWare System is generally dependent on the availability of third-party reimbursement, any delay or decline in such reimbursement will adversely affect our revenue.

Healthcare policy changes, including recent federal legislation to reform the U.S. healthcare system, may have a material adverse effect on us.

In response to perceived increases in health care costs in recent years, there have been and continue to be proposals by the federal government, state governments, regulators and third-party payors to control these costs and, more generally, to reform the U.S. healthcare system. Certain of these proposals could limit the prices we are able to charge for our products or the amounts of reimbursement available for our products and could limit the acceptance and availability of our products. Moreover, as discussed below, recent federal legislation would impose significant new taxes on medical device makers such as us. The adoption of some or all of these proposals, including the recent federal legislation, could have a material adverse effect on our financial position and results of operations.

On March 23, 2010, the Patient Protection and Affordable Care Act (referred to herein as the “PPACA”) was signed into law by President Obama. On March 30, 2010, a companion bill, the Health Care and Education Reconciliation Act of 2010 (referred to herein as the “Reconciliation Act”), was also signed into law by President Obama. Among other things, the PPACA and the Reconciliation Act (together referred to herein as the “Acts”), when taken together, impose a 2.3% excise tax on the sale of certain medical devices that will take effect in 2013. In addition, it is possible that standard setters or regulators may address certain unique aspects of the accounting for the Acts in the future. In light of the inherent uncertainty of how these Acts and other companion legislation, if any, will be implemented and applied, we are unable to fully predict the actual impact on our financial statements. Other elements of this legislation such as comparative effectiveness research, an independent payment advisory board, transparency requirements, payment system reforms including shared savings pilots and other provisions could meaningfully change the way healthcare is developed and delivered, and may materially impact numerous aspects of our business.

We rely on specialized suppliers for certain components and materials, and we do not have second-source suppliers for all of our components.

We depend on a number of suppliers to successfully manufacture sufficient quantities of the components we use in our products, both our existing commercial products and our products in development. We rely on suppliers for various critical components including the center post, housing and impeller that are assembled into our primary product, the HeartWare System, as well as finished products that comprise our peripheral and external equipment that is included in the HeartWare System. Lead times for our components are significant and can be up to as long as sixteen weeks and many of our components are manufactured to very tight tolerances and specifications. We do not presently have supply agreements with the vast majority of our key suppliers but have extensive purchase orders in place with these vendors.

We have second-source suppliers for some, but not all, of our components. In particular, we do not have second-source suppliers for our controllers, battery chargers and monitors. Our reliance on third-party suppliers also subjects us to other risks that could harm our business, including:

•

we do not believe that we are a major customer of many of our suppliers, in terms of the volume of components and materials that we purchase, and these suppliers may therefore give other customers’ needs higher priority than ours;

•	we may not be able to obtain adequate supply in a timely manner or on commercially reasonable terms;

•

some of our components are extraordinarily complex and must be manufactured to extremely tight tolerances and specifications with the result that our suppliers, especially new suppliers, may make errors in manufacturing that could negatively affect the efficacy or safety of our products or cause our components not to be delivered on time or at all or to be delivered outside of specifications;

•	the availability of second-source suppliers may be extremely limited or their implementation as a supplier may be lengthy due to the tight tolerances and specifications in which we typically operate;

•

switching components or changes to our components, specifications or designs may require product redesign and submission to the FDA or a Premarket Approval (“PMA”) supplement, which can lead to production interruptions;

•

our suppliers manufacture products for a range of customers, and fluctuations in demand for the products these suppliers manufacture for others may affect their ability to deliver products to us in a timely manner; and

•	our suppliers may encounter financial hardships unrelated to our demand, which could inhibit their ability to fulfill our orders and meet our requirements.

Any interruption or delay in obtaining products from our third-party suppliers, or our inability to obtain products from alternate sources at acceptable prices in a timely manner, could impair our ability to meet the demand of our customers and cause them to cancel orders or switch to competing products.

While we have identified second-source suppliers for some key components, we have not entered into written agreements with these suppliers and we cannot assure you that we will be able to maintain our manufacturing schedule without undue delay or substantial cost if any of these arrangements is terminated.

Additionally, we may experience problems or delays in our own manufacturing and assembly processes, which may be harmful to our financial status or reputation and therefore make it more difficult or expensive for us to continue with or enter into relationships with specialized suppliers. Our business plan is predicated on maintaining strong relationships and favorable supply arrangements with a series of external parties to manufacture components of our HeartWare System. If we are unsuccessful in this regard or are unable to secure or maintain agreements with these manufacturers on favorable terms or at all, then our ability to commercialize our technology and expand our operations will be dramatically impaired.

We may not be able to effectively protect our intellectual property rights, which could have an adverse effect on our business, financial condition or results of operations.

Our success depends in part on our ability to obtain and maintain protection in the United States and other countries of the intellectual property relating to or incorporated into our technology and products. Our patent portfolio consists of internally developed technology as well as patents and patent applications which we acquired in 2003 in connection with our purchase in bankruptcy of substantially all the assets of Kriton Medical, Inc. and which pertain to technology used in the HeartWare System. As a result, we may have less complete knowledge and records with respect to the development and ownership of the Kriton technology, patents and intellectual property than we would otherwise have for technology, patents and intellectual property developed internally by us.

Our pending and future patent applications may not issue as patents or, if issued, may not issue in a form that will provide us with any meaningful protection or any competitive advantage. Even if issued, existing or future patents may be challenged, including with respect to the development and ownership thereof, or narrowed, invalidated or circumvented, which could limit our ability to stop competitors from developing and marketing similar products or limit the length of terms of patent protection we may have for our products. Further, other companies may design around technologies we have patented, licensed or developed. Moreover, changes in patent laws or their interpretation in the United States and other countries could also diminish the value of our intellectual property or narrow the scope of our patent protection. In addition, the legal systems of certain countries do not favor the aggressive enforcement of patents, and the laws of foreign countries may not protect our rights to the same extent as the laws of the United States. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours. In addition, in November 2005, we entered into a settlement agreement with Ventrassist Pty., Limited, Ventracor Limited (such entities collectively referred to as “Ventracor”) and the University of Technology, Sydney, under which the parties resolved all of the claims and counterclaims filed by the parties in the United States District Court for the

Southern District of Florida in 2004 and 2005, and agreed to mutual non-assertion covenants. As part of that agreement, we agreed not to sue Ventracor or the University of Technology, Sydney, or any of their respective successors, assigns, affiliates, customers or suppliers for infringement of 29 of our issued U.S. and worldwide patents existing as of the date of the agreement or any patents that issue from any patent applications existing as of such date (including any type of patent that claims priority or shares common priority to such patents). We also agreed not to sue such parties for infringement of all of our issued patents existing as of September 30, 2005, or any patents that issue from any patent applications existing as of such date, in respect of Ventracor’s blood pump devices existing as of the date of the agreement or any device embodying a modification of such devices which does not give rise to a new independent claim for patent infringement. As a result, Ventracor, the University of Technology, Sydney, or their respective successors or assigns may commercialize competing technology or products that would have otherwise been precluded by our patents subject to the agreement. We understand that Ventracor’s patent portfolio, or certain elements therein, have since been acquired by Thoratec Corporation.

In order to preserve and enforce our patent and other intellectual property rights, we may need to make claims or file lawsuits against third parties. This can entail significant costs to us and divert our management’s attention from developing and commercializing our products. The occurrence of these events may have a material adverse effect on our business, financial condition or results of operations.

In 2011, the America Invents Act was signed into law. The act in part seeks to more closely align patent law in the U.S. with similar laws around the world. The impact of the law is not yet clear and may alter the relative priority of our inventions and require us to act more quickly to seek intellectual property protection.

Claims that our current or future products infringe or misappropriate the proprietary rights of others could adversely affect our ability to sell those products and cause us to incur additional costs.

Substantial litigation over intellectual property rights exists in the medical device industry. We expect that we could be increasingly subject to third-party infringement claims as our revenue increases, the number of competitors grows and the functionality of products and technology in different industry segments overlaps. Third parties may currently have, or may eventually be issued, patents on which our current or future products or technologies may allegedly infringe. For example, we are aware of certain patents and patent applications owned by third parties that cover different aspects of mechanical circulatory support, methodologies for the pumping of blood and other fluids and the related devices and technologies. Any of these third parties might assert a claim of infringement against us.

In particular, in an August 2008 letter, Jarvik Heart invited us to discuss “an exclusive license” as it relates to a Jarvik patent concerning hybrid blood pumps. The patent referenced by this letter relates to technology that is material to our business. We have not had any substantive discussions with Jarvik Heart concerning this matter since our receipt of this letter and we do not believe that our blood pump infringes this patent. In addition, we received a letter from Abiomed, Inc. in September 2009 in which Abiomed suggested that we “may be interested in licensing Abiomed’s technology” as it relates to an Abiomed patent concerning bearingless blood pumps. Further, in a subsequent letter received in February 2010, it was stated that Abiomed was “concerned that HeartWare’s left ventricular assist rotary blood pump infringes one or more claims” of an Abiomed patent. We have had limited communications with Abiomed, Inc. since receipt of the initial letter. The patent referenced by these letters relates to technology that is potentially material to our business and any litigation in this regard, irrespective of the outcome, may have a material adverse effect on our financial position, liquidity or results of operations. We believe the HeartWare System does not infringe this patent.

There can be no certainty that litigation will not arise in relation to the above or other matters or, if it does arise, there can be no certainty that it will be determined in a manner which is favorable to us. Any litigation, regardless of its outcome, would likely result in the expenditure of significant financial resources and the diversion of management’s time and resources. In addition, litigation in which we are accused of infringement may cause negative publicity, adversely impact prospective customers, cause product shipment delays, prohibit us from manufacturing, marketing or selling our current or future products, require us to develop non-infringing technology, make substantial payments to third parties or enter into royalty or license agreements, which may not be available on acceptable terms or at all. If a successful claim of infringement were made against us and we could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our revenue may decrease substantially and we could be exposed to significant liability. A court could enter orders that temporarily, preliminarily or permanently enjoin us or our customers from making, using, selling, offering to sell or importing our current or future products, or could enter an order mandating that we undertake certain remedial activities. Claims that we have misappropriated the confidential information or trade secrets of third parties can have a similar negative impact on our reputation, business, financial condition or results of operations.

We may need to initiate lawsuits to protect or enforce our patents and other intellectual property rights, which could be expensive and, if we lose, could cause us to lose some of our intellectual property rights, which would harm our ability to compete in the market.

We rely on patents to protect a portion of our intellectual property and our competitive position. Patent law relating to the scope of claims in the technology fields in which we operate is still evolving and, consequently, patent positions in the medical device industry are generally uncertain. In order to protect or enforce our patent rights, we may initiate patent litigation against third parties, such as infringement suits or interference proceedings. Litigation may be necessary to:

•	assert claims of infringement;

•	enforce our patents;

•	protect our trade secrets or know-how; or

•	determine the enforceability, scope and validity of the proprietary rights of others.

Any lawsuits that we initiate could be expensive, take significant time and divert management’s attention from other business concerns. Litigation also puts our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing. Additionally, we may provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially valuable. The occurrence of any of these events may have a material adverse effect on our business, financial condition and results of operations.

If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.

In addition to patented technology, we rely on a combination of non-patented proprietary technology, trade secrets, processes, procedures, technical knowledge and know-how accumulated or acquired since inception. Despite these measures, any of our intellectual property rights could be challenged, invalidated, circumvented or misappropriated. We generally seek to protect this information by confidentiality, non-disclosure and assignment of invention agreements with our employees, consultants, scientific advisors and third parties. These agreements may be breached, and we may not have adequate remedies for any such breach. In addition, our trade secrets may be disclosed to or otherwise become known or be independently developed by competitors. To the extent that our employees, consultants or contractors use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions. If our intellectual property is disclosed or misappropriated, it would harm our ability to protect our rights and have a material adverse effect on our business, financial condition and results of operations.

We may be subject to claims that our employees or we have inadvertently or otherwise used or disclosed alleged trade secrets or other proprietary information of former employers of our employees.

We employ individuals who were previously employed at other medical device companies, including our competitors or potential competitors. To the extent that our employees are involved in research areas that are similar to those in which they were involved with their former employers, we may be subject to claims that such employees have inadvertently or otherwise used or disclosed the alleged trade secrets or other proprietary information of the former employers. Litigation may be necessary to defend against such claims.

We are subject to federal and state laws prohibiting “kickbacks” and false or fraudulent claims, which, if violated, could subject us to substantial penalties. Foreign jurisdictions in which we operate may have similar laws. Additionally, any challenge to or investigation into our practices under these laws could cause adverse publicity and be costly to respond to, and thus could harm our business. We can be liable for our distributors’ failure to comply with these laws as well.

A federal law commonly known as the Medicare/Medicaid anti-kickback law, and several similar state and foreign laws, prohibit payments that are intended to induce physicians or others either to refer patients or to acquire or arrange for or recommend the acquisition of healthcare products or services. These laws constrain our sales, marketing and other promotional activities by limiting the kinds of financial arrangements, including sales programs, we may have with hospitals, physicians or other potential purchasers of medical devices. Other federal and state laws generally prohibit individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other third-party payors that are false or fraudulent, or for items or services that were not provided as claimed. Because we may provide some coding and billing information to purchasers of the HeartWare System and our other products, and because we cannot assure that the government will regard any billing errors that may be made as inadvertent, these laws are potentially applicable to us. In addition, these laws are potentially applicable to us because we provide reimbursement to healthcare professionals for training patients on the use of the HeartWare System and our other products. Anti-kickback and false claims laws prescribe civil and criminal penalties for noncompliance, which can be substantial. Even an unsuccessful challenge or investigation into our practices could cause adverse publicity, and be costly to respond to, and thus could have a material adverse effect on our business, financial condition or results of operations. In addition, under certain circumstances, we may be liable for the actions of our distributors to the extent they do not comply with the laws described above.

If we are found to have violated laws protecting the confidentiality of patient health information, we could be subject to civil or criminal penalties, which could increase our liabilities and harm our reputation or our business.

There are a number of federal and state and foreign laws protecting the confidentiality of certain patient health information, including patient records, and restricting the use and disclosure of that protected information. In particular, the U.S. Department of Health and Human Services promulgated patient privacy rules under the Health Insurance Portability and Accountability Act of 1996, or HIPAA. These privacy rules protect medical records and other personal health information by limiting their use and disclosure, giving individuals the right to access, amend and seek accounting of their own health information and limiting most use and disclosures of health information to the minimum amount reasonably necessary to accomplish the intended purpose. If we are found to be in violation of the privacy rules under HIPAA or similar laws (to the extent applicable to us), we could be subject to civil or criminal penalties, which could increase our liabilities, harm our reputation and have a material adverse effect on our business, financial condition and results of operations. European privacy laws are generally more stringent than similar laws in the United States. Since a majority of our revenue arises in Europe, we may be at risk should we fail to comply with local requirements even if we have complied with U.S. regulations.

If we fail to successfully introduce next generation products and improvements to our existing product, our future growth may suffer.

As part of our strategy, we intend to develop and introduce a number of next generation products and make enhancements to our existing product. We also intend to develop new indications for our existing products. If we are slow in bringing new products to market or otherwise fail to successfully develop, manufacture, design clinical trials for, introduce or commercialize any of these new products, product improvements and new indications on a timely basis, or if they are not well accepted by the market, our future growth may suffer. For example, we are developing a next generation pump based on our miniaturized ventricular assist device (“MVAD”) technology, designing a new and improved controller and working on a clinical strategy for a bi-ventricular indication, among others. If we are not successful in these efforts, among others, our future business opportunities and growth potential will suffer.

If we choose to license, invest in or acquire new businesses, products or technologies, in addition to or instead of developing them ourselves, these licenses, investments or acquisitions could disrupt our business and could result in the use of significant amounts of equity, cash or a combination of both.

From time to time we may seek to license, invest in or acquire new businesses, products or technologies, in addition to or instead of developing similar technologies ourselves. Licenses, investments and acquisitions involve numerous risks, including:

•	the inability to complete the license, investment or acquisition;

•	disruption of our ongoing businesses and diversion of the attention of management and other personnel;

•	difficulties in integrating the acquired entities, products or technologies;

•	risks associated with acquiring intellectual property;

•	difficulties in operating the acquired business profitably;

•	the inability to achieve anticipated synergies, cost savings or growth;

•	potential loss of key employees, particularly those of the acquired business;

•	difficulties in transitioning and maintaining key customer, distributor and supplier relationships;

•	risks associated with entering markets in which we have no or limited prior experience; and

•	unanticipated costs.

In addition, any future licenses, investments or acquisitions may result in one or more of the following:

•	dilutive issuances of equity securities, which may be sold at a discount to market price;

•	the use of significant amounts of cash;

•	the incurrence of debt;

•	the assumption of significant liabilities;

•	increased operating costs or reduced earnings;

•	financing obtained on unfavorable terms;

•	large one-time expenses;

•	sharing of revenue or profits with third parties; and

•	the creation of certain intangible assets, including goodwill, the write-down of which in future periods may result in significant charges to earnings.

Any of these factors could materially harm our stock price, business, financial condition and results of operations.

If we cannot successfully manage the additional business and regulatory risks that result from our expansion into multiple foreign markets, we may experience an adverse impact to our business, financial condition and results of operations.

We have aggressively expanded, and expect to continue to expand, into additional foreign markets. This expansion will subject us to new business and regulatory risks, including, but not limited to:

•	failure to fulfill foreign regulatory requirements on a timely basis or at all to market the HeartWare System or other future products;

•	availability of, and changes in, reimbursement within prevailing foreign health care payment systems;

•	adapting to the differing laws and regulations, business and clinical practices, and patient preferences in foreign countries;

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difficulties in managing foreign relationships and operations, including any relationships that we may establish with foreign partners, distributors or sales or marketing agents as well as compliance with the Foreign Corrupt Practices Act and the United Kingdom’s Bribery Act;

•	differing levels of protection for intellectual property rights in some countries;

•	difficulty in collecting accounts receivable and longer collection periods;

•	costs of enforcing contractual obligations in foreign jurisdictions;

•	recessions in economies outside of the United States;

•	political instability and unexpected changes in diplomatic and trade relationships;

•	currency exchange rate fluctuations; and

•	potentially adverse tax consequences, including our ability to interpret local tax rules and implement appropriate tax treatment/collection.

We will be impacted by these additional business risks, which may adversely impact our business, financial condition and results of operations. In addition, expansion into additional foreign markets imposes additional burdens on our small executive and administrative personnel, research and sales department and generally limited managerial resources. Our efforts to introduce our current or future products into additional foreign markets may not be successful, in which case we may have expended significant resources without realizing the expected benefit. Ultimately, the investments required for expansion into additional foreign markets could exceed the returns, if any, generated from this expansion.

The taxation and customs requirements, together with other applicable laws and regulations of certain foreign jurisdictions, can be inherently complex and subject to differing interpretation by local authorities. We are subject to the risk that either we have misinterpreted applicable laws and regulations, or that foreign authorities may take inconsistent, unclear or changing positions on local law, customs practices or rules. In the event that we have misinterpreted any of the above, or that foreign authorities take positions contrary to ours, we may incur liabilities that may differ materially from the amounts accrued in our financial statements.

The competition for qualified personnel is particularly intense in our industry. In addition, we have added or made changes to executive personnel during 2011 and may continue to do so as our needs evolve. If we are unable to retain or hire executive and other key personnel, we may not be able to sustain or grow our business.

Our ability to operate successfully and manage our potential future growth depends significantly upon our ability to attract, retain and motivate highly skilled and qualified research, technical, clinical, regulatory, sales, marketing, managerial and financial personnel. During 2011, we hired and expect to continue to hire a substantial number of employees in these areas and others in order to prepare for U.S. commercialization and the expected growth in our global business. During 2012, we filled one of our key open positions, Vice President, Operations, and expect to fill other key open positions, including Chief Financial Officer. However, we face intense competition for qualified personnel, and we may not be able to attract, retain and motivate these individuals. We compete for talent with numerous companies, as well as universities and non-profit research organizations. Our future success also depends on the personal efforts and abilities of the principal members of our senior management and scientific staff to provide strategic direction, manage our operations and maintain a cohesive and stable environment. Although we have employment and incentive compensation agreements with all of our executive officers and incentive and compensation plans for our other personnel providing them with various economic incentives to remain employed with us, these incentives may not be sufficient to retain them. We do not maintain key man life insurance on the lives of any of the members of our senior management. The loss of key personnel for any reason or our inability to hire, retain and motivate additional qualified personnel in the future could prevent us from sustaining or growing our business.

Product liability claims could damage our reputation or adversely affect our business.

The design, manufacture and marketing of human medical devices, particularly implantable life-sustaining medical devices, carries an inherent risk of product liability claims and other damage claims. Such liability claims may be expensive to defend and may result in large judgments against us. A product liability or other damages claim, product recall or product misuse, regardless of the ultimate outcome, could require us to spend significant time and money in litigation or to pay significant damages and could seriously harm our business. We maintain clinical trial insurance and limited product liability insurance. We cannot be certain that such insurance will be sufficient to cover all claims that may be made against us. Our insurance policies generally must be renewed on an annual basis. We may not be able to maintain or increase such insurance on acceptable terms or at reasonable costs. A successful claim brought against us in excess, or outside, of our insurance coverage could seriously harm our financial condition and results of operations. Generally, our clinical trials will be conducted in (and our commercial sales will be made to sites in respect of) patients with serious life-threatening diseases for whom conventional treatments have been unsuccessful or for whom no conventional treatment exists, and, during the course of treatment, these patients could suffer adverse medical effects or die for reasons that may or may not be related to our medical devices. Any of these events could result in a claim of liability. For example, in 2009 we received a claim in connection with the death of a patient from multiple organ failure participating in our clinical trial in Germany. We may receive similar claims from time to time in the future. Such claims against us, regardless of their merit, could result in significant awards against us that could materially adversely harm our business, financial condition, results of operations and prospects. A product liability or other damages claim, product recall or product misuse involving any type of VAD, but especially involving one of ours, could also materially and adversely damage our reputation and the perception of VADs generally and affect our ability to attract and retain customers, irrespective of whether or not the claim or recall was meritorious.

Investors could lose confidence in our financial reports, and the value of our shares may be adversely affected, if our internal controls over financial reporting are found not to be effective by management or by our independent registered public accounting firm or if we make disclosure of existing or potential significant deficiencies or material weaknesses in those controls.

Management’s assessment of our internal controls over financial reporting is discussed on page 129 of this proxy statement/prospectus. The company’s management, with the participation of the company’s Chief Executive Officer and Vice President of Finance, evaluated the effectiveness of the company’s disclosure controls and procedures, and internal control over financial reporting as of December 31, 2011. Based on that evaluation, the company’s Chief Executive Officer and Vice President of Finance concluded that the company’s disclosure controls and procedures, and internal control over financial reporting are effective as of December 31, 2011. Our independent registered public accounting firm has issued their attestation report on our internal control over financial reporting, which is also included in the “Information About the Companies—HeartWare International, Inc.—Controls and Procedures” section of this proxy statement/prospectus beginning on page 129.

We continue to evaluate our existing internal controls over financial reporting against the standards adopted by the Public Company Accounting Oversight Board, or PCAOB. During the course of our ongoing evaluation of the internal controls, we may identify areas requiring improvement and will design enhanced processes and controls to address any issues identified through this review. As we continue to commercialize our products, we will need to enhance our accounting and financial controls functions, particularly as they relate to accounting for revenue and inventory, and we will need to add more personnel to our financial reporting group. Remediating any deficiencies, significant deficiencies or material weaknesses that have been or could be identified by us or our independent registered public accounting firm may require us to incur significant costs and expend significant time and management resources. We cannot assure you that any of the measures we implement to remedy any deficiencies will effectively mitigate or remedy deficiencies. The existence of one or more deficiencies or weaknesses could affect the accuracy and timing of our financial reporting. Investors could lose confidence in our financial reports, and the value of our shares may be adversely affected if our internal controls over financial reporting are found not to be effective by management or by our independent registered public accounting firm or if we make disclosure of existing or potential significant deficiencies or material weaknesses in those controls.

Risks Related to HeartWare Common Stock

The price of our common stock may fluctuate significantly.

The ordinary shares of HeartWare Limited had been traded on the ASX from January 31, 2005 until November 13, 2008, when the shares of common stock of HeartWare International, Inc. started trading on the ASX in the form of CHESS Depositary Interests, or CDIs, each representing one thirty-fifth of a share of our common stock. The trading price of the common stock and the CDIs, as applicable, has been, and is likely to continue to be, volatile, which means that it could decline substantially within a short period of time. In addition, our shares of common stock began trading on the NASDAQ Stock Market on February 24, 2009. Prior to that time, there had been no public market for our common stock in the United States. The closing price of our shares of common stock traded on the NASDAQ Stock Market ranged from U.S. $54.90 to U.S. $97.69 in the period from January 1, 2011 to December 31, 2011. The price of our common shares, whether traded in the form of common stock or CDIs, could fluctuate significantly for many reasons, including the following:

•	future announcements or new information concerning us or our competitors, reimbursement or the potential market for our products;

•

regulatory developments (such as the status of FDA approval of our device for the bridge-to-transplant indication), enforcement actions bearing on advertising, marketing or sales and disclosure regarding completed, ongoing or future clinical trials;

•	quarterly variations in operating results and our liquidity, which we have experienced in the past and expect to experience in the future;

•	introduction of new products or changes in product pricing policies by us or our competitors;

•	acquisition or loss of significant customers, distributors or suppliers;

•	technology acquisitions or divestitures;

•	changes in third party reimbursement practices;

•	fluctuations of investor interest in the medical device sector; and

•	fluctuations in the economy, world political events, foreign currency movements or general market conditions.

In addition, stock markets in general, and the market for shares of health care stocks in particular, have experienced extreme price and volume fluctuations in recent years, fluctuations that frequently have been unrelated to the operating performance of the affected companies. These broad market fluctuations may adversely affect the market price of our shares. The market price of our shares could decline below its current price and the market price of our shares may fluctuate significantly in the future. These fluctuations may be unrelated to our performance.

We do not intend to pay cash dividends on our common stock in the foreseeable future.

We have never declared or paid any cash dividends on our shares, and we currently do not anticipate paying any cash dividends in the foreseeable future. We intend to retain any earnings to finance the development and expansion of our products and business. Accordingly, our stockholders will not realize a return on their investment unless the trading price of our shares appreciates.

Anti-takeover provisions in our charter documents and Delaware law may discourage a third party from acquiring us, which could limit our stockholders’ opportunities to sell their shares at a premium.

Certain provisions of our Certificate of Incorporation and Bylaws may be considered as having an anti-takeover effect, such as those provisions establishing a classified board of directors, consisting of three classes of directors, and requiring that directors be removed only for cause, authorizing the board of directors to issue from time to time any series of preferred stock and fix the designation, powers, preferences and rights of the shares of such series of preferred stock, prohibiting stockholders from acting by written consent in lieu of a meeting, requiring advance notice of stockholder intention to put forth director nominees or bring up other business at a stockholders’ meeting and prohibiting stockholders from calling a special meeting of stockholders. We are also subject to Section 203 of the Delaware General Corporation Law, which, in general, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder, unless certain conditions specified therein are satisfied. These provisions could have the effect of depriving our stockholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of us in a tender offer or similar transaction.

We may be subject to arbitrage risks.

Investors may seek to profit by exploiting the difference, if any, in the price of our shares of common stock as reflected by the trading price of our CDIs, each representing one thirty-fifth of a share of our common stock, on the ASX and the trading price of our shares of common stock on the NASDAQ Stock Market. Such arbitrage activities could cause the price of our securities (as adjusted to reflect the fact that each CDI represents one thirty-fifth of a share of common stock) in the market with the higher value to decrease to the price set by the market with the lower value.

We are currently considering the possibility of delisting our CHESS Depositary Interests from the Australian Securities Exchange. If we should decide to pursue delisting, the market for our common stock in the United States could be disrupted, which would have an adverse effect on our stock price.

We are currently considering delisting our CHESS Depositary Interests from the Australian Securities Exchange. Any decision will take into account, among other things, due notification, and a desire to minimize the disruption, to stockholders. The delisting of our CHESS Depositary Interests from the ASX could disrupt the market for our common stock listed on the NASDAQ Stock Market in the United States as a result of the sudden influx onto the NASDAQ Stock Market of the shares of our common stock previously represented by CHESS Depositary Interests, which could have an adverse effect on our stock price. In addition, the delisting of our CHESS Depositary Interests from the ASX could have an adverse effect on our ability to raise capital, if needed, on terms acceptable to us.

We may undergo an “ownership change” for U.S. federal income tax purposes, which would limit our ability to utilize net operating losses from prior tax years.

For U.S. federal income tax purposes, we have incurred net losses since our inception. If we undergo an “ownership change” for U.S. federal income tax purposes, our ability to utilize net operating loss carry-forwards from prior years to reduce taxable income in future tax years might be limited by operation of the Internal Revenue Code, either by limiting the amount of net operating losses that can be utilized to offset taxable income in a given year, or in total over the entire carry-forward period. Certain changes in the ownership of our common stock, including the sale of our common stock by Apple Tree Partners I, L.P., one of our largest holders, may result in such an ownership change.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference herein contain a number of statements that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements about the financial condition, results of operations, earnings outlook, prospects, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, the timing and likelihood of the closing of the merger and the plans and objectives of management concerning HeartWare, World Heart and the combined company and may include statements for the period following the completion of the merger. Forward-looking statements are generally identifiable by the use of the words “believes,” “expects,” “could,” “will,” “intends,” “should,” “estimate,” “would,” “may,” “anticipates,” “plans,” “target,” “goal” or the negative of these words or other variations on these words or comparable terminology. Statements that address operating or financial performance, events or developments that are expected or anticipated to occur in the future are forward-looking statements, including without limitation:

•

any expectations with respect to regulatory submissions and approvals, such as FDA approval of HeartWare’s premarket approval application for the HeartWare System for a bridge-to-transplant indication;

•

any expectations with respect to clinical trials, including enrollment in or completion of clinical trials as well as approval of new clinical trials and continued access protocols with respect to existing clinical trials;

•	any expectations with respect to the integrity or capabilities of HeartWare’s or World Heart’s intellectual property position;

•	statements regarding the ability and plans to commercialize existing products;

•	statements regarding the ability and plans to develop and commercialize new products and the expected features and functionalities and possible benefits of these products; and

•	any estimates regarding capital requirements and financial performance, including profitability.

We intend all forward-looking statements to be covered by the safe harbor provided by the Private Securities Litigation Reform Act of 1995.

The forward-looking statements involve certain risks and uncertainties. The ability of either HeartWare or World Heart to predict results or the actual effects of its plans and strategies, or those of the combined company, is subject to inherent uncertainty. Factors that may cause actual results or earnings to differ materially from such forward-looking statements include those beginning on page 16 under the section entitled “Risk Factors,” as well as, among others, the following:

•	those described and identified in public filings with the SEC made by HeartWare or World Heart from time to time;

•	completion of the merger is dependent on, among other things, receipt of World Heart stockholder approval, the timing of which cannot be predicted with precision and which may not be received at all;

•	the merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•

the integration of World Heart’s business and operations with those of HeartWare may take longer or be more expensive than anticipated and may not generate the anticipated benefits relating to HeartWare’s or World Heart’s existing businesses;

•	responses by competitors of HeartWare and World Heart to the merger;

•	the risk of new and changing regulations and/or regulatory actions in the U.S. and internationally;

•	adverse general domestic and international economic conditions;

•	the extent and duration of continued and new economic and market disruptions as well as the effect of governmental regulatory proposals to address these disruptions;

•	the ability to obtain or maintain regulatory approval of HeartWare’s and World Heart’s products and technologies for sale in the U.S. and internationally;

•	the results and timing of clinical trials;

•	reimbursement policies and decisions by government agencies and third party payors;

•	competing therapies that may currently, or in the future, be available to heart failure patients;

•	plans to develop and market new products and the rate of market penetration of new products;

•	risks relating to the protection of, and challenges to, intellectual property rights; and

•	the exposure to litigation, including the possibility that litigation relating to the merger agreement and transactions contemplated thereby could delay or impede the completion of the merger.

You should understand that forward-looking statements are subject to assumptions and uncertainties and that various factors unknown to either HeartWare or World Heart at this time, in addition to those described elsewhere in this proxy statement/prospectus and in the documents referred to or incorporated by reference in this proxy statement/prospectus, could affect the future results of the combined company following the merger and could cause results to differ materially from those expressed in or implied by these forward-looking statements. The actual results, performance or achievement of HeartWare following the merger could differ significantly from those expressed in, or implied by, our forward-looking statements. In addition, any of the events anticipated by our forward-looking statements might not occur, and if they do occur, we cannot predict what impact they might have on the results of operations and financial condition of HeartWare following the merger. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus.

All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to HeartWare or World Heart or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus. Except to the extent required by applicable law or regulation, HeartWare and World Heart undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

THE WORLD HEART SPECIAL MEETING

This proxy statement/prospectus is being furnished to you as part of the solicitation of proxies by World Heart’s board of directors for use at the World Heart special meeting.

Date, Time and Place

The World Heart special meeting will be held at World Heart’s offices at 4750 Wiley Post Way, Suite 120, Salt Lake City, Utah 84116 at 10:00 a.m., local time, on [—] [—], 2012.

Purpose of the World Heart Special Meeting

You will be asked at the World Heart special meeting to adopt the merger agreement and approve, on an advisory basis, the merger-related compensation for World Heart’s named executive officers. The stockholder advisory vote to approve the merger-related compensation for World Heart’s named executive officers is required in connection with the implementation of Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, which requires a stockholder advisory vote on compensation arrangements for named executive officers that are based on or relate to an acquisition, merger or similar transaction.

The World Heart board of directors has determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to, and in the best interests of, World Heart and its stockholders and recommends that World Heart stockholders vote to adopt the merger agreement and vote in favor of the proposal to approve, on an advisory basis, the merger-related compensation for World Heart’s named executive officers. If necessary, you will also be asked to vote on a proposal to adjourn the World Heart special meeting for the purpose of soliciting proxies to vote in favor of the adoption of the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

Only holders of record of World Heart common stock at the close of business on the record date are entitled to notice of and to vote at the World Heart special meeting. Each share of World Heart common stock issued and outstanding on the record date is entitled to one vote at the World Heart special meeting. On the record date, shares of World Heart common stock were issued and outstanding and held by [—] holders of record. A quorum will be present at the World Heart special meeting if a majority of the outstanding shares of World Heart common stock entitled to vote on the record date are represented in person or by proxy. In the event that a quorum is not present at the World Heart special meeting, or there are not sufficient votes at the time of the World Heart special meeting to adopt the merger agreement, it is expected that the meeting will be adjourned or postponed to solicit additional proxies if the holders of a majority of the shares of World Heart common stock present, in person or by proxy, and entitled to vote at the World Heart special meeting approve an adjournment. Holders of record of World Heart common stock on the record date are entitled to one vote per share at the World Heart special meeting on each proposal presented.

Vote Required

The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of World Heart common stock on the record date. If you abstain from voting or do not vote, either in person or by proxy, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

The approval, on an advisory basis, of the merger-related compensation for World Heart’s named executive officers requires the affirmative vote of the holders of a majority of the shares of World Heart common stock present, in person or by proxy, at the World Heart special meeting, provided a quorum is present. If you abstain from voting, it will have the same effect as a vote “AGAINST” the approval, on an advisory basis, of the merger-related compensation for World Heart’s named executive officers.

The approval of an adjournment of the World Heart special meeting requires the affirmative vote of the holders of a majority of the shares of World Heart common stock present, in person or by proxy, at the World Heart special meeting, whether or not a quorum is present. If you abstain from voting, it will have the same effect as a vote “AGAINST” the approval of an adjournment of the World Heart special meeting.

Voting of Proxies

All shares represented by properly executed proxies received in time for the World Heart special meeting will be voted at the World Heart special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adoption of the merger agreement, “FOR” the proposal to approve, on an advisory basis, the merger-related compensation for World Heart’s named executive officers and “FOR” approval of the proposal to adjourn the World Heart special meeting, if necessary.

To vote, please complete, sign, date and return the enclosed proxy card or, to appoint a proxy over the Internet or by telephone, follow the instructions provided below. If you attend the World Heart special meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your brokerage firm, bank, trust or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the World Heart special meeting.

Shares of World Heart common stock represented at the World Heart special meeting but not voted, including shares of World Heart common stock for which proxies have been received but for which stockholders have abstained, will be treated as present at the World Heart special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

Only shares affirmatively voted for the adoption of the merger agreement, including properly executed proxies that do not contain specific voting instructions, will be counted “FOR” that proposal. If you abstain from voting, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement, “AGAINST” the proposal to approve, on an advisory basis, the merger-related compensation for World Heart’s named executive officers and “AGAINST” the proposal to adjourn the World Heart special meeting, if necessary. If you do not execute a proxy card, it will have the same effect as a vote “AGAINST” the adoption of the merger agreement, “AGAINST” the proposal to approve, on an advisory basis, the merger-related compensation for World Heart’s named executive officers and “AGAINST” the proposal to adjourn the World Heart special meeting, if necessary. Brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the adoption of the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” Broker non-votes will be treated as shares that are present at the World Heart special meeting for purposes of determining whether a quorum exists and will have the same effect as votes “AGAINST” the adoption of the merger agreement. Broker non-votes will not affect the outcome of the proposal to approve, on an advisory basis, the merger-related compensation for World Heart’s named executive officers and the proposal to adjourn the World Heart special meeting, if necessary.

No business may be transacted at the World Heart special meeting other than the proposal to adopt the merger agreement and, if necessary, the proposal to adjourn the World Heart special meeting.

Voting over the Internet or by Telephone

You may also grant a proxy to vote your shares over the Internet or by telephone. The law of Delaware, under which World Heart is incorporated, specifically permits electronically transmitted proxies, provided that each such proxy contains or is submitted with information from which the inspector of election can determine that such proxy was authorized by the stockholder.

The Internet and telephone voting procedures described below are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting a proxy to vote over the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

For Shares of Common Stock Registered in Your Name

Stockholders of record may go to www.proxyvoting.com/whrt to grant a proxy to vote their shares over the Internet. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling 1-866-540-5760 and following the recorded instructions.

For Shares Registered in the Name of a Brokerage Firm, Bank, Trust or Other Nominee

Most beneficial owners whose stock is held in street name receive instructions for authorizing votes by their brokerage firms, banks, trusts or other nominees, rather than from World Heart’s proxy card.

A number of brokers and banks are participating in a program that offers the means to authorize votes over the Internet and by telephone. If your shares are held in an account with a broker or bank participating in such a program, you may authorize a proxy to vote those shares over the Internet at the Internet URL specified on the instruction form received from your broker of bank, or by telephone by calling the telephone number shown on the instruction form received from your broker or bank.

General Information for All Shares Voted over the Internet or by Telephone

Votes submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on [—] [—], 2012. Submitting your proxy over the Internet or by telephone will not affect your right to vote in person should you decide to attend the World Heart special meeting.

Revocability of Proxies

The grant of a proxy on the enclosed proxy card or over the Internet or by telephone does not preclude a stockholder from voting in person at the World Heart special meeting. You may revoke your proxy at any time before the shares reflected on your proxy card are voted at the World Heart special meeting by:

•	filing with World Heart’s corporate secretary a properly executed and dated revocation of proxy;

•	submitting a properly completed, executed and dated proxy card to World Heart’s corporate secretary bearing a later date;

•	submitting a subsequent vote over the Internet or by telephone; or

•	appearing at the World Heart special meeting and voting in person.

Your attendance at the World Heart special meeting will not in and of itself constitute the revocation of a proxy. If you have instructed your broker to vote your shares, you must follow the directions received from your broker to change these instructions.

Solicitation of Proxies

This proxy solicitation is being made by World Heart and paid for by World Heart and HeartWare. World Heart and HeartWare will generally share the cost of filing, printing and mailing this proxy statement/prospectus. World Heart’s directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone or facsimile. These persons will not be paid additional remuneration for their efforts. World Heart will also request brokers and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of shares of World Heart common stock that the brokers and other custodians, nominees and fiduciaries hold of record.

You should not send your stock certificates with your proxy. A letter of transmittal with instructions for the surrender of common stock certificates will be mailed to World Heart stockholders as soon as practicable after completion of the merger.

Delivery of this Proxy Statement/Prospectus to Multiple Stockholders with the Same Address

The SEC has adopted rules that permit companies and intermediaries (for example, brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address if we believe the stockholders are members of the same family by delivering a single proxy statement addressed to those stockholders. Each stockholder will continue to receive a separate proxy card or voting instruction card. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies by reducing the volume of duplicate information.

A number of brokers with account holders who are World Heart stockholders will be “householding” World Heart proxy materials. A single proxy statement/prospectus will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or World Heart that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If your household received a single proxy statement/prospectus, but you would prefer to receive your own copy, please notify your broker and direct your written request to World Heart Corporation, Attention: Investor Relations, 4750 Wiley Post Way, Suite 120, Salt Lake City, UT 84116, or contact World Heart’s Investor Relations Department at (801) 355-6255.

THE MERGER

Background to the Merger

World Heart is a developer of mechanical circulatory support systems. Historically, World Heart focused on the development and sale of a VAD, known as Levacor.

In August 2009, World Heart received conditional approval of its Investigational Device Exemption, or IDE, from the U.S. Food and Drug Administration, or FDA, to begin a bridge-to-transplant, or BTT, clinical study of the Levacor VAD. In January 2010, World Heart received unconditional IDE approval from the FDA for the BTT study. In July 2010, the FDA approved the expansion of the BTT study by ten additional centers, for a total of 20 centers.

In February 2011, World Heart decided to pause enrollment in the BTT study while refinements were made to its Levacor VAD based on initial clinical experience and in light of ongoing communications with the FDA.

On March 31, 2011, World Heart engaged Barclays Capital Inc., or Barclays, to assist World Heart in exploring the potential sale of World Heart. Barclays, together with management of World Heart, identified a target list of potential acquirers consisting primarily of large cap and mid-small cap medical device companies that offered a potential strategic fit.

Beginning the week of April 4, 2011, Barclays contacted 16 potential buyers. Of the 16 companies, five declined to engage in any review of the opportunity, eight agreed to review the material provided by World Heart internally and three, HeartWare, Company A and Company B, expressed initial interest and a desire to conduct due diligence.

During the weeks of April 4, 2011 through May 23, 2011, Barclays made multiple contacts with the three potential buyers, including HeartWare, that had expressed initial interest and followed up with the eight other potential buyers that were reviewing the opportunity internally.

On April 12, 2011, a representative of Barclays contacted Mr. Douglas Godshall, HeartWare’s President and Chief Executive Officer, to gauge HeartWare’s interest in submitting an indication of interest to acquire World Heart as part of the auction process. On the same day, HeartWare signed a confidentiality agreement containing customary confidentiality, standstill and non-solicit provisions.

On April 15, 2011, the board of directors of World Heart held a telephonic meeting with representatives of World Heart management and a representative of Cooley LLP, or Cooley, outside legal counsel, participating. Management updated the board on the sales process.

On April 26, 2011, representatives of Barclays called Mr. Godshall to discuss the availability of HeartWare representatives to meet in person with World Heart representatives. Mr. Godshall agreed that representatives of HeartWare would meet with representatives of World Heart at the meeting of the American Association for Thoracic Surgery in Philadelphia on May 9, 2011.

On May 9, 2011, Mr. John Alexander Martin, the President and Chief Executive Officer of World Heart, Mr. Morgan R. Brown, the Executive Vice President and Chief Financial Officer of World Heart, Mr. Jal Jasswalla, the Executive Vice President and Chief Technology Officer of World Heart, and representatives of Barclays met with Mr. Godshall and Mr. James Schuermann, Senior Vice President of Sales and Marketing of HeartWare, in Philadelphia. At the meeting, the representatives of World Heart made a corporate presentation to HeartWare.

On May 9, 2011, the World Heart team along with representatives of Barclays also met with representatives of Company A to discuss the potential structure of a joint venture and to review the status of World Heart’s programs.

On May 11, 2011, a representative of Barclays provided Mr. Godshall with a World Heart transaction process letter containing specific details for submission of a preliminary acquisition proposal.

On May 13, 2011, Mr. Jeffrey LaRose, Executive Vice President and Chief Scientific Officer of HeartWare, met with Mr. Jasswalla at World Heart’s Oakland facility in order to review the technical aspects of World Heart’s on-going VAD programs.

That same day, the board of directors of World Heart held a telephonic meeting with representatives of World Heart management and a representative of Cooley participating. Management updated the board on the sales process.

On May 16, 2011, representatives of Barclays had a telephone call with representatives of HeartWare during which call HeartWare expressed an interest in moving forward with its discussions with World Heart and requested access to World Heart’s electronic data room in order to commence diligence.

On May 17, 2011, World Heart provided access to its electronic data room to several HeartWare employees.

On May 23, 2011, World Heart management along with representatives of Barclays met with Company B to provide a corporate update.

On May 31, 2011, representatives of Barclays had a telephone call with Mr. Godshall who communicated that no further information was needed by HeartWare at that time.

In late May 2011, HeartWare conducted a series of internal meetings to discuss the value of the World Heart technology and a possible transaction. Ultimately, HeartWare decided to submit a preliminary non-binding indication of interest.

On June 2, 2011, HeartWare retained Shearman & Sterling LLP, or Shearman, as its legal counsel in connection with the potential transaction with World Heart.

By June 3, 2011, Company A and Company B had informed World Heart that they were not interested in pursuing a structured transaction, acquisition of or joint venture with World Heart. All eight companies that were considering the opportunity internally also declined to pursue further review of the potential transaction by this time.

On June 6, 2011, Barclays received an email from Mr. Lawrence Knopf, HeartWare’s Senior Vice President and General Counsel, with HeartWare’s preliminary non-binding indication of interest to acquire 100% of the fully diluted equity of World Heart for $25 million in cash or stock at the election of HeartWare. Later that day, a Barclays representative asked Mr. Knopf to provide a preliminary bid on a per share basis. Mr. Knopf reaffirmed that HeartWare’s preliminary non-binding indication of interest contemplated a fixed amount to acquire the fully diluted equity of World Heart, including all outstanding stock options, warrants and similar rights.

On June 7, 2011, the board of directors of World Heart held a telephonic meeting with representatives of World Heart management and a representative of Cooley participating. Management updated the board on the sales process and HeartWare’s preliminary non-binding indication of interest and the board instructed management and Barclays to communicate to HeartWare that an adequate offer would need to offer a premium price on a relative basis, accounting for the exercise of outstanding warrants.

On June 9, 2011, a representative of Barclays informed Mr. Godshall that HeartWare’s preliminary non-binding indication of interest was inadequate and that an adequate offer would need to offer a premium price on a relative basis, accounting for the exercise of outstanding warrants. Mr. Godshall told the Barclays representative that HeartWare would need to see more information on World Heart to justify a higher price. The Barclays representative said that he would deliver HeartWare’s message to World Heart’s board of directors.

On June 10, 2011, a Barclays representative advised Mr. Godshall that HeartWare had advanced to the next phase of the auction process and that additional diligence materials would be made available to HeartWare.

From June 10, 2011 through June 14, 2011, representatives of Barclays exchanged email correspondence with Mr. Godshall regarding arranging an in-person meeting between representatives of HeartWare and World Heart and specific dates for such a meeting. Mr. Godshall communicated that an in-person meeting was not necessary at that point in time and that HeartWare would continue to review documents in the electronic data room.

On June 14, 2011, Mr. Martin provided an email update to the board of directors of World Heart on the sales process and next steps with HeartWare.

On June 16, 2011, Barclays provided Mr. Godshall with a second transaction process letter inviting HeartWare to submit an offer to acquire World Heart, outlining certain guidelines for the final proposal and setting a deadline of July 12, 2011.

On June 17, 2011, representatives of World Heart had a telephone call with representatives of HeartWare in order to provide a corporate update.

On June 22, 2011, at a regularly scheduled meeting of HeartWare’s board of directors, Mr. Godshall outlined the status of the World Heart auction process, the rationale underlying submission of a preliminary non-binding indication of interest, the technology under development at World Heart, World Heart’s investor profile and management’s requirements for further participation in the auction. After discussion, the board concurred with management’s approach to the opportunity.

On June 23, 2011, the board of directors of World Heart held a telephonic meeting with representatives of World Heart management, Cooley and Barclays. Representatives of Barclays reviewed the sales process and proposed next steps with HeartWare.

On July 12, 2011, a Barclays representative called Mr. Godshall to remind him of the pending deadline for the final proposal. Mr. Godshall indicated that HeartWare had decided not to make an offer to acquire World Heart due to uncertainty with the Levacor VAD program and the amount of cash required to move the MiFlow and PediaFlow VAD programs forward.

On July 13, 2011, the board of directors of World Heart held a telephonic meeting with representatives of World Heart management and Barclays to discuss HeartWare’s decision and to discuss options, including contacting HeartWare again.

On July 14, 2011, a Barclays representative called Mr. Godshall to solicit an increase to HeartWare’s preliminary non-binding indication of interest. Mr. Godshall declined.

Representatives of Barclays’ Capital contacted Mr. Godshall again on July 26, 2011 and were informed that Mr. Godshall needed additional diligence information regarding World Heart.

On July 27, 2011, Mr. Martin and Mr. Godshall discussed what additional information HeartWare might need to consider making a proposal to acquire World Heart. Mr. Martin also asked Mr. Godshall if HeartWare would consider a joint development agreement with a potential option to purchase. Mr. Godshall expressed initial interest in the new proposed structure but said HeartWare needed additional time to consider the proposal. Over the course of the next several weeks, World Heart continued to make additional diligence materials available to HeartWare.

On July 29, 2011, World Heart announced that it was ceasing its efforts to commercialize the Levacor VAD technology and intended to focus its resources on developing and commercializing its smaller, next-generation MiFlow VAD. With the lengthening BTT study delay associated with device refinements, World Heart did not believe that the Levacor VAD could be competitively commercialized. In connection with this decision, World Heart also announced that it would reduce its workforce by 42% and that it expected its existing capital resources to be sufficient to allow it to adequately advance the MiFlow VAD through the middle of 2012.

On August 4, 2011, Mr. Martin and Mr. Brown had a telephone call with Mr. Godshall to further discuss the joint development structure. Mr. Godshall expressed interest in exploring this structure.

On August 10, 2011, Mr. Martin, Mr. Brown and Mr. Jeff Arnold, a consultant to World Heart, met with Mr. Godshall at HeartWare’s offices in Boston to discuss potential partnership structuring alternatives.

On August 31, 2011, World Heart terminated its engagement letter with Barclays because the sales process had not yielded any potential buyers and the partnering alternatives being discussed with HeartWare were outside the scope of the original engagement with Barclays.

On September 1, 2011, the board of directors of World Heart held a telephonic meeting with representatives of World Heart management and a representative of Cooley participating. Management updated the board on the sales process and discussions with HeartWare and Company A and contacts with at least seven other companies, including Company C, to discuss potential partnering relationships. Other than Company C, none of the other identified partnering candidates were interested in further discussing a strategic transaction.

On September 9, 2011, Mr. Martin, Mr. Jasswalla and Mr. Gill Bearnson, Vice President of Research and Development of World Heart, met with Mr. Godshall, Mr. LaRose and Mr. Schuermann in Louisville to provide a technical update on World Heart’s programs.

On September 13, 2011, Mr. Brown contacted Mr. Godshall to inform him that certain information about World Heart requested by Mr. Godshall was being made available to HeartWare, including a copy of World Heart’s presentation from the September 9 meeting. Informal conversations continued between Mr. Martin and Mr. Godshall over the following weeks.

On September 14, 2011, World Heart initiated discussions with Company C about acquiring rights to the PediaFlow VAD program and related intellectual property. These discussions continued through February 13, 2012, at which point Company C decided not to continue further discussions.

On September 27, 2011, Mr. Martin had an email exchange with Mr. Godshall regarding next steps, including HeartWare’s further interest in a joint development program. Mr. Godshall said he was still considering the proposal.

On the same day, at a regularly scheduled meeting of HeartWare’s board of directors, Mr. Godshall discussed structuring a business relationship with World Heart to continue development of the World Heart technology subject to an option to acquire World Heart at a later date following satisfaction of specified performance milestones. After discussion, the board authorized Mr. Godshall to proceed on the basis outlined to the board.

On October 25, 2011, Mr. Godshall met with Mr. Martin and Mr. Brown in Salt Lake City to discuss possible alternative transaction structures, including a potential partnership arrangement, and was informed that two of World Heart’s three most significant stockholders would prefer a stock-for-stock acquisition rather than waiting for a potential transaction at a later time.

On October 27, 2011, the board of directors of World Heart held a telephonic meeting with representatives of World Heart management and a representative of Cooley participating. Management updated the board on the sales process and discussions with HeartWare, discussions with Company C about acquiring rights to the PediaFlow VAD program and related intellectual property and partnering discussions with Company A, which World Heart management had re-initiated.

During weeks of November 7, 2011 through January 23, 2012, Mr. Martin had periodic telephone conversations with Mr. Godshall concerning a potential joint venture or partnering arrangement.

On December 7, 2011, Mr. Martin suggested to Mr. Godshall that HeartWare consider the development potential of certain of World Heart’s issued and pending patent applications and other intellectual property.

On December 15, 2011, the board of directors of World Heart held a telephonic meeting with representatives of World Heart management and representatives of Cooley participating. Management updated the board on a potential partnership transaction with HeartWare and discussions with Company C about acquiring rights to the PediaFlow VAD program and related intellectual property. Although Company A and Company B had previously indicated that they might not be able to pursue a joint venture strategic transaction, management had contacted Company A and Company B again to determine if they were interested. Management communicated that Company A and Company B might not be able to pursue a joint venture strategic transaction at that time.

On December 20, 2011, Mr. Brown contacted Company B again to determine if Company B had any interest in acquiring certain non-core intellectual property rights from World Heart.

By the end of December, 2011, Company A had declined to pursue a strategic transaction with World Heart.

On January 4, 2012, a member of World Heart’s board of directors was contacted by a private company about the possibility of entering into a reverse merger with World Heart.

On January 9, 2012, Mr. Martin and Mr. Brown met in person with a representative of Company B at the JP Morgan Healthcare Conference in San Francisco to discuss potential licensing of certain non-core intellectual property of World Heart. Company B subsequently submitted a proposal to acquire a non-exclusive license/sub-license to certain non-core intellectual property for $250,000. Subsequently, World Heart contacted Company B to attempt to raise the price and Company B declined to do so.

During the weeks of January 9, 2012 through March 19, 2012, World Heart, its management team and some of its directors discussed potential reverse mergers with two private companies.

On January 26, 2012, Mr. Martin and Mr. Godshall discussed the breadth and depth of World Heart’s intellectual property portfolio in greater detail. At Mr. Godshall’s request, World Heart provided HeartWare with additional diligence materials related to intellectual property matters.

During the week of February 1, 2012, Mr. Martin had telephone conversations with Mr. Godshall communicating that World Heart needed a response from HeartWare on its intentions with respect to a strategic transaction, since World Heart was exploring other alternatives including a company wind-down, a distribution and/or a sale of certain intellectual property and a reverse merger transaction.

Following a series of internal discussions at HeartWare, on February 9, 2012, World Heart received a draft proposal letter from HeartWare, in which HeartWare proposed to acquire 100% of the fully diluted equity of World Heart for $7.5 million or alternatively $3 million for the intellectual property assets of World Heart, in each case payable in HeartWare common stock.

On February 10, 2012, the board of directors of World Heart held a telephonic meeting with representatives of World Heart management and representatives of Cooley. Management updated the board on the sales process, including the draft proposal letter from HeartWare.

On February 14, 2012, Mr. Martin had a telephone conversation with Mr. Godshall to discuss raising the offer price. Subsequent to the call, World Heart received a revised draft proposal letter from HeartWare increasing the offered amounts to $8 million for the full acquisition and $3.5 million for the acquisition of the intellectual property assets, payable in HeartWare common stock.

On February 15, 2012, the board of directors of World Heart met with representatives of management and, with representatives of Cooley participating, reviewed the revised offer letter from HeartWare. During the meeting, representatives of Cooley reviewed the board of directors’ fiduciary duties in the context of considering the HeartWare offer and World Heart’s strategic alternatives. The board of directors also reviewed the alternative of selling World Heart versus selling World Heart’s intellectual property for cash and then pursuing one of the proposed reverse mergers. The board of directors discussed the risks of reverse mergers, the lack of short term liquidity for the stockholders and the risk that the stockholders would not receive a price per share in excess of the price resulting from the $8 million aggregate price offered by HeartWare. The board of directors also discussed and approved a reduction in force subject to discussions with HeartWare as to the retention of certain employees and completion of HeartWare’s scheduled employee interview process.

That same day, at a special meeting of the board of directors of HeartWare, Mr. Godshall updated the board on the potential strategic initiative involving World Heart and summarized recent developments in respect of World Heart, including its discontinued development of the Levacor VAD, reduction in force, declining market capitalization, and the fact that it had received a third party offer to purchase or license certain of its intellectual property assets. The benefits and risks of a transaction with World Heart were discussed, following which the HeartWare board of directors authorized management to continue negotiations with World Heart on the basis presented to the board for the potential acquisition of World Heart for approximately $8 million in HeartWare common stock, subject to satisfactory completion of due diligence and negotiation of definitive acquisition documentation, and to take all steps deemed necessary or appropriate to consummate such a transaction.

Later that day, Mr. Martin notified Mr. Godshall that World Heart had accepted in principle HeartWare’s proposal to acquire 100% of the fully diluted equity of World Heart in a stock-for-stock acquisition, discussed the next steps to continue the diligence process and proposed a call between representatives of World Heart and HeartWare for the following day. Further, Mr. Godshall put Mr. Martin in touch with Mr. Michael Steinberg, HeartWare’s internal chief intellectual property counsel, so that they could coordinate preparation of a summary of World Heart’s intellectual property to be provided to HeartWare’s board of directors.

On February 16, 2012, Mr. Martin and Mr. Brown had a conference call with Mr. Godshall and Mr. Knopf to discuss the diligence process. Later in the day, Mr. Knopf sent Mr. Brown a preliminary due diligence request list.

On February 17, 2012, representatives of HeartWare visited with representatives of World Heart at World Heart’s Salt Lake City offices to discuss the technical projects, meet and evaluate employees, and inspect facility and equipment.

That same day, representatives of Shearman and Cooley, together with Mr. Knopf, discussed transaction structuring and process on a conference call. Later that day, Shearman sent a draft letter of intent to Cooley and HeartWare sent the same draft to World Heart. Discussions concerning anticipated development activities, the draft letter of intent and expected provisions of a merger agreement continued over the next several days.

From February 17, 2012 through March 30, 2012, HeartWare and its representatives continued their due diligence review of World Heart.

On February 22, 2012, World Heart provided Mr. Knopf a revised letter of intent incorporating comments of World Heart’s board of directors and counsel and Mr. Brown had a telephone call with Mr. Godshall and Mr. Knopf to negotiate the letter of intent. Mr. Godshall indicated that HeartWare needed additional protection in the event that the transaction should fail to close and that HeartWare would require a license of certain “non-core” World Heart intellectual property in that circumstance, in exchange for a $500,000 one-time license fee.

That same day, at a regularly scheduled meeting of the board of directors of HeartWare, Mr. Godshall and Mr. Knopf outlined the principal terms of the proposed acquisition of World Heart, the status of current discussions, World Heart’s technology under development and intellectual property portfolio, the primary risks and benefits of the transaction and contemplated deal protections. After discussion among the members of the HeartWare board of directors and management, and taking into account the factors described below in the section entitled “The Merger—HeartWare’s Reasons for the Merger”, the HeartWare board of directors approved the proposed transaction.

On February 23, 2012, World Heart filed a Form 8-K with the SEC announcing a substantial reduction in force. Later that day, Mr. Knopf sent a revised letter of intent to Mr. Martin and Mr. Brown which specified certain patents and patent applications that would be non-exclusively licensed to HeartWare for an upfront fee but royalty free in lieu of a termination fee under the merger agreement. Mr. Martin expressed concern with certain of the revisions to the letter of intent to Mr. Godshall. Mr. Martin also provided Mr. Godshall with an update on the status of certain development activities, World Heart’s reduction in force and the potential integration of World Heart’s operations with those of HeartWare.

That same day, Mr. Martin provided an email update to the board of directors of World Heart on HeartWare’s request for a license in the event that the acquisition should fail to close.

Between February 24 and February 28, 2012, HeartWare and World Heart and their respective legal counsel continued to negotiate the letter of intent and the principals continued discussions about intellectual property diligence.

On February 27, 2012, World Heart sent back a revised draft of letter of intent to HeartWare which reflected the purchase price, in terms of number of shares, to be determined at the closing of the transaction rather than signing and lowered the minimum cash required as a closing condition.

On February 28, 2012, Mr. Godshall met with Mr. Martin and Mr. Brown at World Heart’s offices in Salt Lake City to discuss the status of due diligence efforts, as well as the status of the letter of intent and merger agreement. The group also discussed specific terms in each document and discussed that at this point moving directly to negotiating a merger agreement instead of the letter of intent may be in the best interest of both parties.

On March 2, 2012, HeartWare provided a revised draft of the letter of intent to World Heart that included a collar on the maximum number of shares that would be issued in the event HeartWare’s stock decreased in price before closing. Mr. Martin updated the board of directors of World Heart on the current status of discussions with HeartWare, including the request for a collar. The board instructed Mr. Martin to reject the collar.

Later that day, Mr. Martin informed Mr. Godshall that World Heart’s board of directors determined that HeartWare’s offer to acquire World Heart for $8 million in HeartWare common stock would be acceptable, but asked that the proposed collar be deleted from the proposed terms. Mr. Martin further proposed that the parties discontinue negotiating the letter of intent and instead focus on preparation and negotiation of a definitive merger agreement. Later that day, Shearman sent a draft of a proposed merger agreement to Cooley.

Between March 2, 2012 and March 29, 2012, HeartWare completed its due diligence review of World Heart and representatives of Cooley and Shearman held multiple conference calls to discuss and negotiate definitive transaction documentation, including the proposed collar and the circumstances under which HeartWare would be entitled to a license of certain World Heart intellectual property in the event that the merger agreement was terminated.

On March 8, 2012, Shearman sent Cooley a proposed draft license agreement and on March 12, 2012, Cooley sent a revised draft of the proposed merger agreement to Shearman.

On March 15, 2012, the board of directors of World Heart held a telephonic meeting with representatives of World Heart management and Cooley to discuss open issues in the negotiations and the status of the transaction. A board member also reported on his continuing discussions with one of the possible reverse merger candidates including the ownership percentages in the combined company proposed by the other party and the board member’s feedback that the percentage ownership for World Heart stockholders would have to increase to make the reverse merger at all attractive.

On March 19, 2012, Shearman and Cooley discussed by conference call Cooley’s changes to the draft merger agreement initially prepared by Shearman, and Shearman sent Cooley a proposed draft voting agreement. The next day, Shearman sent a revised draft of the merger agreement to Cooley.

On March 21, 2012, Mr. Martin told Mr. Godshall that they were likely near agreement on the material terms of the transaction and that Mr. Martin would further apprise the World Heart board of directors on the following day.

On March 22 and March 23, 2012, Mr. Martin and Mr. Godshall continued to discuss and negotiate the remaining open commercial issues in the merger agreement and Shearman and Cooley continued to discuss by conference call and to exchange drafts of the merger agreement and the voting agreement reflecting the latest status of the negotiations. These conversations between Shearman and Cooley continued on March 26 and March 27.

On March 23, 2012, Mr. Martin had a telephone conversation with Mr. Godshall in which Mr. Godshall indicated that HeartWare wanted the flexibility of paying World Heart stockholders in either stock or cash and that HeartWare would revise the merger agreement to reflect this option.

On March 27, 2012, Mr. Martin apprised Mr. Godshall of the few remaining open commercial issues and told Mr. Godshall that he would provide an update to the World Heart board of directors that day.

Later that day, the board of directors of World Heart held a telephonic meeting with representatives of management and Cooley participating to discuss the remaining open issues, including the proposed right of HeartWare to elect to pay in stock or cash. On the evening of March 27, 2012, World Heart distributed a draft of the merger agreement, in substantially final form, to the board of directors of World Heart, together with related documents.

On March 28, 2011, Mr. Knopf circulated an electronic written consent to HeartWare’s board of directors confirming its prior approval of the proposed transaction, together with a draft of the merger agreement in its then current form and a proposed joint press release announcing the transaction. After responding to inquiries by telephone and email, Mr. Knopf received unanimous consent from the members of HeartWare’s board of directors by March 29, 2012.

On March 29, 2012, the board of directors of World Heart held a telephonic meeting with representatives of World Heart management to discuss the status of negotiations. Representatives of Cooley then reviewed the key provisions of the merger agreement, including structure and timing considerations, the non-solicitation clause and fiduciary exceptions that would permit World Heart to negotiate and accept a superior unsolicited offer, subject to compliance with the merger agreement and HeartWare’s matching rights, the change in board recommendation section, termination provisions, the license to HeartWare and the circumstances in which the license would become effective. Members of World Heart’s board asked questions and discussed the merger agreement and license agreement and related documentation. World Heart’s board also considered World Heart’s strategic alternatives, including winding down the company and liquidating its remaining assets or selling assets and pursuing a reverse merger transaction with a private company and determined that these alternatives were unlikely to result in the stockholders receiving greater value than the approximately 29 cents per share that would be obtained from the proposed merger. Following this discussion, World Heart’s board (unanimously but for one director who could not attend due to scheduling conflicts) determined that the merger is advisable and fair to and in the best interests of World Heart and its stockholders, unanimously approved and adopted the merger agreement and declared its advisability and approved the transactions contemplated thereby, including the merger, and unanimously recommended that World Heart’s stockholders vote to adopt the merger agreement at the World Heart special meeting.

After the close of business on March 29, 2012, World Heart, HeartWare, Merger Subsidiary (and, in the case of the voting agreements, certain shareholders of World Heart) executed the merger agreement and the other transaction agreements. Shortly thereafter, World Heart and HeartWare issued a joint press release announcing the transaction and the execution of the merger agreement.

Other than as set forth in this proxy statement/prospectus, including in this section, since April 1, 2010, to the best knowledge of HeartWare and World Heart, there have been no negotiations, transactions or material contacts between HeartWare or any of its affiliates and World Heart or any of its affiliates relating to any merger, consolidation, acquisition, tender offer for World Heart’s common stock, election of the directors of World Heart, or any sale or other transfer of a material amount of the assets of World Heart.

World Heart’s Reasons for the Merger and Recommendation of the World Heart Board of Directors

On March 29, 2012, the members of the World Heart board of directors voting at a meeting of the board of directors unanimously (i) determined that the merger is advisable and fair to and in the best interests of World Heart and its stockholders; (ii) approved and adopted the merger agreement and approved the merger and the other transactions contemplated by the merger agreement; and (iii) subject to the right of the World Heart board of directors to withdraw or modify its recommendation in accordance with the terms of the merger agreement, recommended the adoption of the merger agreement by World Heart stockholders and directed that the merger agreement and the merger be submitted for consideration by World Heart stockholders at the World Heart special meeting.

The World Heart board of directors considered the following factors in reaching its conclusion to approve and adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement and to recommend that World Heart stockholders adopt the merger agreement, all of which it viewed as generally supporting its decision to approve the business combination with HeartWare (which are not listed in any relative order or importance):

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the World Heart board of directors’ belief that World Heart had conducted a process to identify and contact viable acquisition partners to obtain the best available value to World Heart stockholders and created an opportunity for other potential interested parties to approach World Heart if such parties were interested in a possible acquisition of World Heart, as well as the fact that no potential interested parties approached World Heart;

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the World Heart board of directors’ and World Heart management’s assessment of World Heart’s ability to remain an independent company considering the fact that World Heart had stopped clinical trials on its lead product, is competing in a changing market with substantial regulatory hurdles and other risks and would require additional financing that might not be attainable in order to advance the development and potential commercialization of its remaining product;

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the belief of the World Heart board of directors, after a thorough review of strategic alternatives, that the value offered to stockholders pursuant to the merger is more favorable to the stockholders of World Heart than the potential value that might have resulted from other strategic opportunities potentially available to World Heart, including a liquidation of the company or pursuing a business combination transaction with another party. The World Heart board of directors considered the value per share that might be attained through a liquidation of World Heart, including the sale of World Heart’s intellectual property assets to HeartWare for $3.5 million, and settlement of its remaining liabilities (including its regulatory obligations with respect to the three clinical trial subjects still being supported on the Levacor VAD), the liquidation procedures for a public company organized in Delaware and likely timing for the stockholders’ receipt of a cash distribution and the tax consequences of a liquidation and determined that the liquidation value was likely to be substantially less than the approximately $0.29 per share offered in the merger. The board of directors also considered a potential sale of assets in combination with a stock-for-stock combination with a private company as a means of monetizing the value of World Heart’s public registration and redeploying its remaining cash and after-tax proceeds from any asset sales and determined that the available transactions were unlikely to produce greater net present value than the proposed merger;

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the fact that the members of the World Heart board of directors, personally or through affiliated entities, own more than 90% of the outstanding shares of World Heart common stock and, therefore, the interests of the World Heart board of directors are aligned with the interests of the other World Heart stockholders;

•	the expectation that World Heart would need to raise capital in the near term in order to continue to fund its ongoing operations and the limited financing sources;

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the fact that if HeartWare elects to pay the merger consideration in common stock of HeartWare, the World Heart board of directors’ belief that stockholders will have the choice of selling a more liquid stock or benefitting from the potential future appreciation in the value of HeartWare common stock;

•	the opportunity to have HeartWare satisfy the ongoing regulatory obligations of World Heart for the existing Levacor VAD patients and to potentially continue the development of the MiFlow VAD;

•	World Heart stockholders’ ability to potentially benefit from the development of the MiFlow VAD through the value of HeartWare common stock; and

•	the terms and conditions of the merger agreement which were the product of arm’s length negotiations between the parties, including the following related factors:

•	the limited number and nature of the conditions to HeartWare’s obligation to consummate the merger and the limited risk of non-satisfaction of such conditions;

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the conclusion of the World Heart board of directors that the license agreement with HeartWare, and the circumstances in which the license agreement may become effective, are reasonable in light of the benefits of the merger;

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the World Heart board of directors’ ability under the merger agreement to withdraw or modify its recommendation in favor of the adoption of the merger agreement in certain circumstances, including in connection with a superior offer, subject to the effectiveness of the license agreement;

•	the likelihood of satisfying the minimum cash condition;

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the right of the World Heart board of directors to approve selected actions by World Heart under the merger agreement, including amendments to the merger agreement, waivers of the merger agreement provisions and the termination of the merger agreement under selected circumstances; and

•	the likelihood that the merger will be consummated on a timely basis.

The World Heart board of directors also considered the potential risks of the merger and other potentially negative factors, including the following:

•	the inability of World Heart stockholders to realize the long-term value of the successful execution of World Heart’s current strategy as an independent company;

•	the possible loss of key management, technical or other personnel of World Heart during the pendency of the merger;

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the fact that, if HeartWare elects to pay the merger consideration in cash, the receipt of cash as merger consideration generally will be taxable to World Heart stockholders for U.S. federal income tax purposes;

•	the risk of diverting management’s attention from other strategic priorities to implement merger integration efforts;

•	the negative impact of any customer confusion or delay in purchase commitments after the announcement of the merger;

•	the risk that the merger might not be consummated in a timely manner or at all and the trading price of World Heart’s common stock may be adversely affected;

•	the risk to World Heart’s business, sales, operations and financial results in the event that the merger is not consummated;

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the fact that, pursuant to the merger agreement, World Heart must generally conduct its business in the ordinary course and that World Heart is subject to a variety of other restrictions on the conduct of its business prior to the closing of the merger or the termination of the merger agreement;

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the effectiveness of the license agreement with HeartWare upon the occurrence of certain events, including the possibility that the license agreement may deter other potential acquirers from proposing an alternative transaction that may be more advantageous to World Heart stockholders; and

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that certain terms of the merger agreement and related voting agreements prohibit World Heart and its representatives from soliciting third party bids and from accepting, approving or recommending third party bids except in limited circumstances, which terms could reduce the likelihood that other potential acquirers would propose an alternative transaction that may be more advantageous to World Heart stockholders.

The World Heart board of directors concluded that the risks, uncertainties, restrictions and potentially negative factors associated with the merger are outweighed by the potential benefits of the merger.

The foregoing description of the World Heart board of directors’ reasons for its recommendation to adopt the merger agreement is not meant to be exhaustive, but addresses the material information and factors considered by the World Heart board of directors in consideration of its recommendation. In view of the wide variety of factors considered by the World Heart board of directors in connection with the evaluation of the merger and the complexity of these matters, the World Heart board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Rather, the directors made their determinations and recommendations based on the totality of the information presented to them, and the judgments of individual members of the World Heart board of directors may have been influenced to a greater or lesser degree by different factors. In arriving at their respective recommendations, the members of the World Heart board of directors were aware of the interests of executive officers and directors of World Heart as described under “The Merger—Interests of World Heart Directors and Executive Officers in the Merger” beginning on page 59.

The World Heart board of directors recommends that World Heart stockholders vote “FOR” the adoption of the merger agreement.

HeartWare’s Reasons for the Merger

The HeartWare board of directors approved the merger agreement and the transactions contemplated by the merger agreement. In reaching its decision to approve the merger agreement, the HeartWare board of directors consulted with senior members of HeartWare’s management team and with its legal advisors regarding the results of the due diligence efforts undertaken by management and HeartWare’s legal advisors. In reaching its decision to approve the merger agreement, the HeartWare board of directors considered a variety of factors, including the following:

•	Strengthened Business.

•	The expansion of HeartWare’s intellectual property and technology portfolio;

•	The complementary nature of the technology and products of World Heart; and

•	Broader opportunities for the development of technologies and products in the future.

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Merger Consideration. Under the merger agreement, each share of World Heart common stock will be converted, at HeartWare’s election, into either (i) the right to receive the number of shares of HeartWare common stock equal to the quotient determined by dividing per share merger consideration by the average of the per share closing prices of HeartWare common stock on the NASDAQ Stock Market during the ten consecutive trading days ending on (and including) the trading day that is one calendar day prior to the date of the closing of the merger or (ii) cash equal to the per share merger consideration. The per share merger consideration will be determined by dividing $8 million by the number of shares of World Heart common stock outstanding as of immediately prior to the effective time of the merger. See “The Merger Agreement—Merger Consideration” beginning on page 66 of this proxy statement/prospectus.

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The HeartWare board of directors also considered that, pursuant to the merger agreement, World Heart will have an aggregate amount of at least $4 million of cash or cash equivalents on hand (net of certain liabilities) as of the effective time of the merger.

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Terms of the Merger Agreement. The HeartWare board of directors reviewed the terms of the merger agreement, including the provisions in the merger agreement that prohibit World Heart from soliciting other acquisition proposals and the circumstances under which a termination of the merger agreement would result in the license agreement becoming effective.

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Relative Size of the Acquisition. The number of shares of HeartWare common stock that HeartWare expects to issue as the merger consideration is expected to represent only approximately 1% of the total outstanding common stock of HeartWare.

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Voting Agreements. The agreement by New Leaf Ventures II L.P., Venrock Associates V, L.P., Venrock Entrepreneurs Fund V, L.P., Venrock Partners V, L.P., and World Heart director Austin Marxe to each enter into a voting agreement with HeartWare under which each of these stockholders has agreed, with respect to an aggregate of 11,666,294 shares of World Heart common stock, which represents approximately [42]% of the outstanding shares of World Heart common stock as of the record date, to vote (or cause to be voted) these shares in favor of the merger and the merger agreement, and to vote (or cause to be voted) their shares against any competing proposal, subject to the terms and conditions of the voting agreements. See “The Voting Agreements” beginning on page 85 of this proxy statement/prospectus.

Potential Negative Considerations. The HeartWare board of directors considered a number of potentially negative factors, as well as related mitigating factors, in its deliberations concerning the merger agreement, including:

•	The possibility that the merger might not be completed or might be unduly delayed, and the potential adverse consequences thereof.

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The possibility that World Heart will have an aggregate amount of cash or cash equivalents (net of certain liabilities) on hand at the effective time of the merger that is less than the amount required by the merger agreement.

•

The possibility that World Heart’s pending patent applications may not issue as patents or, if issued, may not issue in a form that will provide HeartWare with any meaningful protection or competitive advantage.

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The time and effort incurred in connection with the negotiation and implementation of the merger and involved in integrating the two companies following the closing, including the risk of diverting management’s attention from the operation of HeartWare’s business and from other strategic priorities.

•	The other risks of the type and nature described under “Risk Factors—Risks Related to the Merger” beginning on page 16 of this proxy statement/prospectus.

After consideration of these factors, the HeartWare board of directors determined that these risks could be mitigated or managed by HeartWare, World Heart or by the combined company following the merger, were reasonably acceptable under the circumstances or, in light of the anticipated benefits, the risks were unlikely to have a materially adverse impact on the merger or on the combined company following the merger, and that, overall, these risks were significantly outweighed by the potential benefits of the merger.

The HeartWare board of directors considered all of the foregoing factors as a whole and determined to approve the merger agreement and the transactions contemplated by the merger agreement.

The foregoing description of the information and factors considered by the HeartWare board of directors is not exhaustive, but HeartWare believes it includes all the material factors considered by the HeartWare board of directors. In view of the wide variety of factors considered by the HeartWare board of directors in connection with its evaluation of the merger and the complexity of these matters, the HeartWare board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the HeartWare board of directors made its decision based on the totality of information presented to it and the investigation it conducted. In considering the factors described above, individual HeartWare directors may have given different weights to different factors.

Interests of World Heart Directors and Executive Officers in the Merger

In considering the recommendation of World Heart’s board of directors with respect to the merger, you should be aware that some of World Heart’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of World Heart stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. World Heart’s board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger.

Merger-Related Compensation

In accordance with Item 402(t) of the SEC’s Regulation S-K, the following table sets forth—for World Heart’s chief executive officer and for its two most highly compensated executive officers, other than the chief executive officer, serving as such at the end of World Heart’s fiscal year ended December 31, 2011, sometimes referred to collectively as the “named executive officers”—certain compensation related to the merger.

Golden Parachute Compensation (1)

Name	Cash		Perquisites/Benefits		Total
John Alexander Martin (2)	$466,099	(4)	$19,477	(7)	$485,576
Morgan R. Brown	$260,100	(5)	$14,608	(8)	$274,708
Dr. John C. Woodard (3)	$204,680	(6)	—	(9)	$204,680

(1)	World Heart’s named executive officers will not receive any consideration pursuant to the merger agreement in connection with the cancellation of their options upon the consummation of the merger.
(2)	Mr. Martin’s employment with World Heart was terminated effective April 20, 2012.
(3)	Dr. Woodard’s employment with World Heart was terminated effective February 24, 2012.
(4)	Represents a payment equal to twelve months base salary, 100% of target annual bonus in effect at the date of the merger agreement and 100% of the pro-rata target annual bonus for the four months worked in 2012 prior to employee’s termination.
(5)	Represents a payment equal to nine months base salary, 75% of target annual bonus in effect at the date of the merger agreement and 100% of the pro-rata target annual bonus for the period worked in 2012 prior to employee’s termination (estimated at six months based on the anticipated closing date of the merger).
(6)	Represents a payment equal to nine months base salary, 75% of target annual bonus in effect at the date of the merger agreement and 100% of the pro-rata target annual bonus for the two months worked in 2012 prior to employee’s termination.
(7)	Payments of premiums for continued health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for twelve months.
(8)	Payments of premiums for continued health insurance coverage under COBRA for nine months.
(9)	Dr. Woodard did not elect COBRA coverage in connection with his termination from employment.

For additional information on the compensation and benefits described above, see the relevant sections directly below.

Treatment of Stock Options

As of the record date, there were [—] shares of World Heart common stock subject to stock options granted under World Heart’s 2006 Equity Incentive Plan to World Heart’s current executive officers and directors. All of these outstanding stock options, like all other options granted under World Heart’s 2006 Equity Incentive Plan and held by then-current employees, consultants or directors of World Heart, will vest immediately prior to the effective time of the merger and terminate for no consideration as of the effective time of the merger.

Because none of the outstanding stock options held by World Heart directors and executive officers are “in-the-money” (i.e., all of such outstanding stock options have an exercise price greater than the per-share consideration to be received by World Heart stockholders in the merger), World Heart expects that such stock options will not be exercised and will be cancelled as of the effective time of the merger. World Heart executive officers and directors will not receive any consideration pursuant to the merger agreement in connection with the cancellation of their options upon the consummation of the merger.

Change of Control and Severance Agreements

On September 8, 2009, World Heart entered into a change of control and severance agreement with each of John Alexander Martin and Morgan R. Brown, and on June 14, 2010, World Heart entered into a change of control and severance agreement with Dr. John C. Woodard, or the Change of Control and Severance Agreements. The agreements were previously approved by the Compensation Committee of World Heart’s board of directors. The Change of Control and Severance Agreements provide the executive officers certain severance and change of control benefits. If World Heart terminates the executive officer without Cause or if the executive officer resigns with Good Reason immediately prior to, as of, or within 12 months following a Change of Control, as those terms are defined in the Change of Control and Severance Agreements, then each of these executive officers will be entitled to: (i) a payment equal to a certain number of months of his base salary (twelve months for Mr. Martin and nine months for Mr. Brown and Dr. Woodard) and a certain percentage of his target annual bonus then in effect (100% for Mr. Martin and 75% for Mr. Brown and Dr. Woodard), (ii) vesting acceleration of outstanding stock options or restricted stock awards (100% for Mr. Martin, 75% for Mr. Brown and 50% for Dr. Woodard), and (iii) payments of premiums for continued health insurance coverage under COBRA for up to the same number of months as the severance period, all of which are subject to the executive officer’s execution of a binding release of claims. Dr. Woodard’s employment with World Heart was terminated effective February 24, 2012 and Dr. Woodard did not elect any COBRA benefits. Mr. Martin’s employment with World Heart was terminated effective April 20, 2012.

Indemnification of Directors and Officers; Insurance

Under the merger agreement, HeartWare has agreed that the surviving corporation will assume certain indemnification obligations in favor of current or former directors, officers, employees, fiduciaries or agents of World Heart or any of its subsidiaries for acts or omissions occurring prior to the effective time of the merger. Additionally, HeartWare has agreed that the surviving corporation will maintain World Heart’s current insurance coverage with respect to World Heart’s officer and directors, or, alternatively, obtain new insurance policies with comparable terms.

Please see “The Merger Agreement—Indemnification and Insurance” beginning on page 79, where these matters are described in more detail.

Ownership of HeartWare Following the Merger

Based on the number of outstanding shares of World Heart common stock on the World Heart record date, the number of outstanding shares of HeartWare common stock on [—], 2012 and given a total merger consideration in the amount of $8 million, we anticipate that the holders of outstanding shares of World Heart common stock will own approximately  1% of the outstanding shares of HeartWare common stock following the merger.

Effective Time of the Merger

The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware or at such other time as is agreed upon by HeartWare and World Heart and specified as the effective time in the certificate of merger. The filing of the certificate of merger will occur as soon as practicable after satisfaction or waiver of the conditions to the completion of the merger, as described in the merger agreement. As a result of the merger, World Heart will become an indirect wholly owned subsidiary of HeartWare, all of the outstanding shares of World Heart common stock will be cancelled and the former World Heart stockholders will be entitled to receive the merger consideration.

Public Trading Markets

HeartWare common stock trades on the NASDAQ Stock Market under the symbol “HTWR” and HeartWare CDIs trade on ASX under the symbol “HIN.” World Heart common stock trades on the NASDAQ Capital Market under the symbol “WHRT.” Upon completion of the merger, World Heart common stock will be delisted from the NASDAQ Capital Market and deregistered under the Exchange Act. HeartWare will apply to have the shares of HeartWare common stock to be issued in the merger approved for listing on the NASDAQ Stock Market.

HeartWare’s Dividend Policy

The holders of HeartWare common stock receive dividends if and when declared by the HeartWare board of directors. HeartWare has not declared or paid any dividends on its common stock and does not intend to pay dividends in the foreseeable future.

Material United States Federal Income Tax Consequences of the Merger

The following summary describes the material U.S. federal income tax consequences to holders of World Heart common stock upon an exchange of their World Heart common stock for HeartWare common stock and/or cash in the merger. The following summary is based upon the Internal Revenue Code, existing and proposed Treasury regulations and published administrative rulings and court decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. The following summary does not address the following: (i) the tax consequences of the merger under U.S. federal non-income tax laws or under state, local or non-U.S. tax laws; or (ii) the tax consequences of the ownership or disposition of HeartWare common stock acquired in the merger.

Except as specifically set forth below, this summary addresses only those World Heart stockholders that are U.S. persons for U.S. federal income tax purposes. You are a U.S. person for purposes of this summary if you are:

•	a citizen or resident of the United States;

•	a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or of any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (a) (i) a court within the United States is able to exercise primary supervision over the trust, and (ii) one or more U.S. persons have authority to control all substantial decisions of the trust, or (b) the trust has made an election under applicable Treasury regulations to be treated as a U.S. person.

This summary addresses only those World Heart stockholders that hold their World Heart common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code and does not address all the U.S. federal income tax consequences that may be relevant to particular World Heart stockholders in light of their individual circumstances or to World Heart stockholders that are subject to special rules, such as:

•	financial institutions;

•	investors in pass-through entities;

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting;

•	persons that hold World Heart common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	regulated investment companies;

•	real estate investment trusts;

•	certain U.S. expatriates and former long-term residents;

•	stockholders who are subject to the alternative minimum tax provisions of the Internal Revenue Code;

•	persons whose “functional currency” is not the U.S. dollar; and

•	stockholders who acquired their World Heart common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) holds World Heart common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the merger to them.

Holders of World Heart common stock are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of the merger in light of their personal circumstances and the consequences of the merger under U.S. federal non-income tax laws and state, local and non-U.S. tax laws.

In General

Pursuant to the merger agreement, the acquisition of World Heart by HeartWare will be effected either as (i) a transaction intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, if HeartWare does not exercise the HeartWare cash election, or otherwise, (ii) a transaction that is not intended to qualify as a “reorganization” and that will result in recognition of gain or loss by World Heart stockholders for U.S. federal income tax purposes.

To the extent the HeartWare cash election is not made: (i) HeartWare and World Heart intend to treat the merger as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and (ii) HeartWare and World Heart will cooperate and use their respective reasonable best efforts in order for (i) HeartWare to obtain the opinion of Shearman, and (ii) World Heart to obtain the opinion of Cooley, each to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for United States federal income tax purposes, the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code and that each of HeartWare, Merger Subsidiary and World Heart will be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

The tax opinions described in the preceding paragraph will be based on certain assumptions and on representation letters provided by HeartWare and World Heart. The determination by Shearman and Cooley as to whether the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code will depend upon the facts and circumstances (including as set forth in the representation letters) and law existing at the effective time of the merger. It is possible that HeartWare and/or World Heart will not be able to obtain its respective tax opinion. If any of the representations in the representation letters is or becomes inaccurate, then the tax opinions may no longer be valid. Neither of these tax opinions will be binding on the IRS and will not preclude the IRS from asserting, or a court from sustaining, a contrary conclusion. Neither HeartWare nor World Heart intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Thus, even if the HeartWare cash election is not made, there can be no assurance that the merger will qualify as a “reorganization.”

If HeartWare makes the HeartWare cash election, the merger will not qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. In such event, the acquisition of World Heart will be treated as a transaction in which full gain or loss is recognized by World Heart stockholders for U.S. federal income tax purposes. The possibility of a fully taxable transaction should not be dismissed.

Treatment as a Reorganization

Assuming that the HeartWare cash election is not made and that the merger is treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, the following material U.S. federal income tax consequences generally will result:

•	HeartWare, Merger Subsidiary and World Heart generally will recognize no gain or loss solely as a result of the merger;

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A World Heart stockholder that exchanges World Heart common stock for HeartWare common stock pursuant to the merger will not recognize gain or loss (other than with respect to any cash received with respect to a fractional share of HeartWare common stock). If a World Heart stockholder receives cash in lieu of fractional shares of HeartWare common stock in connection with the merger, the stockholder generally will recognize capital gain or loss equal to the difference between the amount of cash received in lieu of the fractional shares of HeartWare common stock and the portion of the stockholder’s adjusted tax basis in its World Heart common stock surrendered that is allocable to the fractional shares.

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A World Heart stockholder will have an aggregate initial tax basis in the HeartWare common stock received in the merger equal to the stockholder’s aggregate adjusted tax basis in its World Heart common stock surrendered reduced by the portion of the stockholder’s adjusted tax basis in its World Heart common stock surrendered that is allocable to fractional shares of HeartWare common stock for which cash is received.

•	The holding period for HeartWare common stock received by a World Heart stockholder in the merger will include the holding period for the World Heart common stock surrendered.

Any capital gain that is recognized on the exchanges described above will be long-term capital gain if the stockholder’s holding period with respect to its World Heart common stock exceeds one (1) year. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum U.S. federal income tax rate of 15%. Short-term capital gains are taxed at ordinary income rates.

A World Heart stockholder who receives HeartWare common stock in connection with the merger will be required to retain records pertaining to the merger. In addition, a World Heart stockholder who, immediately before the merger, owned at least 5% (by vote or value) of the total outstanding stock of World Heart is required to attach a statement to its U.S. federal income tax return for the year in which the merger is completed that sets forth such stockholder’s tax basis in its World Heart common stock surrendered and the fair market value of such stock.

Treatment as a Fully Taxable Transaction

If the HeartWare cash election is made, the merger will not qualify as a “reorganization.” Instead, the merger will be fully taxable for U.S. federal income tax purposes and World Heart stockholders will recognize gain or loss on the exchange of their World Heart common stock for cash. In general, each World Heart stockholder will recognize capital gain or loss in the merger in an amount equal to the difference between (i) the sum of the amount of cash received and (ii) the stockholder’s adjusted tax basis in its World Heart common stock surrendered. The capital gain or loss will be long-term capital gain or loss if the stockholder had held the World Heart common stock surrendered for more than one year. Long-term capital gains of non-corporate taxpayers currently are taxed at a maximum U.S. federal income tax rate of 15%. Short-term capital gains are taxed at ordinary income rates.

If a World Heart stockholder acquired different blocks of World Heart common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of HeartWare common stock.

Dissenting World Heart Stockholders

The above summary does not apply to World Heart stockholders who properly perfect dissenters’ rights. Generally, a World Heart stockholder who perfects dissenters’ rights with respect to such stockholder’s World Heart common stock will recognize capital gain or loss equal to the difference between such stockholder’s adjusted tax basis in such World Heart common stock and the amount of cash received in exchange for such stock.

Certain Considerations for Non-U.S. Stockholders

This section describes certain considerations for World Heart stockholders that are not U.S. persons, which we will refer to as non-U.S. stockholders.

Any capital gain recognized by a non-U.S. stockholder as a result of the exchange of World Heart common stock in connection with the merger generally will not be subject to U.S. federal income tax unless: (i) the gain is effectively connected with the conduct of a trade or business in the United States and, if an applicable income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. stockholder (in this case, such non-U.S. stockholder will be subject to U.S. federal income tax on the net gain derived from the disposition in the same manner as if the non-U.S. stockholder was a U.S. person, and if the non-U.S. stockholder is a corporation, it may be subject to the additional “branch profits tax” at a 30% rate or a lower rate specified by an applicable income tax treaty); or (ii) the non-U.S. stockholder is an individual present in the United States for 183 days or more in the taxable year in which the disposition occurs and certain other conditions are met (in this case, the individual non-U.S. stockholder will be subject to a flat 30% U.S. federal income tax on the gain derived from the disposition, which tax may be offset by U.S. source capital losses recognized in the same taxable year).

Backup Withholding

Certain World Heart stockholders may be subject to backup withholding of U.S. federal income tax, at a rate of 28%, with respect to the consideration received pursuant to the merger. Backup withholding will not apply, however, to a World Heart stockholder that (i) is a U.S. person and furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or a substantially similar form, (ii) provides a certification of its status as a non-U.S. stockholder on an appropriate IRS Form W-8 or successor form or (iii) is otherwise exempt from backup withholding, such as a corporation, and provides appropriate proof of the applicable exemption. Any amounts withheld from payments to a World Heart stockholder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the World Heart stockholder’s U.S. federal income tax liability, if any, provided that the World Heart stockholder timely furnishes the required information to the IRS.

THE FOREGOING SUMMARY IS INTENDED ONLY AS A SUMMARY AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. WORLD HEART STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT TO THEM.

THE MERGER AGREEMENT

This section of the proxy statement/prospectus describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. The merger agreement and the following description under this heading “The Merger Agreement” have been included to provide you with information regarding the terms of the merger agreement. They are not intended to provide any other factual information about HeartWare or World Heart. That information can be found elsewhere in this proxy statement/prospectus and in the other public filings made by HeartWare or World Heart with the SEC, which are available without charge. See “Where You Can Find More Information” beginning on page 204.

The merger agreement contains representations and warranties the parties made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between HeartWare and World Heart and may be subject to important qualifications and limitations agreed by HeartWare and World Heart in connection with negotiating its terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality different from those generally applicable to stockholders or were used for the purpose of allocating risk between HeartWare and World Heart rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties in the merger agreement (or the summaries contained herein) as characterizations of the actual state of facts about HeartWare or World Heart. The representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus and in the entirety of public disclosure about HeartWare and World Heart set forth in the companies’ SEC filings, which are available without charge. See “Where You Can Find More Information” beginning on page 204.

The Merger

Pursuant to the merger agreement, Merger Subsidiary will merge with and into World Heart, with World Heart surviving the merger as an indirect wholly owned subsidiary of HeartWare, which we refer to as the surviving corporation.

Merger Consideration

At the effective time of the merger, each share of World Heart common stock issued and outstanding immediately prior to the effective time of the merger will either be converted into the right to receive the number of shares of HeartWare common stock equal to the quotient determined by dividing the per share merger consideration by the average of the per share closing prices of HeartWare common stock on the NASDAQ Stock Market during the ten consecutive trading days ending on (and including) the trading day that is one calendar day prior to the date of the closing of the transaction or cash equal to the per share merger consideration at HeartWare’s election. The per share merger consideration will be determined by dividing $8 million by the number of shares of World Heart common stock outstanding as of immediately prior to the effective time of the merger (which consideration we refer to below as the per share consideration), other than:

•	shares held in the treasury of World Heart or owned by HeartWare or any direct or indirect subsidiary of HeartWare (including Merger Subsidiary), which shares will be cancelled; and

•	if HeartWare exercises the HeartWare cash election, shares held by holders who have properly demanded and perfected their dissenters’ rights.

HeartWare will not issue any fractional shares of HeartWare common stock in the merger. Instead, a World Heart stockholder who otherwise would have received a fraction of a share of HeartWare common stock (after taking into account all fractional share interests held by such holder) will receive an amount in cash, without interest, rounded down to the nearest whole cent, and subject to any applicable withholding taxes, in lieu thereof equal to such fractional interest multiplied by the average of the per share closing prices of HeartWare common stock on the NASDAQ Stock Market during the ten consecutive trading days ending on (and including) the trading day that is one calendar day prior to the date of the closing of the transaction.

HeartWare may make an irrevocable election, in its sole and absolute discretion, not later than three business days prior to the effective time of the merger and no later than one business day following the satisfaction or waiver of the closing conditions (other than those conditions that by their terms are to be satisfied at the closing), upon written notice to World Heart, to exercise the HeartWare cash election.

If the number of shares of HeartWare or World Heart capital stock outstanding changes before the merger is completed for any reason, including by reason of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities of a subsidiary of HeartWare or World Heart or of securities convertible into World Heart common stock or HeartWare common stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, then appropriate adjustments to amounts payable in the merger will be made to account for such change.

Each unexercised warrant issued by World Heart pursuant to that certain Securities Purchase Agreement, dated October 13, 2010, by and among World Heart and the purchasers identified therein issued and outstanding immediately prior to the effective time of the merger will be converted automatically into solely the right of each such warrantholder to elect to receive from the surviving corporation an amount of cash equal to the Black Scholes Value (as defined in the warrant) pursuant to the terms of the warrant (without interest, rounded down to the nearest whole cent and subject to the amount of any applicable withholding taxes). To elect to receive such cash, a warrantholder must deliver the election request to the surviving corporation before the ninetieth (90th) day after the effective time of the merger.

The warrants issued by World Heart pursuant to that certain Securities Purchase Agreement, dated January 21, 2010, by and among World Heart and the purchasers identified therein, as well as the warrants issued by World Heart in connection with that certain Consulting Services Agreement, dated as of April 2, 2007, between World Hearts Inc., a wholly owned subsidiary of World Heart, and Genesis Select Corporation, that are issued and outstanding immediately prior to the effective time of the merger will not be affected by the consummation of the merger and will continue to be governed by their existing terms and conditions.

Treatment of Stock Options

Prior to the effective time of the merger, World Heart will take all necessary action, to: (i) terminate World Heart’s 2006 Equity Incentive Plan, (ii) provide that each outstanding option to purchase shares of World Heart common stock (referred to herein as a stock option) granted under World Heart’s 2006 Equity Incentive Plan that is held by a then current employee, consultant or director of World Heart and that remains outstanding and unexercised as of immediately prior to the effective time of the merger, whether or not vested or exercisable, will become fully vested and exercisable as of the effective time of the merger; and (iii) terminate for no consideration, as of the effective time of the merger, each stock option that is outstanding and unexercised as of the effective time of the merger.

Exchange of Certificates

Prior to the effective time of the merger, HeartWare will appoint an exchange agent for the payment of merger consideration. At the effective time of the merger, HeartWare will deposit with the exchange agent either (i) shares in book-entry form, representing shares of HeartWare common stock and cash as required to make payments in lieu of any fractional shares, as described above, or, if HeartWare exercises its right to pay World Heart stockholders in cash instead of HeartWare common stock, (ii) cash in an amount sufficient to pay the aggregate merger consideration.

Surrender of Certificates

Promptly following the effective time of the merger, HeartWare has agreed to send World Heart stockholders a letter of transmittal and instructions advising World Heart stockholders how to surrender certificates in exchange for the merger consideration. The exchange agent will pay World Heart stockholders their merger consideration after World Heart stockholders have (i) surrendered their certificates to the exchange agent, or in the case of book-entry shares, followed the applicable procedures set forth in the letter of transmittal, and (ii) provided to the exchange agent a duly signed and completed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration.

Stock Transfer Books and Share Transfers

After the effective time of the merger, there will be no further transfers on the stock transfer books of World Heart. If certificates are presented to the exchange agent or HeartWare, or transfer is sought for book-entry shares, such certificates or book-entry shares will be cancelled and exchanged as set forth under this heading “The Merger Agreement—Exchange of Certificates.”

Investment and Return of Exchange Fund

The exchange agent will invest the cash portion of the merger consideration deposited with the exchange agent as directed by HeartWare. Any interest or other income resulting from such investments will be paid to HeartWare.

Any portion of the merger consideration deposited with the exchange agent (including any proceeds of the investment thereof) that remains undistributed to a World Heart stockholder nine months after the effective time of the merger will be delivered to HeartWare upon demand, and any World Heart stockholder that has not complied with the exchange procedure will thereafter look only to HeartWare for payment of the merger consideration.

Lost Certificates

If a certificate for World Heart common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration payable under the merger agreement upon receipt of an affidavit from the applicable World Heart stockholder of that fact and, if required by the surviving corporation, the posting of a bond in an amount as the surviving corporation reasonably directs as indemnity against any claim that may be made with respect to such certificate by the applicable World Heart stockholder.

Dividends on HeartWare Common Stock

No dividends or other distributions with respect to shares of HeartWare common stock constituting part of the merger consideration, and no cash payment in lieu of fractional shares, will be paid to the holder of any certificates not surrendered or of any book-entry shares not transferred until such certificates or book-entry shares are surrendered or transferred in accordance with the exchange procedures.

Withholding

HeartWare, Merger Subsidiary, the surviving corporation and the exchange agent will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the merger agreement in respect of shares of World Heart common stock such amount as it determines, in good faith, is required to be deducted and withheld with respect to the making of such payment under any provision of applicable state, local or foreign tax law or any other law.

The Surviving Corporation

At the effective time of the merger, the certificate of incorporation of the surviving corporation will be amended in its entirety to read the same as the certificate of incorporation of Merger Subsidiary as in effect immediately prior to the effective time of the merger until thereafter amended, provided that Article I thereof will be amended to read: “The name of the corporation is World Heart Corporation.” Unless otherwise determined by HeartWare prior to the effective time of the merger, at the effective time of the merger, the bylaws of the surviving corporation will be amended and restated in their entirety to read the same as the bylaws of Merger Subsidiary as in effect immediately prior to the effective time of the merger, until thereafter amended. The directors of Merger Subsidiary immediately prior to the effective time of the merger will be the initial directors of the surviving corporation and the officers of Merger Subsidiary immediately prior to the effective time of the merger will be the initial officers of the surviving corporation.

Representations and Warranties

The merger agreement contains representations and warranties made by World Heart to HeartWare and Merger Subsidiary and representations and warranties made by HeartWare and Merger Subsidiary to World Heart. None of the representations and warranties of the parties to the merger agreement will survive the effective time of the merger. As previously described on page 66 of this proxy statement/prospectus, you should not rely on these representations and warranties or the summaries contained herein as characterizations of the actual state of facts about HeartWare or World Heart. These representations and warranties should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus and in the entirety of public disclosure about HeartWare and World Heart set forth in the companies’ SEC filings, which are available without charge. See “Where You Can Find More Information” beginning on page 204.

In the merger agreement, World Heart made representations and warranties relating to, among other things:

•	corporate existence and qualification;

•	no violation under its certificate of incorporation or bylaws;

•	capitalization;

•	authorization to enter into and perform its obligations under, and enforceability of, the merger agreement;

•	the absence of conflicts with or defaults under its organizational documents, contracts and applicable laws;

•	the absence of the need for any consent, approval, authorization or permit of, filing with or notification to any governmental authority;

•	compliance with permits, including certain regulations of the FDA and similar laws;

•

compliance with SEC requirements and the accuracy of information contained in SEC filings including financial statements, and compliance with the requirements of the Sarbanes-Oxley Act of 2002 and other matters relating to the internal controls of World Heart;

•	the absence of certain changes since January 1, 2011;

•	the absence of pending or threatened litigation;

•	employee and benefits matters, including benefit plans and compliance with the Employee Retirement Income Securities Act of 1974, as amended, and labor matters;

•	real property matters and title to assets;

•	owned and licensed intellectual property matters;

•	tax matters;

•	environmental law compliance;

•	material contracts;

•	insurance policies;

•	compliance with the Foreign Corrupt Practices Act of 1977 and other anti-corruption laws;

•	interested party transactions;

•	the absence of a stockholder rights plan; and

•	engagement and payment of fees of brokers, finders and investment bankers.

HeartWare and Merger Subsidiary also made representations and warranties relating to, among other things:

•	corporate existence;

•	no violation under certificate of incorporation or bylaws;

•	capitalization;

•	authorization to enter into and perform its obligations under, and enforceability of, the merger agreement;

•	no requirement for a HeartWare stockholder vote in connection with the merger;

•	the absence of conflicts with or defaults under organizational documents, contracts and applicable laws;

•	the absence of the need for any consent, approval, authorization or permit of, filing with or notification to any governmental authority;

•

compliance with SEC requirements and the accuracy of information contained in SEC filings including financial statements, and compliance with the requirements of the Sarbanes-Oxley Act of 2002 and other matters relating to the internal controls of HeartWare;

•	absence of certain changes since January 1, 2011;

•	the absence of pending or threatened litigation;

•	Merger Subsidiary formation for sole purpose of facilitation of the merger; and

•	engagement and payment of fees of brokers, finders and investment bankers.

Many of World Heart’s and HeartWare’s representations and warranties are qualified by a material adverse effect standard. “Material adverse effect” for World Heart is defined to mean any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of World Heart and its subsidiaries taken as a whole or (b) would prevent or materially delay consummation of the merger and the other transactions contemplated by the merger agreement and the voting agreements (referred to herein as the transactions) by World Heart or otherwise prevent or materially delay World Heart from performing its obligations under the merger agreement; provided that the following will not be taken into account in determining whether a World Heart material adverse effect has occurred: (i) changes in applicable law or GAAP or in any interpretation thereof that do not disproportionately affect World Heart and its subsidiaries taken as a whole (relative to other participants in the industries in which World Heart and its subsidiaries operate); (ii) changes in the industries in which World Heart and its subsidiaries conduct their respective businesses that do not disproportionately affect World Heart and its subsidiaries taken as a whole (relative to other participants in the industries in which World Heart and its subsidiaries operate); (iii) any event, circumstance, change or effect arising directly or indirectly from the public announcement of the merger agreement or pendency of the transactions; (iv) any change in the market price or trading volume of the shares of World Heart common stock (but not the underlying cause of such change); (v) any event, circumstance, change or effect arising directly or indirectly from any act of terrorism, war or any other similar event that does not disproportionately affect World Heart and its subsidiaries taken as a whole (relative to other participants in the industries in which World Heart and its subsidiaries operate); and (vi) any adverse effect arising directly from or otherwise directly relating to any action taken by World Heart or its subsidiaries at the written direction of HeartWare or the failure of World Heart or its subsidiaries to take any action that World Heart or its subsidiaries are specifically prohibited from taking pursuant to the merger agreement and were not consented to by HeartWare.

“Material adverse effect” for HeartWare is defined to mean any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of HeartWare and its subsidiaries taken as a whole or (b) would prevent or materially delay consummation of the transactions by HeartWare or otherwise prevent or materially delay HeartWare from performing its obligations under the merger agreement; provided that the following will not be taken into account in determining whether a HeartWare material adverse effect has occurred: (i) changes in applicable law or GAAP or in any interpretation thereof that do not disproportionately affect HeartWare and its subsidiaries taken as a whole (relative to other participants in the industries in which HeartWare and its subsidiaries operate); (ii) changes in the industries in which HeartWare and its subsidiaries conduct their respective businesses that do not disproportionately affect HeartWare and its subsidiaries taken as a whole (relative to other participants in the industries in which HeartWare and its subsidiaries operate); (iii) any event, circumstance, change or effect arising directly or indirectly from the public announcement of the merger agreement or pendency of the transactions; (iv) any change in the market price or trading volume of the HeartWare common stock (but not the underlying cause of such change); (v) any event, circumstance, change or effect arising directly or indirectly from any act of terrorism, war or any other similar event that does not disproportionately affect HeartWare and its subsidiaries taken as a whole (relative to other participants in the industries in which HeartWare and its subsidiaries operate); (vi) any adverse effect arising directly from or otherwise directly relating to any action taken by HeartWare or its subsidiaries at the written direction of World Heart or the failure of HeartWare or its subsidiaries to take any action that HeartWare or its subsidiaries are specifically prohibited from taking pursuant to the merger agreement and were not consented to by World Heart; and (vii) any event, circumstance, change or effect arising directly from the decision of the FDA Circulatory System Devices Panel in its review of the Pre-Market Application for the HeartWare System for the bridge-to-transplant indication, submitted to the FDA in December 2010 (but not any underlying cause for the decision that constitutes a breach of a representation or warranty of HeartWare under the merger agreement (without giving effect to any material adverse effect qualifier)).

Conduct of Business of World Heart

World Heart has agreed that until the effective time of the merger, except as expressly permitted by the merger agreement or consented to in writing by HeartWare (which consent HeartWare will not unreasonably withhold or delay), the businesses of World Heart and its subsidiaries will be conducted only in, and World Heart and its subsidiaries will not take any action except in, the ordinary course of business and in a manner consistent with past practice and World Heart and each of its subsidiaries will use commercially reasonable efforts to preserve substantially intact their existing assets, preserve substantially intact their business organization, keep available the required services of their current officers, employees and consultants, maintain and preserve intact their current relationships with suppliers, creditors and other persons with which World Heart or any of its subsidiaries has significant business relations and comply in all material respects with applicable law.

World Heart has also agreed that, between the date of the merger agreement and the effective time of the merger, except as expressly permitted by the merger agreement or consented to in writing by HeartWare (which consent HeartWare will not unreasonably withhold or delay), World Heart and its subsidiaries will not:

•	amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

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(i) issue, sell, pledge or dispose of, (ii) grant an encumbrance on or permit an encumbrance to exist on, or (iii) authorize the issuance, sale, pledge or disposition of, or granting or placing of an encumbrance on, any shares of any class of capital stock, or other ownership interests, of World Heart or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest) of World Heart or any of its subsidiaries (except for the issuance of up to a maximum of 1,534,363 shares of World Heart common stock issuable pursuant to company stock awards outstanding on the date of the merger agreement, of which 1,534,363 are issuable pursuant to company stock options);

•

(i) sell, pledge or dispose of, (ii) grant an encumbrance on or permit an encumbrance, other than, in each case, a permitted encumbrance, to exist on, or (iii) authorize the sale, pledge or disposition of, or granting or placing of an encumbrance, other than a permitted encumbrance on, any material assets, in the amount of $20,000 individually or $75,000 in the aggregate, of World Heart or any of its subsidiaries;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any of World Heart’s direct or indirect wholly owned subsidiaries to World Heart or any of its other wholly owned subsidiaries;

•	adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

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(i) acquire (including by merger, consolidation or acquisition of stock or assets or any other business combination) any other business or any material amount of assets; (ii) incur any indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances or capital contribution to, or investment in, any person; (iii) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $20,000 or capital expenditures which are, in the aggregate, in excess of $75,000 for World Heart and its subsidiaries taken as a whole; or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this paragraph;

•	hire any employees or terminate the employment of any employees other than for “cause”;

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(i) increase the compensation payable to or the benefits provided to any current or former service provider (other than salary or wages in the ordinary course of business consistent with past practice), except as required under applicable law or the terms of any benefits plan in effect on the date of the merger agreement; (ii) grant any severance, retention or termination pay to, or enter into any employment, bonus, change in control, retention or severance agreement with, any current or former service provider; or (iii) establish, adopt, enter into or amend any collective bargaining agreement, bonus, profit sharing, thrift, compensation, company stock award, pension, retirement, deferred compensation, employment, termination, change in control, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any service provider; loan or advance any money or property to any service provider; or grant any equity or equity-based awards;

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exercise discretion with respect to or otherwise voluntarily accelerate the lapse of restriction or vesting of any equity or equity-based awards as a result of the merger, any other change of control of World Heart or otherwise; or exercise its discretion with respect to or otherwise amend, modify or supplement any employee stock purchase plan;

•

terminate, discontinue, close or dispose of any plant, facility or other business operation, or implement any early retirement or separation program, or any program providing early retirement window benefits or announce or plan any such action or program for the future;

•	take any action, other than immaterial reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures;

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(i) make any change (or file any such change) in any method of tax accounting; (ii) make, change or rescind any material tax election; (iii) settle or compromise any material tax liability or consent to any claim or assessment relating to taxes; (iv) file any amended tax return or claim for refund; enter into any closing agreement relating to material taxes; or (iv) waive or extend the statute of limitations in respect of taxes;

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pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in World Heart’s consolidated balance sheet as at December 31, 2011 or subsequently incurred in the ordinary course of business and consistent with past practice;

•	commence or settle any action in an amount greater than $20,000;

•

enter into, amend, modify or consent to the termination of any material contract, or enter into, amend, waive, modify or consent to the termination of the material rights of World Heart or its subsidiaries thereunder;

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(i) abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any intellectual property or intellectual property agreement of World Heart or its subsidiaries, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and taxes, to maintain and protect its interest in such intellectual property and intellectual property agreements; (ii) grant to any third party any license, or enter into any covenant not to sue, with respect to any intellectual property, except in the ordinary course of business consistent with past practice; (iii) develop, create or invent any intellectual property jointly with any third party, except under existing arrangements that have been disclosed to HeartWare; (iv) disclose or allow to be disclosed any confidential information or confidential intellectual property to any person, other than employees of World Heart or its subsidiaries or other persons that are subject to a valid and enforceable written confidentiality or non-disclosure covenant protecting against further disclosure thereof; or (v) fail to notify HeartWare promptly of any infringement, misappropriation or other violation of or conflict with any material intellectual property of which World Heart or any of its subsidiaries becomes aware and to consult with HeartWare regarding the actions (if any) to take to protect such intellectual property;

•	fail to timely exercise cancellation rights pursuant to the terms of World Heart’s real property leases;

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fail to make, in a timely manner, any filings with the SEC required under the Securities Act or the Exchange Act, or the rules and regulations promulgated thereunder, or any material disclosures mandated by the rules and regulations of the NASDAQ Stock Market;

•

fail to maintain (with insurance companies substantially as financially responsible as its existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with the past practice of World Heart and its subsidiaries;

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with respect to the development of the MiFlow VAD: (i) incur liabilities after the date of the merger agreement or (ii) make payments, including salaries or other compensation, to the retained MiFlow VAD research and development staff, in each case in an amount greater than the amount specified in the cost analysis agreed between HeartWare and World Heart; or

•	announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

In addition, between the date of the merger agreement and the effective time of the merger, World Heart and its subsidiaries will promptly notify HeartWare of any notice of any suit, claim, action, investigation, audit or proceeding in respect of any tax matters (or any significant developments with respect to ongoing suits, claims, actions, investigations, audits or proceedings in respect of such tax matters), prepare and timely file all tax returns required to be filed before the effective time of the merger, and timely pay all taxes shown to be due and payable on such tax returns, provided that such tax returns will be prepared on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by an intervening change in law, and World Heart will provide HeartWare and its authorized representative with a copy of such completed tax return at least 30 days prior to the due date (including any extension thereof) for the filing of such tax return and will accept any comments made by HeartWare with respect to any material issue or item.

Conduct of Business of HeartWare

HeartWare has also agreed that, between the date of the merger agreement and the effective time of the merger, except as expressly permitted by the merger agreement or consented to in writing by World Heart (which consent World Heart will not unreasonably withhold, delay or condition), HeartWare will not:

•	amend or otherwise change its certificate of incorporation or bylaws in a manner adverse to World Heart stockholders as opposed to any other holders of HeartWare common stock;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any of HeartWare’s direct or indirect wholly owned subsidiaries to HeartWare or any of its other wholly owned subsidiaries;

•	adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

•

fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder or any disclosures mandated by the rules and regulations of the NASDAQ Stock Market; or

•	announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

Stockholder Meeting

Unless the merger agreement has been terminated, World Heart will take all lawful action to call, give notice of, convene and, after the commencement of the mailing of this proxy statement/prospectus to the World Heart stockholders, hold a meeting of the World Heart stockholders for the purpose of obtaining as promptly as practicable the World Heart stockholders’ approval of the merger. Provided that the merger agreement has not been terminated as set forth under the heading “The Merger Agreement—Termination” beginning on page 81 of this proxy statement/prospectus, World Heart’s obligations set forth under this heading “The Merger Agreement—Stockholder Meeting” will not be affected by any commencement, disclosure, announcement or submission of any Competing Transaction (as defined on page 77) or by any action by the World Heart board of directors to withdraw, qualify, modify, amend or fail to make, or propose publicly to withdraw, qualify, modify or amend its recommendation that World Heart stockholders adopt the merger agreement or make any public statement inconsistent with such recommendation that World Heart stockholders adopt the merger agreement (herein referred to as the Company Recommendation).

Agreement Not to Solicit Other Offers

World Heart has agreed that neither it nor any of its subsidiaries nor any of their respective representatives will, and that it will cause each of its subsidiaries and each of its and its subsidiaries’ representatives not to, directly or indirectly,

•

solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to the World Heart stockholders) with respect to any Competing Transaction (as defined on page 77);

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enter into, maintain, continue or otherwise engage or participate in any discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a proposal or offer with respect to a Competing Transaction;

•	agree to, approve, endorse, recommend or consummate any Competing Transaction;

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enter into any contract, commitment or agreement relating to, or which may reasonably be expected to result in or otherwise further, any Competing Transaction (other than a confidentiality agreement under certain limited circumstances);

•	take any action to approve a third party becoming an “interested stockholder,” or to approve any transaction, for purposes of Section 203 of the Delaware General Corporation Law; or

•	resolve, propose or agree, or authorize or permit any representative, to do any of the foregoing.

However, prior to obtaining the approval of the World Heart stockholders in favor of the adoption of the merger agreement, World Heart may furnish information to, and enter into discussions with, a person who has made an unsolicited, written, bona fide proposal or offer with respect to a Competing Transaction that did not arise or result from any breach of its non-solicitation obligations if, prior to furnishing such information and entering into such discussions, the World Heart board of directors has (i) determined, in its good faith judgment (after having received the advice of outside legal counsel) (A) that such proposal or offer constitutes, or may reasonably be expected to lead to, a Superior Proposal (as defined on page 77) and (B) that the failure to furnish such information to, or enter into such discussions with, the person who made such proposal or offer would be inconsistent with the World Heart board of directors’ fiduciary duties to the World Heart stockholders under applicable law, (ii) provided written notice to HeartWare of its intent to furnish information or enter into discussions with such person, which notice may be provided on the same day that World Heart takes such action, and (iii) obtained from such person a confidentiality agreement on terms no less favorable to World Heart than those contained in the confidentiality agreement in place between HeartWare and World Heart and which contains a standstill or similar provision on terms no less restrictive with respect to such person than the terms of any standstill or similar provision in any agreement applicable to HeartWare (it being understood that such confidentiality agreement and any related agreements will not include any provision granting such person exclusive rights to negotiate with World Heart or having the effect of prohibiting World Heart from satisfying its obligations under the merger agreement) and, immediately upon its execution, delivered to HeartWare a copy of such confidentiality agreement.

World Heart’s board of directors may not (i) withdraw, qualify, modify, amend or fail to make, or propose publicly to withdraw, qualify, modify or amend the Company Recommendation or (ii) make any public statement inconsistent with the Company Recommendation (any of the actions described in clauses (i) or (ii) herein referred to as a Change in the Company Recommendation). Notwithstanding the foregoing, at any time prior to the receipt of the World Heart stockholder approval, in response to a Superior Proposal that did not arise or result from any breach of World Heart’s non-solicitation obligations or an Intervening Event (as defined on page 78), the World Heart board of directors may make a Change in the Company Recommendation if the World Heart board of directors determines in its good faith judgment (after having received the advice of outside legal counsel) that, in light of such Superior Proposal or Intervening Event, the failure of the World Heart board of directors to make a Change in the Company Recommendation would be inconsistent with the fiduciary duties of the members of the World Heart board of directors to World Heart and its stockholders under applicable law; provided that World Heart is not entitled to exercise its right to make a Change in the Company Recommendation unless:

in connection with a Superior Proposal:

•

Prior to giving effect to the steps listed below, the World Heart board of directors has determined, in its good faith judgment (after having received the advice of outside legal counsel) that the unsolicited, written, bona fide proposal or offer with respect to a Competing Transaction that did not arise or result from any breach of World Heart’s non-solicitation obligations constitutes, or may reasonably be expected to lead to, a Superior Proposal;

•	World Heart has provided written notice to HeartWare describing the Competing Transaction;

•

World Heart has provided written notice to HeartWare (herein referred to as a Notice of Change in the Company Recommendation), stating that the World Heart board of directors intends to make a Change in the Company Recommendation and the manner in which it intends (or may intend) to do so, at least four business days prior to making any Change in the Company Recommendation; and

•

HeartWare does not, within four business days of receipt of the Notice of Change in the Company Recommendation, make an offer or proposal to revise the terms of the merger agreement, including by increasing or modifying the merger consideration, in a manner that the World Heart board of directors determines in its good faith judgment, after having received the advice of outside legal counsel, is on such terms and conditions that the failure of the World Heart board of directors to make a Change in the Company Recommendation would no longer be inconsistent with the World Heart board of directors’ fiduciary duties to World Heart and its stockholders under applicable law; provided that during the four business day notice period World Heart will negotiate in good faith with HeartWare (to the extent HeartWare desires to negotiate) regarding any revised transaction proposal, provided, further, that any amendment to the terms of a Superior Proposal during the four business day notice period will require a new written notice of the terms of such amended Superior Proposal from World Heart and an additional notice period of two business days (instead of four business days).

in connection with an Intervening Event:

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World Heart has provided a Notice of Change in the Company Recommendation, stating that the World Heart board of directors intends to make a Change in the Company Recommendation and the manner in which it intends (or may intend) to do so, describing the applicable material fact, event, change, development or set of circumstances giving rise to the Intervening Event, at least four business days prior to making any Change in the Company Recommendation; and

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HeartWare does not, within the four business day notice period, make a revised transaction proposal, in a manner that the World Heart board of directors determines in its good faith judgment, after having received the advice of outside legal counsel, is on such terms and conditions that the failure of the World Heart board of directors to make a Change in the Company Recommendation would no longer be inconsistent with the World Heart board of directors’ fiduciary duties to World Heart and its stockholders under applicable law; provided that during the four business day notice period World Heart will negotiate in good faith with HeartWare (to the extent HeartWare desires to negotiate) regarding any revised transaction proposal.

In addition, World Heart has agreed to:

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promptly (and in any event within 24 hours after World Heart attains knowledge thereof) notify HeartWare, orally and in writing, after the receipt by World Heart, any or its subsidiaries or any of their respective representatives of any proposal, inquiry, offer or request (or any amendment thereto) with respect to either a Competing Transaction or a sale or license of any of World Heart’s or its subsidiaries’ intellectual property (herein referred to as an IP Transaction) and including any request for discussions or negotiations and any request for information relating to World Heart or any of its subsidiaries or for access to the business, properties, assets, books or records of World Heart or any of its subsidiaries, in each case, with respect to a Competing Transaction or an IP Transaction. The notice must indicate the identity of the person making such proposal, inquiry, offer or request and, to the extent such proposal, inquiry, offer or request (or any amendment thereto) is oral, a description of such proposal, inquiry, offer or request, including the terms and conditions (if any) of the proposed Competing Transaction or IP Transaction, and World Heart will promptly (and in any event within 24 hours after receipt by World Heart) provide to HeartWare copies of any written materials received by World Heart in connection with any of the foregoing;

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keep HeartWare reasonably informed of the status and material details of (including discussions with respect to or amendments or proposed amendments to) any proposal, inquiry, offer or request described above and any information requested of or provided by World Heart pursuant to any such proposal;

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to the extent practicable, provide HeartWare with notice of any meeting of the World Heart board of directors at which the World Heart board of directors is reasonably expected to consider any proposal, inquiry, offer or request with respect thereto (or any lesser advance notice otherwise provided to members of the World Heart board of directors in respect of such meeting), which notice may be provided on the same day that notice is provided to the World Heart board of directors of such meeting; and

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provide simultaneously to HeartWare any nonpublic information concerning World Heart that may be made available to any other person in response to any such proposal, inquiry, offer or request (or any amendment thereto) to the extent that World Heart has not made the information previously available to HeartWare.

World Heart has waived compliance by HeartWare, Merger Subsidiary, or any of their respective affiliates, of the standstill obligations contained in the confidentiality agreement in place between HeartWare and World Heart with respect to the merger agreement and the merger.

As used in the merger agreement, the term “Competing Transaction” means, other than the merger, any transaction or series of related transactions that constitute, or may reasonably be expected to result in:

•	any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving World Heart or any of its subsidiaries;

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any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than 15% of the total revenue, operating income, EBITDA or fair market value of the assets of World Heart and its subsidiaries, taken as a whole;

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any sale, exchange, transfer or other disposition of more than 15% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of World Heart or any of its subsidiaries;

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any tender offer or exchange offer that, if consummated, would result in any person becoming the beneficial owner of more than 15% of any class of equity securities of World Heart or any of its subsidiaries;

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any sale or license of any of World Heart’s or its subsidiaries’ owned intellectual property that constitutes all or substantially all of the assets of World Heart and its subsidiaries (taken as a whole); or

•	any combination of the foregoing.

As used in the merger agreement, the term “Superior Proposal” means an unsolicited written bona fide offer or proposal made by a third party with respect to a Competing Transaction on terms and conditions that the World Heart board of directors determines, in its good faith judgment, after having received the advice of outside legal counsel, and taking into account all legal, financial and regulatory and other aspects of the proposal, reasonable expectation of consummation and any changes to the terms of the merger agreement proposed by HeartWare in response to such offer or proposal or otherwise, to be more favorable, including from a financial point of view, to the World Heart stockholders than the merger; provided that no offer or proposal will be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer or proposal is not fully committed or if the receipt of any such financing is a condition to the consummation of such transaction. For purposes of the definition of “Superior Proposal,” each reference to “15%” in the definition of “Competing Transaction” will be replaced with “50%.”

As used in the merger agreement, the term “Intervening Event” means, with respect to World Heart, a material fact, event, change, development or set of circumstances that was not known to the World Heart board of directors on the date of the merger agreement (or if known, the consequences of which were not known to or reasonably foreseeable by the World Heart board of directors as of the date of the merger agreement), which fact, event, change, development or set of circumstances, or any material consequences thereof, becomes known to the World Heart board of directors prior to the effective time of the merger; provided that no fact, event, change, development or set of circumstances shall constitute an Intervening Event if such fact, event, change, development or set of circumstances resulted from, arose out of or relates to (i) the receipt, existence, or terms of any proposal, inquiry, offer or request with respect to a Competing Transaction or (ii) matters specific to HeartWare or any of its affiliates, in each case, including any matter relating thereto or consequence thereof.

Efforts to Complete the Merger

World Heart, HeartWare, and Merger Subsidiary will use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the merger and the transactions contemplated by the merger agreement and the voting agreements, including using commercially reasonable best efforts to obtain, or cause to be obtained, all permits, consents, approvals, authorizations, qualifications and orders of all governmental authorities and officials and parties to contracts with World Heart and its subsidiaries that may be or become necessary for the performance of the obligations of such party and the consummation of the merger and the transactions contemplated by the merger agreement and will cooperate fully with the other parties in promptly seeking to obtain all such permits, consents, approvals, authorizations, qualifications and orders.

World Heart, HeartWare, and Merger Subsidiary have agreed to cooperate and use commercially reasonable efforts to vigorously contest and resist any action, including any administrative or judicial action, and to have vacated, lifted, reversed or overturned any order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the merger and the transactions contemplated by the merger agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal.

Benefits Matters

From and after the effective time of the merger, HeartWare will cause the surviving corporation and its subsidiaries to honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of World Heart and its subsidiaries as in effect immediately prior to the effective time of the merger that are applicable to any current or former employees or directors of World Heart or any of its subsidiaries; provided that nothing in the merger agreement will prohibit HeartWare or the surviving corporation and its subsidiaries from, with respect to any such contract, agreement, arrangement, policy, plan or commitment, terminating it in accordance with its terms or replacing it with a similar contract, agreement, arrangement policy, plan or commitment of HeartWare, as applicable. With respect to any employees of World Heart or any of its subsidiaries as of the date of the merger agreement who remain employed by the surviving corporation or any of its subsidiaries immediately following the closing date of the merger, during the six month period following the closing date of the merger, HeartWare will cause the surviving corporation and its subsidiaries to honor the agreed upon severance arrangements applicable to such employees.

Employees of World Heart or any of its subsidiaries will receive credit for purposes of eligibility to participate in, and vesting under, any employee benefit plan, program or arrangement established or maintained by the surviving corporation or any of its subsidiaries for service accrued or deemed accrued prior to the effective time of the merger with World Heart or any of its subsidiaries; provided that such crediting of service will not operate to duplicate any benefit or the funding of any such benefit. In addition, HeartWare will waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the extent such conditions are covered immediately prior to the effective time of the merger under the applicable plans and to the same extent such limitations are waived under any comparable plan of HeartWare or its subsidiaries and use commercially reasonable efforts to recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees of World Heart and its subsidiaries in the calendar year in which the effective time of the merger occurs.

On or prior to the date that is ten business days prior to the closing date of the merger, HeartWare may request that World Heart take all necessary action to terminate World Heart’s 401(k) plan effective as of no later than the day immediately preceding the closing date of the merger. If HeartWare makes such a request, World Heart will provide HeartWare with evidence reasonably acceptable to HeartWare that the 401(k) plan has been terminated effective as of no later than the day immediately preceding the closing date of the merger pursuant to resolutions of the World Heart board of directors and HeartWare will use its reasonable best efforts to take all steps necessary to permit each employee of World Heart or one of its subsidiaries who has received an eligible rollover distribution from the 401(k) plan, if any, to roll such eligible rollover distribution as part of any lump sum distribution to the extent permitted by the 401(k) plan into an account under HeartWare’s 401(k) plan to the extent permitted by HeartWare’s 401(k) plan.

World Heart will not continue to offer a group health plan to employees after the closing and, accordingly, HeartWare will be solely responsible for providing, or causing an affiliate of HeartWare to provide, continuation coverage under COBRA, to those individuals who are qualified beneficiaries with respect to the transactions contemplated by the merger agreement. World Heart will provide all necessary or appropriate information for HeartWare to offer COBRA continuation coverage to these qualified beneficiaries.

Indemnification and Insurance

HeartWare and the surviving corporation have agreed in the merger agreement that all rights to indemnification existing in favor of the current or former directors, officers, employees, fiduciaries or agents of World Heart or any of its subsidiaries as provided in the respective charter, by-laws or other organizational documents or in any indemnification agreement as in effect on the date of the merger agreement for acts or omissions occurring prior to the effective time of the merger will be assumed and performed by the surviving corporation and will continue in full force and effect for not less than six years following the effective time of the merger, except as otherwise required by law. If any claims for indemnification are asserted within such period, all rights to indemnification in respect of such claims shall continue until final disposition of such claims. The certificate of incorporation of the surviving corporation will contain provisions no less favorable with respect to indemnification than are set forth in the certificate of incorporation and the bylaws of World Heart, which provisions will not be amended, repealed or otherwise modified for a period of six years from the effective time of the merger in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the effective time, were directors, officers, employees, fiduciaries or agents of World Heart, unless required by law.

The surviving corporation shall use its reasonable best efforts to maintain in effect for six years from the effective time of the merger, if available, the directors’ and officers’ liability insurance policies maintained by World Heart with respect to matters occurring prior to the effective time of the merger. The surviving corporation’s obligation to maintain such directors’ and officers’ liability insurance policies may be satisfied, with the approval of HeartWare, by World Heart purchasing a “tail” policy from an insurance carrier with substantially the same or better credit rating as the current carrier for World Heart’s existing directors and officers insurance policy, which (i) has an effective term of six years from the effective time of the merger, (ii) covers each person covered by World Heart’s existing directors and officers insurance policy and

(iii) contains terms and conditions that are no less favorable than the terms and conditions of World Heart’s existing directors and officers insurance policy. The amount paid by World Heart for a “tail” policy, however, will not exceed 150% of the annual premiums currently paid by World Heart for its existing directors and officers insurance policy. If these “tail” policies are obtained by World Heart prior to the effective time of the merger, the surviving corporation shall maintain these policies in full force and effect, for their full respective terms, and continue to honor the surviving corporation’s obligations thereunder.

NASDAQ Listing

HeartWare will use its reasonable best efforts to cause the shares of HeartWare common stock to be issued in connection with the merger to be approved for listing on the NASDAQ Stock Market at the effective time of the merger, subject to official notice of issuance (unless HeartWare had exercised the HeartWare cash election).

Conditions to the Obligations of Each Party to Consummate the Merger

The respective obligations of World Heart, HeartWare and Merger Subsidiary to consummate the merger are subject to the satisfaction or written waiver (where permissible under applicable law) at or prior to the closing of the merger of the following conditions:

•

Unless HeartWare had exercised the HeartWare cash election, this proxy statement/prospectus shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of this proxy statement/prospectus shall have been issued by the SEC and no proceeding for that purpose shall be pending before the SEC;

•	World Heart stockholder approval shall have been obtained;

•

No governmental authority shall have enacted, issued, promulgated, enforced or entered any law or order enjoining, restraining, prohibiting or otherwise making illegal the consummation of the merger and the other transactions contemplated by the merger agreement; and

•

Unless HeartWare had exercised the HeartWare cash election, the shares of HeartWare common stock to be issued in the merger shall have been authorized for listing on the NASDAQ Stock Market, subject to official notice of issuance.

Conditions to the Obligations of HeartWare and Merger Subsidiary to Consummate the Merger

The obligations of HeartWare and Merger Subsidiary to consummate the merger and the other transactions contemplated in the merger agreement are also subject to the satisfaction or written waiver (where permissible under applicable law) at or prior to the closing of the merger of the following conditions:

•

(i) The representations and warranties of World Heart contained in its representation as to its corporate organization and the first three sentences of its capitalization representation shall be true and correct except for de minimis errors, (ii) the representations and warranties of World Heart contained in its corporate authority representation and in its absence of certain changes representation shall be true and correct and (iii) each of the other representations and warranties of World Heart contained in the merger agreement shall be true and correct without giving effect to any materiality or material adverse effect qualifier, in each case as of the date of the merger agreement and as of the effective time of the merger, as though made on, or at, and as of such date or time (except to the extent expressly made as of a specific date, in which case as of such date), except, in the case of clause (iii), where the failure of such representations and warranties of World Heart to be so true and correct has not had a World Heart material adverse effect;

•

World Heart shall have performed or complied in all material respects with all of the agreements and covenants required by the merger agreement to be performed or complied with by it at or prior to the effective time of the merger;

•	Since the date of the merger agreement, there shall not have been any World Heart material adverse effect;

•

World Heart shall have delivered to HeartWare a certificate, dated the closing date of the merger, signed by an executive officer of World Heart, certifying as to the satisfaction of the conditions specified above; and

•

World Heart shall have delivered evidence reasonably satisfactory to HeartWare showing that World Heart and its subsidiaries will have cash on hand in an aggregate amount as of the effective time of the merger not less than $4,000,000, subject to certain exceptions and adjustment under certain circumstances.

Conditions to the Obligations of World Heart to Consummate the Merger

The obligations of World Heart to consummate the merger and the other transactions contemplated by the merger agreement are also subject to the satisfaction or written waiver (where permissible under applicable law) at or prior to the closing of the merger of the following conditions:

•

The representations and warranties of HeartWare and Merger Subsidiary contained in their representation as to corporate organization and the first three sentences of HeartWare’s capitalization representation are true and correct except for de minimis errors, (ii) the representations and warranties of HeartWare and Merger Subsidiary contained in their representation as to corporate authority shall be true and correct in all respects and (iii) each of the other representations and warranties of HeartWare and Merger Subsidiary contained in the merger agreement shall be true and correct without giving effect to any materiality or material adverse effect qualifier, in each case as of the date of the merger agreement and as of the effective time of the merger, as though made on, or at, and as of such date or time, except to the extent expressly made as of a specific date, in which case as of such date, except, in the case of clause (iii), where the failure of such representations and warranties of HeartWare and Merger Subsidiary to be so true and correct has not had a HeartWare material adverse effect;

•

HeartWare and Merger Subsidiary shall have performed or complied in all material respects with all of the agreements and covenants required by the merger agreement to be performed or complied with by them at or prior to the effective time of the merger;

•	Since the date of the merger agreement, there shall not have been any HeartWare material adverse effect; and

•

HeartWare shall have delivered to World Heart a certificate, dated the closing date of the merger, signed by an executive officer of HeartWare, certifying as to the satisfaction of the conditions specified above.

Termination

The merger agreement may be terminated and the merger and the other transactions contemplated by the merger agreement abandoned at any time prior to the effective time of the merger by either HeartWare or World Heart:

•	Upon mutual written agreement of HeartWare and World Heart duly authorized by their respective boards of directors;

•

If the merger is not consummated by August 31, 2012 (provided, that such right to terminate the merger agreement is not available to any party whose failure to fulfill any obligation under the merger agreement or other intentional breach has been a material cause of, or resulted in, the failure of the effective time of the merger to occur on or before August 31, 2012); or

•	If World Heart stockholder approval is not obtained upon a final vote to adopt the merger agreement held at the World Heart special meeting or any adjournment or postponement thereof.

The merger agreement may be terminated and the merger and the other transactions contemplated by the merger agreement abandoned at any time prior to the effective time of the merger by HeartWare:

•

Upon a breach by World Heart of any representation, warranty, covenant or agreement set forth in the merger agreement such that the closing conditions regarding the accuracy of World Heart’s representations and warranties and compliance by World Heart with its covenants and agreements would not be satisfied and such breach cannot be cured or has not been cured within 15 days of the receipt by World Heart of written notice from HeartWare;

•

If (i) a Change in the Company Recommendation has occurred; (ii) World Heart has failed to include the Company Recommendation in the proxy statement; (iii) World Heart or its board of directors has approved, endorsed, adopted, recommended or entered into an agreement in respect of a Competing Transaction; (iv) the World Heart board of directors has failed to publicly recommend against a Competing Transaction within five days of a written request by HeartWare that it do so; or (v) World Heart has materially breached, or is deemed to have materially breached, its obligations to hold the World Heart special meeting to adopt the merger agreement or its non-solicitation obligations; or

•	If a World Heart material adverse effect has occurred.

The merger agreement may be terminated and the merger and the other transactions contemplated by the merger agreement abandoned at any time prior to the effective time of the merger by World Heart:

•

Upon a breach by HeartWare or Merger Subsidiary of any representation, warranty, covenant or agreement set forth in the merger agreement such that the closing conditions regarding the accuracy of HeartWare’s and Merger Subsidiary’s representations and warranties and compliance by HeartWare and Merger Subsidiary with their covenants and agreements would not be satisfied and such breach cannot be cured or has not been cured within 15 days of the receipt by HeartWare of written notice from World Heart; or

•	If a HeartWare material adverse effect has occurred.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, and there will be no liability on the part of HeartWare and World Heart or any of their respective subsidiaries, except that World Heart, HeartWare and their respective subsidiaries will remain liable for fraud committed prior to such termination or for any intentional breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in the merger agreement; provided that for purposes of the merger agreement, an intentional breach means a breach of any representation, warranty or covenant that is a consequence of an act or failure to act that a party takes with the knowledge or intention that the taking of such act or the failure to take such act could cause or could reasonably be expected to cause a breach of the merger agreement. Designated provisions of the merger agreement will survive termination, including, but not limited to, the effectiveness of the license agreement (as described below) and confidential treatment of information.

Effectiveness of License Agreement and Expenses

Upon the payment of the license fee specified in the license agreement (summarized further herein in “The License Agreement” beginning on page 87), the license agreement will become effective in the following circumstances:

•	If HeartWare and World Heart terminate the merger agreement upon mutual written agreement;

•

(i) If HeartWare or World Heart terminate the merger agreement for failure to consummate the merger by August 31, 2012, (ii) the reason that HeartWare has not consummated the transactions contemplated by the merger agreement prior to August 31, 2012 is the failure by World Heart to have $4,000,000 cash or cash equivalents on hand (net of certain liabilities), and (iii) World Heart and its subsidiaries have less than $3,500,000 cash or cash equivalents on hand (net of certain liabilities);

•

If HeartWare terminates the merger agreement upon a breach by World Heart of any representation, warranty, covenant or agreement set forth in the merger agreement such that the closing conditions regarding the accuracy of World Heart’s representations and warranties and compliance by World Heart with its covenants and agreements would not be satisfied and such breach cannot be cured or has not been cured within 15 days of the receipt by World Heart of written notice from HeartWare;

•

If HeartWare terminates the merger agreement because (i) a Change in the Company Recommendation has occurred; (ii) World Heart has failed to include the Company Recommendation in the proxy statement; (iii) World Heart or its board of directors have approved, endorsed, adopted, recommended or entered into an agreement in respect of a Competing Transaction; (iv) the World Heart board of directors has failed to publicly recommend against a Competing Transaction within five days of a written request by HeartWare that it do so; or (v) World Heart has materially breached, or is deemed to have materially breached, its obligations to hold the World Heart special meeting to adopt the merger agreement or its non-solicitation obligations;

•	If HeartWare terminates the merger agreement because a World Heart material adverse effect has occurred; or

•

If HeartWare or World Heart terminates the merger agreement for failure of World Heart to obtain World Heart stockholder approval upon a final vote to adopt the merger agreement held at the World Heart special meeting or any adjournment or postponement thereof.

HeartWare must reimburse World Heart for all MiFlow VAD related expenses, including (i) any liabilities incurred by World Heart or any of its subsidiaries after the date of the merger agreement, (ii) any payments, including salaries or other compensation, made by World Heart or any of its subsidiaries to the retained MiFlow VAD research and development staff, (iii) any liability or payments to consultants and contractors, (iv) any liability or payments for MiFlow VAD materials and (v) any liability or payments for MiFlow VAD related travel (in each case in an amount not exceeding a specified amount), in the following circumstances:

•	If HeartWare and World Heart terminate the merger agreement upon mutual written agreement;

•	If World Heart terminates the merger agreement for failure to consummate the merger by August 31, 2012;

•

If World Heart terminates the merger agreement upon a breach by HeartWare or Merger Subsidiary of any representation, warranty, covenant or agreement set forth in the merger agreement such that the closing conditions regarding the accuracy of HeartWare’s and Merger Subsidiary’s representations and warranties and compliance by HeartWare and Merger Subsidiary with their covenants and agreements would not be satisfied and such breach cannot be cured or has not been cured within 15 days of the receipt by HeartWare of written notice from World Heart; or

•

If HeartWare terminates the merger agreement for failure to consummate the merger by August 31, 2012 (provided that this same termination right is also available to World Heart at the time of HeartWare’s termination).

Amendments and Waivers

The merger agreement may be amended by World Heart, HeartWare and Merger Subsidiary at any time prior to the effective time of the merger; provided that, after the World Heart stockholder approval has been obtained, no amendment may be made that under applicable law or in accordance with the NASDAQ Stock Market rules requires further approval by the World Heart stockholders without such stockholder approval having been obtained. Any amendment will be valid only if set forth in an executed writing.

At any time prior to the effective time of the merger, any of World Heart, HeartWare or Merger Subsidiary may (a) extend the time for the performance of any obligation or other act of any other party to the merger agreement, (b) waive any breach of or inaccuracy in the representations and warranties of any other party contained in the merger agreement and (c) to the extent permitted, waive compliance with any agreement of any other party or any condition to its own obligations contained in the merger agreement. No failure or delay by any of World Heart, HeartWare or Merger Subsidiary in exercising any right under the merger agreement operates as a waiver thereof, nor does any single or partial exercise thereof preclude any other or future exercise of any other right under the merger agreement. Any extension or waiver will be valid only if set forth in an executed writing.

Governing Law

The merger agreement is governed by the laws of the State of Delaware and provides that any action or proceeding arising out of or relating to the merger agreement will be heard and determined exclusively in the Court of Chancery of the State of Delaware.

THE VOTING AGREEMENTS

This section of the proxy statement/prospectus describes the material provisions of the voting agreements entered into by HeartWare with certain of World Heart’s significant stockholders. The summary of the voting agreements does not purport to describe all of the terms of the voting agreements. The following summary is qualified in its entirety by reference to the complete text of the voting agreements, a form of which is attached as Annex B to this proxy statement/prospectus and incorporated herein by reference. We urge you to read the full text of the form of the voting agreements because they are the legal documents that govern the voting obligations of certain World Heart stockholders in connection with the merger. The form of the voting agreements and the description under this heading “The Voting Agreements” have been included to provide you with information regarding the terms of the voting agreements. They are not intended to provide any other factual information about HeartWare or World Heart. That information can be found elsewhere in this proxy statement/prospectus and in the other public filings made by HeartWare or World Heart with the SEC, which are available without charge. See “Where You Can Find More Information” beginning on page 204 of this proxy statement/prospectus.

As a condition to its entering into the merger agreement, HeartWare required World Heart stockholders New Leaf Ventures II L.P., Venrock Associates V, L.P., Venrock Entrepreneurs Fund V, L.P., Venrock Partners V, L.P., and World Heart director Austin Marxe, who also serves as President of AWM Investment Company Inc. and is a World Heart stockholder, to each enter into a voting agreement with HeartWare.

Under the voting agreements, each voting agreement stockholder has agreed to do the following with respect to an aggregate of 11,666,294 shares of World Heart common stock, which represents approximately [42]% of the World Heart shares outstanding as of the record date, which shares we refer to herein as the voting agreement shares:

•	vote (or cause to be voted) the voting agreement shares in favor of the merger and the merger agreement; and

•

vote (or cause to be voted) the voting agreement shares against any proposal or offer with respect to a any competing transaction and against any action, proposal, transaction or agreement which would reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the merger or the fulfillment of HeartWare’s, World Heart’s or Merger Subsidiary’s conditions under the merger agreement or change in any manner the voting rights of any World Heart security (including by any amendments to World Heart’s certificate of incorporation or bylaws).

Each voting agreement stockholder has agreed not to, directly or indirectly:

•

sell, transfer (including by operation of law), pledge, assign or otherwise encumber or dispose of, or enter into any agreement, option or other arrangement (including any profit sharing arrangement) or understanding with respect to any of its World Heart securities to any person other than HeartWare or its designee;

•

deposit any of its World Heart securities into a voting trust or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney, attorney-in-fact, agent or otherwise, with respect to its World Heart securities; or

•

take any other action that would in any way make any representation or warranty of the voting agreement stockholder in the voting agreement untrue or incorrect in any material respect or otherwise restrict, limit or interfere in any material respect with the performance of the voting agreement stockholder’s obligations under the voting agreement or the transactions contemplated in the voting agreement.

Each voting agreement stockholder has agreed not to, directly or indirectly, through any officer, director, agent or other representative:

•

solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to World Heart stockholders) with respect to any Competing Transaction; or

•

enter into, maintain, continue or otherwise engage or participate in any discussions or negotiations with any person or entity in furtherance of such inquiries or to obtain a proposal or offer with respect to a Competing Transaction.

The voting agreements terminate upon the first to occur of:

•	the closing of the merger;

•	the date on which the merger agreement is terminated in accordance with its terms; and

•	the mutual written agreement of the parties thereto to terminate the voting agreement.

THE LICENSE AGREEMENT

This section of the proxy statement/prospectus describes the material provisions of the license agreement entered into by HeartWare and World Heart. The summary of the license agreement does not purport to describe all of the terms of the license agreement. The following summary is qualified in its entirety by reference to the complete text of the license agreement, which is attached as Annex C to this proxy statement/prospectus and incorporated herein by reference. We urge you to read the full text of the license agreement because it is the legal document that governs the license of certain World Heart intellectual property to be granted by World Heart to HeartWare in certain circumstances if the merger is not consummated. The license agreement and the description under the heading “The License Agreement” have been included to provide you with information regarding the terms of the license agreement. They are not intended to provide any other factual information about HeartWare or World Heart. That information can be found elsewhere in this proxy statement/prospectus and in the other public filings made by HeartWare or World Heart with the SEC, which are available without charge. See “Where You Can Find More Information” beginning on page 204 of this proxy statement/prospectus.

Concurrent with the execution of the merger agreement, HeartWare and World Heart entered into the license agreement, pursuant to which World Heart agrees to grant to HeartWare a non-exclusive, worldwide, royalty-free, nontransferable (except in certain circumstances) license under certain patents and patent applications owned by World Heart for use in HeartWare’s products and services. The license grant takes effect upon a termination of the merger agreement prior to the closing under certain circumstances described in the merger agreement (see “The Merger Agreement—Effectiveness of License Agreement and Expenses” beginning on page 82) and upon the payment by HeartWare of $500,000 to World Heart.

Should the license become effective, HeartWare would be required to reimburse World Heart for reasonable costs and expenses incurred by World Heart in connection with the prosecution and maintenance of the licensed patents. This reimbursement amount would be reduced in the event the licensed patents are licensed to third parties by World Heart, or if HeartWare, at its option, terminates the license granted under individual licensed patents.

HeartWare would be required to indemnify World Heart and its affiliates and their directors, officers, employees and agents from losses arising from third party claims relating to the products and services of HeartWare that use the technology covered by the licensed patents. The license may be terminated by World Heart under certain circumstances, including in the event that HeartWare commences proceedings to challenge the validity or enforceability of the licensed patents, or knowingly assists a third party in doing the same.

DISSENTERS’ RIGHTS

Unless HeartWare exercises the HeartWare cash election, holders of World Heart common stock who dissent to the merger will not have rights to an appraisal of the fair value of their shares. Under Delaware law, appraisal rights are not available for the shares of any class or series if the shares of the class or series are listed on a national securities exchange or held of record by more than 2,000 holders on the record date. HeartWare’s common stock is listed on the NASDAQ Stock Market, therefore, if holders of World Heart common stock receive shares of HeartWare common stock as consideration in the merger, these holders will not have rights to an appraisal of the fair value of their shares.

However, if HeartWare exercises the HeartWare cash election, then holders of record of shares of World Heart common stock who do not vote in favor of the adoption of the merger agreement and who properly demand an “appraisal” of the “fair value” of their shares will be entitled to dissenters’ rights in connection with the merger under Section 262 of the Delaware General Corporation Law, which we refer to below as Section 262.

The following description, which pertains to holders of World Heart common stock only in the event that HeartWare exercises the HeartWare cash election, is not a complete statement of the law pertaining to dissenters’ rights under Section 262 and is qualified in its entirety by the full text of Section 262 which is attached to this proxy statement/prospectus as Annex D. The following summary does not constitute any legal or other advice nor does it constitute a recommendation that stockholders exercise their dissenters’ rights under Section 262. All references in Section 262 and in this summary to a “stockholder” or “holders of shares of World Heart common stock” are to the record holder or holders of the shares of World Heart common stock as to which dissenters’ rights are asserted. A person having a beneficial interest in shares of World Heart common stock held of record in the name of another person, such as a broker, fiduciary, depositary or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect dissenters’ rights.

Under Section 262, a record holder of shares of World Heart common stock who makes the demand described below with respect to such shares, who continuously is the record holder of such shares through the effective time of the merger, who does not vote in favor of the adoption of the merger agreement and who otherwise follows the procedures set forth in Section 262 will be entitled to have his or her shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the adoption of the merger agreement by World Heart stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to dissenters’ rights that dissenters’ rights are available and include in the notice a copy of Section 262. This proxy statement/prospectus constitutes the notice, and the full text of Section 262 is attached to this proxy statement/prospectus as Annex D. Any holder of World Heart common stock who wishes to exercise dissenters’ rights, or who wishes to preserve such holder’s right to do so, should review the following description and Annex D carefully because failure to timely and properly comply with the procedures specified will result in the loss of dissenters’ rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of World Heart common stock, we believe that if you are considering exercising such rights, you should seek the advice of legal counsel.

Any stockholder wishing to exercise dissenters’ rights must deliver to World Heart, before the vote on the adoption of the merger agreement at the World Heart special meeting on [—] [—], 2012, at [—] Mountain time, a written demand for the appraisal of the stockholder’s shares, and that holder of shares of World Heart common stock must not vote in favor of the adoption of the merger agreement. A holder of shares of World Heart common stock wishing to exercise dissenters’ rights must hold the shares of record on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the merger, since dissenters’ rights will be lost if the shares are transferred prior to the effective time of the merger. A proxy which is properly executed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholders’ right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise dissenters’ rights must vote against the adoption of the merger agreement or abstain from voting on the adoption of the merger agreement. Neither voting against the adoption of the merger agreement (in person or by proxy) nor abstaining from voting or failing to vote on the proposal to adopt the merger will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote. The demand must reasonably inform World Heart of the identity of the record holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the merger agreement at the World Heart special meeting will constitute a waiver of dissenters’ rights.

Only a holder of record of shares of World Heart common stock is entitled to assert dissenters’ rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of World Heart common stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, execution of the demand should be by or for the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise dissenters’ rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of World Heart common stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise dissenters’ rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to World Heart at 4750 Wiley Post Way Suite 120, Salt Lake City, UT 84116, Attention: Morgan Brown, Executive Vice President and Chief Financial Officer.

At any time within sixty (60) days after the effective date of the merger, any holder of World Heart common stock who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than sixty (60) days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within sixty (60) days after the effective date of the merger. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholders’ right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the merger consideration being offered pursuant to the merger agreement.

Within ten days after the effective date of the merger, the surviving corporation must notify each holder of World Heart common stock who has complied with Section 262, and who has not voted in favor of the adoption of the merger agreement, that the merger has become effective. Within 120 days after the effective date of the merger, but not thereafter, the surviving corporation or any holder of World Heart common stock who has so complied with Section 262 and is entitled to dissenters’ rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery with a copy served on the surviving corporation demanding a determination of the fair value of the shares held by all dissenting holders. If a petition for appraisal is not timely filed, then the right to an appraisal for all dissenting stockholders will cease. The surviving corporation is under no obligation to and has no present intention to file a petition, and holders should not assume that the surviving corporation will file a petition or that the surviving corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, it is the obligation of the holders of World Heart common stock who desire to have their shares appraised to initiate all necessary action to perfect their dissenters’ rights in respect of shares of World Heart common stock within the time and in the manner prescribed in Section 262.

Within 120 days after the effective date of the merger, any holder of World Heart common stock who has complied with the requirements for exercise of dissenters’ rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of common stock of World Heart held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from World Heart the statement described in this paragraph.

Under the merger agreement, World Heart has agreed to provide HeartWare prompt notice of any demands for appraisal received by World Heart. HeartWare will have the reasonable right to participate in all negotiations and proceedings with respect to demands for appraisal under Section 262. World Heart will not make any payments with respect to any demands for appraisal, or settle or offer to settle, any demand without the prior written consent of HeartWare.

If a petition for an appraisal is timely filed by a holder of shares of World Heart common stock and a copy thereof is served upon the surviving corporation, the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to dissenters’ rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with the direction, the Court of Chancery may dismiss the proceedings as to the stockholder.

After the Delaware Court of Chancery determines the holders of World Heart common stock entitled to appraisal, appraisal proceedings shall be conducted in accordance with the rules of the Delaware Court of Chancery including any rules specifically governing appraisal proceedings. Through such proceedings, the court will determine the “fair value” of shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the federal reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the merger consideration they would receive pursuant to the merger if they did not seek appraisal of their shares. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither HeartWare nor World Heart anticipate offering more than the applicable merger consideration to any holder of common stock of World Heart exercising appraisal rights, and HeartWare and World Heart reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of World Heart common stock is less than the merger consideration. The Delaware courts have stated that the methods which are generally considered acceptable in the financial community and otherwise admissible in court may be considered in the appraisal proceedings. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholders’ exclusive remedy. The costs of the action may be determined by the court and taxed upon the parties as the court deems equitable under the circumstances. However, costs do not include attorneys’ and expert witness fees. Each dissenting stockholder is responsible for his or her attorneys’ and expert witness expenses, although upon application of a dissenting stockholder or the surviving corporation, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

Any holder of shares of World Heart common stock who has duly demanded an appraisal in compliance with Section 262 will not, after the effective date of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of World Heart common stock as of a record date prior to the effective time of the merger).

If any stockholder who demands appraisal of shares of World Heart common stock under Section 262 fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then as of the later of the occurrence of such event or the effective date of the merger, the stockholder’s shares of World Heart common stock will be cancelled and converted at the effective time of the merger into and represent solely the right to receive the merger consideration, without interest, pursuant to the merger agreement. A stockholder will fail to perfect, or effectively lose, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the merger consideration offered pursuant to the merger agreement.

Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s available statutory dissenters’ rights. Consequently, any stockholder wishing to exercise available dissenters’ rights is urged to consult legal counsel before attempting to exercise those rights.

REGULATORY MATTERS

The completion of the transactions contemplated by the merger agreement is not conditioned on the receipt of any regulatory approvals. Both HeartWare and World Heart have agreed to use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws or otherwise to consummate and make effective the completion of the transactions contemplated by the merger agreement, including using commercially reasonable best efforts to obtain, or cause to be obtained, all permits, consents, approvals, authorizations, qualifications and orders of all governmental authorities and officials that may be or become necessary for the performance of the obligations of a party to the merger agreement and the consummation of the transactions contemplated by the merger agreement.

INFORMATION ABOUT THE COMPANIES

HeartWare International, Inc.

Unless the context requires otherwise, in this “Information About the Companies—HeartWare International, Inc.” section of this proxy statement/prospectus, references to “HeartWare,” “the company,” “HeartWare Group,” “we,” “us” and “our” refer to HeartWare International, Inc. and its consolidated subsidiaries, HeartWare Pty. Limited, HeartWare, Inc., HeartWare GmbH, HeartWare (UK) Limited and HeartWare France.

Description of HeartWare’s Business

Corporate Information

HeartWare International, Inc. was incorporated in Delaware on July 29, 2008 and became the successor issuer to HeartWare Limited, an Australian corporation, on November 13, 2008, as a result of the Australian Court approved redomiciliation of HeartWare Limited from Australia to Delaware. Prior to this date, HeartWare Limited was the ultimate parent company of the HeartWare Group and, following the redomiciliation, HeartWare International, Inc. became the ultimate parent company. In January 2009, HeartWare Limited was converted to an Australian private company and was renamed HeartWare Pty. Limited.

We further discuss our corporate history below under “Corporate History.”

In connection with the 2008 redomiciliation referred to above, each holder of HeartWare Limited ordinary shares, share options or performance rights received one share of common stock, one stock option or one restricted stock unit, of HeartWare International, Inc., for every 35 of HeartWare Limited ordinary shares, share options or performance rights, respectively, held by such holder. Unless the context requires otherwise, all information in this proxy statement/prospectus regarding shares, options or other securities of HeartWare International, Inc. or HeartWare Limited, as applicable, including related data on a per-unit basis, has been adjusted to give effect to the 2008 redomiciliation transaction, whether such information pertains to a date or period of time subsequent or prior to the redomiciliation transaction.

Our principal executive offices are located at 205 Newbury Street, Suite 101, Framingham, Massachusetts. Our telephone number is (508) 739-0950. Our website address is www.heartware.com. We make available on this website, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports as soon as reasonably practicable after we electronically file or furnish such materials to the Securities and Exchange Commission. We have included our website address in this proxy statement/prospectus as an inactive textual reference only. The information on, or that can be accessed through, our website is not part of this proxy statement/prospectus.

Currency

Unless indicated otherwise in this proxy statement/prospectus, all references to “$,” “U.S.$” or “dollars” refer to United States dollars, the lawful currency of the United States of America. References to “AU$” refer to Australian dollars, the lawful currency of the Commonwealth of Australia. References to “€” or “Euros” means Euros, the single currency of Participating Member States of the European Union. References to “£” or “British Pounds” refer to British pound sterling, the lawful currency of the United Kingdom.

Trademarks

HEARTWARE®, HVAD®, MVAD®, KRITON® and various company logos are the trademarks of HeartWare, in the United States, Europe, Australia and other countries. All other trademarks and trade names mentioned in this proxy statement/prospectus are the property of their respective owners.

Business Overview

HeartWare develops and manufactures small implantable heart pumps, or ventricular assist devices, for the treatment of advanced heart failure. The HeartWare System, which includes a VAD, or blood pump, patient accessories and surgical tools, is designed to provide circulatory support for patients in the advanced stage of heart failure. The core of the HeartWare System is a proprietary continuous flow blood pump, the HVAD Pump, which is a full-output device capable of pumping up to 10 liters of blood per minute. The HeartWare System is designed to be implanted adjacent to the heart, avoiding the abdominal surgery generally required to implant similar devices.

Heart failure is a chronic disease that results in the heart’s pumping power being weaker than normal. In a healthy person, the left ventricle of the heart pumps oxygenated blood into the aorta and the blood is then circulated throughout the body until it returns through the venous system to the right side of the heart, which pumps it into the lungs where it is re-oxygenated. If the left ventricle is not working properly, the oxygenated blood is not fully cleared from the lungs and the blood is not circulated effectively. If the muscle of the left ventricle is damaged or is not working efficiently, the ventricle will tend to compensate by working harder in an effort to supply adequate blood flow into the aorta. The increased effort generally results in dilation, or enlargement, of the ventricle, rather than increased blood flow. This dilation then makes it harder for the heart to contract effectively which results in even lower blood flow and increased effort and further dilation of the ventricle. This progressive, degenerative process generally continues until the patient becomes debilitated and eventually dies from inadequate clearing of the lungs and inadequate flow of oxygenated blood throughout the body. The inadequate lung clearance or lung congestion is why the advanced stages of heart failure are called congestive heart failure.

In 2009, we received CE Marking for the HeartWare System in the European Union and in March 2011, we received approval from the Therapeutic Goods Administration in Australia allowing for commercial sale and distribution of our device for bridge-to-transplant use. In the U.S., the device is the subject of clinical trials for two indications: bridge-to-transplant and destination therapy. Our device is also available in other countries around the world under special access programs and limited commercial availability. As of December 31, 2011, the HeartWare System has been implanted outside of the U.S. in patients at over 73 health care sites in 22 countries.

Bridge-to-transplant

HeartWare’s ADVANCE clinical trial is an FDA-approved investigational device exemption, or IDE, study designed to evaluate the HeartWare® Ventricular Assist System as a bridge-to-heart transplantation for patients with end-stage heart failure. Between August 2008 and February 2010, 140 patients at 30 hospitals in the United States received the HeartWare investigational device. The protocol analysis includes 137 patients in the investigational device cohort.

On December 27, 2010, HeartWare submitted to the FDA a PMA application seeking approval of the HeartWare System for the bridge-to-transplant indication. The PMA application was supported with data from our bridge-to-transplant clinical trial, named “ADVANCE”, in the U.S. On April 25, 2012, the FDA’s Circulatory System Devices Panel of the Medical Devices Advisory Committee voted 9 to 2 that the benefits outweigh the risks for the use of the HeartWare System as a bridge to heart transplantation in patients with end-stage heart failure.

IDE Supplements have allowed us to continue to enroll patients in our ADVANCE trial under a Continued Access Protocol (“CAP”). The CAP makes the HeartWare System available to patients and clinicians while also providing additional data for the FDA to evaluate prior to determining whether or not to approve the HeartWare System. The CAP patients will be enrolled and followed under a modified protocol of the ADVANCE trial. Through December 31, 2011, 202 patients have been enrolled in the study under the CAP. On March 16, 2012, the FDA approved an IDE Supplement that allows us to enroll a fourth allotment of 54 additional patients in our ADVANCE trial under the CAP.

On November 14, 2010, data from HeartWare’s bridge-to-heart transplantation study, ADVANCE, was presented at the 2010 Scientific Sessions of the American Heart Association by co-principal investigator Keith Aaronson, M.D., M.S., Associate Professor in the Division of Cardiovascular Medicine and Medical Director of the Heart Transplant Program and Center for Circulatory Support at the University of Michigan, on behalf of the ADVANCE investigators.

Results from the ADVANCE clinical study showed that 92% of the investigational device patients met the per protocol primary endpoint of the trial, which was defined as alive on the originally implanted device, transplanted or explanted for recovery at 180 days. Results from the ADVANCE clinical study also demonstrated that 94% of the investigational device patients enrolled in the study achieved a survival endpoint at 180 days.

Results for the comparator arm of the study, derived from 499 contemporaneous patients from the Interagency Registry for Mechanically Assisted Circulatory Support (“INTERMACS”) demonstrated 90% success of the primary endpoint at 180 days, as well as Kaplan-Meier survival at 180 days of 90%. Based on these results for the primary endpoint of the ADVANCE study, non-inferiority of the investigational device was established [p<0.0001].

In April 2011, clinical data from our ADVANCE bridge-to-transplant clinical trial was presented at The International Society of Heart and Lung Transplantation (ISHLT) 31st Annual Meeting and Scientific Sessions in San Diego. The data showing 180-day survival, using Kaplan-Meier analysis, for a combined 250 investigational device patients in the original study and the CAP was 94%.

In October 2011, we presented updated clinical data from our ADVANCE bridge-to-transplant clinical trial and the CAP at the 25th European Association for Cardio-Thoracic Surgery Annual Meeting in Lisbon, Portugal. The updated data for 241 patients enrolled in either the pivotal trial ADVANCE or CAP, and supported for at least six months, demonstrated a 180-day survival of 93%.

Destination Therapy

In June 2010, we received conditional IDE approval from the FDA to begin enrollment in our destination therapy clinical study for the HeartWare System. Designed to enroll up to 450 patients at 50 U.S. hospitals, the non-inferiority study, which is named “ENDURANCE”, is a randomized, controlled, unblinded, multi-center clinical trial to evaluate the use of the HeartWare System as a destination therapy in advanced heart failure patients. The study population will be selected from patients with end-stage heart failure who have not responded to standard medical management and who are ineligible for cardiac transplantation. Patients in the study will be randomly selected to receive either the HeartWare System or, as part of a control group they will be implanted with any alternative ventricular assist device approved by the FDA for destination therapy, in a 2:1 ratio. Each patient receiving the HeartWare System or control VAD will be followed to the primary endpoint at two years, with a subsequent follow-up period extending to five years post implant. In August 2010, our first patient was implanted as part of the ENDURANCE trial and we received full IDE approval from the FDA in September 2010. As of December 31, 2011, 311 patients had been enrolled in the study.

Other Clinical Activities

As of January 15, 2011, we entered into a Public, Private Partnership Agreement with the Regents of the University of Michigan whereby we will act as industry sponsor of a study conducted by the University of Michigan Cardiovascular Center and the University of Pittsburgh exploring the potential benefits of VADs in patients who will be given earlier access to these devices under a grant awarded from the National Heart, Lung and Blood Institute. In the study, called REVIVE-IT, researchers will compare whether non-transplant eligible patients with heart failure less advanced than that of current VAD recipients do better with implanted devices than with current medical therapy. Pursuant to the terms of the agreement, we have committed to provide financial support up to $9.6 million over the five-year trial period. The REVIVE-IT study device will be

HeartWare’s ventricular assist device, the HVAD Pump. The pilot study of approximately 12 U.S. sites, including Michigan and Pittsburgh, will include 100 patients. Enrollment in the study is expected to commence in 2012.

Other Devices

Beyond the HeartWare System, we are also evaluating our new miniaturized device, known as the MVAD® system. The MVAD is based on the same technology platform as the HeartWare System but adopts an axial flow, rather than a centrifugal flow, configuration and is being developed in multiple designs. The MVAD designs are currently at the preclinical stage undergoing animal studies focused on less invasive implantation techniques, in preparation for first-in-man studies. We expect to enroll our first patient in an MVAD first-in-man study during 2012. Each of the MVAD configurations is approximately one-third the size of the HVAD Pump. We believe that the MVAD designs will be implantable by surgical techniques that are even less invasive than those required to implant the HVAD Pump.

Operations

We began generating revenue from sales of the HeartWare System in August 2008 and have incurred net losses in each year since our inception. We expect our losses to continue as we expand our pipeline through continued research and development into next generation products, continue our clinical trials and expand commercial markets outside of the United States.

We have financed our operations primarily through the issuance of convertible notes and the issuance of shares of our common stock. Most recently, on December 15, 2010, the company issued Convertible Senior Notes with an aggregate principal amount of $143.75 million pursuant to the terms of an Indenture dated as of December 15, 2010. The Convertible Senior Notes are senior unsecured obligations of the company. The Convertible Senior Notes bear interest at a rate of 3.5% per annum, payable semi-annually in arrears on June 15 and December 15 of each year. The Convertible Senior Notes will mature on December 15, 2017, unless earlier repurchased or converted. In February 2010, we closed a public offering, under a shelf registration on Form S-3 filed with the Securities and Exchange Commission on December 24, 2009, of approximately 1.77 million shares of our common stock at an offering price of $35.50 per share for aggregate gross proceeds of approximately $62.8 million. This amount includes the underwriter’s exercise of their over-allotment option to purchase an additional 230,595 shares of our common stock at the offering price. In August 2009, we sold approximately 2.74 million shares of our common stock through private placements in the United States and Australia, which raised net proceeds of approximately $58.6 million.

We are headquartered in Framingham, Massachusetts. We have operations and manufacturing facilities in Miami Lakes, Florida, a development and operations facility in Sydney, Australia and a distribution and customer service facility in Hannover, Germany. As of December 31, 2011, we had 330 employees worldwide.

Market Opportunity

Heart Failure

Heart failure is one of the leading causes of death in the developed world. The American Heart Association estimates that heart failure affects 5.8 million people in the United States, while the European Society of Cardiology reports a prevalence of at least 10 million in European countries. Heart failure is a cardiovascular disease with both an increasing incidence and death rate worldwide. In the United States, approximately 670,000 new cases are diagnosed annually and approximately 300,000 patient deaths are attributed to advanced heart failure.

Our Target Markets—Class III and Class IV Patients

Our devices target certain classes of advanced heart failure patients, specifically Class III and IV patients as defined by the New York Heart Association (“NYHA”). It is estimated that the number of Class III and Class IV heart failure patients worldwide is approximately 7 million and that approximately 20% of these patients could benefit from a circulatory assist device. We believe that there is a significant market opportunity for ventricular assist devices, or VADs, that are smaller, easier to implant, easier to use and/or more reliable than the devices that are currently available. We also believe there is a significant market opportunity for any device that, relative to existing therapies, demonstrates superior patient outcomes at a lower cost.

It is estimated that there are approximately 5 million Class III heart failure patients worldwide. Of these five million patients, we estimate that approximately 1 million patients are severely impacted by congestive heart failure, or CHF, but are not yet nearing the end stages of the disease. While these patients suffer on a daily basis, they do not need the same full support as the sicker, later-stage Class IV patients and they may be less willing to undergo the more invasive procedure required for the placement of the typical VAD. We believe that up to one-third of these one million patients could be candidates for a less invasive surgical approach because of the potential for reduced surgical risk and shorter post-operative recovery periods.

CHF Treatment Options

Although many pharmacological therapies and pacing devices that are designed to stimulate the heart have proven to be effective at prolonging the quality and duration of a patient’s life, such treatments and devices do not halt the progression of CHF. Pharmacologic management of CHF focuses primarily on increasing or stimulating the force of heart contractions. Medication regimens aim to improve the effectiveness of the heart’s contractions and slow the rate of CHF progression. For later stage Class III and Class IV patients, some investigations have suggested that the increase in patient survival rates using medical therapy is limited and that optimal medical therapy has not been demonstrated to stop or reverse the effects of CHF. Other approaches, such as devices that allow physicians to restrict or reduce the size of the heart and cell based therapy, are either in the early development stages or have not yet achieved outcomes that we believe would lead most physicians to consider these technologies as viable solutions.

Heart transplantation is the current primary therapy for refractory advanced heart failure and ultimately provides the best recovery of cardiac function. Heart transplantation is an effective and accepted surgical procedure that can result in end-stage heart failure patients resuming relatively normal lives for a period usually expected to be ten years or longer. However, the therapy is significantly constrained by the limited number of available donor hearts. Also, many patients with heart failure are ineligible for heart transplantation because of factors such as age or the presence of other diseases.

VAD Treatment for Advanced Heart Failure

Circulatory assist devices are designed to take over some or all of the pumping function of the heart by mechanically pumping blood into the aorta. Implantation of circulatory assist devices is the only therapy other than transplantation that has been shown to rehabilitate a patient from NYHA Class IV to Class I or II. A November 2001 article in The New England Journal of Medicine on a study entitled “Randomized Evaluation of Mechanical Assistance for the Treatment of Congestive Heart Failure,” or the REMATCH study, concluded that “the use of a left ventricular assist device in patients with advanced heart failure resulted in a clinically meaningful survival benefit and an improved quality of life. A left ventricular assist device is an acceptable alternative therapy in selected patients who are not candidates for cardiac transplantation.” The conclusions in this study have since been reconfirmed in a number of subsequent similar studies with VADs, including a bridge-to-transplant study and a destination therapy study, reported in the August 2007 and November 2009 articles, respectively, in The New England Journal of Medicine.

A large population of end-stage heart failure patients can benefit from VAD therapy, such as our HeartWare System. Within this population there are four different indications of use of VADs: “bridge-to-transplant” therapy, “bridge-to-decision” therapy, “destination therapy” and “bridge-to-recovery” therapy.

Bridge-to-transplant therapy—Each year, the number of heart failure patients in need of a heart transplant exceeds the number of donor hearts that become available. According to the Organ Procurement and Transplantation Network, or OPTN, and Scientific Registry of Transplant Recipients, or SRTR, there were 1,853 heart transplants conducted in the United States in 2009, and as of February 3, 2012, 3,127 people are currently listed for heart transplant. The OPTN/SRTR 2010 Annual Data Report reported approximately 46% of the transplant candidates in 2009 spent one year or more on the waiting list, while nearly 40% of the patients transplanted were on a VAD as a bridge-to-transplant. Bridging the patient to transplant provides time to stabilize the patient until a suitable donor heart becomes available. We expect this percentage of patients on the waiting list who receive VAD support as a bridge-to-transplant to increase as surgeons and cardiologists become more familiar with the technology and confidence in the procedure grows in line with improving clinical data and device reliability.

Bridge-to-decision therapy—VADs are increasingly being used to assist physicians in determining which patients previously not eligible for a transplant should be listed. Rather than disqualify certain patients based upon their pre-VAD implant status, many patients now receive VAD implants and then the physician subsequently evaluates whether or not to list them for heart transplant in the future. The VAD “bridges” the physician’s listing decision and enables them to determine whether or not the patient will be a good transplant candidate by evaluating their overall health status after time spent on the VAD. This indication is best reflected in the National Institute of Health’s, or NIH, sponsored INTERMACS registry, which showed in June 2010 that 43% of registered patients were listed for heart transplant at the time of their implant, while 42% were listed as “bridge to candidacy”, or bridge-to-decision. Of note, 11.5% were registered as destination therapy.

Destination therapy—Circulatory assist devices can also be used as a permanent or lifetime therapy in medically refractory advanced heart failure patients who are deemed ineligible for heart transplantation due to, for example, their age or the presence of other diseases. The NIH estimates that destination therapy represents a long-term option for up to 100,000 patients in the United States. For these late stage patients, drug therapy historically has been the only alternative, with the 12-month mortality rate of approximately 75%. We believe that device durability and reliability, together with ease and perceived risk of implantation and better clinical outcomes, are important factors in determining whether destination therapy VADs will become accepted by physicians and patients.

Bridge-to-recovery therapy—Circulatory assist devices that provide prolonged unloading of the heart muscle, or myocardium, have been claimed to lead to recovery of the heart in some patients. In these patients, the combination of ventricular unloading combined with pharmaceutical therapy enables the physician to wean the patient from the pump and eventually remove it. This potential application of VADs was cited in the November 2006 New England Journal of Medicine article that described a recovery rate of approximately 75% in the Harefield Hospital study. While there can be no certainty that these results will be replicated or occur with sufficient repeatability in similar clinical trials, we believe that if use of VADs in these circumstances achieves widespread physician acceptance, the potential market for use of our HeartWare System in bridge-to-recovery therapy could increase significantly since removal of the device reduces the potential clinical risks associated with pumps that are left in place for multiple years.

Our Solution and Products

Proprietary Pump Technology

The HeartWare System features the smallest, full-output centrifugal pump designed to be implanted in the chest, directly adjacent to the heart. At the core of our technology platform is our proprietary “hybrid” system for suspending the impeller, which is the only moving part within the pump. The impeller is suspended within the pump housing by the opposing forces of passive magnets and hydrodynamic thrust generated by the pump impeller, which circulates a cushion of blood. Once power is applied to the device and the impeller begins to rotate, there are no points of mechanical contact within the pump, thus providing a completely wearless pumping system.

We believe the hybrid suspension system has several important advantages over traditional technologies. The elimination of the internal mechanical bearings which are characteristic of second generation devices removes all points of mechanical friction or contact within the pump. We believe that this removal of contact should lead both to longer term reliability of the device and to a potential reduced risk of physical damage to blood cells as they pass through the pump. Our hybrid suspension technology also establishes a miniaturization path, which we believe will allow us to significantly downsize our pump technology without compromising clinical performance. We believe competing pump designs which rely on either active magnetic or hydrodynamic forces alone face various physical constraints that may limit their ability to downsize without sacrificing performance.

The HeartWare System

The first product in our portfolio, the HeartWare System, is comprised of the HVAD Pump, a small, permanently implantable VAD, patient accessories and surgical tools. The HVAD Pump is capable of generating up to 10 liters of blood flow per minute. With a displaced volume of only 50 cubic centimeters and a mass of 140 grams, the HVAD Pump is the only full-output pump implantable in the pericardial space, directly adjacent to the heart. It is also the only pump designed to be implanted above the diaphragm in all eligible patients. We believe the implanting in the pericardial space generally leads to significantly shorter surgery time and a less invasive procedure relative to alternative devices, which are normally implanted in the abdomen.

Device reliability of the HeartWare System is designed to be enhanced through the use of dual motor stators with independent drive circuitry, allowing a seamless transition between dual and single stator mode if required. The pump’s inflow cannula is integrated with the device itself, providing proximity between the heart and the pumping mechanism, facilitating ease of implant and helping to ensure optimal blood flow characteristics. The use of a wide-bladed impeller and the clear flow paths through the pump are designed to help reduce the risk of pump-induced damage to blood cells.

The HeartWare System has been approved for sale in Europe since early 2009. In the United States, we must obtain PMA before the HeartWare System can be commercialized. That PMA application was submitted to the FDA in late December 2010. On April 25, 2012, the FDA’s Circulatory System Devices Panel of the Medical Devices Advisory Committee voted 9 to 2 that the benefits outweigh the risks for the use of the HeartWare System as a bridge to heart transplantation in patients with end-stage heart failure.

The HeartWare MVAD

The MVAD is a miniaturized blood pump intended for chronic heart failure patients. The device is a full-output axial flow pump with a fully suspended rotor and a displacement volume approximately one-third that of the HVAD Pump. The pre-clinical Good Laboratory Practices (GLP) in-vivo studies completed in September 2011 have shown the MVAD to have similar comparable blood flow characteristics to the HVAD Pump. The MVAD is designed for pericardial implantation and initial human clinical trials are expected to commence in summer 2012.

We believe it is likely that more patients will be willing to undergo a shorter, less invasive surgical procedure that may result in quicker recoveries and hospital discharge. We have taken advantage of the versatility of the MVAD design with multiple configurations specific to less invasive implantation procedures. This development has been supported by over 100 in-vivo studies. These devices may expand the potential pool of chronic heart failure patients.

Before the MVAD product will be available for commercial sale, we will need to achieve the following milestones:

•	completion of the system development including next generation peripherals (e.g., controller, batteries, power adapters);

•	approval of and successful completion of a clinical trial; and

•	receipt of regulatory approvals for commercialization.

Enhanced Quality of Life with Implantable Devices

Currently, the HeartWare System and all commercially available VADs are powered by a controller and battery packs worn external to the body. Power is transferred to the implanted pump via a thin electrical cable, called a driveline, which exits the patient’s skin in the abdominal area. We are working to develop an implantable system utilizing transcutaneous energy transfer, or TET, that will eliminate the need for a percutaneous driveline. A TET system contains a wearable power management system that is inductively coupled to implanted electronics that includes a rechargeable battery pack. The patient can remove the wearable power management system and enjoy a high quality lifestyle while the system is powered by the internal battery pack.

We are collaborating with Dualis MedTech GmbH, a subsidiary of AVRA Surgical, Inc., on the development of an implantable system. Since mid-2011, a team of HeartWare and Dualis engineers has worked to successfully demonstrate the feasibility of integrating Dualis’ proprietary wireless energy transfer technology with both the HeartWare System and the MVAD system. It is expected that an implantable system will be ready for GLP animal studies in 2013 and for human pre-clinical trials following successful completion of GLP studies.

Our Business Strategy

Our primary goal, above all else, is to focus on optimizing outcomes of patients being treated for congestive heart failure. To this end, we are leading innovation in the VAD sector and are also striving to develop and maintain a proprietary technology platform that enables the development of a pipeline of ever-smaller heart pumps that will reduce procedural invasiveness and simultaneously increase the number of patients who can benefit from our products. In addition, we intend to explore technologies and therapies.

We believe that our technology portfolio provides us with a significant competitive advantage in the market. To capitalize on that advantage, we are pursuing the following plan:

Expand Market Penetration outside of the U.S.—We sell to VAD centers and distributors throughout Europe and in other countries outside the U.S. With the receipt of CE Marking in January 2009, we began to develop the necessary infrastructure to support commercial sales in Europe. Throughout 2011 we continued to expand our infrastructure to support commercial activity, including establishing a European distribution facility, and have generated sales through 2011 from customers in 22 countries outside of the U.S. In the future, we intend to build wider distribution channels and ordering systems to deliver our products to the European market on a wider commercial scale as well as increase the number of countries where we have approval to sell our device commercially.

Obtain regulatory approval in the United States—In September 2008, we received full IDE approval from the FDA and commenced a 150 patient bridge-to-transplant clinical trial in up to 28 centers. The FDA allowed an increase to 40 centers in 2009, and in February 2010, we completed enrollment of this trial with 140 patients implanted with the HeartWare System. The remaining 10 patients were enrolled but did not receive an implant of the HeartWare System because they failed to meet the trial’s inclusion and exclusion criteria. We filed a PMA application with the FDA in late December 2010. On April 25, 2012, the FDA’s Circulatory System Devices Panel of the Medical Devices Advisory Committee voted 9 to 2 that the benefits outweigh the risks for the use of the HeartWare System as a bridge to heart transplantation in patients with end-stage heart failure.

In June 2010, we received conditional IDE approval from the FDA to begin enrollment in our destination therapy clinical study for the HeartWare System. Designed to enroll up to 450 patients at 50 U.S. hospitals, the non-inferiority study, which is named “ENDURANCE,” is a randomized, controlled, unblinded, multi-center clinical trial to evaluate the use of the HeartWare System as a destination therapy in advanced heart failure patients. Each patient receiving the HeartWare System or control VAD will be followed to the primary endpoint at two years, with a subsequent follow-up period extending to five years post implant. In August 2010, our first patient was implanted as part of the ENDURANCE trial and we received full IDE approval from the FDA in September 2010. As of December 31, 2011, 311 patients have been enrolled in the ENDURANCE trial.

Focus on continuous product development—In parallel with the clinical development of the HeartWare System, we plan to advance the development of our next generation products, such as MVAD and a TET system, and to enhance our existing HeartWare System peripheral equipment. We expect assessment and development and/or enhancement work for the MVAD, the TET system and our existing HeartWare System peripheral equipment to continue throughout 2012. We have completed GLP studies for the MVAD and the designs are currently at the preclinical stage undergoing animal studies focused on less invasive implantation techniques, in preparation for first-in-man studies. The primary objective of these projects is improved ease of implantation and use of the HeartWare System that we believe will enhance market acceptance.

Partner with leading professionals in the fields of cardiovascular surgery around the world—We have established relationships with leading professionals in the field of cardiovascular surgery and heart centers around the world and continue to expand this network. We believe these relationships are key to our growth as they help to drive clinical awareness of our products.

Explore complimentary or alternative therapies and technologies—We intend to explore business development opportunities including strategic alliances, joint ventures, and acquisitions that might complement or expand our market opportunities. Recently, we entered into a development agreement with Dualis MedTech to develop ventricular assist devices with wireless transcutaneous energy transfer (TET) system technology exclusively for HeartWare.

Sales and Marketing

Our sales and marketing strategy is to educate and promote the benefits of ventricular assist devices for the treatment of clinical heart failure among a variety of health care professionals. Outside of the U.S., we market directly to cardiac centers and hospitals that perform heart transplants as well as through medical device distributors with experience in local markets. In the U.S., until we receive the necessary regulatory approvals, our device is not marketed but the device is available through clinical studies.

We work with a broad spectrum of health care industry participants to promote the clinical benefits of our device, including hospital administrators, cardiologists, surgeons, nurses, perfusionists, insurers and government and industry representatives. Key to the development of our business is optimizing patient outcomes via effective training and clinical end-user support programs and resources.

More than 1,800 implants have been performed globally with the HeartWare Ventricular Assist System. At December 31, 2011, the HeartWare System had been implanted in patients outside of the U.S. at over 74 health care sites in 22 countries. To support commercial sales and enrollments in clinical trials we have created field teams including sales and marketing personnel and clinical specialists to educate and service this larger and rapidly growing patient base. In addition, we partner with leading physicians in the field to proctor and preceptor new physicians on the use of our devices in their centers and to present clinical and technical data about our system at scientific symposia, congresses, and trade shows, as well as publish in peer reviewed cardiovascular journals.

Our product management team conducts market research on end-user preferences and unmet needs, identifies ways to evergreen our HVAD technology with new enhancements, and works with research and development on new technologies that meet newly identified needs that are not currently addressed with our current platform of products.

Intellectual Property

We rely on a combination of patents, trade secrets, trademarks and copyrights, together with non-disclosure and confidentiality agreements, to protect our proprietary rights in our technologies.

As of December 31, 2011, we have 27 issued U.S. patents, 10 issued Australian patents, 5 issued patents in each of Japan, Germany, the United Kingdom and France, as well as patents issued in the Netherlands, Spain, Italy, Korea, Canada and Israel. We also have 29 pending U.S. non-provisional patent applications and a number of international patent applications filed under the Patent Cooperation Treaty, as well as in Japan, Europe, Australia, China, Canada, India, Korea and Israel.

Our U.S. and foreign issued patents and patent applications cover fundamental technologies underlying our hemodynamically and physiologically compatible full-output, long-term circulatory assist devices. The main technologies claimed in patents and patent applications include:

•	use of dual stators in a blood pump;

•	the combination of passive magnetic bearings and hydrodynamic thrust bearings;

•	channels or wide-bladed impellers in a blood pump;

•	the use of ceramic between an impeller and motor stator;

•	flow estimation based on impeller speed and viscosity; and

•	use of platinum alloy for blood pump impellers.

Major patents and pending patent applications covering technologies for our HeartWare System are scheduled to expire at various times between 2016 and 2027. Patents and patent applications covering technologies for our MVAD pump system are scheduled to expire at various times between 2024 and 2030.

We actively monitor our intellectual property position and periodically review new developments to identify prudent extensions to our patent portfolio. We plan to file additional patent applications on inventions that we believe are patentable and important to our business. We may also license or acquire patents from third parties that may enhance or expand our development activities. Accordingly, we intend to pursue and defend aggressively patent protection on our proprietary technologies. We have previously asserted claims and responded to counterclaims relating to our intellectual property. In connection with such processes, we have entered into and may in the future enter into settlement agreements pursuant to which third parties or their respective successors or assigns may commercialize competing technologies or products that would have otherwise been precluded by our patents subject to the agreement. See the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 16.

Despite our efforts, we may be subject to challenges, with or without merit, regarding our patents or other intellectual property. The medical device industry is characterized by a large number of patents and by frequent and substantial intellectual property litigation. Our products and technologies could infringe, or other persons could allege that our products and technologies infringe, upon the proprietary rights of third parties. If third parties successfully assert infringement or other claims against us, we may not be able to sell our products. In addition, patent or intellectual property disputes or litigation may be costly, result in product development delays or divert the efforts and attention of our management and technical personnel. If any such disputes or litigation arises, we may seek to enter into a royalty or licensing arrangement. However, such an arrangement may not be available on commercially acceptable terms, if at all. We may decide, in the alternative, to litigate the claims or to design around the patented or otherwise proprietary technology. At this time we are not party to any material legal proceedings that relate to patents or proprietary rights. We have had communication with various parties regarding certain of our patents which are material to our business and these are discussed in the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 16.

Our intellectual property also includes non-patented technology, processes and procedures, and technical knowledge and know-how accumulated or acquired since inception, all of which are significant to our competitive position. It is our policy to enter into confidentiality, non-disclosure and intellectual property assignment agreements with employees and consultants to help ensure that we can protect our rights in developed proprietary technology and prohibit the disclosure of any confidential information or trade secrets.

Government Regulation

United States

Our products are regulated by the FDA as a Class III medical device under the U.S. Food, Drug, and Cosmetic Act. FDA regulations govern:

•	product design and development;

•	product testing;

•	product manufacturing;

•	product safety and effectiveness;

•	product labeling;

•	product storage;

•	record keeping;

•	premarket approval;

•	advertising and promotion;

•	distribution;

•	product sales and post-market activities;

•	import and export;

•	medical device (adverse event) reporting; and

•	field corrective actions (e.g., recalls).

Premarket Approval

Each of our devices will be regulated as a Class III medical device. PMA approval from the FDA is required before marketing of a Class III medical device in the United States can commence. The process of obtaining PMA can be costly, lengthy and uncertain. A PMA application must be supported by extensive data including, but not limited to, technical, preclinical and clinical trials to demonstrate the safety and effectiveness of the device to the FDA’s satisfaction. Among other information, the PMA application must also contain a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing, and proposed device and patient labeling.

If the FDA determines that a PMA application is complete, the FDA accepts the application and then begins an in-depth review of the submitted information. The FDA, by statute and regulation, has 180 days to review an accepted PMA application, although the review and response process generally occurs over a significantly longer period of time, typically one year, and can take up to several years. During this review period, the FDA may request additional information or clarification of information already provided. Also during the review period, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. In addition, the FDA will conduct a pre-approval inspection of our and our key suppliers’ facilities to evaluate compliance with the quality system regulation. They will also conduct a Bioresearch Monitoring (“BIMO”) inspection of the clinical trial including some of the clinical data sites. To help assure the continued safety and effectiveness of an approved device, the FDA may also require a post-approval study as a condition of approval. A post-approval study may be a clinical or non-clinical study required in the PMA approval order and is intended to gather specific information to address questions about the post-market performance and physician experience with an approved medical device. Under the Medical Device User Fee and Modernization Act of 2002, the fee to submit a PMA application can be up to $200,775. User fees are expected to rise over time. We qualified for a small business exemption that allowed us to file our first PMA application at no charge. PMA supplements are required for modifications to the manufacturing process, labeling, use and design of a device that is approved through the premarket approval process. PMA supplements often require submission of the same type of information as a PMA application except that the supplement is limited to information needed to support any changes from the device covered by the original PMA.

After completing enrollment in our ADVANCE trial, we implanted additional patients under a Continued Access to Investigational Devices program (“Continued Access”). We may request approval for additional cohorts of continued access patients in the future until the device is approved. Once enrollment in our ENDURANCE trial is completed, we expect to request approval from the FDA of a Continued Access Protocol of the device for the destination therapy indication.

Pervasive and Continuing FDA Regulation

Clinical trials require extensive recordkeeping and reporting requirements. Our clinical trials must be conducted under the oversight of an institutional review board at the relevant clinical trial site and in accordance with applicable regulations and policies including, but not limited to, the FDA’s good clinical practice, or GCP, requirements. We, the trial data safety monitoring board, the FDA or the institutional review board at each site at which a clinical trial is being performed may suspend a clinical trial at any time for various reasons, including a belief that the risks to study patients outweigh the anticipated benefits.

Both before and after FDA approval, numerous regulatory requirements apply. These include:

•

quality system regulation, which requires manufacturers to follow design, testing, control, documentation and other quality assurance procedures during the design, manufacturing and commercialization phases;

•	regulations which govern product labels and labeling, prohibit the promotion of products for unapproved or “off-label” uses and impose other restrictions on labeling and promotional activities;

•

medical device reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur; and

•	notices of correction or removal and recall regulations.

Advertising and promotion of medical devices are also regulated by the Federal Trade Commission and by state regulatory and enforcement authorities. Recently, some promotional activities for FDA-regulated products have resulted in enforcement actions brought under healthcare reimbursement laws and consumer protection statutes. In addition, under the federal Lanham Act, competitors and others can initiate litigation relating to advertising claims.

Compliance with regulatory requirements is enforced through periodic, unannounced facility inspections by the FDA. Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include any of the following sanctions against us:

•	warning letters or untitled letters;

•	fines, injunction and civil penalties;

•	recall or seizure of our products;

•	customer notification, or orders for repair, replacement or refund;

•	operating restrictions, partial suspension or total shutdown of production or clinical trials;

•	refusing our request for pre-market approval of new products;

•	withdrawing pre-market approvals that are already granted; and

•	criminal prosecution.

European Union

The primary regulatory environment in Europe is that of the European Union, or EU, which consists of 27 member states in Europe. The EU has adopted two directives that cover medical devices—Directive 93/42/EEC covering medical devices and Directive 90/385/EEC for active implantable medical devices, as well as numerous standards that govern and harmonize the national laws and standards regulating the design, manufacture, clinical trials, labeling, adverse event reporting and post market surveillance activities for medical devices that are marketed in member states. Medical devices that comply with the requirements of the national law of the member state in which they are first marketed will be entitled to bear CE Marking, indicating that the device conforms to applicable regulatory requirements, and, accordingly, can be commercially marketed within EEC states and other countries that recognize this mark for regulatory purposes. We received CE Marking for the HeartWare System in January 2009.

Australia

In Australia, the Therapeutic Goods Administration, or TGA, is responsible for administering the Australian Therapeutics Goods Act. The Office of Devices, Blood and Tissues is the department within the TGA responsible for devices. The TGA recognizes five classes of medical devices and HeartWare’s circulatory assist device falls under the category of “active implantable medical devices.”

The Australian Register of Therapeutic Goods, or ARTG, controls the legal supply of therapeutic goods in Australia. The ARTG is the register of information about therapeutic goods for human use that may be imported, supplied in, or exported from Australia. Any use of an unapproved medical device in humans, even in pilot trials, requires an exemption from the requirement for inclusion on the ARTG.

In March 2011 we received approval from the TGA to sell the HeartWare System commercially in Australia.

Other International Regulations

We are also subject to international regulations in other countries where our products are sold. We currently have limited sales to customers in countries outside of the EU, U.S. and Australia including Malaysia and New Zealand. These regulations relate to product standards, packaging and labeling requirements, import restrictions, tariff regulations, duties and tax requirements. Many of the regulations applicable to our products in these countries are similar to those of the FDA. The national health or social security organizations of certain countries require our products to be qualified before they can be marketed in those countries.

In order to be positioned for access to European and other international markets, we sought and obtained certification under the International Standards Organization (“ISO”) 13485 standards. ISO 13485 is a set of integrated requirements, which when implemented, form the foundation and framework for an effective quality management system. These standards were developed and published by the ISO, a worldwide federation of national bodies, founded in Geneva, Switzerland in 1947. ISO has more than 90 member countries and ISO certification is widely regarded as essential to enter Western European markets.

Healthcare Regulation

Recent healthcare policy changes

In response to perceived increases in health care costs in recent years, there have been and continue to be proposals by the federal government, state governments, regulators and third-party payors to control these costs and, more generally, to reform the U.S. healthcare system. For example, on March 23, 2010, the Patient Protection and Affordable Care Act (“PPACA”) was signed into law. On March 30, 2010, a companion bill, the Health Care and Education Reconciliation Act of 2010 (the “Reconciliation Act”) was also signed into law. Among other things, the PPACA and the Reconciliation Act (collectively, the “Acts”), when taken together, impose a 2.3% excise tax on the sale of certain medical devices that will take effect in 2013. In addition, it is possible that standard setters or regulators may address certain unique aspects of the accounting for the Acts in the future.

Regulations related to prohibiting “kickbacks” and false claims and protecting patient confidentiality

A federal law commonly known as the Medicare/Medicaid anti-kickback law, and several similar state and foreign laws, prohibit payments that are intended to induce physicians or others either to refer patients or to acquire or arrange for or recommend the acquisition of healthcare products or services. These laws constrain our sales, marketing and other promotional activities by limiting the kinds of financial arrangements, including sales programs, we may have with hospitals, physicians or other potential purchasers of medical devices. Other federal and state laws generally prohibit individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other third-party payors that are false or fraudulent, or for items or services that were not provided as claimed. Because we may provide some coding and billing information to purchasers of the HeartWare System and our other products, and because we cannot assure that the government will regard any billing errors that may be made as inadvertent, these laws are potentially applicable to us. Anti-kickback and false claims laws prescribe civil and criminal penalties for noncompliance, which can be substantial.

There are a number of federal and state and foreign laws protecting the confidentiality of certain patient health information, including patient records, and restricting the use and disclosure of that protected information. In particular, the U.S. Department of Health and Human Services promulgated patient privacy rules under the Health Insurance Portability and Accountability Act of 1996, or HIPAA. These privacy rules protect medical records and other personal health information by limiting their use and disclosure, giving individuals the right to access, amend and seek accounting of their own health information and limiting most use and disclosures of health information to the minimum amount reasonably necessary to accomplish the intended purpose. If we are found to be in violation of the privacy rules under HIPAA or similar laws, we could be subject to civil or criminal penalties.

Transparency of certain payments

A section of the PPACA known as the Sunshine Act requires applicable manufacturers of drugs and devices to report annually for publication certain payments and other transfers of value to physicians and teaching hospitals as well as certain ownership interests held by physicians. Applicable manufacturers, including the company, must begin to submit reports in 2013 with respect to payments and transfers occurring in 2012. We are establishing processes and procedures to capture and report payments to physicians and teaching hospitals.

Third Party Reimbursement

In the United States, hospitals and doctors generally rely on third-party payers, such as Medicare, Medicaid, private health insurance plans and self funded employers, to pay or reimburse for all or part of the cost of medical devices and the related surgical procedures. In the United States, heart failure represents Medicare’s greatest area of spending.

In 2011, the Center for Medicare and Medicaid Services, or CMS, established reimbursement rates for the treatment of patients with LVADs, with major complications and comorbidities (“MS-DRG 1”) and without major complications and comorbidities (“MS-DRG 2”). Most patients that receive VADs and all patients that receive heart transplants are eligible for MD-DRG 1 reimbursement. Using the 2011 published payment rates, the national average Medicare payment to CMS-certified centers for MS-DRG 1 procedures is approximately $140,000. Actual payments are subject to other variables such as an application of a wage index, indirect medical education costs, cost outliers, and disproportionate share payments for each institution. In addition, when VAD patients are discharged from the hospital and then readmitted for transplantation, hospitals may qualify for 2 separate MS-DRG 1 or 2 payments.

We believe that our products will be Medicare-eligible and therefore that they should be entitled to reimbursement. Several insurance providers have also implemented U.S. policies for circulatory assist devices, including Blue Cross and Blue Shield Plans, Aetna, Cigna, United Healthcare and others but such coverage may not be available if insurance providers refuse to cover Medicare approved IDE Category B2 clinical trials. We believe that many private insurers will cover our devices if they are also covered by Medicare. All of our sites in the U.S. bridge-to-transplant and destination therapy clinical trials received Medicare and third party reimbursement to some extent. In 2010, we added a reimbursement and government policy professional to our staff and will continue to build this team in 2012 with a view to improving insurance reimbursement outcomes for the HeartWare System.

International reimbursement varies from country to country and often hospital to hospital. The European system is more effective at focusing resource intensive procedures in a small number of centers within each country and LVADs fall into that category of resource intensive procedures. In those hospitals that perform VAD implantation, we believe that there are adequate budgets to purchase circulatory assist devices. As in the United States, we believe that in Europe certain groups of physicians will drive the decision as to which VAD to purchase.

Competition

Competition in the VAD industry is expected to increase as better devices become available. We believe that our products compete primarily on their safety and efficacy as a treatment for congestive heart failure as compared to other devices and other treatments. Other factors that affect our ability to effectively compete in the VAD market are our ability to obtain necessary regulatory approvals to market the device in the U.S., the price of our device and the ability of healthcare providers to secure reasonable reimbursement rates. We believe that only smaller, less invasive, reliable and durable devices will remain as viable alternatives for the treatment of congestive heart failure. In the long run, we believe our continued competitive success will depend on our ability to enhance patient outcomes and develop innovative products.

Our principal competitors in the implantable VAD space include Thoratec Corporation, Jarvik Heart, MicroMed Technology, Inc, Berlin Heart AG, and Terumo Heart, Inc., and a range of other smaller, specialized medical device companies with devices at varying stages of development.

We believe that the key features of the HeartWare System that provide us with certain advantages over our competitors’ known products include:

•	small device size which allows for implantation in the pericardial space immediately surrounding the heart in all patients unlike other full-output VADs that are currently available;

•	our proprietary, hybrid technology system for suspending the pump impellers, providing a wearless pumping system; and

•	a design that includes a wide-bladed impeller and integrated inflow cannula, which is designed to optimize blood flow characteristics.

Although we believe the HeartWare System provides us with competitive advantages over our competitors’ known products, we note that:

•	our product’s success is dependent on our clinical trials demonstrating the safety and efficacy in the U.S.;

•	our market is an emerging market and is reliant upon acceptance of VAD technology.

See the section of this proxy statement/prospectus entitled “Risk Factors” beginning on page 16.

Research and Development

Research and development costs include activities related to the research, development, design, testing, and manufacturing of prototypes of our products as well as costs associated with certain clinical and regulatory activities. We expect our research and development expenses to continue to increase as we continue to research and develop improvements to the HeartWare System, research the application of, and develop our miniaturized heart pump technology, conduct additional clinical trials and hire additional employees. For the years ended December 31, 2009, 2010 and 2011 we incurred research and development expenses of $15.1 million, $33.1 million and $50.1 million, respectively.

Manufacturing and Assembly

Our manufacturing activities to date, and for the foreseeable future, will continue to consist primarily of process development, component assembly, quality control testing and sustaining engineering. Most of the components of the HeartWare System are manufactured by third parties, including the center post, pump housing and impeller. Some critical components, including the controller, are manufactured solely by an outside supplier and are essentially provided to us as a finished good ready-for-sale as part of our HeartWare System.

In order to sell our product commercially in the European Union, we are required to meet certain regulatory standards. In October 2008, we received a Certificate of Registration from the British Standard Institution (BSI) certifying that the company’s Quality Management System complies with the requirements of ISO 13485:2003. It signifies that HeartWare has established a comprehensive quality system that conforms to the International Organization for Standardization (“ISO”) 13485:2003 requirements. The ISO 13485:2003 standard is fully recognized in many countries as a measure of quality. In January 2009, we received a Full Quality Assurance Certificate, CE 540273 from BSI. It signifies that the HeartWare Ventricular Assist System designed and manufactured by HeartWare conforms with the provisions of Council Directive for Active Implantable Medical Devices, 90/385/EEC, Annex 2, Section 3.2 at every stage, from design to final controls. In order to maintain these certifications we must show through annual surveillance audits conducted by the British Standard Institute (BSI) that HeartWare’s Quality System remains compliant with the requirements of ISO 13485 and applicable standards.

We do not presently have supply agreements with some of our key suppliers and we have not secured second source suppliers for all of our supplies. See the “Risk Factors—Risks Related to HeartWare’s Business and Industry” section beginning on page 19 for additional information.

Employees

As of December 31, 2011, we had 330 employees, of whom 229 employees are engaged in operations activities including research and development, quality assurance and manufacturing activities, 65 are engaged in marketing, clinical and regulatory activities and 36 are engaged in finance, legal and other administrative functions. None of our employees are represented by a labor union or covered by a collective bargaining agreement other than employees in France who are subject to national, collective bargaining agreements. We consider our relations with our employees to be good.

Corporate History

HeartWare International, Inc. was incorporated in Delaware on July 29, 2008 as a wholly-owned subsidiary of HeartWare Limited, a corporation incorporated in Australia on November 26, 2004. On November 13, 2008, HeartWare Limited completed its redomiciliation from Australia to Delaware pursuant to certain schemes of arrangement approved by an Australian court. Subsequent to the redomiciliation, HeartWare Limited was renamed HeartWare Pty. Limited. In connection with this redomiciliation, each holder of HeartWare Limited ordinary shares was issued one share of HeartWare International, Inc. common stock in exchange for every 35 ordinary shares of HeartWare Limited. As a result, HeartWare Limited became a wholly-owned subsidiary of HeartWare International, Inc., and HeartWare International, Inc. became the parent company of the HeartWare Group.

HeartWare Limited acquired our operating subsidiary, HeartWare, Inc., on January 24, 2005. HeartWare, Inc. is a Delaware corporation which was incorporated on April 8, 2003 under the name Perpetual Medical, Inc., and which changed its name to HeartWare, Inc. on July 10, 2003. Since July 10, 2003, HeartWare, Inc. has operated the business formerly owned and operated by Kriton Medical, Inc., which had been developing the HeartWare VAD System since approximately 1995.

In May 2003, Kriton filed for protection from creditors under Chapter 11 of the United States Bankruptcy Code. On May 20, 2003, Kriton and its lead investor Apple Tree Partners I, L.P., proposed a joint plan of liquidation for Kriton. On June 20, 2003, the United States Bankruptcy Court of the Southern District of Florida issued a court order confirming the plan of liquidation. This court order, together with a supplemental court order approving a settlement between Apple Tree Partners and various stockholders of Kriton issued on July 3, 2003, approved the sale of substantially all the assets of Kriton to HeartWare, Inc. On July 10, 2003, HeartWare, Inc. purchased substantially all of the assets of Kriton free and clear of any and all liens, security interests, encumbrances and claims. The assets included all of Kriton’s patents and other intellectual property which were assigned to HeartWare, Inc.

In connection with the asset purchase, HeartWare, Inc. issued Series A-1 and Series A-2 Preferred Stock to certain creditors of Kriton. The Series A-1 and Series A-2 Preferred Stock do not have any voting rights or the right to receive dividends but entitle the holders thereof to receive upon certain liquidation events of HeartWare, Inc. (but not the liquidation of or change of control of the parent of HeartWare, Inc.) an amount equal to $10 per share of Series A-1 and an amount of $21 per share of Series A-2. HeartWare, Inc. continued to operate as an independent entity until January 24, 2005, when HeartWare Limited acquired all of the voting stock of HeartWare, Inc. in exchange for the issuance by HeartWare Limited of 2.5 million shares (as adjusted for a reverse split in the ratio of 35 to 1) and a convertible note in the principal amount of $1.1 million. The convertible note was redeemed during the third quarter of 2008.

Description of Properties

Our corporate headquarters are located in Framingham, Massachusetts. We have operations and manufacturing facilities in Miami Lakes, Florida, a development and operations facility in Sydney, Australia and a distribution and customer service facility in Hannover, Germany.

Our office in Framingham, Massachusetts consists of approximately 17,800 square feet and is primarily used for administrative functions. The lease expires on December 31, 2014 and we have an option to renew the lease for one additional four-year term. We also have an option to expand with an additional 3,002 square foot space in the building.

One of our facilities in Miami Lakes, Florida consists of approximately 59,000 square feet and includes office space, laboratories, research and development space and three clean rooms which are ISO Class 100,000 compliant. The facility is used primarily for manufacturing, research and development and administrative functions. The lease expires on June 30, 2013 and we have an option to renew the lease for two additional, three-year terms.

On December 9, 2010, we entered into a lease for a second facility in Miami Lakes, Florida as part of our planned expansion to support our efforts to prepare for U.S. commercialization. During 2011, we performed significant improvements on the facility and improvements will continue in the first quarter of 2012. Once completed, the facility will be used primarily for manufacturing, research and development and administrative functions. Under the lease, we rent approximately 131,000 square feet for a period ending February 28, 2022, with an option to renew for two five-year terms.

One of our facilities in Sydney, Australia consists of approximately 2,600 square feet of manufacturing space. We originally leased the space for a two-year period commencing on August 31, 2009. We did not exercise our option to renew the lease for an additional three-year term. We are currently occupying the space on a month-to-month basis.

On November 1, 2011, we entered into a lease for a new facility in Sydney, Australia. This facility will replace our current facility noted above and will be used primarily for manufacturing and administrative functions. Under the lease, we rent approximately 15,100 square feet for a period ending October 31, 2014, with an option to renew for two three-year terms.

Our facility in Hannover, Germany is approximately 3,900 square feet. The lease commenced on October 11, 2010 with an initial term of two years. We have an option to renew the lease for one additional three-year term.

We believe that the facilities noted above are suitable and adequate for our needs now and for the foreseeable future.

Legal Proceedings

From time to time we may be involved in litigation or other contingencies arising in the ordinary course of business. Except as set forth below, and based on the information presently available, management believes that there are no contingencies, claims or actions pending or threatened, the ultimate resolution of which will have a material adverse effect on our financial position, liquidity or results of operations.

On February 24, 2010, we received a letter from two holders of Series A Preferred Stock in HeartWare, Inc., an indirect subsidiary of HeartWare International, Inc. These holders requested various financial and other information regarding HeartWare, Inc. for the purpose of determining the company’s compliance with their rights as holders of Series A Preferred Stock, including whether a liquidation event has occurred since inception in 2003. HeartWare, Inc. issued Series A-1 and Series A-2 Preferred Stock to certain equity holders of Kriton Medical, Inc. when HeartWare, Inc. purchased out of bankruptcy substantially all of the assets of Kriton in July 2003. The Series A-1 and Series A-2 Preferred Stock do not have voting or dividend rights but entitle the holders thereof to receive, upon certain liquidation events of HeartWare, Inc. (but not the liquidation of or change of control of HeartWare International, Inc.), an amount equal to $10 per share of Series A-1 and $21 per share of Series A-2. The aggregate liquidation preference payment obligation totals approximately $15 million.

On June 27, 2011, HeartWare International, Inc. and HeartWare, Inc., along with HeartWare’s directors, certain officers and a significant stockholder, were named as defendants in a putative class action lawsuit filed in Massachusetts state court by two other Series A Preferred Stockholders on behalf of all holders of Series A Preferred Stock. The complaint alleges that the defendants breached their fiduciary and contractual obligations to Series A Preferred Stockholders by preventing them from receiving a payment of the liquidation preference in connection with certain corporate transactions, including a transaction in 2005 in which HeartWare, Inc. was acquired by HeartWare Limited, a subsidiary of HeartWare International, Inc. The plaintiffs seek monetary damages, interest, costs and limited equitable relief. We do not believe HeartWare International, Inc., HeartWare, Inc. or any of our directors, officers or stockholders have abrogated the rights, or in any way failed to satisfy obligations owed to, any of our stockholders, including holders of Series A Preferred Stock. On September 12, 2011, the defendants served on plaintiffs a motion to dismiss the complaint with prejudice. On February 3, 2012, counsel for plaintiffs and defendants entered into a Memorandum of Understanding to settle the matter. Defendants have agreed to pay up to $1.125 million to participating putative class members in exchange for a full and unconditional release of all claims asserted in the litigation, including any and all claims arising from any right to receive a payment upon any liquidation or deemed liquidation event that has arisen or may arise in the future. We expect insurance to fund a significant portion of the settlement amount, although coverage is not assured. The court has scheduled a hearing for July 25, 2012 to finally approve the settlement following notice to putative class members.

In accordance with ASC 450, Contingencies, we accrue loss contingencies including costs of settlement, damages and defense related to litigation to the extent they are probable and reasonably estimable. Otherwise, we expense these costs as incurred. If the estimate of a probable loss is a range and no amount within the range is more likely, we accrue the minimum amount of the range. As of December 31, 2011, we have determined that settlement of the litigation discussed above is probable and that the reasonably estimable settlement amount is $1.1 million. At December 31, 2011, we recorded a liability for the $1.1 million, a $0.2 million receivable from one of the co-defendants, who is a related party, and expense of $0.9 million.

Market for Registrant’s Common Equity and Related Stockholder Matters

On February 24, 2009, our shares of common stock were listed on the NASDAQ Stock Market with trading commencing on February 25, 2009 under the symbol “HTWR”. Our shares of common stock also trade in the form of CHESS Depositary Interests (“CDIs”), each CDI representing one thirty-fifth of a share of our common stock, on the Australian Securities Exchange (“ASX”) under the symbol “HIN” since November 13, 2008. Prior to that date, our ordinary shares of HeartWare Limited (since renamed HeartWare Pty. Limited), of which we are the successor issuer, were traded on the ASX under the symbol “HTW”.

The following table sets forth, for the periods indicated, the high and low closing prices for our common stock on the NASDAQ Stock Market.

Period	High	Low
Fiscal Year 2011:
First Quarter	$97.69	$81.19
Second Quarter	84.32	67.00
Third Quarter	74.58	54.90
Fourth Quarter	70.56	58.78
Fiscal Year 2010:
First Quarter	$44.47	$33.96
Second Quarter	74.65	45.14
Third Quarter	74.67	60.49
Fourth Quarter	93.76	61.90

As of March 29, 2012, the date immediately before the public announcement of the merger, the closing price for HeartWare’s common stock was $66.72 per share.

As of April 25, 2012, we had 14,135,115 shares of common stock issued and outstanding and there were approximately 13 holders of record of our common stock. In addition, as of that date, there were approximately 682 registered owners of our CDIs.

We have not declared or paid any cash dividends on our shares, and we currently do not anticipate paying any cash dividends in the foreseeable future. Our convertible notes were issued pursuant to the terms of an Indenture dated December 15, 2010. The Indenture does not contain any covenants or restrictions on the payments of dividends. We intend to retain any earnings to finance the development and expansion of our products and business.

Equity Compensation Plans

The following table sets forth information regarding the company’s Equity Compensation Plans as of December 31, 2011:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
HeartWare International, Inc. Employee Stock Option Plan	296,817	$31.87	(1)	—	(2)
HeartWare International, Inc. Restricted Stock Unit Plan	47,685	$0.00		16,976	(2)
HeartWare International, Inc. 2008 Stock Incentive Plan (3)	665,947	$5.51		368,982	(2)(4)

Equity compensation plans not approved by security holders:
Non-Plan options	5,142	$26.71	(1)	N/A

(1)	The exercise price has been converted to U.S. dollars using the spot rate at December 31, 2011.
(2)	Future awards to employees and directors are expected to be made under the 2008 Stock Incentive Plan as any grants under the other plans reduce the availability of grants under the 2008 Stock Incentive Plan.
(3)	Outstanding awards under the 2008 Stock Incentive Plan include 586,723 restricted stock units outstanding with exercise prices of $0 and 79,224 stock options outstanding with exercise prices equal to the fair value of our common stock on the date of grant. The weighted average exercise price of the outstanding stock options was $46.28 at December 31, 2011.
(4)	The 2008 Stock Incentive Plan includes an annual adjustment to shares available for future issuance at each January 1 based on the prior number of weighted average shares outstanding in the prior year. As of January 1, 2012, the number of shares available for future issuance under the 2008 Stock Incentive Plan was approximately 460,000.

Stock Price Performance Graph

The graph below compares the cumulative total stockholder return on an investment in our CDIs, the NASDAQ Composite Index (U.S. companies only) and the Morningstar Medical Devices Index for the five-year period ended December 31, 2011. The graph assumes the value of an investment in our CDIs traded on the ASX and each index was $100 on December 31, 2006 and the reinvestment of all dividends, if any.

The graph also presents the cumulative total stockholder return on an investment in our common stock for the period from February 25, 2009 to December 31, 2011. The graph assumes the value of an investment in our common stock was $100 on February 25, 2009, the date our common stock commenced trading on the NASDAQ Stock Market, and the reinvestment of all dividends, if any.

Company/Market/Peer Group	12/31/2006	12/31/2007	12/31/2008	2/25/2009	12/31/2009	12/31/2010	12/31/2011
HeartWare International, Inc. (NASDAQ:HTWR)				$100.00	$118.23	$291.90	$230.00
HeartWare International, Inc. (ASX:HIN)	$100.00	$91.45	$79.21	$141.31	$191.59	$494.96	$380.05
NASDAQ Composite	$100.00	$110.66	$66.41	$60.16	$96.54	$114.06	$113.16
Morningstar Medical Devices	$100.00	$96.38	$63.78	$65.88	$87.31	$89.69	$86.11

Supplementary Financial Information (Unaudited)

The following table presents selected quarterly financial information for the periods indicated. This information has been derived from our unaudited quarterly consolidated financial statements, which in the opinion of management include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information. The quarterly per share data presented below was calculated separately and may not sum to the annual figures presented in the consolidated financial statements, which are included in this proxy statement/prospectus beginning on page FS-1. These operating results are also not necessarily indicative of results for any future period.

	Three Months Ended
	March 31	June 30	September 30	December 31
	(in thousands, except per share data)
2011
Revenue, net	$17,975	$20,389	$21,340	$23,060
Gross profit	10,379	12,476	13,456	13,521
Net loss	(9,431)	(10,096)	(13,964)	(21,564)
Net loss per common share—basic and diluted (1)	$(0.68)	$(0.73)	$(1.00)	$(1.53)
Weighted average shares outstanding—basic and diluted	13,901	13,923	13,948	14,063

2010
Revenue, net	$10,703	$9,757	$13,817	$20,887
Gross profit	5,023	5,464	7,814	12,422
Net loss	(4,544)	(9,982)	(7,844)	(7,027)
Net loss per common share—basic and diluted (1)	$(0.35)	$(0.73)	$(0.57)	$(0.51)
Weighted average shares outstanding—basic and diluted	12,958	13,683	13,753	13,874

(1)	Net loss per common share for each quarter is computed using the weighted-average number of shares outstanding during that quarter while net loss per common share for the full year is computed using the weighted-average number of shares outstanding during the year. Thus, the sum of the four quarters’ net loss per common share may not equal the full-year loss per share.

Significant amounts in per quarter information listed above include:

•	Net loss for the quarter ended March 31, 2011 included $2.9 million of share-based compensation expense, $2.6 million of interest expense and $0.6 million of foreign exchange gains.

•	Net loss for the quarter ended June 30, 2011 included $3.5 million of share-based compensation expense and $2.6 million of interest expense.

•	Net loss for the quarter ended September 30, 2011 included $3.6 million of share-based compensation expense, $2.7 million of interest expense and $1.4 million of foreign exchange losses.

•

Net loss for the quarter ended December 31, 2011 included $3.2 million of share-based compensation expense, $2.7 million of interest expense, $1.6 million of foreign exchange losses and $0.9 million related to an accrual for a potential litigation settlement.

•

Net loss for the quarters ended March 31, June 30, September 30 and December 31, 2010 include approximately $1.7 million, $4.3 million, $2.6 million and $2.0 million, respectively, of share-based compensation expense.

Manageme nt’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read together with our consolidated financial statements and related notes, which are included in this proxy statement/prospectus beginning on page FS-1. This discussion and analysis contains forward-looking statements that involve risks, uncertainties, judgment and assumptions. You should review the “Risk Factors” section beginning on page 16 of this proxy statement/prospectus for a description of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Certain abbreviated key terms have the meanings defined elsewhere in this proxy statement/prospectus.

Overview

HeartWare is a medical device company that develops and manufactures miniaturized implantable heart pumps, or ventricular assist devices, to treat patients suffering from advanced heart failure.

The HeartWare Ventricular Assist System (the “HeartWare System”), which includes a ventricular assist device (“VAD”), or blood pump, patient accessories and surgical tools, is designed to provide circulatory support for patients in the advanced stage of heart failure. The core of the HeartWare System is a proprietary continuous flow blood pump, the HVAD Pump, which is a full-output device capable of pumping up to 10 liters of blood per minute. The HeartWare System is designed to be implanted adjacent to the heart, avoiding the abdominal surgery generally required to implant similar devices.

In 2009, we received CE Marking for the HeartWare System in the European Union and in March 2011 we received approval from the Therapeutic Goods Administration in Australia allowing for commercial sale and distribution of our device. In the U.S., the device is the subject of clinical trials for two indications: bridge-to-transplant and destination therapy. Our device is also available in other countries around the world under special access programs and limited commercial availability.

Recent key milestones in the development and commercialization of the HeartWare System include the following:

•

On April 25, 2012, the FDA’s Circulatory System Devices Panel of the Medical Devices Advisory Committee voted 9 to 2 that the benefits outweigh the risks for the use of the HeartWare System as a bridge to heart transplantation in patients with end-stage heart failure;

•	The HeartWare System was implanted in over 900 patients in 2011;

•	In January 2011, we were named to the REVIVE-IT study, a study to be completed by the Universities of Michigan and Pittsburgh on the benefits of LVADs in patients with earlier access to the device;

•	Approval of the HeartWare System by the Therapeutic Goods Administration (TGA) in Australia for listing on the Australian Register of Therapeutic Goods;

•	Reimbursement approval in France and Belgium of the HeartWare System; and

•

Presentation at the 25th European Association for Cardio-Thoracic Surgery of clinical data from our ADVANCE bridge-to-transplant clinical trial and the Continued Access Protocol (CAP). The updated data for 241 patients enrolled in either the pivotal trial ADVANCE or CAP demonstrated a 180-day survival of 93%.

Beyond the HeartWare System, we are also evaluating our next generation device, the MVAD Pump. The MVAD Pump is a development-stage miniature ventricular assist device, approximately one-third the size of the HVAD Pump. The MVAD Pump is based on the same proprietary impeller suspension technology used in the HVAD Pump, with its single moving part held in place through a combination of passive-magnetic and hydrodynamic forces. Like the HVAD Pump, the MVAD Pump is designed to support the heart’s full cardiac output, yet also has the capability for partial support. On September 9, 2011, pre-clinical data was presented at the 19th Congress of the International Society for Rotary Blood Pumps (ISRBP), which demonstrated that the MVAD Pump attained the objectives for system performance, hemocompatability and biocompatibility in Good Laboratory Practice (“GLP”) animal studies, a precursor to human clinical trials. We are currently preparing to commence human clinical studies in 2012. The MVAD Pump is designed to be implantable by surgical techniques that are even less invasive than those required to implant the HVAD Pump.

We began generating revenue from our products in August 2008 and have incurred net losses in each year since our inception. We expect our losses to continue as we advance and expand our clinical trial activities in the U.S., continue to develop commercial markets outside of the U.S., and expand our research and development into next generation products including the MVAD Pump.

We have financed our operations primarily through the issuance of convertible notes and the issuance of shares of our common stock. Most recently, on December 15, 2010, we issued convertible notes with an aggregate principal amount of $143.75 million pursuant to the terms of an Indenture dated as of December 15, 2010. The convertible notes are senior unsecured obligations of the company. The convertible notes bear interest at a rate of 3.5% per annum, payable semi-annually in arrears on June 15 and December 15 of each year. The convertible notes will mature on December 15, 2017, unless earlier repurchased or converted.

We are headquartered in Framingham, Massachusetts. We have operations and manufacturing facilities in Miami Lakes, Florida, a development and operations facility in Sydney, Australia and a distribution and customer service facility in Hannover, Germany.

Critical Accounting Policies and Estimates

We prepare our financial statements in accordance with accounting principles generally accepted in the United States. We are required to adopt various accounting policies and to make estimates and assumptions in preparing our financial statements that affect the reported amounts of our assets, liabilities, revenue and expenses. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on our historical experience to the extent practicable and on various other assumptions that we believe are reasonable under the circumstances and at the time they are made. If our assumptions prove inaccurate or if our future results are not consistent with our historical experience, we may be required to make adjustments in our policies that affect our reported results. Our significant accounting policies are disclosed in Note 3 to the financial statements, which are included in this proxy statement/prospectus beginning on page FS-1.

Our most critical accounting policies and estimates include: revenue recognition, inventory capitalization and valuation, accounting for share-based compensation, measurement of fair value, and the valuation of tax assets and liabilities. We also have other key accounting policies that are less subjective and, therefore, their application is less subject to variations that would have a material impact on our reported results of operations. The following is a discussion of our most critical policies, as well as the estimates and judgments involved.

Revenue recognition

We recognize revenue from product sales in accordance with FASB ASC 605—Revenue Recognition. Pursuant to agreements or orders from customers, we ship product to our customers. Revenue from product sales is only recognized when persuasive evidence of an arrangement exists, substantially all the risks and rewards of ownership have transferred to our customers, the selling price is fixed and collection is reasonably assured. A majority of product sales are initially made on a consignment basis and as such, pursuant to the terms of the consignment arrangements, revenue is recognized on the date the consigned product is implanted or otherwise consumed. Revenue from product sales not sold on a consignment basis is recognized upon customer receipt and acceptance of the product. Revenue recognized to date is from sales of our devices in connection with our U.S. clinical trials and commercial sales in Europe and to a lesser extent under special access in other countries.

Inventory Capitalization

We expense costs relating to the production of inventories as research and development (“R&D”) expense in the period incurred until such time as we believe future commercialization is considered probable and future economic benefit is expected to be recognized, which generally is reliant upon receipt of regulatory approval. We then begin to capitalize subsequent inventory costs relating to that product. Inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out, or FIFO, method. Work-in-process and finished goods include direct and indirect labor and manufacturing overhead. Finished goods include product which is ready-for-use and which is held by us or by our customers on a consignment basis.

We review our inventory for excess or obsolete items and write down obsolete or otherwise unmarketable inventory to its estimated net realizable value. Obsolescence may occur due to product expiring or product improvements rendering previous versions obsolete. The extent to which product improvements will cause obsolescence of existing inventory is difficult to determine as the rate of customer acceptance is dependent on many factors. We make judgments and estimates on matters, including forecasted sales volume. Our estimates and judgments in this area are subject to uncertainty and may differ from our actual experience in the future, which could have a material effect on recorded inventory values.

We include in inventory materials and finished goods that are held for sale. Certain materials and finished goods held in inventory may be used in research and development activities and are expensed as part of research and development costs when consumed.

Share-Based Compensation

We recognize share-based compensation expense in connection with our share-based awards, net of an estimated forfeiture rate, and therefore only recognize compensation cost for those awards expected to vest over the service period of the award. We estimate the forfeiture rate based on our historical experience of forfeitures and our employee retention rate. If our actual forfeiture rate is materially different from our estimate, the share-based compensation expense could be significantly different from what we have recorded in the current period. Calculating share-based compensation expense requires the input of highly subjective judgment and assumptions, including estimates of expected life of the share-based award, stock price volatility, forfeiture rates and risk-free interest rates. As a result, if factors change and we use different assumptions, our share-based compensation expense could be materially different in the future.

We value restricted stock units, or RSUs, at their intrinsic value on the date of grant. We estimate the fair value of our stock options using a Black-Scholes option pricing model. The assumptions used in estimating the fair value of our stock options represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. When appropriate, we estimate the expected life of a stock option by averaging the contractual term of the stock option (up to 10 years) with the associated vesting term (typically 4 years). We estimate the volatility of our shares on the date of grant considering several factors, including the historical volatility of our publicly-traded shares. We estimate the risk-free interest rate based on rates in effect for United States government bonds with terms similar to the expected lives of the awards, at the time of grant.

We have issued share-based awards with performance-based vesting criteria. Achievement of the milestones must be probable before we begin recording share-based compensation expense. At each reporting period, we review the likelihood that these awards will vest and if the vesting is deemed probable, we begin to recognize compensation expense at that time. In the period that achievement of the performance-based criteria is deemed probable, U.S. GAAP requires the immediate recognition of all previously unrecognized compensation since the original grant date. As a result, compensation expense recorded in the period that achievement is deemed probable could include a substantial amount of previously unrecorded compensation expense related to the prior periods. During 2011, 2010 and 2009, we determined that achievement of certain performance-based vesting criteria for share-based awards originally granted in 2008 and 2007 was probable. Therefore, we began recording compensation expense during 2011, 2010 and 2009 in connection with certain share-based awards that had been outstanding but for which we had not previously recorded any compensation expense. If ultimately performance goals are not met, for any share-based awards where vesting was previously deemed probable, previously recognized compensation cost will be reversed.

Fair Value Measurements

FASB ASC 820—Fair Value Measurements and Disclosures defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 requires disclosures about the fair value of all financial instruments, whether or not recognized, for financial statement purposes. Disclosures about the fair value of financial instruments are based on pertinent information available to us as of the respective reporting dates. Accordingly, the estimates presented in our financial statements are not necessarily indicative of the amounts that could be realized on disposition of the financial instruments.

FASB ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

The three levels of the fair value hierarchy are as follows:

Level 1—Quoted prices for identical instruments in active markets.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3—Instruments with primarily unobservable value drivers.

The assumptions used in calculating the fair value of financial instruments represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, the use of different estimates or assumptions would result in a higher or lower fair value and different amounts being recorded in our financial statements. Calculating fair value utilizing Level 3 inputs requires the input of highly subjective judgment and assumptions.

Income Taxes

We account for income taxes in accordance with the liability method presented by FASB ASC 740—Income Taxes. Under this method, deferred income taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of enacted tax laws. Deferred income tax provisions and benefits are based on changes to the assets or liabilities from year to year. In providing for deferred taxes, we consider tax regulations of the jurisdictions in which we operate, estimates of future taxable income, and available tax planning strategies. If tax regulations, operating results or the ability to implement tax-planning strategies vary, adjustments to the carrying value of deferred tax assets and liabilities may be required. Valuation allowances are recorded related to deferred tax assets based on the “more likely than not” criteria of FASB ASC 740. Through December 31, 2011, we have historically concluded that a full valuation allowance is required to offset our net deferred tax assets. We operate within multiple taxing jurisdictions and are subject to audit in those jurisdictions. Because of the complex issues involved, any claims can require an extended period to resolve.

FASB ASC 740 requires that we recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the “more likely than not” threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

Reserves

Management must make estimates and assumptions to determine the amount of reserves to record in the financial statements. If any of these decisions proves incorrect, our consolidated financial statements could be materially and adversely affected.

We maintain allowances for doubtful accounts for estimated losses that may result from an inability to collect payments owed to us for product sales. We regularly review the allowance by considering factors such as historical experience, the age of the accounts receivable balances and current economic conditions that may affect a customer’s ability to pay.

Certain patient accessories sold with the HeartWare System are covered by a limited warranty ranging from one to two years. Estimated contractual warranty obligations are recorded as an expense when the related revenue is recognized and are included in cost of revenue on our consolidated statements of operations. Factors that affect estimated warranty liability include the number of units sold, historical and anticipated rates of warranty claims, cost per claim, and vendor supported warranty programs. We periodically assess the adequacy of our recorded warranty liabilities and adjust the amounts as necessary.

Results of Operations

The following is a description of significant components of our operations, including significant trends and uncertainties that we believe are important to an understanding of our business and results of operations.

Fiscal Years 2011 and 2010

Revenue, net

In 2011 and 2010, we generated revenue from commercial sales outside of the U.S. and sales in connection with our clinical trials in the U.S. The increase in revenue is primarily due to increased market penetration outside of the U.S., increased activity in our U.S. destination therapy study and continuing activity after completion of our U.S. bridge-to-transplant study through a Continued Access Protocol (“CAP”).

Net revenue for the years ended December 31, 2011 and 2010 was as follows:

	2011	2010	Change
	(in thousands)
Revenue, net	$82,764	$55,164	50%

Approximately 34% of our product sales in 2011 were derived in the U.S. as compared to 27% in the prior year. The increase in the portion of our revenue derived in the U.S. is due primarily to the increased enrollment in our U.S. destination therapy study.

Our sales outside of the U.S. are made in multiple currencies, with the majority of our international revenue denominated in the Euro. During 2011, our net international revenue denominated in foreign currencies increased by $9.6 million, or 25%, compared to 2010. The change in exchange rates for all foreign currencies for 2011 accounted for approximately $2.5 million of the increase for the year.

We expect to continue to generate and grow commercial revenue from product sales as we further expand our sales and marketing efforts outside of the United States and continue enrollment of our destination therapy clinical trial, ENDURANCE, in the U.S. Notwithstanding our plans to generally expand our U.S. clinical programs, revenue from U.S. sources in connection with our trials may vary from quarter to quarter as the recruitment of qualified patients that meet protocol criteria fluctuate, as we approach the enrollment capacity in our approved trials and because additional CAP cohorts are subject to FDA approval.

Future product sales are dependent on many factors, including receiving and maintaining the necessary regulatory approvals in the U.S. and internationally, perception of product performance and market acceptance among physicians, patients, health care payers and the medical community as well as our capacity to meet customer demand by manufacturing sufficient quantities of our products.

Cost of Revenue

Cost of revenue includes costs associated with manufacturing and distributing our product and consists of direct materials, labor and overheard expenses allocated to the manufacturing process, provisions for excess or obsolete inventory, and shipping costs. Cost of revenue totaled approximately $32.9 million for the year ended December 31, 2011 and approximately $24.4 million for the year ended December 31, 2010.

Gross profit and gross margin percentage for the years ended December 31, 2011 and 2010 were as follows:

	2011	2010
	(in thousands)
Gross profit	$49,832	$30,723

Gross margin %	60%	56%

The gross margin percentage for 2011 increased compared to 2010 as a result of lower per-unit costs in 2011 primarily due to increased production volume and improved efficiencies in our manufacturing processes. In May 2011, we began shipping a sintered version of the HeartWare System on a global basis. Sintering is a process whereby minute beads are adhered to a titanium surface commonly used in medical devices to facilitate tissue adhesion. During the fourth quarter of 2011, we recorded a write-down of $0.6 million against our existing non-sintered inventory to reduce inventory to forecasted marketable levels, leaving a balance of $1.0 million as of December 31, 2011. This product continues to be implanted at certain customer sites. A write-down of all or a portion of this remaining inventory as obsolete could have a negative impact on our gross profit and gross margin percentage in future periods.

Selling, General and Administrative

Selling, general and administrative expenses include costs associated with selling and marketing our products and the general corporate administration of the company. These costs are primarily related to salaries and wages and related employee costs, travel, external consultants and contractors, legal and accounting fees and general infrastructure costs, and include all operating costs not associated with or otherwise classified as research and development costs or cost of revenue.

Selling, general and administrative expenses for the years ended December 31, 2011 and 2010 were as follows:

	2011	2010	Change
	(in thousands)
Total selling, general and administrative expenses	$42,314	$26,642	59%

% of operating expenses	46%	45%

During 2011, we continued to experience significant growth as we expanded European sales and distribution capabilities and increased the number of implants in the U.S. under clinical trials. We also experienced growth in administrative costs as we expanded our administrative capabilities to support overall corporate growth. As a result, we experienced expansion of our staff, including senior management, and overall growth in selling and marketing and administrative functions and experienced a related expansion in infrastructure costs.

The increase of $15.7 million was a result of an increase in employee costs, including salaries and wages and related costs, of approximately $6.2 million, primarily due to increased headcount. We also experienced increases in office expenses of $2.2 million, travel expenses of $2.0 million, marketing expenses of $1.5 million and legal costs of $2.2 million. The increase in legal costs includes $0.9 million for the potential settlement of ongoing litigation as discussed in Note 14 to the accompanying consolidated financial statements.

We expect our selling, general and administrative expenses to continue to increase in 2012 compared to 2011 as we prepare for the launch of the HeartWare System in the United States, and continue to expand our sales and distribution capabilities as well as our administrative capabilities to support our overall corporate growth. We have and will continue to experience an increase in our employee headcount as well as an increase in costs associated with the necessary administrative infrastructure to support this expansion.

Research and Development

Research and development expenses are the direct and indirect costs associated with developing our products prior to commercialization and are expensed as incurred. These expenses fluctuate based on project level activity and consist primarily of salaries and wages and related employee costs of our research and development, clinical and regulatory staff, external research and development costs, and materials and expenses associated with clinical trials. Additional costs include travel, facilities and overhead allocations.

	2011	2010	Change
	(in thousands)
Total research and development expenses	$50,149	$33,108	51%

% of operating expenses	54%	55%

The increase of $17.0 million was due to an increase in costs associated with development projects, including consumables, animal studies, outside engineering, consultants and contractors, of $9.2 million, primarily related to MVAD development. We also experienced an increase in employee costs, including salaries and wages and related costs, of approximately $3.8 million and an increase in share-based compensation of $1.6 million. Costs associated with our U.S. clinical trials increased by $1.0 million.

Even with commercial approval of the HeartWare System in Europe, we expect that research and development expenses will continue to represent a significant portion of our operating expenses for the foreseeable future related to clinical trials in the U.S. and new product development, including costs related to the development of the MVAD system.

Foreign Exchange

We generate a substantial portion of our revenue and collect receivables in foreign currencies. Fluctuations in the exchange rate of the U.S. dollar against the Euro, British Pound and Australian dollar can result in foreign currency exchange gains and losses that may significantly impact our financial results. Continued fluctuation of these exchange rates could result in financial results that are not comparable from quarter to quarter. In general, we do not currently utilize foreign currency contracts to mitigate foreign exchange gains and losses.

In 2011, our net foreign exchange losses totaled approximately $2.3 million compared to $0.5 million in 2010. The increase in our net foreign exchange losses is primarily due to fluctuations in the rate of exchange between the Euro and U.S. dollar during 2011. In 2011 and 2010, the majority of our realized and unrealized foreign exchange gains and losses were experienced upon the collection of certain accounts receivable that were denominated in foreign currencies, and the translation to U.S. dollars at period end of certain balance sheet accounts denominated in foreign currencies, primarily the Euro. We expect to continue to realize foreign exchange gains and losses for the foreseeable future as the majority of our sales denominated in foreign currencies are settled in Euros.

Interest Expense

Interest expense in 2011 consists of interest incurred on the principal amount of our convertible senior notes issued in December 2010, amortization of the related discount and amortization of the portion of the deferred financing costs allocated to the debt component. The convertible senior notes bear interest at a rate of 3.5% per annum. The discount on the convertible senior notes and the deferred financing costs are being amortized to interest expense through the December 15, 2017 maturity date of the convertible senior notes using the effective interest method.

Interest expense was approximately $10.7 million in 2011. Interest incurred on the principal amount of the convertible notes at the 3.5% coupon rate was approximately $5.0 million and non-cash amortization of the discount and deferred financing costs totaled approximately $5.7 million.

Investment Income, net

Investment income is primarily derived from investments and cash and short-term deposit accounts held in the U.S. The amortization of premium on our investments is also included in investment income, net. Investment income, net was approximately $0.5 million in 2011, compared to $0.6 million in 2010. While we had greater cash and investments balances during 2011 as a result of the issuance of our convertible senior notes in December 2010, we have experienced lower interest rates in 2011 compared to 2010.

Income Taxes

We are subject to taxation in the United States and jurisdictions outside of the United States. These jurisdictions have different marginal tax rates. While we have incurred losses since inception, changes in issued capital and share ownership, as well as other factors, may limit our ability to utilize any net operating loss carry-forwards, and, as such, a 100% valuation allowance has been recorded against our net deferred tax assets.

As of December 31, 2011, we did not have revenue or profit which would be sufficient to allow any portion of our deferred tax assets to be recorded. We intend to monitor closely whether to record a deferred tax asset as we further expand the commercialization of our products.

Fiscal Years 2010 and 2009

Revenue, net

In 2010 and 2009, we generated revenue from commercial sales outside of the U.S. and sales in connection with our U.S. clinical trials. The increase in revenue is primarily due to increased market penetration outside of the U.S. and increased activity in our U.S. bridge-to-transplant study including sales after completion of the study through a Continued Access Protocol (“CAP”).

Net revenue for the years ended December 31, 2010 and 2009 were as follows:

	2010	2009	Change
	(in thousands)
Revenue, net	$55,164	$24,172	128%

Approximately 73% of our product sales in 2010 were derived outside of the U.S. as compared to 59% in the prior year. The increase in the portion of our revenue derived from outside of the United States is due to the continued commercial rollout of the HeartWare System in Europe and other countries with additional implants at existing sites and the addition of new sites.

Cost of Revenue

Cost of revenue totaled approximately $24.4 million for 2010 and approximately $13.2 million for 2009.

Gross profit and gross margin percentage for the years ended December 31, 2010 and 2009 were as follows:

	2010	2009
	(in thousands)
Gross profit	$30,723	$10,961

Gross margin %	56%	45%

The increase in gross margin was primarily due to the increase in unit production reducing the overhead and labor costs applied on a per-unit basis.

Selling, General and Administrative

Selling, general and administrative expenses for the years ended December 31, 2010 and 2009 were as follows:

	2010	2009	Change
	(in thousands)
Total selling, general and administrative expenses	$26,642	$16,444	62%

% of operating expenses	45%	52%

During 2010, we experienced significant growth as we expanded European sales and distribution capabilities and increased the number of implants in the U.S. under clinical trials. We also experienced growth in administrative costs as we continued to manage dual listings of our securities in the United States and Australia, raised additional capital and expanded our administrative capabilities to support overall corporate growth. As a result, we experienced expansion of our staff, including in senior management, and overall growth in selling and marketing and administrative functions and experienced a related expansion in infrastructure costs.

The increase of $10.2 million in selling, general and administrative costs is primarily a result of an increase in share-based payment expense of $5.6 million, an increase in employee costs, including salaries and wages and related costs, of $3.7 million, and an increase in travel of $1.2 million. In addition, we experienced increases in costs of $0.5 million related to accounting and tax matters, consultants and contractors of $0.5 million, office expenses of $0.4 million, marketing expenses of $0.4 million and bad debt expense related to the establishment of a reserve for doubtful accounts of $0.6 million. Increases in costs were partially offset by a decrease in legal fees in 2010 as compared to 2009 of approximately $4.4 million associated with a failed merger transaction in 2009. The decrease in sales and marketing expenses as a percentage of operating expenses is due to R&D expenses comprising a higher percentage of overall costs as discussed below.

Research and Development

Research and development expenses for the years ended December 31, 2010 and 2009 were as follows:

	2010	2009	Change
	(in thousands)
Total research and development expenses	$33,108	$15,067	120%

% of operating expenses	55%	48%

As discussed above, we experienced significant growth in 2010. We achieved significant research and development milestones including enrolling a substantial number of patients in our U.S. clinical trial, developing three design configurations for the MVAD and furthering animal studies for less invasive implantable techniques related to the MVAD. The increase in research and development expenses, in total and as a percentage of total operating expenses, was primarily a result of increased clinical trial activity, continued development of next generation products, and costs associated with preparing the PMA application submission to the FDA.

The increase in research and development expenses of approximately $18.0 million is primarily due to an increase in costs associated with our U.S. clinical trials of $5.5 million, an increase in costs associated with development projects including outside engineering, consultants and contractors of $6.9 million related to MVAD development and preparation for our PMA application for HVAD and an increase in headcount and related employee costs, including salaries and wages and related costs, of approximately $2.8 million.

Foreign Exchange

Foreign exchange losses totaled approximately $0.5 million in the year ended December 31, 2010, as compared to a loss of approximately $0.3 million in 2009. In 2010, the majority of our realized and unrealized foreign exchange gains and losses were experienced upon the collection of certain accounts receivable that were denominated in foreign currencies, and the translation to U.S. dollars of customer accounts receivable denominated in foreign currencies at period end, primarily the Euro. In 2009, the majority of our foreign exchange gains and losses were due to re-measurement of our cash holdings denominated in U.S. dollars held by our Australian subsidiary as a result of movements in the exchange rate between the Australian dollar and the U.S. dollar. During the first half of 2009, we maintained the majority of our cash and cash equivalents in Australia, denominated in both Australian and U.S. dollars. However, beginning in the second half of 2009, the majority of our cash and cash equivalents are in U.S. dollars on deposit with banks located in the United States.

Interest Expense

Interest expense was approximately $0.4 million in 2010. Interest incurred on the principal amount of our convertible senior notes at the 3.5% coupon rate was approximately $0.2 million and non-cash amortization of the related discount and deferred financing costs totaled approximately $0.2 million. Interest expense was approximately $0.8 million in 2009, which consists of interest on the principal amount of certain convertible loans of approximately $0.1 million and non-cash amortization of the related deferred financing costs of approximately $0.7 million.

Interest expense in 2009 consists of interest incurred on the principal amount of convertible loans that were drawn down in August and December 2009 and amortization of deferred (non-cash) financing costs related to these convertible loans. Interest on the convertible loans was payable at a rate of 10% per annum. The deferred financing costs were being amortized over the term of the associated loan agreement, which was set to expire no later than November 1, 2011. However, with the repayment of all amounts available to be borrowed under the terms of the loan agreement, we effectively extinguished all debt under this loan agreement. There was no such interest expense in 2010 as the convertible loans were repaid and the loan agreement terminated in the fourth quarter of 2009.

Investment Income, net

Investment income, net was approximately $0.6 million for the year ended December 31, 2010 as compared to approximately $0.1 million for the prior year. The increase was primarily due to higher cash balances during the 2010 period resulting from the capital raises completed in the second half of 2009 and in February 2010. However, we experienced lower interest rates in 2010 compared to 2009.

Change in Fair Value of Derivative Instrument

As further discussed in Note 7 to the consolidated financial statements, which are included in this proxy statement/prospectus beginning on page FS-1, we recorded the fair value of an embedded derivative instrument on July 31, 2009 related to the Australian dollar denominated conversion feature in a loan agreement. We were required to initially record this derivative at fair value on July 31, 2009 and re-measure fair value at each reporting period. During the year ended December 31, 2009, we recognized aggregate non-cash expenses of approximately $3.9 million due to the increase in the fair value of this derivative between July 31, 2009 and December 29, 2009, the date the derivative was extinguished. This increase in fair value was primarily due to an increase in the fair value of our common stock and is non-cash in nature.

Gain on Early Extinguishment of Debt

As further discussed in Note 7 to the accompanying consolidated financial statements, in 2009, we recorded a net gain (non-cash) on the early extinguishment of debt. Due to the repayment of all amounts borrowed under the related loan agreement, our inability to re-borrow amounts repaid and the lender’s inability to convert any repaid amounts into shares of our common stock, the fair value of the derivative instrument at the repayment dates, aggregating approximately $7.8 million, was recorded as a gain on the extinguishment of debt. Further, the unamortized balance of the deferred financing costs at the repayment dates, aggregating approximately $3.2 million, was recorded as a reduction of the gain on early extinguishment of debt, resulting in a net gain on the early extinguishment of debt of $4.6 million for the year ended December 31, 2009. Since there are no funds held in escrow, there are no amounts remaining for us to borrow and no amounts remaining for the lender to convert into shares of our common stock. Therefore, the lender’s conversion rights, and thus the derivative, were eliminated.

Income Taxes

As of December 31, 2010, we did not have revenue or profit which would be sufficient to allow any portion of our deferred tax assets to be recorded and we have incurred losses since inception. Therefore, a 100% valuation allowance was recorded against our net deferred tax assets.

Liquidity and Capital Resources

As of December 31, 2011, our cash and cash equivalents were approximately $71.3 million as compared to $192.1 million at December 31, 2010.

Following is a summary of our cash flow activities for the years ended December 31, 2011 and 2010:

	2011	2010
	(in thousands)
Net cash used in operating activities	$(39,392)	$(27,635)
Net cash used in investing activities	(82,459)	(32,133)
Net cash provided by financing activities	1,055	200,926
Effect of exchange rate changes on cash and cash equivalents	(95)	155

Net (decrease) increase in cash and cash equivalents	$(120,891)	$141,313

Cash Used in Operating Activities

Cash used in operating activities for the year ended December 31, 2011 included a net loss of approximately $55.1 million and non-cash adjustments to net loss totaling approximately $23.0 million, which primarily consisted of $13.2 million of share-based compensation, $5.4 million for the amortization of the discount on our convertible notes and $2.6 million of depreciation and amortization on long-lived assets. Also included in cash used in operating activities in 2011 are approximately $17.6 million for the purchase and manufacture of inventories and $2.1 million for prepaid expenses. These amounts were partially offset by net collections of trade accounts receivable of $3.6 million, an increase in other accrued liabilities of $5.4 million, an increase in deferred rent of $2.2 million and an increase in trade accounts payable of $1.1 million.

Cash used in operating activities for the year ended December 31, 2010 included a net loss of approximately $29.4 million and non-cash adjustments to net loss totaling approximately $13.4 million, which primarily consisted of $10.6 million of share-based compensation and $1.5 million of depreciation and amortization. Also included in cash used in operating activities in 2010 are approximately $8.2 million related to an increase in accounts receivable and $6.7 million for the purchase and manufacture of inventories offset by cash provided by the increase in other current liabilities of approximately $3.0 million.

Cash Used in Investing Activities

In 2011, cash used in investing activities included $67.7 million for the purchase (net of maturities) of available-for-sale securities and $12.8 million to acquire property, plant and equipment, including the build-out of our new manufacturing facility located in Miami Lakes, Florida.

In 2010, cash used in investing activities included $25.8 million for the purchase of available-for-sale securities, $4.6 million to acquire property, plant and equipment and $1.25 million of cash paid for a security deposit on a new facility lease.

Cash Provided by Financing Activities

During 2010, cash provided by financing activities was primarily the result of the net cash proceeds from the issuance of convertible senior notes and an offering of our common stock.

In December 2010, we issued Convertible Senior Notes with an aggregate principal amount of $143.75 million pursuant to the terms of an Indenture dated as of December 15, 2010, and received net cash proceeds of approximately $139.0 million. The Convertible Senior Notes are senior unsecured obligations of the company. The Convertible Senior Notes bear interest at a rate of 3.5% per annum, payable semi-annually in arrears on June 15 and December 15 of each year. The Convertible Senior Notes will mature on December 15, 2017, unless earlier repurchased by the company or converted.

In February 2010, we closed a public offering, under a shelf registration on Form S-3 filed with the Securities and Exchange Commission on December 24, 2009, of approximately 1.77 million shares of our common stock at an offering price of $35.50 per share for aggregate gross proceeds of approximately $62.8 million. This amount includes the underwriter’s exercise of their over-allotment option to purchase an additional 230,595 shares of our common stock at the offering price

In 2011 and 2010, we also received approximately $1.1 million and $3.6 million, respectively, from the exercise of stock options.

Operating Capital and Capital Expenditure Requirements

We have incurred operating losses to date and anticipate that we will continue to incur substantial net losses as we expand our sales and marketing capabilities, develop new products and seek regulatory approvals for the HeartWare System in the U.S. In 2012, cash on hand is expected to primarily be used to fund our ongoing operations, including;

•	expanding our sales and marketing capabilities on a global basis,

•	continuing our ENDURANCE clinical trial for destination therapy,

•	enrolling additional patients in our ADVANCE trial under a CAP,

•	preparing for the launch of the HeartWare System in the U.S.,

•	continued product development, including first human implants of the MVAD pump,

•	regulatory and other compliance functions, including costs related to our PMA application, and

•	general working capital.

We expect to experience increased cash requirements for inventory and other working capital requirements to support continued growth.

Our convertible notes bear interest at a rate of 3.5% per annum, payable semi-annually in arrears on June 15 and December 15 of each year. The $2.5 million interest payments that were due on June 15 and December 15, 2011 were paid. Based on the outstanding principal amount of our convertible senior notes at December 31, 2011, the semi-annual interest payments due on June 15 and December 15, 2012 will be approximately $2.5 million each. These amounts are expected to be paid from cash on hand.

We believe cash on hand and investment balances as of December 31, 2011 are sufficient to support our planned operations through 2012.

Because of the numerous risks and uncertainties associated with the development of medical devices and the current economic situation, we are unable to estimate the exact amounts of capital outlays and operating expenditures necessary to obtain regulatory approvals in the U.S., fund commercial expansion outside of the U.S. and develop new products. Our future capital requirements will depend on many factors, including but not limited to the following:

•	commercial acceptance of our products;

•	costs to manufacture our products;

•	expenses required to operate multiple clinical trials;

•

further product research and development for next generation products and peripherals and expanding indications for our products as well as efforts to sustain and maintain incremental improvements to existing products;

•	expanding our sales and marketing capabilities on a global basis, including building a team to support U.S. commercialization should the FDA approve our device for marketing in the U.S.;

•	broadening our infrastructure in order to meet the needs of our growing operations; and

•	complying with the requirements related to being a public company in both the United States and Australia.

Contractual Obligations

At December 31, 2011, our contractual financial obligations and commitments by due dates were as follows:

	Total	Less than 1 year	1-3 years	3-5 years	Thereafter
	(in thousands)
Convertible senior notes	$173,938	$5,031	$10,063	$10,063	$148,781
Operating lease obligations	18,378	2,211	3,973	2,783	9,411
Purchase obligations	24,388	22,610	558	592	628
Other	10,677	4,825	4,082	1,770	—

Total	$227,381	$34,677	$18,676	$15,208	$158,820

As of January 15, 2011, we entered into a Public, Private Partnership Agreement with the Regents of the University of Michigan whereby we act as industry sponsor of a study being conducted by the University of Michigan Cardiovascular Center and the University of Pittsburgh exploring the potential benefits of VADs in patients who will be given earlier access to these devices under a grant awarded from the National Heart, Lung and Blood Institute. In the study, called REVIVE-IT, researchers will compare whether non-transplant eligible patients with heart failure less advanced than that of current VAD recipients do better with implanted devices than with current medical therapy. Pursuant to the terms of the agreement, we have committed to provide financial support up to $9.6 million over the five-year trial period. Through December 31, 2011, the total amount presented to us for payment was approximately $0.2 million. We have included the balance of this financial commitment in the above table based on the estimated timing of receipt of the requests for financial support, however, these estimates could change.

Off-Balance Sheet Arrangements

The company has no off-balance sheet arrangements.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Controls and Procedures

Evaluation of Disclosure Controls and Procedures

Our management, with the participation of the Chief Executive Officer and the Vice President of Finance, carried out an evaluation required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of the effectiveness of the design and operation of our disclosure controls and procedures, as defined in Rule 13a-15(e) of the Exchange Act, as of December 31, 2011. Based on this evaluation, our Chief Executive Officer and Vice President of Finance concluded that, as of December 31, 2011, our disclosure controls and procedures were effective to provide reasonable assurance that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the SEC’s rules and forms and to provide reasonable assurance that such information is accumulated and communicated to our management, including our Chief Executive Officer and Vice President of Finance, as appropriate to allow timely decisions regarding required disclosures.

Management’s Annual Report on Internal Control over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Our internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of our assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that our receipts and expenditures are being made only in accordance with authorizations of our management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of our assets that could have a material effect on our financial statements.

Under the supervision and with the participation of our Chief Executive Officer and our Vice President of Finance, management conducted an evaluation of the effectiveness of our internal control over financial reporting as of December 31, 2011 based on the framework in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and in accordance with the interpretive guidance issued by the SEC in Release No. 34-55929. Based on that evaluation, management concluded that our internal control over financial reporting was effective as of December 31, 2011.

Our independent registered public accounting firm, Grant Thornton LLP, has issued a report on our internal control over financial reporting, which is presented below.

Attestation Report of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

HeartWare International, Inc.

We have audited HeartWare International, Inc. (a Delaware corporation) and subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control-Integrated Framework issued by COSO.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of the Company as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2011, and our report dated February 27, 2012 expressed an unqualified opinion.

/s/ Grant Thornton LLP

Fort Lauderdale, Florida

February 27, 2012

Changes in Internal Control over Financial Reporting

There were no changes in our internal control over financial reporting during the fiscal quarter ended December 31, 2011, that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Inherent Limitations on Controls and Procedures

Our management, including the Chief Executive Officer and Vice President of Finance, does not expect that our disclosure controls and procedures or our internal control over financial reporting will prevent all error and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Further, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. Thus, misstatements due to error or fraud may occur and not be detected. These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people, or by management override of controls.

Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of changes in the value of market risk sensitive instruments caused by fluctuations in interest rates, foreign exchange rates and commodity prices. Changes in these factors could cause fluctuations in our results of operations and cash flows.

Interest Rate Risk

Our exposure to interest rate risk is currently confined to interest earnings on our cash and cash equivalents that are invested in highly liquid money market funds, short-term time deposits, short-term bank notes and short-term commercial paper. The primary objective of our investment activities is to preserve our capital to fund operations. We also seek to generate reasonable income from our investments without assuming significant risk. We do not presently use derivative financial instruments in our investment portfolio. Our cash and investments policy emphasizes liquidity and preservation of principal over other portfolio considerations.

If interest rates rise, the market value of our investment portfolio may decline, which could result in a loss if we choose or are forced to sell an investment before its scheduled maturity. We do not utilize derivative financial instruments to manage interest rate risks.

Our convertible notes do not bear interest rate risk as the notes were issued with a fixed interest rate of 3.5% per annum.

Foreign Currency Rate Fluctuations

We conduct business in foreign countries. For U.S. reporting purposes, we translate all assets and liabilities of our non-U.S. entities at the period-end exchange rate and revenue and expenses at the average exchange rates in effect during the periods. The net effect of these translation adjustments is shown in the accompanying consolidated financial statements as a component of stockholders’ equity.

We generate a significant portion of our revenue and collect receivables in foreign currencies. Fluctuations in the exchange rate of the U.S. dollar against major foreign currencies, including the Euro, British Pound and Australian dollar can result in foreign currency exchange gains and losses that may significantly impact our financial results. These foreign currency transaction and translation gains and losses are presented as a separate line item on our consolidated statements of operations. Continued fluctuation of these exchange rates could result in financial results that are not comparable from quarter to quarter. We do not currently utilize foreign currency contracts to mitigate the gains and losses generated by the re-measurement of non-functional currency assets and liabilities but do hold cash reserves in currencies in which those reserves are anticipated to be expended.

World Heart Corporation

World Heart was incorporated by articles of incorporation under the laws of the Province of Ontario on April 1, 1996. On December 14, 2005, World Heart filed articles of continuance and continued under the laws of Canada. On January 1, 2010, World Heart changed its jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware through a plan of arrangement.

World Heart’s business is focused on the development and commercialization of VADs for adults, children and infants suffering from heart failure. World Heart is currently focusing its resources on developing a smaller, next-generation of the MiFlow VAD, which is a VAD designed for use in adults. Additionally, in conjunction with a consortium consisting of the University of Pittsburgh, Children’s Hospital of Pittsburgh, Carnegie Mellon University and LaunchPoint Technologies, Inc., World Heart has been developing a small, magnetically levitated, rotary pediatric VAD, the PediaFlow VAD, which is designed for use in children and infants. All of World Heart’s devices in development use a magnetically levitated rotor resulting in no moving parts subject to wear and potentially better blood handling results.

World Heart’s principal executive offices are located at 4750 Wiley Post Way, Suite 120, Salt Lake City, Utah. World Heart’s office telephone number is (801) 355-6255. World Heart common stock is quoted on the NASDAQ Capital Market under the symbol “WHRT”.

Additional information about World Heart and its subsidiaries is included in documents incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 204.

Ocean Acquisition Holding Inc.

Merger Subsidiary is an indirect wholly owned subsidiary of HeartWare and was incorporated in Delaware in March 2012 solely for the purpose of facilitating the merger.

Merger Subsidiary’s address is c/o HeartWare International, Inc., 205 Newbury Street, Suite 101, Framingham, Massachusetts. Merger Subsidiary has not carried on any activities to date, and does not expect to carry on any activities, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the merger agreement.

MARKET PRICE AND DIVIDEND INFORMATION

Shares of World Heart common stock are traded on the NASDAQ Capital Market under the symbol “WHRT”. Shares of World Heart common stock have been trading on one of the NASDAQ exchanges since August 1998.

The following table sets forth the high and low sales prices for World Heart common stock as reported on the NASDAQ Capital Market for the periods indicated.

	High		Low
Year ending December 31, 2012
Second Quarter (through , 2012)	$		$
First Quarter		$0.33		$0.20

Year ended December 31, 2011
Fourth Quarter		$0.38		$0.17
Third Quarter		$1.03		$0.32
Second Quarter		$1.27		$0.88
First Quarter		$2.30		$1.20

Year ended December 31, 2010
Fourth Quarter		$2.99		$1.78
Third Quarter		$3.26		$2.08
Second Quarter		$3.61		$2.07
First Quarter		$6.99		$2.02

As of March 30, 2012, the approximate number of holders of record of World Heart common shares was 76.

World Heart has never paid any dividends to stockholders and presently intends to retain World Heart’s future earnings, if any, to fund the development and growth of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future.

Following the merger, World Heart common stock will not be traded on any public market.

See the section “Information About the Companies—HeartWare International, Inc.—Market for Registrant’s Common Equity and Related Stockholder Matters” beginning on page 112 of this proxy statement/prospectus for market price and dividend information for HeartWare.

DESCRIPTION OF CAPITAL STOCK

General

The following description of the material terms of HeartWare common stock is a summary only and is qualified in its entirety by reference to the applicable provisions of the Delaware General Corporation Law and HeartWare’s Certificate of Incorporation and Bylaws, which are attached to this proxy statement/prospectus as Annex E and Annex F, respectively.

Common Stock

HeartWare is currently authorized to issue 25,000,000 shares of common stock, $0.001 par value per share. As of April 25, 2012, there were 14,135,115 shares of HeartWare common stock outstanding, there were approximately 13 holders of record of HeartWare common stock, and there were approximately 682 registered owners of HeartWare CDIs. Holders of HeartWare common stock are entitled to receive dividends when and as declared by HeartWare’s board of directors out of funds legally available therefor. Holders of HeartWare common stock are entitled to one vote for each share on all matters voted on by stockholders, including the election of directors. Holders of HeartWare common stock do not have any conversion, redemption or preemptive rights. In the event of HeartWare’s dissolution, liquidation or winding up, holders of HeartWare’s common stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors and the aggregate liquidation preference of any preferred stock then outstanding. All outstanding shares of HeartWare common stock are fully paid and non-assessable.

COMPARISON OF RIGHTS OF STOCKHOLDERS OF HEARTWARE AND WORLD HEART

HeartWare and World Heart are each Delaware corporations subject to the provisions of the Delaware General Corporation Law, so many of the differences between the rights of the stockholders of HeartWare and the current rights of the stockholders of World Heart arise primarily from differences in their respective constituent documents.

The following description summarizes the material differences that may affect the rights of HeartWare stockholders and World Heart stockholders but does not purport to be a complete statement of all of those differences, or a complete description of the specific provisions referred to in the summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. World Heart stockholders should read carefully the relevant provisions of the Delaware General Corporation Law, the Certificate of Incorporation of HeartWare, the Bylaws of HeartWare, the Certificate of Incorporation of World Heart and the Bylaws of World Heart.

Summary of Material Differences Between the Rights of

HeartWare Stockholders and World Heart Stockholders

	HeartWare Stockholders	World Heart Stockholders
Constituent Documents	The rights of HeartWare’s stockholders are governed by HeartWare’s Certificate of Incorporation and Bylaws.	The rights of World Heart stockholders are currently governed by World Heart’s Certificate of Incorporation and Bylaws.

Authorized Share Capital	The authorized capital stock consists of 25,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.001 per share.	The authorized capital stock consists of 50,000,000 shares of common stock, par value $0.001 per share and 1,000,000 shares of preferred stock, par value $0.01 per share.

Outstanding Share Capital

As of April 25, 2012, there were issued and outstanding:

•    14,135,115 shares of common stock;

•    no shares of common stock held in treasury;

•    no shares of common stock held by HeartWare’s subsidiaries;

•    no shares of preferred stock outstanding; and

•    986,711 shares of common stock held in reserve for future issuance pursuant to outstanding stock options.

HeartWare common stock trades on the NASDAQ Stock Market and HeartWare CDIs trade on ASX.

As of April 25, 2012, there were issued and outstanding:

•    27,517,749 shares of common stock;

•    no shares of common stock held in treasury;

•    no shares of common stock held by World Heart’s subsidiaries;

•    no shares of preferred stock outstanding;

•    1,509,076 shares of common stock held in reserve for future issuance pursuant to outstanding stock options; and

•    warrants to purchase 13,269,261 shares of common stock

World Heart common stock trades on the NASDAQ Capital Market.

Dividends	There is no restriction regarding dividends contained in HeartWare’s Certificate of Incorporation or Bylaws.	There is no restriction regarding dividends contained in World Heart’s Certificate of Incorporation or Bylaws.

Voting Rights	Section 212(a) of the Delaware General Corporation Law provides that each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder, unless otherwise provided in HeartWare’s Certificate of Incorporation. HeartWare’s Certificate of Incorporation does not provide otherwise.	Section 212(a) of the Delaware General Corporation Law provides that each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder, unless otherwise provided in World Heart’s Certificate of Incorporation. World Heart’s Certificate of Incorporation does not provide otherwise.

Special Stockholder Meetings	Under HeartWare’s Bylaws, a special meeting of stockholders may be called only on the order of the board of directors, the chairman of the board, or the president.	Under World Heart’s Bylaws, a special meeting of stockholders may be called only on the order of the board of directors, the chairman of the board, or the chief executive officer.

Stockholder Action by Written Consent	HeartWare’s Certificate of Incorporation provides that any action required or permitted to be taken by HeartWare’s stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.	World Heart’s Bylaws provide that any action required or permitted to be taken by World Heart stockholders may be effected by written consent.

Stockholder Meeting Quorum	HeartWare’s Bylaws provide that holders of a majority of the shares of the capital stock of the corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business, unless otherwise provided by law or the Bylaws.	World Heart’s Bylaws provide that holders of a majority of the shares of the capital stock of the corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business, unless otherwise provided by law, the Certificate of Incorporation or the Bylaws.

Voting Requirement	When a quorum is present at any meeting, any election of directors shall be determined by a plurality of votes cast by the stockholders entitled to vote at the election, and any other matter shall be determined by a majority in voting power of the shares present in person or represented by proxy and entitled to vote on the matter, except as otherwise provided by law, HeartWare’s Certificate of Incorporation or HeartWare’s Bylaws.	When a quorum is present at any meeting, any election of directors shall be determined by a plurality of votes cast by the stockholders entitled to vote at the election, and any other matter shall be determined by the affirmative vote of the majority of shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter, except as otherwise provided by law, World Heart’s Certificate of Incorporation or World Heart’s Bylaws.

Notice of Stockholder Meetings	HeartWare’s Bylaws require not less than 10 days’ nor more than 60 days’ written notice of each meeting of stockholders, whether annual or special, to be given to each stockholder entitled to vote at such meeting, except as otherwise provided by law, HeartWare’s Certificate of Incorporation or HeartWare’s Bylaws.	World Heart’s Bylaws require not less than 10 days’ nor more than 60 days’ written notice of each meeting of stockholders, whether annual or special, to be given to each stockholder entitled to vote at such meeting, except as otherwise provided by law.

Notice of Stockholder Proposals; Nomination of Director Candidates by Stockholders	Stockholders may propose to conduct business or to nominate any person for election as a director at any annual meeting of stockholders by delivering to HeartWare’s company secretary a written notice thereof, which contains certain required information, not less than 120 days prior to the first anniversary of the date that HeartWare’s proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders (except that if no annual meeting was held in the previous year or the date of the annual meeting is more than 30 days earlier than the date contemplated at the time of the previous year’s proxy statement, notice by the stockholders, to be timely, must be received not later than the close of business 10 days after the day on which the date of the annual meeting is publicly announced).	Stockholders may propose to conduct business or to nominate any person for election as a director at any annual meeting of stockholders by delivering to World Heart’s company secretary a written notice thereof, which contains certain required information, not more than 90 days or less than 120 days prior to the first anniversary of the previous year’s annual meeting of stockholders (except that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder, to be timely, must be so received not earlier than the close of business 120 days prior to such annual meeting and not later than the close of business on the later of 90 days prior to such annual meeting or 10 days after the day on which the date of the annual meeting is publicly announced).

Board Meeting Quorum; Voting Requirement	HeartWare’s Bylaws provide that a majority of the total number of authorized directors shall form a quorum at any meeting of the board of directors. At any meeting of the board of directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law, HeartWare’s Certificate of Incorporation or HeartWare’s Bylaws.	World Heart’s Bylaws provide that, except with respect to certain matters relating to indemnification of directors and officers (for which a quorum shall be one-third of the total number of authorized directors), and unless World Heart’s Certificate of Incorporation requires a greater number, a majority of the total number of authorized directors shall form a quorum at any meeting of the board of directors. At any meeting of the board of directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law, World Heart’s Certificate of Incorporation or World Heart’s Bylaws.

Classification of Board of Directors	Under HeartWare’s Certificate of Incorporation, the board of directors is divided into three classes—Class I, Class II and Class III—that are, as nearly as possible, of equal size. Generally, each director is elected for a three-year term; however, the current directors of Class I shall hold office until the 2012 annual meeting of stockholders, the current directors of Class II shall hold office until the 2013 annual meeting of stockholders and the current directors of Class III shall hold office until the 2014 annual meeting of stockholders.	Under World Heart’s Certificate of Incorporation, each director is elected at each annual meeting of stockholders for a term of one year.

Number of Directors

Under HeartWare’s Bylaws, subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, the number of directors may be fixed from time to time by resolution adopted by a majority of the total number of authorized directors.

The HeartWare board of directors currently consists of 9 directors.

Under World Heart’s Certificate of Incorporation and Bylaws, subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, the number of directors may be fixed from time to time by resolution adopted by a majority of the total number of authorized directors.

The World Heart board of directors currently consists of 7 directors.

Removal of Directors	Under HeartWare’s Bylaws, subject to the rights of the holders of any series of preferred stock then outstanding, any director, or the entire board of directors, may be removed at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.	Under World Heart’s Certificate of Incorporation and Bylaws, any director, or the entire board of directors, may be removed at any time with cause by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, or without cause by the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

Vacancies on the Board of Directors	Under HeartWare’s Bylaws, subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal or otherwise may be filled only	Under World Heart’s Certificate of Incorporation and Bylaws, subject to the rights of the holders of any series of preferred stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification,

	by a majority vote of the directors then in office, even if less than a quorum (and not by stockholders), or by the sole remaining director, or, to the extent required by the Certificate of Incorporation, by the stockholders.	removal or otherwise shall, unless the World Heart board of directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, be filled only by the majority vote of the directors then in office, even if less than a quorum, or by a sole remaining director, and not by the stockholders.

Director Liability	Under HeartWare’s Certificate of Incorporation, to the fullest extent permitted by the Delaware General Corporation Law, a director of HeartWare shall not be personally liable to HeartWare or its stockholders for monetary damages for breach of fiduciary duty as a director.

Under World Heart’s Certificate of Incorporation, to the fullest extent permitted by the Delaware General Corporation Law, a director of World Heart shall not be personally liable to World Heart or its stockholders for monetary damages.

If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a World Heart director shall be eliminated to the fullest extent permitted by the Delaware General Corporation Law as so amended.

Indemnification of Directors and Officers

HeartWare’s Bylaws provide that HeartWare shall indemnify its directors and officers to the fullest extent authorized by the Delaware General Corporation Law.

HeartWare’s Bylaws provide that the corporation shall indemnify any such person seeking indemnity in connection with a proceeding initiated by such person only if (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law, or (iv) the proceeding is brought to establish or enforce a right to indemnification or advancement under an indemnity agreement or any other statute or law or otherwise as required under Section 145 of the Delaware General Corporation Law.

HeartWare’s Bylaws provide that the

World Heart’s Bylaws provide that World Heart shall indemnify its directors and officers to the fullest extent not prohibited by the Delaware General Corporation Law or any other applicable law.

World Heart’s Bylaws provide that the corporation shall indemnify any such person seeking indemnity in connection with a proceeding initiated by such person only if (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the World Heart board of directors, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law or any other applicable law or (iv) the proceeding is brought to establish or enforce a right to indemnification or advancement.

World Heart’s Bylaws provide that the payment of expenses incurred by a director or officer of the corporation in payment of expenses incurred by a director or officer of the corporation in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee) in defending a proceeding in advance of the final disposition of such proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately by final judicial decision that such director or officer is not entitled to be indemnified.

his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee) in defending a proceeding in advance of the final disposition of such proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately by final judicial decision that such director or officer is not entitled to be indemnified.

Notwithstanding the foregoing, unless otherwise determined, no advance shall be made by World Heart to one of its officers in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by a majority vote of directors who were not parties to the proceeding, even if not a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or such directors so direct, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of World Heart.

Indemnification of Employees and Agents	Under HeartWare’s Bylaws, HeartWare may, to the extent authorized from time to time by its board of directors, grant rights to indemnification, and to the advancement of related expenses, to any of its employees or agents to the fullest extent of the provisions of its Bylaws with respect to the indemnification of and advancement of expenses to directors and officers of the corporation.	Under World Heart’s Bylaws, World Heart shall have the power to indemnify its employees and other agents as set forth in the Delaware General Corporation Law or any other applicable law.

Non-Exclusivity of Indemnification Rights	Under HeartWare’s Bylaws, the rights conferred on any person in the indemnification provisions of HeartWare’s Bylaws are not exclusive of any right which such persons may have or acquire under any statute, any provision of HeartWare’s Certificate of Incorporation or its Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.	Under World Heart’s Bylaws, the rights conferred on any person in the indemnification provisions of World Heart’s Bylaws are not exclusive of any right which such persons may have or acquire under any statute, any provision of World Heart’s Certificate of Incorporation or its Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

D&O Insurance	Under HeartWare’s Bylaws, HeartWare may maintain insurance to the extent reasonably available, at its expense, to protect itself and any such director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.	Under World Heart’s Bylaws, to the fullest extent permitted by the Delaware General Corporation Law or any other applicable law, World Heart, upon approval by its board of directors, may maintain insurance on behalf of its directors, officers, employees and other agents.

Amendment of Certificate of Incorporation

Section 242(b) of the Delaware General Corporation Law provides that a certificate of incorporation may, except as otherwise provided by law, be amended only if the proposed amendment is approved by the corporation’s board of directors, the holders of a majority of the outstanding stock entitled to vote thereon and the holders of a majority of the outstanding stock of each class entitled to vote thereon as a class.

HeartWare’s Certificate of Incorporation contains no provisions altering the standards for the affirmative stockholder vote required to amend the Certificate of Incorporation.

Notwithstanding any other provisions of World Heart’s Certificate of Incorporation or law, but in addition to any affirmative vote of the holders required by law or by World Heart’s Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the voting power of all of the outstanding shares of World Heart capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Article V (Board of Directors), Article VI (Liability of Directors), or Article VII (Amendment) of World Heart’s Certificate of Incorporation.

Amendment of Bylaws

HeartWare’s Bylaws provide that the Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the affirmative vote of a majority of the directors present at any regular or special meeting of the board of directors at which a quorum is present.

HeartWare’s Bylaws provide that the Bylaws may be altered, amended or

World Heart’s Certificate of Incorporation and Bylaws provide that World Heart’s board of directors is expressly empowered to adopt, amend or repeal the World Heart Bylaws. Any adoption, amendment or repeal of the World Heart Bylaws by its board of directors shall require the approval of a majority of the authorized number of directors.

repealed or new Bylaws may be adopted by the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the shares of capital stock of the corporation issued and outstanding and entitled to vote generally in any election of directors, voting together as a single class. Such vote may be held at any annual meeting of stockholders or at any special meeting of stockholders provided that notice of such alteration, amendment, repeal or adoption of new Bylaws shall have been stated in the notice of such special meeting.

World Heart’s Certificate of Incorporation and Bylaws provide that World Heart stockholders shall also have power to adopt, amend or repeal the World Heart Bylaws, provided that, in addition to any vote of the holders of any class or series of stock required by law or by World Heart’s Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the then-outstanding shares of World Heart capital stock entitled to vote generally in the election of directors, voting together as a single class.

Business Combinations

Section 203 of the Delaware General Corporation Law, which we refer to as Section 203, prohibits a Delaware corporation from engaging in a “business combination” with a person owning 15% or more of the corporation’s voting stock for three years following the time that person becomes a 15% stockholder, with certain exceptions.

HeartWare has not opted out of Section 203 in its Certificate of Incorporation and is therefore subject to the terms of this provision of the Delaware General Corporation Law.

World Heart has not opted out of Section 203 in its Certificate of Incorporation and is therefore subject to the terms of this provision of the Delaware General Corporation Law.

Approval of Certain Transactions	Under the Delaware General Corporation Law, there is no statutory restriction on a Delaware corporation’s ability to acquire the business of another corporation. However, a merger or consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of the corporation not in the usual and regular course of the corporation’s business, or a dissolution of the corporation, generally must be approved by the holders of a majority of the shares entitled to vote thereon unless the certificate of incorporation provides otherwise. HeartWare’s Certificate of Incorporation does not provide otherwise.	Under the Delaware General Corporation Law, there is no statutory restriction on a Delaware corporation’s ability to acquire the business of another corporation. However, a merger or consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of the corporation not in the usual and regular course of the corporation’s business, or a dissolution of the corporation, generally must be approved by the holders of a majority of the shares entitled to vote thereon unless the certificate of incorporation provides otherwise. World Heart’s Certificate of Incorporation does not provide otherwise.

ACCOUNTING TREATMENT OF THE TRANSACTION

HeartWare will account for the merger as a “purchase,” as that term is used under U.S. generally accepted accounting principles, for accounting and financial reporting purposes. Under the purchase method of accounting, the assets and liabilities of World Heart will be recorded as of the acquisition date, at their respective fair values, and consolidated with those of HeartWare. The results of operations of World Heart will be consolidated with those of HeartWare beginning on the date of the merger.

LEGAL MATTERS

The validity of shares of HeartWare common stock offered in the merger through this proxy statement/prospectus will be passed upon for HeartWare by Shearman & Sterling LLP. Unless HeartWare exercises the HeartWare cash election, Shearman & Sterling LLP on behalf of HeartWare, and Cooley LLP on behalf of World Heart, will pass upon certain legal matters to the effect that, subject to the assumptions set forth in the opinions of such parties, the merger will constitute a tax-free “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting included in this proxy statement/prospectus and elsewhere in the registration statement have been so included in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts (or, as experts in accounting and auditing) in giving said reports.

The consolidated financial statements of World Heart and its subsidiaries at December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, incorporated herein by reference to World Heart’s Annual Report on Form 10-K for the year ended December 31, 2011, have been so incorporated in reliance on the report of Burr Pilger Mayer, Inc., an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

OTHER MATTERS

No matters will be presented for consideration at the World Heart special meeting other than as described in this proxy statement/prospectus.

FUTURE STOCKHOLDER PROPOSALS

World Heart will hold an Annual Meeting of Stockholders in 2012, or the 2012 Annual Meeting, only if the merger is not completed. Assuming that the 2012 Annual Meeting is held between May 24, 2012 and July 23, 2012, proposals of stockholders that are intended to be presented at the 2012 Annual Meeting must have been received at World Heart’s executive offices in Salt Lake City, Utah no later than [—] [—], 2012 to be included in the proxy statement and proxy card related to such meeting. If the 2012 Annual Meeting is held before May 24, 2012 or after July 23, 2012, proposals of stockholders that are intended to be included in the proxy statement and proxy card related to this meeting must be received a reasonable time before World Heart begins to print and send proxy materials for the 2012 Annual Meeting.

Pursuant to World Heart’s bylaws, stockholders who wish to bring matters to be transacted or propose nominees for director at World Heart’s 2012 Annual Meeting, if any, must have provided certain information to World Heart between February 24, 2012 and March 25, 2012, assuming the 2012 Annual Meeting is held between May 24, 2012 and July 23, 2012. If the 2012 Annual Meeting is held before May 24, 2012 or after July 23, 2012, stockholders who wish to bring matters to be transacted or propose nominees for director at the 2012 Annual Meeting, if any, must provide certain information to World Heart no earlier than 120 days prior to the date of the 2012 Annual Meeting and no later than the later of (i) 90 days before the 2012 Annual Meeting or (ii) ten days after notice of the date of the Annual Meeting is publicly given. Stockholders are also advised to review World Heart’s bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

DIRECTORS AND OFFICERS OF HEARTWARE

Unless the context requires otherwise, in this “Directors and Officers of HeartWare” section and in the sections “Corporate Governance,” “Director Compensation,” “Executive Compensation” and “Certain Relationships and Related Party Transactions” below in this proxy statement/prospectus, references to “HeartWare,” “the company,” “HeartWare Group,” “we,” “us” and “our” refer to HeartWare International, Inc. and its consolidated subsidiaries, HeartWare Pty. Limited, HeartWare, Inc., HeartWare GmbH, HeartWare (UK) Limited and HeartWare France.

HeartWare Board of Directors

The current composition of the Board and length of tenure of each member of the Board is as follows:

Name	Position	Date Appointed	Tenure*	Independent
Robert Thomas	Non-executive director	26 Nov 2004	7.1 years	Yes
Dr. Seth Harrison	Non-executive Deputy Chairman	26 Nov 2004	7.1 years	No
Dr. Denis Wade	Non-executive director	15 Dec 2004	7.0 years	Yes
Dr. Christine Bennett	Non-executive director	15 Dec 2004	7.0 years	Yes
Robert Stockman	Non-executive director	11 Dec 2006	5.1 years	Yes
Charles Raymond Larkin, Jr.	Non-executive Chairman	3 Oct 2009	3.2 years	Yes
Timothy Barberich	Non-executive director	29 Apr 2009	3.7 years	Yes
Douglas Godshall	Chief Executive Officer and President Executive Director	28 Oct 2006	5.2 years	No
Cynthia Feldmann	Non-executive director	1 March 2012	N/A	Yes

*	Calculated as at 31 December 2011.

Our certificate of incorporation, as amended to date, provides for our board of directors to be divided into three classes, with each class having a three-year term. In accordance with our certificate of incorporation and bylaws, the number of directors that constitutes our board is fixed from time to time by a resolution duly adopted by our board. On February 22, 2012, our board, upon the recommendation of the nominating and governance committee, resolved to increase its size from eight to nine directors effective March 1, 2012. The board further resolved to appoint Cynthia Feldmann as a Class I director, effective March 1, 2012, to serve until the expiration of her term at the annual meeting. Ms. Feldmann was identified as a potential candidate to serve on our board during the course of the nominating and governance committee’s regular assessment of the board’s composition in early 2011. In making its recommendation to the board, the nominating and governance committee evaluated Ms. Feldmann’s qualifications in light of our director qualifications criteria and considered Ms. Feldmann’s broad range of expertise in accounting and business as well as her service on several publicly held boards. The board determined that Ms. Feldmann was qualified to serve as a director and also appointed her to serve as a member of our audit and compensation committees in light of her qualifications and experience. Ms. Feldmann’s biographical information is listed below. The same day, Christine Bennett, a Class I director and member of our audit and compensation committees, advised our board that she did not intend to stand for re-election upon the expiration of her term at the annual meeting. As a result of Dr. Bennett’s departure from our board immediately prior to the annual meeting, the board resolved on February 22, 2012 to reduce its size from nine to eight directors immediately prior to the annual meeting on May 31, 2012.

A listing of the directors currently comprising each class of directors and the expiration date of each class of directors is set forth below:

Class	Directors Comprising Class	Current Term Expiration Date
Class I	Dr. Christine Bennett Cynthia Feldmann Dr. Denis Wade	2012 Annual Meeting

Class II	Douglas Godshall Dr. Seth Harrison Robert Stockman	2013 Annual Meeting

Class III	Timothy Barberich Charles Raymond Larkin, Jr.* Robert Thomas	2014 Annual Meeting

*	Charles Raymond Larkin, Jr. is also referred to as C. Raymond Larkin, Jr. within this proxy statement/prospectus.

As discussed in greater detail below in the section “Corporate Governance” beginning on page 154 of this proxy statement/prospectus, our board has determined that seven of the nine incumbent directors are independent directors within the meaning of the listing standards of the NASDAQ Stock Market.

The term of our Class I directors expires at HeartWare’s annual meeting of stockholders to be held on May 31, 2012. The nominating and governance committee recommended, and our board nominated, each of Cynthia Feldmann and Denis Wade as nominees for election as Class I directors. If elected at the 2012 annual meeting, Ms. Feldmann and Dr. Wade would serve until our 2015 annual meeting and until his or her successor is elected and qualified, or until his or her earlier death, resignation, or removal.

Directors are elected by a plurality (excess of votes cast over opposing nominees) of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by validly delivered proxies will be voted, if authority to do so is not withheld, for the election of Ms. Feldmann and Dr. Wade, each of whom is presently a director of the company. If either of the nominees is unexpectedly unavailable for election, these shares will be voted for the election of a substitute nominee proposed by our nominating and governance committee or our board may determine to further reduce the size of our board. Ms. Feldmann and Dr. Wade have each agreed to serve if elected. Instructions to withhold authority to vote for a director nominee and broker non-votes will not be counted as votes cast and will have no effect on the election of directors.

Set forth below is biographical information for the Class I nominees as well as the key attributes, experience and skills that the board believes each nominee brings to the board. The biographical information for the remainder of our current directors as well as their respective key attributes, experience and skills is also set forth below.

Class I Director Nominees (Up for Election at HeartWare’s 2012 Annual Meeting)

Cynthia Feldmann. Ms. Feldmann, age 59, was appointed to our board effective March 1, 2012. Ms. Feldmann is a retired certified public accountant with 27 years of experience in two large global accounting firms and currently serves on several public company and not-for-profit boards. She was the President and Founder of Jetty Lane Associates, a consulting firm, from 2005 until 2012. Previously, Ms. Feldmann served as the Life Sciences Business Development Officer for the Boston law firm of Palmer & Dodge, LLP from 2003 to 2005, and was a partner with KPMG LLP, primarily serving as Partner-in-Charge of its National Medical Technology Practice from 1994 to 2002. From 1975 to 1994, Ms. Feldmann was employed by Coopers & Lybrand (now PricewaterhouseCoopers LLP), and during that time was named Partner-in-Charge of its Life Sciences practice. Ms. Feldmann is a director of Steris Corporation, Hanger Orthopedic Group, Inc. and Atrius

Health. She previously served on the Board of Hayes Lemmerz International, Inc. from 2006 until 2009. Ms. Feldmann has a Bachelor of Science, Accounting, from Boston College and holds a Professional Director Certification from the American College of Corporate Directors.

Key Attributes, Experience and Skills:

Ms. Feldmann’s experience as Partner-in-Charge of a National Medical Technology and Life Sciences practice for leading law and public accounting firms and as a director of several publicly traded companies supports the Board’s evaluation and determination of its strategy and leadership in the healthcare marketplace. Ms. Feldmann’s overall experience and financial expertise supports the board’s oversight of critical financial policy, reporting and risk matters encountered by public companies.

Denis Wade. Dr. Wade, age 74, has been a director of HeartWare Limited and subsequently HeartWare International, Inc., since December 2004. From 1998 until his retirement in 2003, Dr. Wade was Managing Director of Johnson & Johnson Research Pty Ltd, a research arm of Johnson & Johnson. Prior to that position, he was the Foundation Professor of Clinical Pharmacology at the University of New South Wales in Australia. Dr. Wade has served on a number of industry and Government bodies in Australia. He is a former President of the Australian Society of Clinical and Experimental Pharmacology and has held senior positions in the International Union of Pharmacology, serving as Chairman of the Clinical Pharmacology Section. Dr. Wade holds a Bachelor degree in Medicine and Surgery from the University of New South Wales (Australia) and a Doctorate in Philosophy from Oxford (in the United Kingdom). He was awarded an Honorary Doctorate in Science from the University of New South Wales. He is a Fellow of the Royal Australasian College of Physicians and the Australian Academy of Technological Sciences and Engineering. Dr. Wade currently serves as a director of ChemGenex Pharmaceuticals Ltd., a company listed on the Australian Securities Exchange (“ASX”), and Biotron Limited, also listed on the ASX.

Key Attributes, Experience and Skills:

Dr. Wade’s 45 years of experience in medicine and the development of pharmaceuticals and medical devices as a physician, teacher and researcher and his fundamental understanding of the potential pathways contributing to disease gives him critical perspective on medical device development. Through his work with various industry and governing bodies in Australia and his experience in a variety of executive positions in the medical research field, he brings vast leadership and oversight experience to the board as well as exposure to diverse, global points of view. Dr. Wade also has extensive experience with intellectual property matters as it pertains to the development and commercialization of medical devices and pharmaceuticals.

Class II Directors (Term Expires in 2013)

Douglas Godshall. Mr. Godshall, age 47, has been the Chief Executive Officer of HeartWare Limited and subsequently HeartWare International, Inc., since September 2006 and became a director of HeartWare Limited and subsequently HeartWare International, Inc., in October 2006. Prior to joining HeartWare Limited, Mr. Godshall served in various executive and managerial positions at Boston Scientific Corporation, where he had been employed since 1990, including as a member of Boston Scientific’s Operating Committee and since January 2005, as President, Vascular Surgery. Prior thereto, Mr. Godshall spent five years as Vice President, Business Development, at Boston Scientific, where he was focused on acquisition strategies for the cardiology, electrophysiology, neuroradiology and vascular surgery divisions. In March 2012, Mr. Godshall was appointed a director of pSpivida Corp, a public company traded on both the NASDAQ Stock Market and the ASX, that specializes in the development of miniaturized, injectable drug delivery systems. Mr. Godshall has a Bachelor of Arts in Business from Lafayette College and Masters of Business Administration from Northeastern University in Boston, Massachusetts.

Key Attributes, Experience and Skills:

Mr. Godshall brings to the board extensive business, operating and industry experience as well as his broad strategic vision for and tremendous knowledge of the company. Mr. Godshall also has significant senior managerial and industry specific knowledge with medical devices globally. Mr. Godshall’s service as our Chief Executive Officer creates a critical link between management and the board, enabling the board to perform its oversight function with the benefits of management’s perspectives on the business. In addition, having the Chief Executive Officer, and Mr. Godshall in particular, on our board provides our company with ethical, decisive and effective leadership.

Seth Harrison. Dr. Harrison, age 51, has been a director and deputy chairman of HeartWare Limited and subsequently HeartWare International, Inc., since November 2004 and was Chief Executive Officer of HeartWare, Inc. from July 2003 through November 2004. Since September 1999, Dr. Harrison has been Managing General Partner of Apple Tree Partners I, L.P., an early stage life sciences venture capital firm, which is our major stockholder. Prior to September 1999, he held senior executive positions with Oak Investment Partners, Sevin Rosen Funds and Nazem & Company. Dr. Harrison received a Bachelor of Arts from Princeton University. He received his medical degree and a Masters of Business Administration from Columbia University and completed a surgery internship at Columbia Presbyterian Hospital in New York. Dr. Harrison serves on the board of and chairs the Finance Committee of the International Partnership for Microbicides, a Rockefeller Foundation/Gates Foundation-sponsored public-private partnership engaged in the development of anti-HIV microbicides. He also serves as Chairman on the boards of AIleron Therapeutics and Tokai Pharmaceuticals, privately held companies.

Key Attributes, Experience and Skills:

Dr. Harrison’s strong medical and venture background and his extensive experience with early stage companies make him well-suited to serve as a member of our board of directors. As a result of this experience, Dr. Harrison is able to provide important perspectives on issues facing companies of our size and stage of development. He also provides us considerable leadership and management experience. Through his former service as HeartWare, Inc’s Chief Executive Officer, he also possesses significant knowledge of the company.

Robert Stockman. Mr. Stockman, age 58, has been a director of HeartWare Limited and subsequently HeartWare International, Inc., since December 2006. Since 1999, Mr. Stockman has been the President and Chief Executive Officer of Group Outcome LLC, a U.S.-based merchant banking firm which deploys its capital and that of its financial partners in private equity and venture capital investments in medical technology companies. He is also the co-founder, Chairman and CEO of REVA Medical, Inc., an interventional coronary medical device company. Prior to establishing Group Outcome LLC, Mr. Stockman spent eighteen years with Johnston Associates and Narragansett Capital Corporation, where he focused on venture capital investments in healthcare. Mr. Stockman holds a Bachelor’s degree from Harvard College and a Master in Business Administration from The Tuck School at Dartmouth College.

Key Attributes, Experience and Skills:

Through Mr. Stockman’s extensive career as an entrepreneur driving the growth of two medical products companies, an executive of a medical device company and an executive in the investment banking industry, with particular experience in private equity and venture capital investments in medical technology, he has accumulated valuable business, financial, industry, leadership and management experience and brings important perspectives on the issues facing our company. Mr. Stockman’s strong financial background, including his work early in his career at PricewaterhouseCoopers, also provides financial expertise to the board, including an understanding of financial statements, corporate finance, accounting and capital markets.

Class III Directors (Term Expires in 2014)

Timothy Barberich. Mr. Barberich, age 64, has been a director of HeartWare Limited and subsequently HeartWare International, Inc., since April 2008. He is the founder and former President, Chief Executive Officer and Chairman of Sepracor Inc., a publicly traded pharmaceutical company based in Marlborough, Massachusetts which was acquired by Dainippon Sumitomo Pharma Co., Ltd. in 2009. He founded Sepracor in 1984 and was Chief Executive Officer from 1984 to May 2007 and Chairman of the Board from 1990 to 2007. From May 2007 to May 2008, Mr. Barberich served as Executive Chairman of Sepracor and served as Chairman of the Board from May 2008 through October 2009. Mr. Barberich has been the Chairman of BioNevia Pharmaceuticals since June 2008. He has also serves on the board of GI Dynamics, an Australian listed medical device company, since September 2011 and serves on the board of directors of the privately held companies, Tokai Pharmaceuticals and Euthymics Biosciences. Mr. Barberich has previously served on the board of BioSphere Medical, Inc., a NASDAQ-listed biotechnology company, from December 1993 to 2010, and the privately held companies, Gemin X Biotechnologies from 2005 to 2011, and Resolvyx Pharmaceuticals from 2009 to 2010. Prior to founding Sepracor, Mr. Barberich spent 10 years as a senior executive at Bedford, Massachusetts-based Millipore Corporation, a company that provides separations products to the life science research, pharmaceutical, biotechnology and electronic markets. Mr. Barberich is a graduate of Kings College. He holds a Bachelor of Science degree in Chemistry.

Key Attributes, Experience and Skills:

Through his work at Sepracor, Mr. Barberich brings to the board the invaluable knowledge and experience of leading a company in the healthcare industry through every stage of its life cycle, including its founding, early stage research and development, product approvals and commercialization, private funding, initial public offering and substantial profitability. We believe this experience and familiarity with the types of risks we may face, together with his broad medical device and pharmaceutical industry experience, makes Mr. Barberich uniquely suited to serve on our board.

Charles Raymond Larkin, Jr. Mr. Larkin, age 63, has been a director of HeartWare Limited and subsequently HeartWare International, Inc. since October 2008 and Chairman of the Board since June 2010. Mr. Larkin joined the board of directors of Align Technology, Inc. (Nasdaq:ALGN) in March 2004 and has served as Chairman since February 2006. Align Technology is engaged in the design, manufacture and marketing of novel orthodontic products. Mr. Larkin also serves on the board of Novasys Medical, Inc., a privately held company focused on the development of innovative therapies in women’s health. He is also a director of Neuropace, a privately held company developing implantable devices for treating neurological disorders, and TherOx, a company focused on treating oxygen-deprived tissue in heart-attack victims. Previously, from 1999 through May 2007, Mr. Larkin served on the Board of Davita, Inc., a New York Stock Exchange listed provider of dialysis services. Since July 2006, Mr. Larkin has served as a Venture Partner at Cutlass Capital, a healthcare venture capital firm, and, since January 2002 as an Executive Committee Member at Synecor, an incubator of innovative early stage medical technologies. Mr. Larkin spent approximately 15 years with critical care device company Nellcor Puritan Bennett, Inc, which he joined in 1983 as Vice President Sales and Marketing. He was appointed President and Chief Executive Officer of Nellcor in 1989. Larkin subsequently served as Chairman and Chief Executive Officer of Eunoe, Inc., a company focused on neurological disorders, until it was acquired by Integra LifeSciences Holdings Corporation in 2005. Mr. Larkin is a graduate of LaSalle University and a former Captain in the United States Marine Corps.

Key Attributes, Experience and Skills:

Mr. Larkin’s service as Chief Executive Officer of Nellcor and Eunoe provides valuable business, leadership and management experience, including expertise leading early stage and mature organizations in the medical technology and device industry, giving him a keen understanding of the issues facing businesses such as ours. In addition, Mr. Larkin has significant experience with healthcare venture capital and the commercialization of medical technology. Mr. Larkin’s service on the board of directors of other very successful medical device companies enables him to bring additional perspectives to the board.

Robert Thomas. Mr. Thomas, age 67, has been a director of HeartWare Limited and subsequently HeartWare International, Inc., since November 2004 and Chairman of the Board of HeartWare Limited and subsequently HeartWare International, Inc. for the period from February 2009 to June 2010. He is currently a director of the following Australian public companies: Virgin Australia Limited (formerly Virgin Blue Holdings Limited), Reva Medical, Inc. and TAL Limited (formerly Tower Australia Limited), the latter of which Mr. Thomas serves as Chairman. He also serves on the board of the privately held company, AUS Bio Limited. Between October 2004 and September 2008, Mr. Thomas was a consultant to Citigroup Corporate and Investment Bank and was Chairman of Global Corporate and Investment Bank, Australia and New Zealand of Citigroup Global Markets Australia Pty Limited between March 2003 and September 2004. Prior thereto, Mr. Thomas was CEO of Citigroup’s (formerly known as Salomon Smith Barney) Corporate and Investment Bank, Australia and New Zealand from October 1999 until February 2003. Mr. Thomas is a member of the Advisory Board of Inteq Limited and Nomura Australia and is a Fellow of the Australian Institute of Company Directors. Mr. Thomas is a director of O’Connell Street Associates and Grahger Capital Securities as well as being President of the State Library Council of New South Wales in Australia. Mr. Thomas holds a Bachelor of Economics from Monash University, Australia. He is currently Chairman of the Stockbrokers Association of Australia and is a Master Stockbroker and has also been a member of the Financial Services Institution of Australia (previously known as the Securities Institute of Australia) for almost four decades and a Fellow for a decade.

Key Attributes, Experience and Skills:

Mr. Thomas’ career in investment banking, including serving in various leadership roles at Citigroup Corporate and Investment Bank in Australia and New England, provides valuable commercial experience and critical insights on the roles of finance and strategic transactions to our business. Mr. Thomas has substantial experience in governance and risk management across a wide range of industries. Mr. Thomas also brings capital market and economics expertise to the board from his years of service as a securities analyst.

HeartWare Executive Officers

Our executive officers and their respective ages are as follows:

Name	Age	Position
Douglas Godshall	47	Director, President and Chief Executive Officer
Jeffrey LaRose	50	Executive Vice President and Chief Scientific Officer
David Hathaway	64	Chief Medical Officer
Lauren Farrell	44	Vice President, Finance
Lawrence Knopf	50	Senior Vice President, General Counsel and Secretary
James Schuermann	43	Senior Vice President, Sales and Marketing
Robert Yocher	61	Senior Vice President, Regulatory & Quality Assurance

Biographical Summaries

Douglas Godshall. Mr. Godshall has been President and Chief Executive Officer since September 2006 and became a director in October 2006. Prior to joining HeartWare, Mr. Godshall served in various executive and managerial positions at Boston Scientific Corporation, where he had been employed since 1990, including as a member of Boston Scientific’s Operating Committee and since January 2005, as President, Vascular Surgery. Prior thereto, Mr. Godshall spent 5 years as Vice President, Business Development, at Boston Scientific, where he was focused on acquisition strategies for the cardiology, electrophysiology, neuroradiology and vascular surgery divisions. Mr. Godshall has a Bachelor of Arts in Business from Lafayette College and Masters of Business Administration from Northeastern University in Boston, Massachusetts.

Jeffrey LaRose. Mr. LaRose is our Chief Scientific Officer and has been with the company since its inception. Prior to joining HeartWare, since April 1999, he was involved in the development of HeartWare’s technology through his employment with Kriton Medical, which the company acquired in 2003. He is responsible for all aspects of the design and physiological controls for HeartWare’s left ventricular assist device, the HeartWare LVAD System. Mr. LaRose also leads the development of our miniaturization technology and has twenty years of experience in hydraulic technology development including roles with AEA Technology Engineering Software and Babcock and Wilcox. He holds a Master of Science in Mechanical Engineering from the University of Akron, Ohio.

Dr. David Hathaway. Dr. Hathaway joined HeartWare in June 2008 as our Chief Medical Officer responsible for all medical and clinical affairs, including the design and execution of HeartWare’s clinical trial program. Prior to joining HeartWare, Dr. Hathaway served as a private consultant in the biotechnology and medical device industry from October 2006 to June 2008. From June 2003 to September 2006, Dr. Hathaway was the Chief Medical Officer of Arginox Pharmaceuticals. Prior to joining Arginox, Dr. Hathaway was Vice President, Clinical Development at Restoragen from May 2001 to February 2003. Dr. Hathaway was previously Vice President of Medical Affairs with Knoll Pharmaceutical Company until it was acquired by Abbott Laboratories. He oversaw the Medical Affairs Department and was responsible for clinical research, regulatory affairs, medical information and drug advocacy. Prior to joining Knoll, Dr. Hathaway was Vice President, Cardiovascular Drug Discovery at Bristol-Myers Squibb, where he managed a team of 90 scientists. Before transitioning to a corporate career, he was Division Chief and Director of the Krannert Institute of Cardiology at the Indiana University School of Medicine, where he practiced for more than 14 years. He also served as a Clinical Associate and Cardiology Fellow at the National Institutes of Health in Bethesda, Md. Dr. Hathaway has been section editor (Cardiovascular Diseases) of Kelley’s Textbook of Medicine and a member of the editorial boards of the Journal of Clinical Investigation, the Journal of the American College of Cardiology and Circulation. He has authored over 80 scientific and medical publications and is an inventor on 13 U.S. patents and 8 pending U.S. patent applications. He is a member of the Association of American Physicians, the American College of Physicians and the American Society for Clinical Investigation and is a fellow in the American College of Cardiology. He earned his medical degree from the Indiana University School of Medicine.

Lauren Farrell. Ms. Farrell joined HeartWare in November 2006 as Group Director, Finance and was promoted to Vice President, Finance in August 2008. Ms. Farrell has overall responsibility for the company’s accounting and finance activities. Ms. Farrell has over 20 years accounting and finance experience including roles in public accounting, financial management and reporting, and strategic financial consulting. Prior to joining HeartWare, Ms. Farrell was Chief Financial Officer of Ambient Corporation from March 2005 to January 2006. From January 2001 to July 2004, Ms. Farrell served as Vice President at Bingham Strategic Advisors. Ms. Farrell is a Certified Public Accountant and holds a Bachelors of Science in Accounting and a Masters of Business Administration from Bentley College.

Lawrence Knopf. Mr. Knopf joined HeartWare in March 2011 as our Senior Vice President, General Counsel and Secretary. Mr. Knopf has overall responsibility for the company’s legal and compliance functions. Between 1993 and 2010, Mr. Knopf served in a variety of legal positions at Boston Scientific Corporation, a global medical device company. From 2007, Mr. Knopf was Senior Vice President and Deputy General Counsel, from 1994, Vice President and Assistant General Counsel and from 1993, Assistant General Counsel. Previously, Mr. Knopf was a corporate associate at the Boston law firms of Bingham McCutchen, LLP and Gaston & Snow. Mr. Knopf received a Juris Doctor from the University of Michigan School of Law and holds a Bachelor of Science, Accounting and Political Science, from The Wharton School of the University of Pennsylvania. He is admitted to the Bar in Massachusetts, New York and Connecticut and is admitted as a Certified Public Accountant in Connecticut.

James Schuermann. Mr. Schuermann joined HeartWare in September 2007. He has overall responsibility for HeartWare’s sales and marketing activities across all markets. Mr. Schuermann has over 15 years of sales and marketing experience in the medical device arena. Prior to joining HeartWare, he spent nine years in sales and marketing at Boston Scientific Corporation. Over this time he progressed from sales through product management until being appointed Director of Marketing in 2005. Before joining Boston Scientific, he spent 5 years in medical sales and sales management at Sherwood Davis & Geck. Mr. Schuermann received his undergraduate degree in marketing from Kelley School of Business, Indiana University, Bloomington, and his MBA from Ageno School of Business, Golden Gate University, San Francisco.

Robert Yocher. Mr. Yocher joined HeartWare in June 2011 as our Senior Vice President Regulatory and Quality. Mr. Yocher has overall responsibility for the company’s quality and regulatory activities. Between 1999 and 2011, Mr. Yocher was Vice President, Regulatory Affairs and Corporate Quality Compliance at Genzyme Corporation, a global biopharmaceuticals and medical device company. Previously, Mr. Yocher worked in a variety of senior regulatory, quality and clinical positions at EDAP Technomed, Inc., a urological medical device company, BioField Corporation, a development stage medical device company, and Dornier Medical Systems, a therapeutic device company, among others. Mr. Yocher holds a Master of Health Science, Public Health Microbiology and Epidemiology, from Quinnipiac University and a Bachelor of Arts, Microbiology/Chemistry, from the University of Connecticut.

CORPORATE GOVERNANCE

Our business is managed by our employees under the direction and oversight of our board. Except for Mr. Godshall, none of the members of our board is an employee of the company or any of our subsidiaries. We keep board members informed of our business through discussions with management, materials we provide to them, visits to our offices, and their participation in board and board committee meetings.

We believe open, effective and accountable corporate governance practices are key to our relationship with our stockholders. Our board has adopted corporate governance guidelines that, along with the charters of our board committees and our code of business conduct and ethics, provide the framework for the governance of the company. A complete copy of our corporate governance guidelines, the charters of our board committees, and our code of conduct may be found on the corporate governance section of our website at www.heartware.com. Information contained on our website is not part of this proxy statement/prospectus. The board regularly reviews corporate governance developments and modifies these policies as warranted. Any changes in these governance documents will be reflected on the same location of our website.

Director Independence and Family Relationships

Our board believes that a substantial majority of its directors should be independent directors, but in no event should there be less than a majority. We define an “independent” director in accordance with the corporate governance rules of the NASDAQ Stock Market (the “NASDAQ Rules”). Because it is not possible to anticipate or explicitly provide for all potential conflicts of interest that may affect independence, the board, with the recommendation of the nominating and governance committee, is responsible for affirmatively determining as to each independent director that no relationships exist which, in the opinion of the board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the board and the nominating and governance committee review information provided by the directors with regard to each director’s business and personal activities as they may relate to our company.

Our board of directors, upon the recommendation of the nominating and governance committee, has affirmatively determined that each of the following persons, constituting a substantial majority of our board of directors, are “independent” and has no relationship with the company, except for serving as a member of our board of directors and holding securities in HeartWare: Timothy Barberich, Christine Bennett, Cynthia Feldmann, C. Raymond Larkin, Jr., Robert Stockman, Robert Thomas and Denis Wade.

There are no family relationships among our officers and directors, nor are there any arrangements or understandings between any of our directors or officers or any other person pursuant to which any officer or director was or is to be selected as an officer or director.

Board Leadership Structure

As reflected in our corporate governance guidelines, the board does not have nor does it believe it should have a fixed policy regarding the separation of the Chairman role and the Chief Executive Officer role. The board believes that having a fixed policy would limit its flexibility in evaluating the leadership structure that it considers appropriate for our company and considering individuals who would be available to serve in these role(s) at a particular point in time.

Nevertheless, we currently have Mr. Godshall serving as Chief Executive Officer and Mr. Larkin serving as Chairman. We believe this leadership structure is presently the most appropriate structure for us, especially in this critical time as we continue to transition from a development stage company to a revenue generating enterprise. As Chief Executive Officer, Mr. Godshall is responsible for setting the strategic direction of the company after consultation with the board and the day-to-day leadership and performance of the company, while our Chairman, Mr. Larkin, an independent director, provides guidance to the Chief Executive Officer, and acts as a liaison between the Chief Executive Officer and the independent directors.

Board’s Role in Risk Oversight

It is the responsibility of management to identify, assess and manage our exposure to risks. Our board plays an important role in overseeing management’s performance of these duties as well as the processes and systems the company uses to identify, prioritize, source, manage and monitor our critical risks. To this end, our board receives regular reports from our Chief Executive Officer and other members of management regarding risks associated with our operations and strategic plans. These reports typically take the form of discussions incorporated into presentations made to our board at our regular and special meetings where risks are identified in the context of the matter being discussed. Additionally, our board at least annually, reviews a report presented by management regarding the material risks faced by us, our risk management processes and systems and the adequacy of our policies and procedures designed to respond to and mitigate these risks.

The board has generally retained the primary risk oversight function and has an active role in overseeing management of our material risks. The oversight of risk is also conducted at the committee level. The audit committee oversees management of financial and internal control risks as well as the risks associated with litigation and related party transactions. The compensation committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The nominating and governance committee oversees the management of risks associated with the composition and independence of our board, compliance with various regulatory and listing standards requirements and succession planning. While each committee is responsible for evaluating and overseeing the management of the risks relevant to the particular committee, the entire board of directors is regularly informed through committee reports about these risks.

Analysis of Risk Associated with Our Compensation Programs

In setting compensation, our compensation committee also considers the risks to our stockholders and to achievement of our goals that may be inherent in our compensation programs.

Specifically, we considered the following elements of our compensation programs, including our executive compensation plans and policies when evaluating whether programs encourage our executives and other employees to take unreasonable risks:

•	We set performance goals that we believe are reasonable in light of past performance and market conditions.

•

Since 2010, we have been granting restricted stock units to our employees rather than stock options under our annual long-term incentive program because restricted stock units, among other things, retain value even in a depressed market so that executives and other employees are less likely to take unreasonable risks to get, or keep, options “in-the-money.”

•	The time-based vesting over four years for our long-term incentive awards ensures that our employees’ interests align with those of our stockholders for the long-term performance of the company.

•

Assuming achievement of at least a minimum level of performance, payouts under our performance-based plans may result in compensation at levels below full target achievement, rather than an “all-or-nothing” approach.

Although a significant portion of our executives’ compensation is performance-based or “at-risk,” we believe our compensation plans for both executives and other employees are appropriately structured and do not pose a material risk to the company.

Meetings and Committees of the Board

Directors are expected to attend meetings of the board and any board committees on which they serve. During the fiscal year ended December 31, 2011 our board of directors held eight meetings, and met in executive session at almost every regularly scheduled board meeting. Each director attended 75% or more of the meetings of the board of directors and the board committees on which they served during 2011.

In accordance with our corporate governance guidelines, we make every effort to schedule our annual meeting of stockholders at a time and date to maximize attendance by directors taking into account the directors’ schedules, and we expect all directors to make every effort to attend our annual meetings absent an unavoidable and irreconcilable conflict. In 2011, all members of our board of directors attended our annual meeting.

The board has three standing committees to facilitate and assist the board in the execution of its responsibilities: the audit committee, the compensation committee and the nominating and governance committee.

The table below lists the membership of each of our committees and the number of meetings each held during 2011.

	Audit	Compensation	Nominating and Governance
Timothy Barberich		CHAIR	X
Christine Bennett (1)	X	X
Cynthia Feldmann (2)	X	X
Douglas Godshall
Seth Harrison
C. Raymond Larkin, Jr.			CHAIR
Robert Stockman	CHAIR
Robert Thomas	X	X	X
Denis Wade	X	X

Number of Meetings in Fiscal 2011	7	5	4

(1)	Dr. Bennett is not standing for re-election and will be leaving our board immediately prior to the annual meeting on May 31, 2012.
(2)	Effective March 1, 2012, Ms. Feldmann was appointed to the board and to the audit and compensation committees.

Audit Committee

The primary purpose of the audit committee is to oversee our accounting and financial reporting processes and the audits of our financial statements. The committee also reviews the qualifications, independence and performance, and approves the terms of engagement and appoints our independent auditor. In addition, the audit committee pre-approves audit, audit-related and non-audit services performed for us by our independent auditor. The audit committee is governed by a written charter approved by our board of directors, a copy of which is available from the corporate governance section of our website at www.heartware.com.

The audit committee currently consists of Robert Stockman (Chairman), Christine Bennett, Cynthia Feldmann, Robert Thomas and Denis Wade, all of whom have been determined by the board to be “independent” as defined by applicable SEC rules, the NASDAQ Rules and the best practice recommendations set by the ASX Corporate Governance Council. Our board of directors has determined that each of Mr. Stockman and Ms. Feldmann qualifies as an “audit committee financial expert” as defined under the SEC rules. Ms. Feldmann was appointed to serve on this committee effective March 1, 2012. Dr. Bennett will not be standing for re-election at the annual meeting and will leave our audit committee at the conclusion of the meeting on May 31, 2012.

Compensation Committee

The primary purpose of the compensation committee is to supervise and review the affairs of the company as they relate to the compensation and benefits of our executive officers. In carrying out these responsibilities, the compensation committee reviews all components of executive compensation for consistency with our compensation philosophy and with the interests of our stockholders. The compensation committee is governed by a written charter approved by our board of directors, a copy of which is available from the corporate governance section of our website at www.heartware.com.

As further described in the section “Executive Compensation—Compensation Discussion and Analysis” beginning on page 164 of this proxy statement/prospectus, the compensation committee establishes our overall compensation philosophy and approves the compensation payable to our executive officers including all adjustments to existing compensation, perquisites, equity incentive awards and cash bonuses, and makes recommendations to our board regarding the compensation of our directors. The compensation committee also administers certain of our employee benefit plans, including our equity incentive plans, and grants stock options, restricted stock units and other cash-based and stock-based incentives to our directors, employees and consultants.

In fulfilling its responsibilities, the compensation committee may, to the extent permitted by law, be entitled to delegate any or all of its responsibilities to one or more subcommittees comprised of at least two members of the committee.

The compensation committee may also retain compensation consultants to assist it in evaluating executive compensation and may retain counsel, accountants or other advisors, as it deems appropriate, at the company’s expense. Since 2009, the compensation committee has engaged the independent compensation consulting services of Pearl Meyer and Partners (PM&P), an independent compensation consultant. PM&P reports directly to the compensation committee and assists the committee in evaluating and designing our executive and director compensation program and policies. During 2011, PM&P reviewed and provided information to the committee regarding our comparator group of similarly situated companies, considered changes in our executive and director compensation arrangements to those of the comparator group, and provided market data and regulatory updates as well as governance and best practices trends. PM&P is retained only by the compensation committee and does not provide any other consulting services to us. Additional information about the compensation committee’s role in setting executive compensation and the services PM&P performed for the committee in 2011 is described in the “Executive Compensation—Compensation Discussion and Analysis” section below.

The compensation committee currently consists of Timothy Barberich (Chairman), Christine Bennett, Cynthia Feldmann, Robert Thomas and Dr. Denis Wade, all of whom have been determined by the board to be “independent” as defined by the NASDAQ Rules, a “non-employee director” for purposes of Section 16(b)(3) under the Securities and Exchange Act of 1934 and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. Ms. Feldmann was appointed to serve as a member of this committee effective March 1, 2012. Dr. Bennett will not be standing for re-election and will leave our compensation committee at the conclusion of the meeting on May 31, 2012.

Nominating and Governance Committee

The nominating and governance committee oversees our director nomination process and corporate governance matters. Its primary responsibilities are to: (i) identify individuals qualified to become board members; (ii) select, or recommend to the board of directors, director nominees for each election of directors; (iii) develop and recommend to the board of directors criteria for selecting qualified director candidates; (iv) consider committee member qualifications, appointment and removal; (v) recommend corporate governance principles, codes of conduct and compliance mechanisms applicable to the company; (vi) oversee executive succession planning (including for the chief executive officer); and (vi) provide oversight in the annual evaluation of the board of directors and each committee. The nominating and governance committee is governed by a written charter approved by our board of directors, a copy of which is available from the corporate governance section of our website at www.heartware.com.

The nominating and governance committee currently consists of C. Raymond Larkin, Jr. (Chairman), Timothy Barberich and Robert Thomas, all of whom have been determined by the board to be “independent” as defined by the NASDAQ Rules.

Nominations for Directors and Diversity Policy

The nominating and governance committee will evaluate candidates for directors proposed by directors, stockholders or management using the same criteria for each candidate and considers the following factors, among others:

•	the committee’s views of the current needs of the board for certain skills, experience or other characteristics;

•	the candidate’s background, skills, and experience;

•	other characteristics and expected contributions of the candidate; and

•	the qualification standards established from time to time by the nominating and governance committee.

The nominating and governance committee regularly reviews with the board the appropriate skills and characteristics required of board members in the context of the current makeup of the board and the company’s circumstances. In accordance with our corporate governance guidelines, this assessment includes an evaluation of an individual’s independence, diversity, age, financial literacy, demonstrated leadership and skills such as an understanding of the health care industry, manufacturing, technology, intellectual property, finance and marketing, and international background, all in the context of an assessment of the perceived needs of the board at that point in time. Pursuant to our corporate governance guidelines, directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. They must also have an inquisitive and objective perspective and mature judgment.

In identifying director nominees, the nominating and governance committee first evaluates the current members of the board of directors willing to continue in service as well as the annual results of the board and committee self evaluations. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of obtaining a new perspective. If any member of the board does not wish to continue in service or if the nominating and governance committee or the board decides not to re-nominate a member for re-election, the nominating and governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. Other than the foregoing, there are no specific, minimum qualifications that the nominating and governance committee believes that a committee-recommended nominee to the board of directors must possess, although the nominating and governance committee may also consider such other factors as it may deem are in our best interests or the best interests of our stockholders.

If the nominating and governance committee believes, at any time, that the board requires additional candidates for nomination, the committee may engage, as appropriate, a third party search firm to assist in identifying qualified candidates. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees. We reserve the right in the future to retain a third party search firm, if necessary.

The nominating and governance committee considers diversity as a factor in its evaluation of director candidates. In 2011, our board adopted a diversity policy applicable to all of our employees, executives and directors that establishes the responsibility to consider appropriate and measurable diversity objectives, to assess regularly the overall effectiveness of the objectives and to review annually the progress in achieving the diversity objectives. This policy does not intend to set specific diversity goals with respect to the composition of our board, but provides a mechanism for our company to evaluate diversity more broadly. A copy of the Diversity Policy is available from the corporate governance section of our website at www.heartware.com.

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee during 2011 were Timothy Barberich (Chairman), Christine Bennett, Robert Thomas and Dr. Denis Wade. None of these compensation committee members is or has ever been an officer or employee of our company nor has any executive officer of our company served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our compensation committee.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics which meets the definition of “code of ethics” under the SEC rules. The Code of Business Conduct and Ethics applies to our principal executive officer, principal financial officer, principal accounting officer and other officers, employees and directors of the company. A copy of the Code of Business Conduct and Ethics is available from the corporate governance section of our website at www.heartware.com.

Communications with Directors

We have a Stockholder Communication Policy contained in our corporate governance guidelines for stockholders wishing to communicate with the board of directors and/or various individual members of the board of directors. Stockholders wishing to communicate with any or all of the directors can send communications by mail or facsimile, addressed as follows:

Chairman of the Board or Board of Directors or individual director

c/o General Counsel and Secretary

205 Newbury Street, Suite 101

Framingham, MA 01701

Facsimile No.: (508) 739-0948

All incoming communications are screened by our General Counsel and Secretary and transmitted to the intended recipient, except for those communications that he deems to be primarily commercial in nature, related to an improper or irrelevant topic, requests for general information about the company or likely to present safety or security issues.

DIRECTOR COMPENSATION

Compensation Program for Non-Employee Directors

We provide our non-employee directors a mix of cash and equity-based compensation as part of our annual director compensation program. We believe this mix of pay not only provides an ability to attract and retain highly-qualified and diverse individuals to serve on our board but also aligns their interests with the interests of our stockholders. Our non-employee directors receive an annual retainer in an amount based on his or her position on the board and its committees (as outlined below) as well as an annual grant of 1,000 stock options and 1,000 restricted stock units. In addition, new directors are granted 1,000 restricted stock units in connection with their first election to the board.

Because our CDIs are listed on the Australian Securities Exchange (“ASX”), certain components of our director compensation program must be approved by our stockholders in order to comply with ASX Listing Rules. The current aggregate annual amount of the cash component of our non-employee director compensation program was approved at our 2010 annual meeting of stockholders and each equity-based award is recommended for stockholder approval annually.

In February 2011, the compensation committee reduced the number of restricted stock units granted upon a director’s initial election to the board from 2,250 to 1,000 restricted stock units, extended the schedule for annual vesting from over three years to four years for all stock options and restricted stock unit awards granted under this program and set a limit on the number of restricted stock units that can comprise any individual award to an amount equal to $100,000 in value if our stock price exceeds $100.00 per share on the grant date (as further described below in the section “Director Compensation—Equity-based Compensation” beginning on page 161 of this proxy statement/prospectus).

Our compensation committee reviews our director compensation program at least annually to determine whether the program remains appropriate and competitive, and recommends any changes to our full board of directors for consideration and approval. In September 2011, the compensation committee conducted its annual non-employee director compensation review for 2012 and after consultation with its independent compensation consultant, Pearl Meyer & Partners, elected to retain the total direct compensation for non-employee directors at the same level as 2011.

Elements of our non-employee director compensation program are more fully described below.

Cash Retainer

We limit the maximum aggregate amount of fees we pay our non-employee directors to $750,000 per year. This amount can be allocated among the non-employee directors in proportions determined by the board upon the recommendation of the compensation committee. Our non-employee directors currently receive a retainer for their services as a member of the board and, in addition, a retainer fee is paid for chairing and serving on committees of the board. Annual retainer fees are paid monthly. In 2011, the total cash compensation paid to our non-employee directors was $575,000 and in the proportions outlined below:

Position	Annual Retainer
Chairman	$120,000
Deputy Chairman	$85,000
Non-Employee Directors	$60,000
Audit Committee
Chair of Audit Committee	$15,000
Members of Audit Committee	$7,500
Compensation Committee
Chair of Compensation Committee	$9,000
Members of Compensation Committee	$4,500
Nominating and Governance Committee
Chair of Nominating and Governance Committee	$5,000

Members of Nominating and Governance Committee	$2,500

Equity-based Compensation

Effective for equity grants made beginning in May 2011, our non-employee directors are granted (subject to stockholder approval as required by the ASX Listing Rules) 1,000 stock options and 1,000 restricted stock units annually, and 1,000 restricted stock units upon his or her initial election to our board, except that if our stock price on the date of grant is greater than $100 per share (as adjusted for any future stock splits and the like), the number of restricted stock units granted shall be reduced so the total value of each restricted stock unit award is equal to $100,000. During fiscal year 2011, we granted to our non-employee directors (i) an aggregate of 7,000 restricted stock units at the grant date fair value (market price) per share of $79.01 and (ii) stock options to purchase an aggregate of 7,000 shares of common stock at an exercise price per share of $79.01 (the closing price of our stock on the grant date).

In 2011, all stock options and restricted stock unit awards to our directors were granted under our 2008 Stock Incentive Plan. Under the 2008 Stock Incentive Plan, the exercise price for all stock option grants equals the closing market price of our common stock on the grant date, and the options expire ten years from the grant date. Stock options and restricted stock units will vest in equal annual installments over four years beginning with the first anniversary of the date of grant, provided the director is in service on the vesting date. Unvested equity awards may become fully vested upon a non-employee director’s death or disability or upon a change in control of the company. If a director separates from the company, either because he or she does not stand for re-election upon the expiration of his or her term or voluntarily resigns from our board, unvested stock options and restricted stock units will be forfeited and vested stock options will remain exercisable for thirty days from the date of the director’s separation from the company (or the expiration of the option, whichever is earlier). In the event a director dies or becomes permanently disabled, vested stock options may be exercised for up to six months following the date of the director’s separation (or the expiration of the option, whichever is earlier).

Expense Reimbursement

We reimburse all directors for their expenses in connection with their activities as members of our board of directors.

Employee Directors

Currently, our chief executive officer, Douglas Godshall, is a director and an employee of the company. Mr. Godshall does not receive additional compensation for his services as a director. We are party to an employment agreement with Mr. Godshall as further described in the section “Executive Compensation—Compensation Discussion and Analysis” beginning on page 164 of this proxy statement/prospectus and in the narrative to our compensation tables beginning on page 187 of this proxy statement/prospectus.

2011 Director Compensation

The following table sets out the value of total compensation for the year ended December 31, 2011 to our non-employee directors. Douglas Godshall’s compensation is omitted from this table and is fully reflected in the Summary Compensation Table beginning on page 183 of this proxy statement/prospectus.

Name and Position	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	Option Awards ($) (1)(2)	Total ($)

C. Raymond Larkin, Jr.	125,000	79,010	44,798	248,808
Non-executive Chairman
Seth Harrison, M.D.	85,000	79,010	44,798	208,808
Non-executive Deputy Chairman
Timothy J. Barberich	71,500	79,010	44,798	195,308
Non-executive director
Dr. Christine Bennett	72,000	79,010	44,798	195,808
Non-executive director
Robert Stockman	75,000	79,010	44,798	198,808
Non-executive director
Robert Thomas	74,500	79,010	44,798	198,308
Non-executive director
Dr. Denis Wade	72,000	79,010	44,798	195,808
Non-executive director

(1)	Amounts shown do not reflect compensation actually received by our directors. Rather, the amounts reflect the aggregate grant date fair value of the stock award computed in accordance with FASB ASC Topic 718, except no assumptions for forfeitures were included. For restricted stock units, the aggregate fair value is determined using the quoted market value of our common stock on the NASDAQ Stock Market on the grant date, multiplied by the aggregate number of restricted stock units granted. For stock option awards, the aggregate fair value is estimated on the date of grant using the Black-Scholes option-pricing model. All restricted stock unit and stock option awards reflected in this table were granted upon stockholder approval on May 12, 2011. The quoted market value of our common stock on the NASDAQ Stock Market was $79.01 on the date of grant. A description of the assumptions used in calculating the grant date fair value is set forth in Note 10 to our audited consolidated financial statements, which are included in this proxy statement/prospectus beginning on page FS-1.

(2)	The aggregate number of unvested restricted stock units and stock options (vested and unvested) for each non-employee director as of December 31, 2011 is listed below:

Name	Number of Unvested Stock Awards	Number of Shares Subject to Stock Options Outstanding
C. Raymond Larkin, Jr.	2,792	2,000
Non-executive Chairman
Seth Harrison, M.D.	1,666	2,000
Non-executive Deputy Chairman
Timothy J. Barberich	1,666	7,714
Non-executive director
Dr. Christine Bennett	1,666	2,000
Non-executive director
Robert Stockman	1,666	7,714
Non-executive director
Robert Thomas	1,666	2,000
Non-executive director
Dr. Denis Wade	1,666	2,000
Non-executive director

In February 2012, our board recommended that stock options and restricted stock units be granted in accordance with our annual director compensation program described above to each of our non-employee directors continuing in office following the annual meeting.

EXECUTIVE COMPENSATION

The following discussion and analysis of compensation arrangements of our 2011 named executive officers should be read together with the compensation tables and related disclosures set forth below. Our 2011 named executive officers are:

•	Douglas Godshall, Chief Executive Officer;

•	David McIntyre, Former Chief Financial Officer and Chief Operating Officer;

•	Lawrence Knopf, Senior Vice President and General Counsel;

•	Jeffrey LaRose, Chief Scientific Officer; and

•	Robert Yocher, Senior Vice President, Regulatory and Quality Assurance.

This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding our business objectives and anticipated achievement under existing and future compensation programs. Actual compensation programs that we may adopt in the future may differ materially from currently planned programs as summarized in this discussion.

Compensation Discussion and Analysis

Our executive compensation programs are intended to align our named executive officers’ interests with those of our stockholders by rewarding performance for the achievement of goals established by the compensation committee. These goals are set with the objective of increasing stockholder value. Our named executive officers’ total compensation is comprised of a mix of base salary, annual (or short-term) cash incentive compensation and long-term equity incentive awards. In line with our overall pay for performance philosophy, the total compensation received by our named executive officers will vary based on individual and corporate performance measured against annual performance goals. Additionally, because a large percentage of our named executive officers’ pay is comprised of equity compensation, their overall compensation increases with increases in our stock price.

Executive Summary

In 2011, our business objectives primarily related to readying ourselves for the regulatory review and anticipated launch in the U.S. of the HeartWare System and commencement of human clinical trials for our new MVAD. Selected highlights of our company performance and key accomplishments and events for 2011 include:

2011 Business Highlights

•	completed enrollment in the 94-patient allotment granted by the Food and Drug Administration under the Continued Access Protocol for our U.S. bridge-to-transplant clinical study;

•	continued enrollment under our 450-patient destination therapy clinical study, the ENDURANCE trial, ending the year with 311 patients enrolled;

•

continued expansion of our infrastructure to support commercial activity, including enhancing a European distribution facility and adding a second manufacturing and development facility in Miami Lakes, Florida; and

•	appointed additional key members to our executive team.

2011 Financial Results

•	net revenues for 2011 increased by 50% to approximately $82.8 million compared to approximately $55.2 million in 2010;

•	gross margin percentage for 2011 improved by approximately 4% to 60% compared to 56% for 2010;

•	unit sales of the HeartWare System in 2011 increased nearly 50% to 932 units worldwide compared to 2010; and

•	our investment in research and development increased in 2011 by approximately 51% compared to 2010 and accounted for approximately 54% of our operating expenses.

Our compensation philosophy is to target executive compensation for our named executive officers between the median and 75th percentile of market. We compare our executive compensation programs to market by reviewing data generally derived from a comparator group of similarly situated companies in the healthcare equipment and medical device industries selected primarily on the basis of our business, competitors and market capitalization. In 2010, with the assistance of its independent compensation consultant, Pearl Meyer & Partners (PM&P), the compensation committee compared our executive compensation program to market and found that our pay levels were generally below our targeted percentiles. In late 2010 and early 2011, the committee began to take action to transition executive compensation pay elements to target positioning as part of a multi-step plan which was anticipated to be completed in early 2012. The decline in our stock price in 2011 caused a corresponding decline in our market capitalization. While we have reviewed and confirmed the appropriateness of our comparator group for use in making 2011 and 2012 executive compensation decisions, the compensation committee considered the decline in market capitalization along with other factors when making compensation decisions in late 2011. The key changes to our executive compensation program in 2011 include:

•

In early 2011, base salary and target bonus opportunities increased for our named executive officers (other than Mr. Knopf and Mr. Yocher) based on 2010 performance and as part of a multi-step plan to transition total cash (base salary plus targeted annual bonus) and total direct compensation (total cash plus all long-term equity awards) to target market positioning by 2012. Base salary increases for our named executive officers ranged from approximately 12% to 18% compared to the prior year and target bonus opportunity as a percentage of base salary increased between 5% and 10% depending on the executive’s position;

•

In light of the decline in our market capitalization and the actual and anticipated increases in our operating expenses for 2011 and 2012, in December 2011 the compensation committee determined not to complete the transition to executive compensation pay elements to target market percentiles by early 2012 as originally anticipated. Rather, the compensation committee approved modest base salary increases between 1.85% and 5% for our named executive officers (other than Mr. McIntyre) in December 2011 based on individual performance and other factors described more fully below;

•

Short-term incentives in the form of annual cash bonuses were awarded to our named executive officers under our 2011 Bonus Plan for Executive Officers based upon achievement of certain pre-established corporate and individual performance goals. Despite achievements, we met only 78% of our 2011 performance goals under this incentive program and consequently our pay for performance discipline resulted in compensation paid to our named executive officers for 2011 below the compensation targeted for each named executive officer; and

•

In December 2011, long-term incentives in the form of restricted stock units were awarded to each of our named executive officers (other than Mr. McIntyre and subject to stockholder approval in the case of Mr. Godshall) as part of our annual long-term incentive program. The value of the equity awards were granted at levels consistent with total direct compensation target market percentiles under our compensation philosophy in amounts ranging from 1x to 4x our named executive’s base salary.

Pay for Performance

Our compensation philosophy strongly supports a pay for performance culture and our programs are designed to reward our executives when their performance is in alignment with our corporate performance. For example, in 2011 our CEO’s pay declined in tandem with our stock price. The chart below demonstrates that our Total Shareholder Return (“TSR”) and CEO pay (as disclosed in the Summary Compensation Table) have fluctuated in alignment with each other since February 2009 when we were first listed on the NASDAQ Stock Market. Specifically, pay levels in 2010 were supported by exceptionally strong returns to stockholders in that year, while less than expected returns to stockholders resulted in lower pay levels for the CEO in 2011. Notably, even though our one-year TSR as of December 31, 2011 was negative, our total cumulative TSR was approximately 156% for the period from when we joined the NASDAQ Stock Market on February 25, 2009 through December 31, 2011. (2009 TSR has been measured over the period beginning in February 2009 and ending in December 2009; and 2010 and 2011 performance reflects full years of TSR performance ending in December 2010 and December 2011, respectively).

In addition, we looked at how our one- and three-year CEO pay (as disclosed in the Summary Compensation Table) and one- and three-year TSR performance as of December 31, 2011 compares with CEO pay and TSR performance of our comparator companies (which are discussed in detail under the section “Executive Compensation—Compensation Discussion and Analysis—Determining Executive Compensation—Market Competitiveness—Benchmarking” beginning on page 170 of this proxy statement/prospectus). Since we joined the NASDAQ Stock Market in February 2009, the three-year TSR in this analysis reflects a 34-month period for us and our comparator companies. As shown in the chart below our pay for performance alignment is within the high performance and high pay quadrant. This supports the effectiveness of our compensation program and underlying pay for performance philosophy.

(a)	Reflects weighted 1-year (40%) and 34-month (60%) percentile positioning among the Comparator Group as of 12/31/2011.
Analysis excludes AGA Medical Holdings (acquired 11/19/2010) and American Medical Systems Holdings (acquired 6/20/2011).
(b)	Reflects weighted 1-year (40%) and 3-year (60%) percentile positioning among the Comparator Group, based on publicly filed compensation data.
Analysis excludes AGA Medical Holdings (acquired 11/19/2010) and American Medical Systems Holdings (acquired 6/20/2011).

Effective Executive Compensation Governance Policies and Practices

Our executive compensation program incorporates the following governance practices to support alignment of our executives’ interests with those of our stockholders. Key features include:

•	annual cash incentives are tied to achievement of pre-established corporate and individual objectives (pay for performance);

•	the majority of our executives’ compensation is performance-based or “at-risk”;

•	we do not provide perquisites to our executives, other than relocation assistance on a very limited basis to individual employees depending on specific circumstances;

•

employment agreements with our named executive officers provide for “at will” employment, do not have a fixed term or guaranteed salary increases and bonuses, and provide certain protections to us for a period of time following an executive’s termination;

•	cash severance payments require a “double-trigger” in the event of change in control of the company;

•	we do not pay special executive excise tax gross-ups on payments made in connection with an executive’s termination due to a change in control or for any other reason;

•	our compensation committee regularly engages an independent compensation consultant who does not perform consulting or other services for the company;

•	we compare our executive compensation programs to programs offered by companies in our comparator group and other relevant data;

•	we conduct an annual review of our executive compensation program, including a review of our compensation-related risk profile;

•

our executive officers and directors are prohibited from entering into speculative or hedging transactions with our stock and from pledging shares of our stock as collateral for a loan (except in very limited circumstances that require pre-approval by the company);

•	dividends and dividend equivalents are not issued on unvested stock options, SARs or performance-based restricted stock units; and

•	our compensation committee is comprised entirely of independent directors.

Say on Pay Feedback from Stockholders

At our 2011 annual meeting, we submitted our executive compensation program to an advisory vote of our stockholders and it received the support of approximately 92% of the total votes cast (excluding abstentions and broker non-votes). The compensation committee has considered this voting result, and given the overwhelming stockholder support of our compensation programs, the compensation committee has not made any pay decisions or plan design changes directly in response to the vote. The board of directors and the compensation committee value the opinions of our stockholders, and will continue to consider the outcome of the vote when making future compensation decisions for our named executive officers. Also at the 2011 annual meeting, a majority of our stockholders supported holding our say on pay vote annually despite our board’s recommendation to conduct the say on pay vote every three years. As evidence of our commitment to our stockholders, the board considered the outcome of the frequency vote and determined that we will submit a say on pay advisory vote to our stockholders on an annual basis.

Chief Financial Officer and Chief Operating Officer Transition

In October 2011, we announced that David McIntyre had advised us of his intention to relocate with his family back to Australia and ultimately leave the company. Effective December 30, 2011, he transitioned from his role as HeartWare, Inc.’s Executive Vice President, Chief Financial Officer and Chief Operating Officer and became a Special Assistant to the Chief Executive Officer employed on a part-time basis by our Australian subsidiary, HeartWare Pty Limited. In this capacity, Mr. McIntyre will assist with our Australian operations and investor relations as needed through December 30, 2012. In connection with Mr. McIntyre’s transition, we entered into a supplement to his employment agreement on December 26, 2011 setting forth the terms of his transition and confirming the payments he is entitled to receive in connection with his termination. See “Executive Compensation—Compensation Discussion and Analysis—Detailed Information About Compensation Elements—Transition of Chief Financial Officer and Chief Operating Officer” beginning on page 179 of this proxy statement/prospectus for a description of this agreement.

Determining Executive Compensation

Our Compensation Objectives and Philosophy

Our compensation committee is responsible for formulating and establishing our overall compensation objectives and philosophy with respect to our executive officers. We believe that a strong executive management team comprised of highly qualified executives with key skills and experience in the development, manufacture and sale of medical devices and other relevant disciplines is critical to the development and growth of our business and to increasing stockholder value. Our executive compensation programs are therefore designed to provide competitive pay opportunities that emphasize pay-for-performance by rewarding our executives for exceptional individual and corporate performance. Accordingly, a key objective of our executive compensation program is to attract and retain talented and experienced individuals, while motivating them to perform and make decisions consistent with our business objectives, goals and culture – all while maintaining a balance among base salary, annual incentive cash bonuses and long-term equity incentive awards to mitigate risk-taking at the expense of the company and its stockholders. Achievement of our short-term objectives is rewarded through annual cash incentives, while long-term equity incentive awards encourage management to focus on our long-term goals. For each executive, the amount of pay that is actually realized is primarily driven by corporate performance and each executive’s personal contribution to that performance.

In late 2009, working together with its independent compensation consultant, the compensation committee established a compensation philosophy which is intended to bring elements of executive compensation for our named executive officers in line with the median and 75th percentiles of “Market” (described under “Market Competitiveness—Benchmarking” below). Our current philosophy is: (a) target base salaries between the median and the 75th percentile of Market salaries with the 75th percentile targeted for the top three executives and more towards the median for the remaining executives; (b) total annual cash, which is defined as the sum of base salary and targeted annual bonus for our named executive officers should approach the 75th percentile of the Market; and (c) total direct compensation, which is defined as total cash compensation plus all long-term incentive awards, for our named executive officers should be broadly in-line with the 75th percentile of the Market over time and subject, in each case, to the relevant individual’s capacity to continue to act as a key performer for the company.

The compensation committee believes (and its independent compensation consultant confirms) that setting target pay above median levels is reasonable in light of the growth stage of our company and because our revenues have yet to reflect our value. We also believe that given the growth stage of our company and the market in which we compete for executive talent, our compensation programs must offer sufficient incentives in order to attract and retain key leaders. We compete for executive talent along with other medical device companies that are more established than us, have more diverse and a larger number of product offerings available for sale in more markets and have had a longer history of generating revenues and earnings, and therefore we may be perceived by executive candidates as having a higher risk profile than other more established medical device companies.

Our executive compensation philosophy is not the only factor considered by the compensation committee in establishing executive compensation. The committee also considers the breadth of responsibilities of each of our executive officers, as well as each executive officer’s contribution to our performance, in determining the appropriate level of compensation.

Participants in the Decision Making Process

Role of the Compensation Committee

Our compensation programs (including equity compensation) are overseen and administered by the compensation committee of the board of directors. The compensation committee is composed entirely of independent, non-management directors.

In addition to determining and then reporting to the full board generally on our overall compensation strategy for all employees, the compensation committee makes specific decisions regarding compensation packages and other terms of employment for our senior executive officers, including our named executive officers. At least annually, the compensation committee conducts a review of our executive compensation programs (including a risk review), approves the performance goals for our incentive compensation programs and evaluates performance at the end of each performance period. In the course of its regular and annual reviews, the compensation committee considers our current compensation programs and whether to modify them or introduce new programs or elements of compensation in order to better meet our overall compensation objectives and address feedback we have received from the results of our annual say on pay vote. In some cases, the committee will ask the full board to consider its recommendations and make the final determination regarding our executive compensation programs. The full board (other than Mr. Godshall) approves compensation arrangements for our Chief Executive Officer.

The compensation committee meets periodically in executive session without management present. The compensation committee has the authority to select, retain and terminate special counsel and other experts (including compensation consultants), as the committee deems appropriate.

Role of Executive Officers

While the approval of our overall compensation philosophy and executive compensation determinations are solely the responsibility of the compensation committee and the board, the committee looks to certain of our officers, including our Chief Executive Officer, General Counsel and Vice President of Human Resources to work within the compensation philosophy to make recommendations with respect to program design, overall guidelines and specific compensation decisions. In addition, from time to time, the compensation committee requests that senior management obtain information on behalf of the compensation committee in order to assist the compensation committee with its decision-making.

The Chief Executive Officer interfaces and negotiates new executive officer compensation packages with prospective executives (often after consultation with the chair of the compensation committee) which are later recommended to the compensation committee for approval. He also assists the committee by initially developing and then recommending to the committee our annual corporate performance goals and the individual performance goals for our executive officers. He provides the board and the compensation committee with his perspective on the performance of our executive officers, other than himself, as part of our annual personnel review. The compensation committee believes that the Chief Executive Officer is in the best position to assess the performance of our executives (other than himself), and he accordingly plays an important role in the compensation setting process. The Chief Executive Officer is not present during any discussions regarding his own compensation. Decisions about individual compensation elements and total compensation, including those related to the Chief Executive Officer, are ultimately made by the compensation committee using its judgment, focusing primarily on both the executive officer’s and the company’s current and anticipated overall performance.

Role of Independent Compensation Consultants

Since late 2009, our compensation committee has engaged PM&P, a specialist in United States-based compensation practices, as its independent compensation consultant. PM&P has assisted the compensation committee with establishing our comparator group of companies, selecting relevant market data from which we compare and design our executive and director compensation programs, recommending adjustments to our executives’ and directors’ compensation, providing regulatory updates and tracking governance and best practices trends. At the request of the committee, PM&P reviewed relevant compensation information, data and trends and made recommendations for changes to (i) our director compensation program for 2010 and 2011, (ii) our executive compensation programs for 2010 and the multi-step transition to target market positioning for 2011 and 2012, and (iii) our comparator group for each year beginning with 2010. PM&P has not provided any services directly to management since their initial engagement by the compensation committee in 2009.

Factors Considered in Determining Executive Compensation

Market Competitiveness—Benchmarking

In making its compensation determinations, the compensation committee annually reviews the total compensation that our named executive officers are eligible to receive against Market data. When referring to the “Market”, we mean a blend of data from a group of companies we call our “comparator group” and data derived from the composite of three confidential life science surveys provided by PM&P. Compensation paid to executives at individual companies participating in these surveys was not material to ultimate decisions made by the committee.

During the Summer/Fall 2010, the compensation committee approved our 2011 comparator group which is comprised of 12 healthcare equipment and supplies companies. At the time of this review, median and 75th percentile market capitalization of the comparator group was approximately $1.1 billion and $1.4 billion, respectively. The primary measure for selecting similarly situated companies to be included in our comparator group is market capitalization. While our revenues and employee size were among the lowest among the comparator group, our market capitalization was approximately $1.0 billion and positioned close to the median of this group. Additionally, at the time of the review, our one-year TSR was 151% relative to one-year TSR of 40% to 57% at the median and 75th percentile, respectively, of the comparator group. In consultation with PM&P, the committee determined that using market capitalization as a primary measure for selecting our comparator group is reasonable and appropriate in light of the growth stage of our company and since we believe our revenues do not reflect our value.

The companies listed below constituted our 2011 comparator group:

AGA Medical Holdings, Inc.	Cyberonics, Inc.	Nxstage Medical, Inc.

Align Technology, Inc.	Integra LifeScience Holdings Corp.	Orthofix International, N.V.

American Medical Systems Holdings, Inc.	Masimo Corporation	Thoratec Corporation

ArthroCare Corporation	NuVasive, Inc.	Volcano Corporation

2011 compensation decisions were based on a benchmarking review against our comparator group conducted in 2010 prior to the acquisition of AGA Medical Holdings, Inc. on November 19, 2010 and American Medical Systems Holdings, Inc. on June 20, 2011. While pay data for these companies were included in the 2011 comparator group, it will be excluded going forward.

The composition of our 2011 comparator group was updated in late 2010 to adjust for the significant increases in our revenues and market capitalization (which had significantly increased in one year’s time). The comparator group that we used in evaluating our executive compensation for 2010 was also comprised of 12 healthcare equipment and supplies companies but whose market capitalization at the median and 75th percentile was approximately $290 million and $350 million, respectively. All of the companies in our 2011 comparator group are different from those comprising the 2010 comparator group except for Cyberonics, Inc. and Volcano Corporation. The changes to our 2011 comparator group did not have any impact on the target percentiles that we used to determine executive compensation; however the amount of market pay levels increased substantially due to the difference in size of the companies in our 2011 group.

Use of Comparator Group for 2011 Executive Compensation Decisions

In late 2010, PM&P reported to the compensation committee the results of its review of our named executive officers’ compensation against the Market (as updated to include our 2011 comparator group).

After considering PM&P’s findings and our compensation objectives and philosophy, the compensation committee took actions intended to bring our named executive officers’ compensation closer to target Market positioning. Specifically, the compensation committee (1) in late December 2010 approved a single equity grant to each of the named executive officers holding office at the time (subject to stockholder approval in the case of Douglas Godshall which was received in May 2011) to make these levels consistent with target Market positioning, and (2) determined to transition cash levels (base salaries and annual incentive targets) to target Market positioning over two years beginning in 2011. In early 2011, the compensation committee completed the first phase of this transition plan and approved incremental base salary adjustments in January and increases to target bonus percentages in February to our named executive officers (other than Mr. Knopf and Mr. Yocher).

Annual Review of Comparator Group

In September 2011, the compensation committee asked PM&P to review the 2011 comparator group in light of our current business, competitors and market capitalization to determine whether any changes should be made to the group for purposes of determining 2012 compensation. After discussions with PM&P, the compensation committee approved the 2011 comparator group for use in 2012 (after removing AGA Medical Holdings, Inc. which was acquired in late 2010 and American Medical Systems Holdings, Inc. which was acquired in 2011), and plans to revisit the composition of the comparator group in 2012.

Mix of Current and Long-Term Compensation

Because the successful operation of our business requires a long-term approach, one of the important components of our compensation program is long-term compensation by means of long-term equity incentive awards. The compensation committee believes that the incorporation of a long-term compensation element aligns our executive officers’ interests with the economic interests of our stockholders, reflects our business model and further supports our pay for performance philosophy.

Impact and Mix of Cash vs. Non-Cash Compensation

The compensation committee considers both the cost and the motivational value of the various components of compensation. The compensation committee has determined that current compensation—base salary and annual bonuses—should be delivered in cash, but that long-term incentive compensation should include stock-based compensation so that the long-term financial rewards available to senior management are linked to increases in our value over the long-term. The compensation committee believes that this also aligns the executive officers’ interests with the economic interests of our stockholders.

In 2011, as reflected in the following charts, the compensation committee awarded the majority of each of our named executive officer’s total direct pay opportunity in the form of:

•	Long-term equity incentive compensation (restricted stock units and stock options) as compared to annual or short-term compensation (base salary and annual incentive)

•	“At-risk” pay (target annual incentive, restricted stock units and stock options) as compared to fixed pay (base salary)

The charts above include the following 2011 pay elements:

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With respect to our CEO, 2011 annual rate for base salary, target bonus and 2011 restricted stock unit award (which is subject to stockholder approval at this 2012 annual meeting and if approved will be reported in the 2012 Summary Compensation Table on page 183 of this proxy statement/prospectus).

•

With respect to our other named executive officers, 2011 annual rate for base salary, target bonus and the restricted stock unit and stock option awards granted during 2011 (which are included in the 2011 Summary Compensation Table because they were granted during the year).

Corporate and Individual Performance Considerations

Our policy is to reward our top performers and provide compensation opportunities that are based upon company performance, their individual performance, and their contribution to company performance. In determining 2011 compensation, the compensation committee also considered these performance factors when approving adjustments to the compensation of our executive officers.

Detailed Information About Compensation Elements

Elements of 2011 Compensation

Compensation packages are set at levels intended to attract, retain and motivate executives capable of managing our diverse operations and achieving our strategic objectives. Elements of our overall executive compensation program include:

•	Base salary;

•	Annual cash incentive compensation (bonus);

•	Long-term equity incentive compensation (including consideration of stock options or restricted stock units or some combination thereof);

•	Severance and change in control benefits; and

•	Participation in company benefit plans.

Under our compensation philosophy, we compare certain of these elements to market data. In particular, we compare base salary, total cash (base salary plus annual incentive targets) and total direct compensation (total cash plus long-term incentives) to market.

Base Salary

Base salary is a significant component in executive compensation and is used to provide our named executive officers a stable source of income. The base salary for each executive is initially established through negotiation with our Chief Executive Officer or, in the case of the Chief Executive Officer, the Chairman of our board. Base salaries are set in accordance with our objectives and philosophy as discussed above, and by reference to the scope of the executive’s responsibilities, the difficulty in replacing the executive and the extent of the executive’s ongoing contributions to achieving our strategic goals. Other relevant considerations include perceived long-term value to the company, succession planning, retention, the executives’ compensation history, internal alignment and inflation. Each year, the compensation committee determines whether to approve merit or other increases to our executive officers’ base salaries based upon our performance, their individual performance, changes in duties and responsibilities, the recommendations of our chief executive officer (except for purposes of determining his own salary) and our compensation philosophy. While base salaries are reviewed annually, they do not automatically increase. The committee generally implements any base pay increases on a calendar year basis.

2011 Base Salary Decisions. On January 13, 2011, our compensation committee increased 2011 base salaries for executive officers for 2010 performance based in part to reflect the considerable achievements of these executives in 2010 and to acknowledge the significant efforts required in the future as the company moves towards U.S. commercialization of its HeartWare System. The increases also reflected the first phase of the committee’s desire to transition, over a two-year period, the base salaries for the top three executives to the 75th percentile of market (which had increased compared to 2010 targets due to the change in the comparator group used in 2011 compared to 2010). Adjustments to base salaries (rounded to the nearest thousand) were made for the following top three named executive officers in 2011:

	2010 Base Salary	% Increase	2011 Base Salary
Douglas Godshall	425,000	17.65%	500,000
David McIntyre	358,000	11.73%	400,000
Jeffrey LaRose	280,000	12.50%	315,000

In March 2011, Lawrence Knopf joined our executive team as our Senior Vice President and General Counsel and his initial base salary was set at $310,000 by the compensation committee. In June 2011, Robert Yocher joined our executive team as our Senior Vice President, Regulatory and Quality Affairs and his initial base salary was set at $270,000 by the compensation committee. In each case, the initial base salary amounts resulted from negotiations between the executive and Mr. Godshall (after consultation with the chair of the compensation committee) prior to their commencement dates. In approving each of Mr. Knopf’s and Mr. Yocher’s base salary, the compensation committee took into account their level of experience, the complexity of the respective role, the base salary and overall compensation at their previous employers, anticipated contributions to the company and other factors described above.

In December 2011, our compensation committee approved merit adjustments for our named executive officers for 2012. In light of the decrease in our market capitalization and the actual and anticipated increases in our operating expenses for 2011 and 2012, the compensation committee elected not to complete the transition to target market base salary percentiles as originally anticipated earlier in the year. However, the compensation committee considered individual and corporate performance for 2011 and approved modest increases in base salaries for each of our named executive officers (except Mr. McIntyre). In making base salary adjustments for each named executive officer, other than the Chief Executive Officer, the compensation committee reviewed the Chief Executive Officer’s evaluation of the officer’s individual performance for the prior year. In making base salary decisions for the Chief Executive Officer, the board of directors reviewed the Chief Executive Officer’s individual performance for the prior year. The following adjustments were made to the base salaries (rounded to the nearest thousand) of our named executive officers (other than Mr. McIntyre) in December 2011 effective for 2012:

	2011 Base Salary	% Increase	2012 Base Salary
Douglas Godshall	$500,000	5.0%	$525,000
Lawrence Knopf	$310,000	2.9%	$319,000
Jeffrey LaRose	$315,000	2.9%	$324,000
Robert Yocher	$270,000	1.9%	$275,000

Mr. McIntyre did not receive a merit adjustment in anticipation of his transition from his role as our Chief Financial Officer and Chief Operating Officer effective December 30, 2011.

In 2011, excluding Mr. McIntyre, annualized base salaries ranged from 12% to 19% of the total direct compensation for each of our named executive officers (since Mr. McIntyre did not receive equity grants in 2011, his base salary was 65% of his total direct compensation in 2011). Base salaries for Mr. Godshall and Mr. LaRose are approximately 12% and 5% below target market positioning, and base salaries for Mr. Knopf and Mr. Yocher are relatively in line with target market positioning.

Short-Term Incentive Compensation

Short-term incentive compensation or bonuses are an important element of our pay-for-performance compensation strategy. Incentive compensation, subject to corporate cash flow and overall working capital requirements, is used to attract new executives and to reward the achievement of significant individual and corporate objectives thereby aligning executives and stockholder goals. Bonuses are paid in cash in an amount reviewed and approved by our compensation committee.

2011 Annual Bonus Program

In February 2011, the board approved our 2011 Bonus Plan for Executives. Under this plan, annual cash bonus amounts are determined based on achievement of certain pre-established performance objectives set at the beginning of the performance period. The named executive officer’s target bonus opportunity is expressed as a percentage of base salary and was initially determined using the benchmark data provided by PM&P together with an assessment of the executive’s position and individual performance during the annual review process. In February 2011, target bonus as a percentage of base salary was adjusted upwards for our named executive officers (other than Mr. Knopf and Mr. Yocher) to bring total cash compensation (base salary plus target annual bonus) in line with the committee’s overall compensation philosophy of transitioning this pay element closer to target market positioning.

An executive’s target bonus opportunity is also weighted between the achievement of corporate and individual performance goals. The relative weight applied for each executive varies with each position and individual and is set based upon the executive’s ability to directly influence corporate performance as determined within the sole discretion of the compensation committee.

The February 2011 adjustments to target bonus opportunity along with the respective weightings of corporate performance goals and individual goals for our named executive officers are listed below:

			2011 Weighting
	2010 Target Annual Bonus (% of Base Salary)	2011 Target Annual Bonus (% of Base Salary)	Performance Goals	Individual Goals
Douglas Godshall	55%	65%	100%	0%
David McIntyre	50%	55%	50%	50%
Lawrence Knopf	—	40%	75%	25%
Jeffrey LaRose	40%	45%	50%	50%
Robert Yocher	—	40%	50%	50%

2011 Performance Goals. In early 2011, the committee established 2011 performance goals for management, including the named executive officers based on a formula that takes into account our achievement of certain corporate business objectives (the “Performance Goals”) and the achievement by the named executive officer of certain individual objectives, each of which objective is assigned a weighted value by the compensation committee. Due to our inability to predict or influence the timing of the FDA’s decision to approve our application for HeartWare System PMA or to convene a panel to review our PMA, the compensation committee adopted two sets of Performance Goals for 2011 (described under “Executive Compensation—Compensation Discussion and Analysis—Detailed Information About Compensation Elements—2011 Performance Goals Results” on page 176 of this proxy statement/prospectus). The first set of Performance Goals was to be used if either we received FDA approval or a favorable recommendation following a panel review of our HeartWare System PMA. The second set of Performance Goals was to be used if neither event occurred during the year. The differences between the two sets of Performance Goals primarily related to the relative weighting of the objectives and the nature of the regulatory objective described below. The target bonus opportunity for each named executive officer was the same under both sets of 2011 Performance Goals. The compensation committee intended by establishing the two sets of 2011 Performance Goals to align our executives’ corporate performance objectives with the company’s business objectives throughout this uncertain year. In 2011, our HeartWare System PMA was neither reviewed by a panel nor approved by the FDA. Accordingly, performance for 2011 was evaluated based on the second set of Performance Goals described below.

2011 Individual Goals. The compensation committee also approved individual objectives for each of our named executive officers other than Mr. Godshall, whose 2011 performance was based entirely on the achievement of corporate performance goals. Mr. McIntyre’s goals were primarily focused on audit readiness, regulatory compliance, increasing production capacity and achieving certain financial objectives. Mr. LaRose’s 2011 goals were primarily focused on supporting regulatory review of our HeartWare System, quality assurance initiatives and achieving particular milestones relating to development of our MVAD system. Mr. Knopf’s 2011 goals (which were established shortly after joining our company) were primarily focused on developing and implementing certain legal strategies, health care compliance initiatives and integrating his role within the organization. Due to the timing of commencement of his employment during the year, the compensation committee did not establish specific performance goals for Mr. Yocher, however determined his performance would be evaluated based upon his effective integration of his role within the organization for the balance of the year.

2011 Annual Bonus Payments. In December 2011, the compensation committee discussed with the chief executive officer the company’s performance against the 2011 Performance Goals and the individual performance of the named executive officers for 2011. In accordance with our agreement with Mr. McIntyre, he was entitled to receive his 2011 annual cash bonus on or before December 30, 2011. To comply with the terms of Mr. McIntyre’s agreement, the compensation committee made determinations as to achievement of the 2011 Performance Goals and Mr. McIntyre’s individual performance in December 2011. The committee determined the partial achievement of the Performance Goals and Mr. McIntyre’s individual objectives. The compensation committee reconvened in January 2012 to certify the partial achievement of the Performance Goals and individual objectives for the remaining named executive officers. The annual bonuses actually paid represent the compensation committee’s decision to pro rate achievement of two Performance Goals and several individual goals which were not fully satisfied. This resulted in 78% Performance Goal achievement, and between 93% and 100% for individual named executive officer achievements (other than Mr. Godshall).

2011 Performance Goals Results

The achievement of the 2011 Performance Goals approved by the compensation committee are listed below.

Goal	Weighting	Actual
Pass all regulatory audits or resolve any major findings from audits	10%	10%
Achieve specified number of international revenue units with minimum gross margin target	20%	20%
Reach specified milestones with respect to next generation MVAD pump	25%	6%
U.S. launch readiness	20%	20%
Enroll specified number of patients in ENDURANCE trial	15%	12%
Consume less than specified cash use target	10%	10%

The information listed below reflects the actual amounts earned by our named executive officers for 2011 performance under the plan in comparison to each named executive officer’s target bonus opportunity.

	Target Annual Bonus ( $)	2011 Corporate Achievement	2011 Weighting of Corporate Goals	2011 Individual Achievement	2011 Weighting of Individual Goals	2011 Actual Bonus
Douglas Godshall	$325,000	78%	100%	—	0%	$253,500
David McInyre (1)	$220,000	78%	50%	96%	50%	$191,400
Lawrence Knopf (2)	$124,000	78%	75%	96%	25%	$102,300
Jeffrey LaRose	$141,750	78%	50%	93%	50%	$121,196
Robert Yocher (3)	$54,000	78%	50%	100%	50%	$51,088

(1)	Bonuses were paid to Mr. McIntyre in December 2011 and to each other named executive officer in January 2012.
(2)	Under our 2011 Bonus Plan for Executive Officers, if an eligible employee joins the company before March 31 of a given year, he or she may participate fully in the plan. Mr. Knopf joined the company on March 28, 2011 and was eligible for full participation in the plan for 2011.
(3)	Mr. Yocher joined the company on June 20, 2011 and was eligible to participate in the plan on a pro-rated basis.

Other Bonuses

Lawrence Knopf

In 2011 under the terms of his proposed employment agreement, the compensation committee considered the recommendation of the chief executive officer and approved a one-time $10,000 signing bonus for Mr. Knopf as an inducement for him to join our company. The decision to offer this signing bonus resulted from negotiations between Mr. Godshall and Mr. Knopf and is consistent with our objectives to offer compensation that attracts highly qualified leaders.

Douglas Godshall

In considering Mr. Godshall’s 2011 performance and the amount he earned under our 2011 annual bonus program (which was based only on achievement of corporate performance goals), the compensation committee approved for Mr. Godshall a special bonus in the amount of $21,500 in recognition of his 2011 achievements and efforts in preparing the company for the U.S. commercialization of the HeartWare System and the development of our next generation product, the MVAD. The compensation committee believes this special bonus was appropriate to recognize the critical nature of Mr. Godshall’s role and the continued efforts required of him over the near-term. The compensation committee further determined that for 2012 Mr. Godshall’s bonus would be weighted so that 80% would be linked to achievement of corporate performance goals and 20% would be linked to achievement of individual performance goals. The committee believes this is appropriate and in line with its objective to reward executives for achievement of both corporate and individual performance.

In January 2012, the compensation committee considered its philosophy and the individual performance of its named executive officers, and adjusted the target bonus as a percentage of base salary upwards for Mr. Godshall and Mr. LaRose to bring total cash compensation (base salary plus target annual bonus) more in line with target market positioning (the 75th percentile of market for Mr. Godshall and Mr. LaRose and the median of market for Mr. Knopf and Mr. Yocher). The effect of these increases also increases the amount of overall pay opportunity for 2012 which is linked to corporate and individual performance. The information provided below reflects 2012 target bonus opportunity for each of the named executive officers:

			2011 Weighting		2012 Weighting
	2010 Target Annual Bonus (% of Base Salary)	2011 Target Annual Bonus (% of Base Salary)	Corporate Goals	Individual Goals	Corporate Goals	Individual Goals
Douglas Godshall	65%	75%	100%	0%	80%	20%
Lawrence Knopf	40%	40%	75%	25%	75%	25%
Jeffrey LaRose	45%	50%	50%	50%	50%	50%
Robert Yocher	40%	40%	50%	50%	50%	50%

Long-term Equity Incentive Compensation

Consistent with our compensation objectives and philosophy discussed above, executives are granted long-term equity incentive awards to create incentives for employee retention and to align the executive’s goals with those of our stockholders. Long-term incentives also support our compensation philosophy and are consistent with our overall objectives to attract, retain and motivate our executives. Equity awards may be granted in the form of stock options or Restricted Stock Units (“RSUs”), or a combination thereof. The compensation committee considers granting long-term incentive awards to executive officers upon commencement of employment and as part of our annual employee personnel review process which generally occurs in December of each year. In 2011, all long-term equity incentive awards in connection with our annual program were granted in the form of RSUs under our 2008 Stock Incentive Plan. The RSUs vest in four equal annual installments beginning with the first anniversary of the compensation committee’s approval on December 21, 2011.

Vesting of Performance-Based RSUs in 2011

In August 2008, the compensation committee approved for each of Messrs. Godshall, McIntyre and LaRose a performance-based restricted stock unit award under the HeartWare International Restricted Stock Unit Plan. Mr. Godshall’s award was approved by our stockholders at our 2009 annual meeting. Under the terms of these awards, RSUs vest in three installments provided the executive officer is employed with us on the vesting date (except that the RSUs will vest upon the executive’s death, disability, position elimination or upon a change in control of the company). The first installment of the August 2008 award representing 50% of the RSUs granted vested in February 2010 upon completion of enrollment of our Bridge-to-Transplant clinical trial in the United States. In February 2011, the second installment representing 25% of the award vested upon the one year anniversary of the completion of enrollment of our Bridge-to-Transplant clinical trial in the United States. The final installment representing 25% of the award will vest upon receipt of FDA approval to use the HVAD Pump as a Bridge-to-Transplant therapy in the United States. If the final performance objective is not satisfied by August 13, 2013, the unvested RSUs will be forfeited. Additionally, Mr. McIntyre’s unvested RSUs will be forfeited if the final performance objective is not satisfied by December 31, 2012.

2011 Long-Term Equity Incentive Awards (New Hires)

In May 2011, Mr. Knopf was granted 21,000 RSUs which vest in equal annual installments over four years beginning with the first anniversary of commencement of his employment. In June 2011, Mr. Yocher was awarded 5,000 stock options and 10,000 RSUs with each award vesting in equal annual installments over four years beginning with the first anniversary of the date of grant. The stock options were granted with an exercise price equal to the closing price of our stock on the date of grant and have a ten-year term. The compensation committee, upon the recommendation of the chief executive officer, approved these awards, determining in each case that they were reasonable and appropriate inducements of employment for Mr. Knopf and Mr. Yocher in light of their experience and anticipated contributions to the long-term success of the company.

2011 Long-Term Equity Incentive Awards (Annual Program)

In December 2011, the compensation committee approved RSU awards to all of the named executive officers (other than Mr. McIntyre and subject to stockholder approval in the case of Douglas Godshall), under our annual long-term equity incentive program. The compensation committee elected to use RSUs again for 2011 in order to maximize retention value for our employees, including our named executive officers, given the decrease in our stock price over the last year, to minimize dilution and to conserve the remaining shares available for grant under our 2008 Stock Incentive Plan. The RSU awards will vest in equal annual installments over four years beginning on December 21, 2012. The amount of each award was determined based upon individual performance and the committee’s overall compensation philosophy of achieving target market positioning for total direct compensation at the 75th percentile of market. The committee approved the following RSU awards on December 21, 2011: Mr. Godshall (36,000 RSUs subject to stockholder approval at this 2012 annual meeting); Mr. LaRose (17,500 RSUs); Mr. Knopf (6,000 RSUs); and Mr. Yocher (4,000 RSUs). As a whole, the awards granted were broadly in line with the 75th percentile of the market for total direct compensation (excluding the effect of new hire equity awards for Mr. Knopf and Mr. Yocher) and each annual award represented between 1x and 4x the named executive officer’s base salary. Mr. McIntyre was not granted an equity award in 2011 in anticipation of his transition from his role as our Chief Financial Officer and Chief Operating Officer effective December 30, 2011.

As discussed above, in December 2011, the board of directors recommended the grant of 36,000 restricted stock units to Mr. Godshall. This grant is subject to stockholder approval.

Transition of Chief Financial Officer and Chief Operating Officer

On December 26, 2011, we entered into a letter agreement with Mr. McIntyre which supplemented and amended Mr. McIntyre’s employment agreement then in effect. The supplement provides that effective December 30, 2011 and continuing through December 31, 2012, Mr. McIntyre’s role and responsibilities within the HeartWare Group would transition from Executive Vice President, Chief Financial Officer and Chief Operating Officer employed on a full-time basis by HeartWare, Inc. to Special Assistant to the Chief Executive Officer employed on a part-time basis by HeartWare Pty Limited. In this capacity, Mr. McIntyre will receive an annual base salary of AU$ 50,000. Additionally, we agreed to pay Mr. McIntyre the amount of his 2011 bonus and accrued HeartWare, Inc. vacation time before the effective date of his transition from his role as our Chief Financial Officer and Chief Operating Officer. The annual cash bonus was approved by our compensation committee in December 2011 based upon their determination of partial achievement of individual and corporate goals and subject to the execution of the supplemental employment agreement. Under the terms of the agreement, other than the reimbursement for relocation costs described below, Mr. McIntyre is not entitled to any other payments by the company in connection with his resignation.

Under his employment agreement, upon his termination as our Chief Financial Officer and Chief Operating Officer, for any reason, he is entitled to the following payments and reimbursement of costs associated with his relocation to Australia:

(a)	one home-finding trip;

(b)	actual costs of relocation;

(c)	up to 60 days of temporary accommodation and living;

(d)	certain costs related to the purchase of a new home; and

(e)	a cash payment equal to one month’s base salary to cover miscellaneous out-of-pocket expenses.

In December 2011, we paid Mr. McIntyre $33,333 representing out of pocket relocation expenses equal to one month of his 2011 base salary, $191,400 representing his 2011 cash incentive bonus, and $21,184 representing accrued and unused HeartWare, Inc. vacation. Amounts paid in 2011 to Mr. McIntyre in connection with his transition are reflected in the compensation tables and footnotes beginning on page 183 of this proxy statement/prospectus and under “Executive Compensation—Compensation Discussion and Analysis—Additional Information Explaining Summary Compensation—Potential Payments Upon Termination or Change in Control” beginning on page 191 of this proxy statement/prospectus. In 2012, under our agreement with Mr. McIntyre, we paid USD $77,274 for stamp taxes due with respect to the purchase of Mr. McIntyre’s new home in Australia and USD $6,238 for actual relocation costs. We currently believe we have paid or reimbursed Mr. McIntyre for substantially all of the costs described in (a) through (d) above.

HeartWare International Incentive Plans

2008 Stock Incentive Plan. We have adopted the HeartWare International, Inc. 2008 Stock Incentive Plan for the purpose of attracting new executives, retaining existing executives and creating long-term incentives to align executive and stockholder interests. The 2008 Stock Incentive Plan allows for the grant of a variety of equity awards including stock options and RSUs. The plan does not permit payment of dividends on stock options, stock appreciation rights or unvested performance-based awards granted under the plan. Additional information about the 2008 Plan can be found below. We are requesting stockholder approval of a new 2012 Incentive Award Plan. If the 2012 Plan is approved, no future awards will be granted under the 2008 Plan or any other existing plans, including the HeartWare International, Inc. Restricted Stock Unit Plan and HeartWare International, Inc. Employee Stock Option Plan.

Other Compensation

Retirement and Other Employee Benefits

In the United States, we maintain health, dental and life insurance plans for the benefit of eligible executives. Each of these benefit plans require the executive to pay a portion of the premium, with the company paying the remainder of the premiums. Life, accidental death, dismemberment and disability, and short and long-term disability insurance coverage is also offered to all eligible executives, and we pay these premiums in full. These benefits are offered on the same basis to all employees.

In the U.S., our executives are eligible to participate in a 401(k) retirement plan after 90 days of employment. Commencing in 2010, we established a matching program for all of our employees, including the named executive officers. In Australia, we are legally obligated to contribute “superannuation” at a rate of 9% of annual gross salary for each of our Australian employees. Superannuation is a retirement or pension contribution that is made to a pension fund selected by the employee. The amount is not available to the employee until retirement. Mr. McIntyre will be entitled to superannuation contributions through December 2012 while he is employed by our Australian subsidiary, HeartWare Pty. Limited, as Special Assistant to the Chief Executive Officer.

Perquisites

As a general matter, we do not provide special benefits and perquisites to our named executive officers.

Relocation

We do not maintain a formal relocation policy, but have provided relocation assistance to certain of our employees and executives in limited circumstances. Some executives may, generally on commencement of employment with us, be required to relocate residences in order to fulfill their job responsibilities. In this case, we have agreed to reimburse costs or negotiated a relocation allowance with the relevant executive on a case-by-case basis. Relocation allowances may include our making a contribution toward the cost of relocation, establishment of housing and utilities, travel and in some cases rental assistance. We believe this practice is important in order for us to attract superior executive talent. We did not enter into new relocation arrangements with our executives in 2011. However, certain payments were made to Mr. McIntyre in 2011 and 2012 in connection with his relocation back to Australia. Additional information about relocation assistance we will provide Mr. McIntyre in future periods is contained in “Executive Compensation—Compensation Discussion and Analysis—Detailed Information About Compensation Elements—Transition of Chief Financial Officer and Chief Operating Officer” beginning on page 179 of this proxy statement/prospectus and the compensation tables and narrative beginning on page 183 of this proxy statement/prospectus.

Employment Agreements and Severance Arrangements

All of our named executive officers have employment agreements with us. These contracts do not have a fixed term or provide for guaranteed increases in base salary or bonuses, and the executives serve on an “at will” basis. The employment agreements contain provisions that entitle our executives to certain payments or benefits if their employment is terminated under certain circumstances, including after a “change in control” of the company occurs.

We believe that employment agreements provide us with a mechanism to attract and retain our executive officers. The employment agreements provide us with competitive protections through provisions assigning intellectual property to us and restricting our executives from disclosing our confidential information, competing with us or soliciting our employees, clients, customers, vendors or suppliers. In turn, the agreements provide our executives with protection so they are not distracted by their personal, professional or financial situations at a time when we need them to remain focused on their responsibilities. The agreements provide for “double-trigger” severance payments in the event of a change in control and the executive officer is either terminated from his or her position or moved into a position that represents a substantial change in responsibilities within 18 months after the transaction (these payments do not become due unless both events occur). We will not provide tax gross up payments to an executive if a payment upon a change in control would create an excise tax liability to the executive.

The material terms of each named executive officer’s employment agreement, and the payments or benefits which the named executive officers would receive under different termination circumstances, are set forth in “Executive Compensation—Compensation Discussion and Analysis—Additional Information Explaining Summary Compensation—Employment Agreements” beginning on page 187 of this proxy statement/prospectus and “Executive Compensation—Compensation Discussion and Analysis—Additional Information Explaining Summary Compensation—Potential Payments Upon Termination or Change in Control” beginning on page 191 of this proxy statement/prospectus, respectively.

Tax Considerations

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we can deduct in any one year for compensation paid to the chief executive officer and the three most highly-compensated named executive officers at the end of the year (other than the chief financial officer). However, the $1 million deduction limit does not apply to compensation that is performance-based and provided under a plan that has been approved by our stockholders. While the compensation committee considers the deductibility of awards as one factor in determining executive compensation, the compensation committee also looks at other factors in making its decisions as noted above and retains the flexibility to grant awards it determines to be consistent with our executive compensation program objectives and philosophy, even if the award is not deductible by the company for tax purposes.

Transactions In Our Securities

Our Insider Trading Policy prohibits our employees, including our executive officers and directors, from engaging in transactions designed to off-set decreases in the market value of our stock, including certain forms of hedging and monetization transactions, such as “zero-cost collars” and “prepaid variable forward contracts.” Our policy also prohibits employees, including our executive officers and directors, from pledging our securities as collateral for a loan except in very limited circumstances which require pre-approval by the company.

Clawback Policies

We currently do not have a formal policy for the recoupment of incentive compensation other than what is currently required by the Sarbanes-Oxley Act of 2002. It is the compensation committee’s intention to develop and implement a recoupment policy after the SEC has issued final regulations (as required under the Dodd-Frank Act) regarding the scope and form of the required clawback policy.

Under our employment agreements with our executive officers, we are entitled to recover any severance payments made to an executive for breach of the non-competition, non-solicitation, non-disparagement and confidentiality restrictive covenants contained in the agreement for established periods of time up to two years following an executive’s termination.

Equity Grant Practices

Our compensation committee typically makes grants of equity awards to our executive officers and directors on an annual basis or in connection with the commencement of an executive’s employment or a director’s initial appointment to the board. Annual equity grants made to our executive officers are usually approved by the compensation committee at regularly scheduled meetings held during the last quarter of each fiscal year, and to our directors at regularly scheduled meetings during the first quarter of the year. Equity grants to new executive officers are approved at the next regular meeting following the executive’s first day of employment, and coincident with the director’s appointment to the board. In accordance with ASX Listing Rule 10.14, all equity grants to our directors including our chief executive officer are subject to stockholder approval and are recommended at the next annual meeting following the compensation committee’s approval of the award. The exercise price of each stock option grant to our executive officers is equal to the closing price of our common stock on the date of the grant.

Share Ownership

We currently do not require our executive officers and directors to own a particular amount of our common stock. Our compensation committee is satisfied that stock options and restricted stock unit holdings among our directors and officers are sufficient at this time to provide motivation and to align this groups’ interest with those of our stockholders.

Summary Compensation Table

The following summary compensation table sets forth compensation information for our last three fiscal years with regard to (i) our Chief Executive Officer, (ii) our Chief Financial Officer and (iii) our other three most highly compensated executive officers during the fiscal year ended December 31, 2011, who we refer to collectively as the “named executive officers.” The components of the total compensation are described below and in more detail in the tables that follow. Please also refer to the section “Executive Compensation—Compensation Discussion and Analysis” beginning on page 164 of this proxy statement/prospectus to help you understand the compensation practices and programs resulting in the compensation elements reflected in these tables.

For the Years Ended December 31, 2011, 2010 and 2009

Name and Principal Position	Year	Salary ($)	Bonus ($) (2)	Stock Awards ($) (3)		Option Awards ($) (3)	Non-Equity Incentive Plan Comp. ($) (5)	All Other Comp. ($) (6)	Total ($)
Douglas Godshall	2011	497,115	21,500	1,773,775	(4)	—	253,500	9,800	2,555,690
President & Chief Executive Officer	2010	437,500	215,000	6,848,400	(4)	—	—	8,846	7,509,746
	2009	373,077	600,000	742,270	(4)	—	—	—	1,715,347

David McIntyre (1)	2011	406,076	—	—		—	191,400	72,850	670,326
Former Chief Financial Officer & Chief Operating Officer	2010	371,769	171,840	1,118,125		—	—	6,495	1,668,229
	2009	248,077	400,000	2,030,000		—	—	111,158	2,789,235

Lawrence Knopf (7)	2011	232,500	10,000	2,069,190		—	—	5,246	2,419,236
Senior Vice President, General Counsel

Jeffrey LaRose	2011	313,654	—	1,195,775		—	121,196	9,800	1,640,425
Chief Scientific Officer	2010	290,769	96,768	1,001,840		—	—	8,089	1,397,466
	2009	253,846	200,000	1,260,000		—	—	—	1,713,846

Robert Yocher (7)	2011	140,192	—	1,022,120		209,438	51,088	—	1,422,838
Senior Vice President, Regulatory and Quality Assurance

(1)	In October 2011, we announced that Mr. McIntyre advised us of his intention to relocate with his family back to Australia and ultimately leave the company. Effective December 30, 2011, he transitioned from his role as HeartWare, Inc.’s Executive Vice President, Chief Financial Officer & Chief Operating Officer and became a Special Assistant to the Chief Executive Officer employed on a part-time basis by our Australian subsidiary, HeartWare Pty Limited. In this capacity, Mr. McIntyre will assist with our Australian operations and investor relations as needed through December 30, 2012 and will be paid an annual salary of AU$ 50,000. In February 2012, our board of directors appointed Lauren Farrell, our Vice President, Finance and principal accounting officer, to act as our principal financial officer until a successor chief financial officer has been appointed.
(2)

The Bonus column includes discretionary cash payments (including annual cash bonus payments for 2009 and 2010) other than those awarded under our Bonus Plan for Executive Officers which became effective beginning with the 2011 performance year. The amount reflected for Mr. Godshall in 2011 represents a special bonus paid to Mr. Godshall in January 2012 to recognize his efforts during 2011 in preparing the company for commercialization of our HVAD product in the United States. The amount reflected for Mr. Knopf in 2011 reflects a sign on bonus in connection with becoming our Senior Vice President and General Counsel in March 2011. A discussion and analysis of these discretionary payments is included in the “Executive Compensation—Compensation Discussion and Analysis” section beginning on page 164 of this proxy statement/prospectus.
(3)	Amounts shown in these columns do not reflect compensation actually received by our named executive officers. Rather, these amounts represent the aggregate grant date fair value of the stock and option awards computed in accordance with FASB ASC Topic 718, except no assumptions for forfeitures were included. For restricted stock units, the aggregate fair value is determined using the market value of our common stock on the NASDAQ Stock Market on the grant date, multiplied by the aggregate number of restricted stock units granted. For stock option awards, the aggregate fair value is estimated on the date of grant using the Black-Scholes option-pricing model. A discussion of the assumptions used in calculating the grant date fair value is set forth in Note 10 to our audited consolidated financial statements for the fiscal year ended December 31, 2011, which are included in this proxy statement/prospectus beginning on page FS-1.
(4)	Amounts reflected for Mr. Godshall in the Stock Awards column for each year reflect restricted stock unit awards approved by our compensation committee in December of the prior year which, in each case, were subject to stockholder approval at our annual meeting held during the following year. For example, the value of the stock award for 2011 represents an award approved by the compensation committee on December 20, 2010 subject to obtaining stockholder approval in May 2011. Consequently, the amount reflected in this column for 2011 does not include the value of the 36,000 restricted stock units approved by our compensation committee on December 21, 2011 which are subject to stockholder approval at our 2012 annual meeting.
(5)	Amounts included in this column represent payments made under our Bonus Plan for Executive Officers for 2011 performance to Mr. McIntyre in December 2011 and to each other named executive officer in January 2012. See the “Executive Compensation—Compensation Discussion and Analysis” section beginning on page 164 of this proxy statement/prospectus for a discussion of how these amounts were determined under the plan.
(6)	Amounts reflected in this column represent matching contributions made to each participating named executive officer under our 401(k) retirement plan which is available to eligible employees after 90 days of employment. Amounts for Mr. McIntyre also include (i) $33,333 (relocation benefit equal to one month of his 2011 base salary), (ii) $21,184 (unused vacation accrued by HeartWare, Inc. through December 30, 2011), and (iii) $9,774 (unused vacation accrued by HeartWare Pty. Limited for prior periods in which Mr. McIntyre was employed by that entity). The amounts reflected in (i) and (ii) were paid to Mr. McIntyre in December 2011 and the amount listed in (iii) will be paid to Mr. McIntyre following his termination in December 2012. Additional information regarding future payments associated with Mr. McIntyre’s transition is discussed in the narrative to these tables below and in the section “Executive Compensation—Compensation Discussion and Analysis” beginning on page 164 of this proxy statement/prospectus.
(7)	Mr. Knopf and Mr. Yocher were hired during 2011. Accordingly, 2011 base salary amounts reflect the prorated portion of their annual base salary for 2011, which was $310,000 for Mr. Knopf and $270,000 for Mr. Yocher.

Grants of Plan Based Awards

The table below describes the grants of plan-based awards made to our named executive officers in 2011.

2011 Grants of Plan Based Awards

				Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($) (4)
Name	Award Type	Grant Date	Target ($) (1)	All Other Stock Awards: Number of Shares of Stock or Units (#) (2)	All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)
Douglas Godshall	RSU	5/12/2011		22,450			1,773,775
	Annual Cash		325,000
	Bonus

David McIntyre	Annual Cash		220,000
	Bonus

Lawrence Knopf	RSU	5/12/2011		21,000			1,659,210
	RSU	12/21/2011		6,000			409,980
	Annual Cash		124,000
	Bonus

Jeffrey La Rose	RSU	12/21/2011		17,500			1,195,775
	Annual Cash		141,750
	Bonus

Robert Yocher	Stock Option	6/23/2011			5,000	74.88	209,438
	RSU	6/23/2011		10,000			748,800
	RSU	12/21/2011		4,000			273,320
	Annual Cash
	Bonus		54,000

(1)	These awards were granted under our Bonus Plan for Executive Officers and are based on 2011 pre-established corporate performance goals for Mr. Godshall and corporate and individual performance goals for each other named executive officer. Potential payouts under this plan for 2011 did not include threshold or maximum targets. For a discussion of this plan and the achievement of the performance criteria by our named executive officers for 2011, see the narrative to this table below and the section “Executive Compensation—Compensation Discussion and Analysis” beginning on page 164 of this proxy statement/prospectus. Actual amounts paid for 2011 are listed in the Summary Compensation Table on page 183 of this proxy statement/prospectus.
(2)	All restricted stock unit awards were granted under our 2008 Stock Incentive Plan and vest in four equal annual installments beginning on the first anniversary of the date of grant, except that Mr. Godshall’s award will begin to vest on December 20, 2011 (the first anniversary of the compensation committee’s approval) and Mr. Knopf’s May 2011 award will begin to vest on March 28, 2012 (the first anniversary of his commencement date).
(3)	Stock option awards were granted under our 2008 Stock Incentive Plan and vest in four equal annual installments beginning with the first anniversary of the date of grant. The stock options have a ten year term and an exercise price equal to the closing price of our stock on the date of grant.
(4)	The dollar value of restricted stock units and stock options disclosed in this column are equal to the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, except no assumptions for forfeitures were included. A description of the assumptions used in calculating the grant date fair value is set forth in Note 10 to our audited consolidated financial statements for the fiscal year ended December 31, 2011, which are included in this proxy statement/prospectus beginning on page FS-1.

Additional Information Explaining Summary Compensation

The information contained in this section discusses the plans and arrangements under which our named executive officers received the compensation reported in the Summary Compensation Table and Grants of Plan-Based Awards Table above. Additional information regarding the process for determining executive compensation, compensation decisions made for our named executive officers for 2011 and the relationships among different elements of compensation of these plans and arrangements to our named executive officers in 2011 is contained in the section “Executive Compensation—Compensation Discussion and Analysis” beginning on page 164 of this proxy statement/prospectus.

Annual Incentive Bonuses

In February 2011, our board of directors adopted a formal bonus plan for our senior management team, including the named executive officers. This plan is designed to reward our executives for the achievement of pre-established corporate and individual performance goals. All awards under the 2011 Bonus Plan for Executive Officers are paid in cash.

The target award opportunity under the plan for each executive officer is established by the compensation committee and expressed as a percentage of base salary. At the beginning of 2011, the compensation committee approved a formula for target payouts under this plan which included setting corporate and individual performance goals for the year and assigning each goal a relative weight. Target opportunities for executive officers are also weighted between the achievement of corporate and individual performance objectives (except that in 2011 Mr. Godshall’s target opportunity represented 100% of corporate performance objectives). At the end of the performance period, the compensation committee evaluates and approves the extent to which the corporate and individual goals have been satisfied and approves the amount of each executive officer’s actual award. Payments were made to our executive officers under this plan for 2011 in January 2012, except for Mr. McIntyre who was paid in December 2011. Awards under the Bonus Plan for Executive Officers are reflected in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table on page 183 of this proxy statement/prospectus.

Employees eligible to participate in the plan hired on or before March 31 of a given year are entitled to full participation in the plan. Eligible employees who are hired on April 1 through September 30 of a given year are entitled to participate in the plan on a prorated basis. Accordingly, in 2011 Mr. Knopf participated fully in the plan as his hire date was March 28, 2011 and Mr. Yocher participated in the plan on a prorated basis as his hire date was June 20, 2011. The fiscal 2011 target bonus opportunity for each of our named executive officers is shown in the Grant of Plan-Based Awards table and discussed in the section “Executive Compensation—Compensation Discussion and Analysis” beginning on page 164 of this proxy statement/prospectus.

Prior to the adoption of the 2011 Bonus Plan for Executive Officers, our named executive officers received annual discretionary bonuses in 2009 and 2010. These amounts are reflected in the Bonus column in the Summary Compensation Table above.

Long-Term Incentive Plan

In 2011, we granted equity awards to our named executive officers under our 2008 Stock Incentive Plan. This plan is administered by our independent compensation committee and provides the ability for us to grant various forms of equity awards, including stock options and restricted stock units to our employees, directors and consultants. Beginning in December 2010, the compensation committee extended the vesting period for new time-based awards made under the plan from vesting ratably over three years to ratably over four years. The vesting of awards is conditioned on the named executive officer being employed with us on the vesting date, except that unvested stock options and restricted stock units may accelerate if the executive is terminated due to death, permanent disability, position elimination, or in the event of a change in control of the company.

Restricted Stock Units

In 2011, we granted a majority of the aggregate and all of the annual equity incentives in the form of time-based restricted stock unit awards. We granted restricted stock units to each of our non-employee directors under our non-employee director compensation program and to each of Mr. Knopf and Mr. Yocher in 2011 in connection with joining our company. In prior years, the compensation committee has also granted restricted stock units that vest upon the achievement of certain pre-established corporate milestones. Unvested restricted stock units are not transferable other than by will or the laws of descent or distribution and are not entitled to receive dividends to the extent dividends are declared and paid.

Stock Options

In 2011, we granted stock options to certain employees (including Mr. Yocher in connection with joining our company) and to each of our non-employee directors under our non-employee director compensation program. The exercise price for all stock options granted was equal to the closing price of our common stock on the date of grant. Our stock option grants have a term of ten years and are not transferable other than by will or the laws of descent or distribution.

Employment Agreements

We have entered into employment agreements with each of our named executive officers. The agreements do not have a fixed term or provide for guaranteed increases in base salary or bonuses, and the executives serve on an “at will” basis. The agreements were initially established when the executive joined our company and each contain substantially similar terms and conditions. The agreements generally set forth the executive’s title and responsibilities, established base salary (subject to review by the board and may be adjusted at the discretion of the board), eligibility to receive an annual cash incentive bonus (at the discretion of the board), full participation in our employee benefits programs, and indemnification. Some, but not all, of the initial employment agreements contain one-time entitlements such as sign-on bonuses, initial equity grants, or reimbursement for relocation. The agreements also include certain restrictive covenants, including non-competition, non-solicitation, and non-disparagement clauses that survive for up to two years after termination of employment. In connection with these employment agreements, each named executive officer also has entered into a Proprietary Information, Confidentiality and Inventions Assignment Agreement whereby the executive officer, among other things, agrees to protect and not disclose our confidential information and assign all rights, including all intellectual property rights, to us without further compensation.

Our named executive officers are also entitled to severance pay upon certain termination events including termination that follows a change in control of the company. The amount of severance pay for each executive varies depending on the individual executive and the nature of the termination. All severance payments are conditioned upon the executive signing a general release of all claims against the company which contains representations that the executive will adhere to the restrictive covenants that survive post-termination. Under the employment agreements, we may recover the severance amounts paid to an executive for breach of any of the restrictive covenants, including the confidential and proprietary information assignment agreement. Potential payments under these agreements are described in detail under “Executive Compensation—Compensation Discussion and Analysis—Additional Information Explaining Summary Compensation—Potential Payments Upon Termination or Change in Control” beginning on page 191 of this proxy statement/prospectus.

The employment agreements have been amended by the board periodically to make adjustments to base salary, update an executive’s title or responsibility or to clarify other provisions contained in the agreements. On an individual basis, the employment agreements were last updated in December 2009 (to reflect updated base salary amounts), and on a broad basis in December 2010. The purpose of the December 2010 amendment was to clarify (i) the process for making severance payments under the agreement so that the payments would comply with the provisions of Section 409A of the Internal Revenue Code, and (ii) that indemnification entitlements for our officers are to be consistent with the provisions contained in our certificate of incorporation and bylaws, as currently in effect. The December 2010 amendment for Mr. McIntyre also set certain limits on the timing for which he may seek reimbursement for costs associated with relocation back to Australia following his termination. In 2011, we entered into new employment agreements with Mr. Knopf and Mr. Yocher upon commencement of their employment with us. Each of these agreements is substantially similar to the employment agreements we have with our other executive officers except for particular descriptions of roles, compensation and initial entitlements.

Additional information regarding the material terms of our employment agreements particular to each of our named executive officers is described below.

Doug Godshall, President, Chief Executive Officer and Executive Director

Mr. Godshall’s employment agreement as amended and currently in effect sets his annual base salary at $425,000, subject to review by the board annually and may be adjusted at the discretion of the board. The compensation committee increased Mr. Godshall’s salary to $500,000 for 2011 and $525,000 for 2012. He is also entitled to receive severance payments under certain circumstances as described in detail in “Executive Compensation—Compensation Discussion and Analysis—Additional Information Explaining Summary Compensation—Potential Payments Upon Termination or Change in Control” beginning on page 191 of this proxy statement/prospectus.

David McIntyre, Former Chief Financial Officer, Chief Operating Officer and Executive Vice President

Mr. McIntyre’s employment agreement as amended and in effect through December 26, 2011, set his annual base salary at $358,000, subject to review by the board annually and may be adjusted at the discretion of the board. In 2010, the compensation committee increased Mr. McIntyre’s salary to $400,000 for 2011. The employment agreement also entitled Mr. McIntyre to reimbursement for travel by him and his family to Australia once per year and in the event of a death in their immediate family.

Additionally, upon Mr. McIntyre’s termination of employment, for any reason, he is entitled to reimbursement for the following costs associated with his relocation to Australia:

(a)	one home-finding trip;

(b)	actual costs of relocation;

(c)	up to 60 days of temporary accommodation and living;

(d)	certain costs related to the purchase of a new home; and

(e)	a cash payment equal to one month’s base salary to cover miscellaneous out-of-pocket relocation expenses.

On December 26, 2011, we entered into a letter agreement with Mr. McIntyre which supplemented and amended Mr. McIntyre’s then in effect employment agreement. The supplement provides that effective December 30, 2011 and continuing through December 31, 2012, Mr. McIntyre’s role and responsibilities within the HeartWare Group would transition from Executive Vice President, Chief Financial Officer and Chief Operating Officer employed on a full-time basis by HeartWare, Inc. to Special Assistant to the Chief Executive Officer employed on a part-time basis by HeartWare Pty Limited. In this capacity, Mr. McIntyre will receive an annual base salary of AU$50,000. Additionally, we agreed to pay Mr. McIntyre the amount of his 2011 bonus and accrued HeartWare, Inc. vacation time before the effective date of his transition from his role as our Chief Financial Officer and Chief Operating Officer. The cash incentive payment was approved by our compensation committee in December 2011 based upon partial achievement of individual and corporate goals and subject to the execution of the supplemental employment agreement. In December 2011, we paid Mr. McIntyre $33,333 representing out of pocket relocation expenses equal to one month of his 2011 base salary, $191,400 representing his 2011 cash incentive bonus, and $21,184 representing accrued and unused HeartWare, Inc. vacation. Under the terms of the agreement, other than the payment of $9,774 for accrued and unused HeartWare Pty. Limited vacation time and reimbursement for relocation costs described above, Mr. McIntyre is not entitled to any other payments by the company in connection with his transition in December 2011 or his separation in December 2012. In 2012, we paid USD$77,274 for stamp taxes due with respect to the purchase of Mr. McIntyre’s new home in Australia and $6,238 for actual relocation costs. We currently believe that we have paid or reimbursed Mr. McIntyre for substantially all of the costs described in (a) through (d) above.

Jeffrey LaRose, Chief Scientific Officer and Executive Vice President

Mr. LaRose’s employment agreement as amended and currently in effect sets his annual base salary at $280,000, subject to review by the board annually and may be adjusted at the discretion of the board. The compensation committee increased Mr. LaRose’s salary to $315,000 for 2011 and $324,000 for 2012. Mr. LaRose is entitled to receive severance payments under certain circumstances as described in detail in “Executive Compensation—Compensation Discussion and Analysis—Additional Information Explaining Summary Compensation—Potential Payments Upon Termination or Change in Control” beginning on page 191 of this proxy statement/prospectus.

Lawrence Knopf, Senior Vice President, General Counsel and Secretary

We entered into an employment agreement with Mr. Knopf on March 23, 2011 in connection with becoming our Senior Vice President, General Counsel and Secretary. In addition to the customary provisions contained in our employment agreements with executive officers, Mr. Knopf’s agreement sets his annual base salary at $310,000, subject to review by the board and may be adjusted at the discretion of the board, and his annual incentive bonus target at 40% of his base salary with full participation for 2011 under our Bonus Plan for Executive Officers. Additionally, we paid Mr. Knopf a $10,000 sign on bonus in 2011 and he was granted an initial award of 21,000 restricted stock units on May 12, 2011. The restricted stock units vest in four equal annual installments beginning on March 28, 2012, the first anniversary of commencement of Mr. Knopf’s employment. In December 2011, the compensation committee increased Mr. Knopf’s salary to $319,000 for 2012. Mr. Knopf is entitled to receive severance payments under certain circumstances as described in detail in “Executive Compensation—Compensation Discussion and Analysis—Additional Information Explaining Summary Compensation—Potential Payments Upon Termination or Change in Control” beginning on page 191 of this proxy statement/prospectus.

Robert Yocher, Senior Vice President, Regulatory and Quality Assurance

We entered into an employment agreement with Mr. Yocher on June 6, 2011 in connection with becoming our Senior Vice President, Regulatory and Quality Assurance. In addition to the customary provisions contained in our employment agreements with executive officers, Mr. Yocher’s agreement sets his annual base salary at $270,000, subject to review by the board annually and may be adjusted at the discretion of the board, and his annual incentive bonus target at 40% of his base salary. Additionally, Mr. Yocher was granted initial equity awards comprised of 5,000 stock options and 10,000 restricted stock units on June 23, 2011. The stock options have a ten year term and an exercise price equal to the closing price of our stock on the date of grant. The stock options and restricted stock units vest in four equal annual installments beginning with the first anniversary of the date of grant. In December 2011, the compensation committee increased Mr. Yocher’s salary to $275,000 for 2012. Mr. Yocher is entitled to receive severance payments under certain circumstances as described in detail in “Executive Compensation—Compensation Discussion and Analysis—Additional Information Explaining Summary Compensation—Potential Payments Upon Termination or Change in Control” beginning on page 191 of this proxy statement/prospectus.

Additional Compensation

We have provided additional information regarding the compensation we pay to our named executive officers in our “Executive Compensation—Compensation Discussion and Analysis” beginning on page 164 of this proxy statement/prospectus.

Outstanding Equity Awards At Fiscal Year End

The following table summarizes all outstanding equity awards for the named executive officers as of December 31, 2011:

2011 Outstanding Equity Awards at Fiscal Year-End

	OPTION AWARDS						STOCK AWARDS
Name	Exercisable (#)	Unexercisable (#)		Option Exercise Price		Option Expiration Date	Number of Restricted Stock Units That Have Not Yet Vested (#)		Market Value of Restricted Stock Units That Have Not Yet Vested (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
Douglas Godshall	149,464	—		$39.17	(2)	09/16/16
										15,714	(3)	$1,084,266
										8,572	(3)	$591,468
							40,000	(5)	$2,760,000
							16,837	(6)	$1,161,753

David McIntyre (12)										5,714	(3)	$394,266
										2,857	(4)	$197,133
							24,166	(5)	$1,667,454
							9,375	(6)	$646,875

Lawrence Knopf							21,000	(7)	$1,449,000
							6,000	(8)	$414,000

Jeffrey LaRose	20,434			$17.80	(9)	04/27/15
	5,714			$39.17	(2)	10/28/16
										4,287	(3)	$295,803
										2,322	(4)	$160,218
							15,000	(5)	$1,035,000
							8,400	(6)	$579,600
							17,500	(8)	$1,207,500

Robert Yocher		5,000	(10)	$74.88		06/23/21
							10,000	(11)	$690,000
							4,000	(8)	$276,000

(1)	Market value was determined by multiplying the number of shares of stock by $69.00, the closing price of our common stock on December 30, 2011, the last trading day of the year.
(2)	These stock options were granted in 2006 with an exercise price equal to AU$38.50. The exercise price has been converted to US dollars using the exchange rate at December 31, 2011 or AU$1.00 = US $1.0173975.
(3)	Unvested restricted stock units will vest upon the achievement of performance criteria related to goals and objectives established on November 16, 2007 and are subject to forfeiture on November 16, 2012 if the performance criteria have not been satisfied. The amount shown reflects the maximum number of restricted stock units that may be earned under this grant.
(4)	Unvested restricted stock units will vest upon the achievement of performance criteria related to goals and objectives established on August 13, 2008 and are subject to forfeiture on August 13, 2013 if the performance criteria have not been satisfied. The amount shown reflects the maximum number of restricted stock units that may be earned under this grant. In February 2011, the second of three tranches vested upon satisfaction of the performance criteria and shares were issued to the named executive officer.
(5)	Unvested restricted stock units will vest on September 16, 2012.
(6)	Unvested restricted stock units will vest on December 20, 2012, 2013 and 2014.
(7)	Restricted stock units were granted to Mr. Knopf in connection with becoming our Senior Vice President and General Counsel in March 2011 and will vest in four equal annual installments beginning on March 28, 2012, the first anniversary his date of hire.
(8)	Unvested restricted stock units will vest in four equal annual installments beginning on December 21, 2012.
(9)	These stock options were granted in 2005 with an exercise price equal to AU$17.50. The exercise price has been converted to US dollars using the exchange rate at December 31, 2011 or AU$1.00 = US $1.0173975.

(10)	Stock options were granted to Mr. Yocher in connection with becoming our Senior Vice President, Regulatory and Quality Assurance in June 2011. The stock options have a ten-year term, an exercise price equal to the closing price of our stock on the date of grant, and will vest in four equal annual installments beginning on June 23, 2012, the first anniversary of the date of grant.
(11)	Restricted stock units were granted to Mr. Yocher in connection with becoming our Senior Vice President, Regulatory and Quality Assurance in June 2011 and will vest in four equal annual installments beginning on June 23, 2012, the first anniversary of the date of grant.
(12)	Mr. McIntyre remains an employee of the HeartWare Group through December 30, 2012. Accordingly, unvested restricted stock units continue to vest normally through December 30, 2012. At that time, any unvested restricted stock units will be forfeited.

2011 Option Exercises and Restricted Stock Vested

The following table sets forth information regarding the number and value of stock options exercised and the number and value of restricted stock units vested during 2011 for each of our named executive officers.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Douglas Godshall	10,000	544,364	54,184	3,400,630
David McIntyre	5,714	170,900	30,149	1,835,218
Lawrence Knopf	—	—	—	—
Jeffrey LaRose	1,400	114,262	20,121	1,245,880
Robert Yocher	—	—	—	—

(1)	Value realized has been calculated based upon the difference between the closing price of the shares of common stock underlying the options on the date of exercise and the option exercise price.
(2)	Value realized has been calculated based upon the closing price on the date of vesting of the shares of common stock acquired upon vesting. Shares acquired upon vesting may still be held by the named executive officer.

Pension Benefits

We do not have any plans that provide for payments or other benefits at, following or in connection with the retirement of our employees, other than our 401(k) retirement plan which is available for all of our employees, including our named executive officers.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

We do not have any defined contribution or other plans that provide for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments Upon Termination or Change in Control

Under the employment agreements we have with our named executive officers, each executive may be entitled to severance pay upon certain termination events including termination that follows a change in control of the company. The amount of severance pay for each executive varies depending on the individual executive and the nature of the termination. The severance payments and benefits are conditioned upon entering into a general release of claims against the company which contains representations that the executive will adhere to the restrictive covenants under the employment agreements that survive post-termination. Severance payments paid to the executive are subject to recovery by us if we find that the executive has breached the confidentiality, non-competition, non-solicitation, and non-disparagement restrictive covenants contained in his employment agreement.

Under the incentive plans and agreements that govern outstanding equity awards granted to our named executive officers, unvested stock options and restricted stock units are generally forfeited on the date of the employee’s termination, except that unvested awards may fully vest in certain limited circumstances described below.

Our named executive officers would be entitled to post-termination benefits if their employment is terminated in one or more of the following circumstances:

•	by us without “cause” or by the executive for “good reason” (not in respect of a change in control);

•	by us without “cause” or by the executive for “good reason” within 18 months of a “change in control”;

•	death or disability; and

•	voluntary resignation.

The following sections discuss the estimated benefits our named executive officers would receive in each of the above-referenced termination circumstances. Definitions for what we mean by “cause”, “change in control” and “good reason” can be found at the end of this narrative section.

Termination Without Cause and Resignation for Good Reason

If we terminate the employment of a named executive officer without cause or if the executive resigns due to good reason (not in respect of a change in control), then we will provide the named executive officer the following benefits:

•	Base Salary Continuation

•	to Mr. Godshall and Mr. LaRose, twelve months of their respective base salary as in effect at the time of termination payable in regular payroll cycles.

•	to Mr. Knopf and Mr. Yocher, six months of their respective base salary as in effect at the time of termination payable in regular payroll cycles.

•	COBRA Continuation Coverage

•	to Mr. Godshall and Mr. LaRose, to the extent elected, twelve months of continued COBRA coverage or earlier if the executive becomes entitled to participate in another employer’s health plan.

•	to Mr. Knopf and Mr. Yocher, to the extent elected, six months of continued COBRA coverage or earlier if the executive becomes entitled to participate in another employer’s health plan.

•	Unvested Equity Award Treatment

•

Provided only for circumstances in which the named executive officer is terminated by us due to a position elimination, all unvested stock options and restricted stock units will vest upon the effective date of termination.

Termination Without Cause and Resignation for Good Reason following a Change in Control

In the event of a change in control of the company and a named executive officer is terminated either by us without cause or by him for good reason within 18 months following the change of control, we will provide the named executive officer the following benefits:

•	Severance Pay

•	to Mr. Godshall and Mr. LaRose, a lump-sum cash payment equal to the sum of two times the amount of base salary in effect at the time of termination and the amount of his most recent annual bonus.

•	to Mr. Knopf and Mr. Yocher, a lump-sum cash payment equal to the sum of the amount of his base salary in effect at the time of termination and the amount of his most recent annual bonus.

•	COBRA Continuation Coverage

•	to Mr. Godshall and Mr. LaRose, to the extent elected, 24 months of continued COBRA coverage or earlier if the executive becomes entitled to participate in another employer’s health plan;

•	to Mr. Knopf and Mr. Yocher, to the extent elected, 12 months of continued COBRA coverage or earlier if the executive becomes entitled to participate in another employer’s health plan;

•	Unvested Equity Award Treatment

•	Unvested stock options and restricted stock units granted under our 2008 Stock Incentive Plan will vest upon the effective date of a change in control of the company.

Our named executive officers are not entitled to any 280G excise tax gross-ups if the benefits payable to them constitute excess parachute payments under Section 280G of the Internal Revenue Code. A named executive officer who receives excess parachute payments would be liable for the 20% excise tax on a portion of the parachute payments, and we would not be permitted to claim a federal income tax deduction for a portion of the parachute payments.

Death and Disability

If a named executive officer’s employment with us is terminated due to his death or permanent disability, we will pay the amount of any unpaid base salary earned through the termination date and any compensation or benefits that he may be entitled to by law or under the terms of our compensation and benefit plans then in effect including, without limitation, amounts owed for unpaid vacation leave accrued during the course of his employment with us. Additionally, unvested stock options and restricted stock units will vest upon the date of termination. Vested options will generally remain exercisable for a period of six months following the date of termination or the balance of the ten-year term, whichever is earlier.

Voluntarily Resignation

Upon an executive’s voluntary resignation, we will pay the amount of any unpaid base salary earned through the date of termination and any compensation or benefits that he may be entitled to by law or under the terms of our compensation and benefit plans then in effect including, without limitation, amounts owed for unpaid vacation leave accrued during the course of his employment with us. Unvested stock options and restricted stock units granted under our 2008 Stock Incentive Plan will be forfeited upon termination. Vested stock options will generally remain exercisable for a period of up to thirty days from the date of termination.

Mr. McIntyre’s employment agreement entitled him to reimbursement of certain costs associated with relocating back to Australia if his employment terminates for any reason as described above. Amounts actually paid to Mr. McIntyre are reflected in the table below.

Definitions

Cause. Under our employment agreements, “cause” is defined to include (i) the executive’s material or persistent breach of the employment agreement; (ii) the executive’s engaging in any act that constitutes serious misconduct, theft, fraud, material misrepresentation, serious dereliction of fiduciary obligations or duty of loyalty to the company; (iii) conviction of a felony, or a plea of guilty or nolo contendere to a felony charge or any criminal act involving moral turpitude or which in the reasonable opinion of the board brings the executive, the board, the company or any affiliate into disrepute; (iv) neglect of or negligent performance of the executive’s duties under the employment agreement; (v) willful, unauthorized disclosure of material confidential information belonging to the company, or entrusted to the company by a client, customer, or other third party; (vi) repeatedly being under the influence of drugs or alcohol (other than prescription medicine or other medically related drugs to the extent that they are taken in accordance with their directions) during the performance of the executive’s duties, or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of the executive’s duties; (vii) repeated failure to comply with the lawful directions of the executive’s immediate supervisor or the board that are not inconsistent with the terms of the employment agreement; or (viii) actual engagement in conduct that violates applicable state or federal laws governing the workplace that could reasonably be expected to bring the company or any affiliate into disrepute.

Change in Control. A “change in control” means the earliest to occur of any of the following events, construed in accordance with section 409A of the Internal Revenue Code: (i) any one Person or more than one Person Acting as a Group (each as defined below) acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group, beneficial ownership of more than a majority of the total fair market value or total voting power of the then-outstanding securities of HeartWare International, Inc.; (ii) any one Person or more than one Person Acting as a Group (each as defined below) acquires, or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person or Group, the assets of HeartWare International, Inc. that have a total gross fair market value (as determined by the board) of more than 50% of the total gross fair market value of all of the assets of, as applicable, HeartWare International, Inc. immediately prior to the initiation of the acquisition; or (iii) a majority of the members of the board of directors of HeartWare International, Inc. is replaced during any 12-month period by directors whose appointment or election is not endorsed or approved by a majority of the members of the board who were members of the board prior to the initiation of the replacement.

For purposes of this definition, a “Person” means any individual, entity or group within the meaning of section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than (A) HeartWare International, Inc., (B) any trustee or other fiduciary holding securities under an employee benefit plan of HeartWare International, Inc., or (C) any corporation owned, directly or indirectly, by the stockholders of HeartWare International, Inc. in substantially the same proportions as their ownership of stock of HeartWare International, Inc. Persons will be considered to be “Acting as a Group” (or a “Group”) if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the corporation. If a Person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such stockholder is considered to be Acting as a Group with other stockholders only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation. Persons will not be considered to be Acting as a Group solely because they purchase assets of the same corporation at the same time or purchase or own stock of the same corporation at the same time, or as a result of the same public offering.

Good Reason. Under our employment agreements, “good reason” is defined to include (i) a material diminution in base salary; (ii) a material diminution in authority, duties, or responsibilities; (iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the executive is required to report, (iv) a material diminution in the budget over which the executive retains authority; or (v) any other action or inaction that constitutes a material breach by the company of any agreement under which the executive provides services.

The table below reflects amounts payable to each of our named executive officers in the event of his termination from the company under various scenarios. The amounts shown are estimated and assume that termination was effective as of December 30, 2011, the last business day of our fiscal year and are based on the price per share of our common stock on that date, $69.00. The amounts listed for Mr. McIntyre represent amounts paid to him in connection with his transition from his role as our Chief Financial Officer and Chief Operating Officer effective December 30, 2011. Amounts actually received by any other named executive officer should any one of them cease to be employed will vary based on factors such as the timing during the year of any such event, our stock price and any changes to our benefit arrangements and policies.

Name	Voluntary Resignation	Death or Disability	Termination due to Position Elimination (not in respect of a change in control)	Termination without Cause or Resignation for Good Reason (not in respect of a change in control)	Change in control)	Termination without Cause or Resignation for Good Reason (in respect of a change in Control
Douglas Godshall
Salary	0	0	500,000	500,000	0	1,000,000
Bonus	0	0	0	0	0	430,000
Health & Welfare	0	0	18,296	18,296	0	36,593
Stock Options (2)	0	0	0	0	0	0
Restricted Stock Units	0	5,597,487	5,597,487	0	5,597,487	5,597,487
Other Payments	0	0	0	0	0	0

Total:	$0	$5,597,487	$6,115,783	$518,296	$5,597,487	$7,064,080
David McIntyre (1)
Salary	0	—	—	—	—	—
Bonus	0	—	—	—	—	—
Health & Welfare	0	—	—	—	—	—
Stock Options	0	—	—	—	—	—
Restricted Stock Units	0	—	—	—	—	—
Other Payments	33,333	—	—	—	—	—

Total:	$33,333
Lawrence Knopf
Salary	0	0	155,000	155,000	0	310,000
Bonus	0	0	0	0	0	0
Health & Welfare	0	0	9,148	9,148	0	18,296
Stock Options (2)	0	0	0	0	0	0
Restricted Stock Units	0	1,863,000	1,863,000	0	1,863,000	1,863,000
Other Payments	0	0	0	0	0	0

Total:	$0	$1,863,000	$2,027,148	$164,148	$1,863,000	$2,191,296
Jeffrey LaRose
Salary	0	0	315,000	315,000	0	630,000
Bonus	0	0	0	0	0	193,536
Health & Welfare	0	0	18,296	18,296	0	36,593
Stock Options (2)	0	0	0	0	0	0
Restricted Stock Units	0	3,278,121	3,278,121	0	3,278,121	3,278,121
Other Payments	0	0	0	0	0	0

Total:	$0	$3,278,121	$3,611,417	$333,296	$3,278,121	$4,138,250
Robert Yocher
Salary	0	0	135,000	135,000	0	275,810
Bonus	0	0	0	0	0	0
Health & Welfare	0	0	394	394	0	788
Stock Options (2)	0	0	0	0	0	0
Restricted Stock Units	0	966,000	966,000	0	966,000	0
Other Payments	0	0	0	0	0	0

Total:	$0	$966,000	$1,101,394	$135,394	$966,000	$276,598

(1)	The amount reflected for Mr. McIntyre represents amounts he actually received in connection with his transition from his role as our Chief Financial Officer and Chief Operating Officer on December 30, 2011.
(2)	Amounts in the “Stock Options” row would represent the number of shares underlying in-the-money unvested stock options held by each named executive officer, multiplied by the difference between that option’s exercise price and $69.00 (the closing price of our common stock on December 30, 2011, the last trading day of the year). At December 30, 2011, none of our named executive officers held unvested in-the-money stock options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

One of our directors, Seth Harrison, is the principal of the general partner of Apple Tree Partners I, L.P., an investment company that owned during 2011 in excess of 10% of our outstanding common stock. In 2011, we, along with our directors, certain officers and Apple Tree Partners were named in a putative class action lawsuit filed in Massachusetts state court by certain Series A Preferred Stockholders of a wholly-owned subsidiary, HeartWare, Inc., on behalf of all holders of Series A Preferred Stock. The complaint alleges that the defendants breached their fiduciary and contractual obligations to Series A Preferred Stockholders by preventing them from receiving payment of a liquidation preference in connection with certain corporate transactions, including a transaction in 2005 in which HeartWare, Inc. was acquired by HeartWare Limited, a subsidiary of HeartWare International, Inc. On February 3, 2012, counsel for plaintiffs and defendants entered into a Memorandum of Understanding to settle the matter and the defendants, including Apple Tree Partners, have agreed to pay up to $1.125 million to participating putative class members in exchange for a full and unconditional release of all claims asserted in the litigation, including any and all claims arising from any right to receive a payment upon any liquidation or deemed liquidation event that has arisen or may arise in the future.

Review of Related Party Transactions

Pursuant to the audit committee charter, the board of directors has delegated to the audit committee the responsibility for reviewing and approving any related-party transactions, after reviewing each transaction for potential conflicts of interests and other actual or perceived improprieties. Based upon its consideration of all of the relevant facts and circumstances, the audit committee will decide whether or not to approve such transaction and will only approve those transactions that are in the best interests of the company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

HeartWare International, Inc.

The following table sets forth, as of April 2, 2012, information regarding beneficial ownership of shares of our common stock by the following:

•	each person, or group of affiliated persons, who is known by us to beneficially own 5% or more of any class of our voting securities;

•	each of our directors;

•	each of our named executive officers; and

•	all current directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC. Beneficial ownership generally includes voting or investment power of a security and includes shares underlying options that are currently exercisable or exercisable within 60 days after the measurement date. This table is based on information supplied by our officers, directors and principal stockholders. Except as otherwise indicated, we believe that the beneficial owners of the shares of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares.

Unless otherwise indicated, we deem shares of common stock subject to options and time-based restricted stock unit awards that, in each case, become exercisable or vest within 60 days of April 2, 2012 to be outstanding and beneficially owned by the person holding the restricted stock units or options for the purpose of computing percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the ownership percentage of any other person.

As of April 2, 2012, there were 14,134,990 shares of our common stock outstanding.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Shares Outstanding
5% Stockholders

FMR LLC 82 Devonshire Street Boston, MA 02109	2,032,231	(1)	14.4%

Wellington Asset Management 280 Congress Street Boston, MA 02210	1,860,891	(2)	13.2%

T. Rowe Price Associates, Inc. 100 E. Pratt Street. 52nd Floor Baltimore, MD 21202	1,144,846	(3)	8.1%

Apple Tree Partners I, L.P. 821 Broadway, 5th Floor New York, NY 10003	1,073,961		7.6%

Muneer A. Satter 71 S. Wacker Drive, Suite 500 Chicago, IL 60606	1,053,500	(4)	7.5%

Janus Capital Management, LLC 151 Detroit Street Denver, CO 80206	795,862	(5)	5.6%

Adage Capital Partners, L.P. 200 Clarendon Street, 52nd Floor Boston, MA 02116	773,970	(6)	5.5%

Directors and Named Executive Officers**

Robert Thomas	74,039	(7)	*

Dr. Seth Harrison	1,195,704	(8)	8.5%

Timothy Barberich	11,308	(9)	*

Dr. Christine Bennett	4,524	(10)	*

Cynthia Feldmann	0		*

C. Raymond Larkin, Jr.	2,791	(11)	*

Robert Stockman	23,166	(12)	*

Dr. Denis Wade	13,133	(13)	*

Douglas Godshall	175,773	(14)	1.2%

David McIntyre	0		*

Lawrence Knopf	2,992		*

Jeffrey LaRose	37,957	(15)	*

Robert Yocher	0		*

All directors and executive officers as a group (16 persons)	1,589,306	(16)	11.1%

*	Indicates less than 1%
**

The address of each director and named executive officer is c/o HeartWare International, Inc., 205 Newbury Street, Framingham, MA 01701, except for Seth Harrison whose address is c/o Apple Tree Partners I, L.P., 821 Broadway, 5th Floor New York, NY 10003.

(1)	Information based on Schedule 13G/A filed with the SEC by FMR LLC and Edward C. Johnson 3d on February 14, 2012. Fidelity Management & Research Company (“Fidelity”), a wholly owned subsidiary of FMR LLC, is the beneficial owner of the reported shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through the control of Fidelity, each has sole power to dispose of the reported shares. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Fidelity Funds’ Boards of Trustees.
(2)	Information based on Schedule 13G/A filed with the SEC by Wellington Management Company, LLP (“Wellington Management”) on February 14, 2012. Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own the reported number of shares, which are held of record by clients of Wellington Management.
(3)	Information based on Schedule 13G/A filed with the SEC by T. Rowe Price Associates, Inc. on February 9, 2012. These securities are owned by various individual and institutional investors that T. Rowe Price Associates, Inc. (“Price Associates”) serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(4)	Information based on Schedule 13G/A filed with the SEC by Muneer A. Satter on February 14, 2012. Mr. Satter may be deemed the beneficial owner of 1,053,500 shares as a result of his (and/or his immediate family members’) voting and dispositive power over: (i) 550,000 shares owned by the Muneer A. Satter Revocable Trust dated November 3, 2000 for which Mr. Satter is the trustee; (ii) 215,000 shares owned by the Satter Foundation for which Mr. Satter is a trustee; (iii) 225,000 shares owned by the Satter Children’s Trust dated June 10, 2002 for which Mr. Satter is the investment advisor; (iv) 40,000 shares owned by the Satter Family Trust dated June 10, 2005 for which Mr. Satter is the investment advisor; (v) 7,000 shares owned by the Kristen Hayler Hertel Revocable Trust dated November 29, 2001 for which a member of Mr. Satter’s immediate family acts as the trustee; (vi) 3,000 shares owned by the Gordon and Barbara Anne Hertel Insurance Trust dated November 3, 2000 for which Mr. Satter is the trustee; (vii) 2,000 shares owned by the Abdus Satter Insurance Trust dated November 3, 2000 for which a member of Mr. Satter’s immediate family is the trustee; (viii) 3,000 shares owned by the Anne-Carole Witort Insurance Trust dated November 3, 2000 for which Mr. Satter is the trustee; (ix) 3,000 shares owned by the Rose Shereen Fuqua Insurance Trust dated November 3, 2000 for which a member of Mr. Satter’s immediately family is the trustee; (x) 3,000 shares owned by the Rabi H. Satter Insurance Trust dated November 3, 2000 for which a member of Mr. Satter’s immediate family is the trustee; and (xi) 2,500 shares owned by the John Wood Trust for which a member of Mr. Satter’s immediate family is the trustee. Mr. Satter expressly disclaims beneficial ownership of all such shares other than as attributed to him as a result of his sole voting and dispositive power of each trust.
(5)	Information based on Schedule 13G filed with the SEC by Janus Capital Management LLC on February 14, 2012. Janus Capital Management LLC (“Janus Capital”) has a direct 94.5% ownership stake in INTECH Investment Management (“INTECH”) and a direct 77.8% ownership stake in Perkins Investment Management LLC (“Perkins”). Due to the above ownership structure, holdings for Janus Capital, Perkins and INTECH are aggregated for purposes of this filing. Janus Capital, Perkins and INTECH are registered investment advisers, each furnishing investment advice to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients (collectively referred to herein as “Managed Portfolios”). As a result of its role as investment adviser or sub-adviser to the Managed Portfolios, Janus Capital may be deemed to be the beneficial owner of 795,862 shares or 5.7% of the shares outstanding of HeartWare common stock held by such Managed Portfolios. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaims any ownership associated with such rights.

(6)	Information based on a Schedule 13G filed with the SEC on March 28, 2012 reporting ownership as of March 19, 2012 by Adage Capital Partners, L.P. (“ACP”), Adage Capital Partners GP, L.L.C. (“ACPGP”), Adage Capital Advisors, L.L.C. (“ACA”), Robert Atchison, as managing member of ACA, managing member of ACPGP and general partner of ACP and Phillip Gross, as managing member of ACA, managing member of ACPGP, and general partner of ACP.
(7)	Includes 750 shares subject to exercisable options within 60 days after April 2, 2012, 583 restricted stock units that will vest within 60 days after April 2, 2012, 42,798 shares held in trust and 13,814 shares held by Mr. Thomas’ spouse. Mr. Thomas disclaims beneficial ownership of shares held by his spouse.
(8)	Includes 750 shares subject to exercisable options within 60 days after April 2, 2012 and 583 restricted stock units that will vest within 60 days after April 2, 2012. Also includes 1,073,961 shares held by Apple Tree Partners I, L.P, a limited partnership in which Dr. Harrison is the principal of Apple Tree Partners’ General Partner. Dr. Harrison disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.
(9)	Includes 5,034 shares subject to exercisable options within 60 days after April 2, 2012 and 583 restricted stock units that will vest within 60 days after April 2, 2012.
(10)	Includes 750 shares subject to exercisable options within 60 days after April 2, 2012 and 583 restricted stock units that will vest within 60 days after April 2, 2012.
(11)	Includes 750 shares subject to exercisable options within 60 days after April 2, 2012 and 583 restricted stock units that will vest within 60 days after April 2, 2012.
(12)	Includes 6,464 shares subject to exercisable options within 60 days after April 2, 2012 and 583 restricted stock units that will vest within 60 days after April 2, 2012.
(13)	Includes 750 shares subject to exercisable options within 60 days after April 2, 2012, 583 restricted stock units that will vest within 60 days after April 2, 2012 and 11,466 shares held by a family trust.
(14)	Includes 145,344 shares subject to options exercisable within 60 days after April 2, 2012.
(15)	Includes 26,148 shares subject to options exercisable within 60 days after April 2, 2012.
(16)	Includes 215,881 shares subject to options exercisable within 60 days after April 2, 2012 and 4,081 restricted stock units that will vest within 60 days after April 2, 2012.

World Heart Corporation

The table below sets forth information regarding the beneficial ownership of shares of World Heart common stock as of April 13, 2012 by: (i) each person or entity known by World Heart to own beneficially more than 5% of its outstanding shares of common stock; (ii) each Named Executive Officer (as defined in Item 402(a)(3) of Regulation S-K); (iii) each director; and (iv) all of World Heart’s executive officers and directors as a group. Beneficial ownership is determined in accordance with the rules of the SEC. The number of shares of common stock used to calculate the percentage ownership of each listed person includes the shares of common stock underlying options, warrants or other convertible securities held by them that are exercisable within 60 days after April 13, 2012.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	% of Outstanding Shares (1)
Austin W. Marxe and David M. Greenhouse (2)	9,640,006	31.7%
153 East 53rd Street
New York, NY 10022

New Leaf Venture Management II, L.L.C. (3)	8,793,873	29.1%
7 Times Square, Suite 1603
New York, NY 10036

Venrock Funds (4)	8,658,822	28.8%
3340 Hillview Avenue
Palo Alto, CA 94304

Camber Capital (5)	3,278,690	11.2%
101 Huntington Avenue, Suite 2550
Boston, MA 02199

Austin W. Marxe (2)(6)	9,640,006	31.7%
Jeani Delagardelle (3)(7)	8,809,873	29.1%
Anders D. Hove (4)(8)	8,674,822	28.9%
John Alexander Martin (9)	397,632	1.4%
John Woodard (10)	118,756	*
Morgan R. Brown (11)	103,896	*
Michael S. Estes (12)	32,333	*
William C. Garriock (13)	16,700	*
Eugene B. Jones (14)	10,667	*
Jal S. Jassawalla (15)	2,009	*
All Directors and Executive Officers as a Group (8) persons) (16)	27,685,929	76.5%

*	Represents less than 1%
(1)	This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to (i) community property laws where applicable and (ii) the voting agreements entered into with HeartWare by certain of the stockholders with which certain of World Heart’s directors are affiliated or associated, as described under the section entitled “The Voting Agreements” beginning on page 85 of this proxy statement/prospectus. World Heart believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 27,517,749 shares of World Heart common stock outstanding on April 13, 2012, adjusted as required by rules promulgated by the SEC.
(2)

This is a joint filing by Austin W. Marxe (“Marxe”) and David M Greenhouse (“Greenhouse”). Marxe and Greenhouse share sole voting and investment power over 790,719 shares of common stock and 257,386 warrants owned by Special Situations Cayman Fund, L.P., 2,178,712 shares of common stock and 710,346 warrants owned by Special Situations Fund III QP, L.P., 790,718 shares of common stock and 257,386 warrants owned by Special Situations Private Equity Fund, L.P. and 1,678,249 shares of common stock and 1,036,673 warrants owned by Special Situations Life Sciences Fund, L.P. Marxe has sole voting and dispositive power over 1,015,286 shares of common stock and 476,384 warrants, held in the name of Austin W. Marxe. Mr. Marxe also owns 16,000 options to purchase common stock within sixty days of April 13, 2012. Greenhouse has sole voting and dispositive power over 312,147 shares of common stock and 120,000 warrants held in the name of David M. Greenhouse.
(3)	Includes 6,063,603 shares of common stock and warrants to purchase 2,730,270 shares of common stock. The investment committee of New Leaf Ventures II, L.P. (“New Leaf”), consisting of Srinivas Akkaraju, Philippe O. Chambon, Jeani Delagardelle, Ronald Hunt, Vijay K. Lathi and James Niedel, have the power to vote or dispose of the shares listed above. Each of the foregoing members disclaims beneficial ownership of such shares except to the extent of their pecuniary interest therein, if any. New Leaf is entitled to a board nominee on the World Heart board of directors depending on certain ownership requirements of World Heart shares. Jeani Delagardelle is a director on the World Heart board of directors pursuant to a designation by New Leaf.
(4)	Includes 5,560,644 shares of common stock and warrants to purchase 2,252,211 shares of common stock, each held directly by Venrock Associates V, L.P. Includes 130,650 shares of common stock and warrants to purchase 52,917 shares of common stock, each held directly by Venrock Entrepreneurs Fund V, L.P. Includes 471,450 shares of common stock and warrants to purchase 190,950 shares of common stock, each held directly by Venrock Partners V, L.P. Venrock Associates V, L.P., Venrock Entrepreneurs Fund V, L.P. and Venrock Partners V, L.P. are collectively referred to herein as the “Venrock Funds”. Venrock Management V, LLC, VEF Management V, LLC and Venrock Partners Management V, LLC (collectively, the “Venrock GPs”) are the general partners of Venrock Associates V, L.P., Venrock Entrepreneurs Fund V, L.P. and Venrock Partners V, L.P., respectively, and may be deemed to own beneficially all of the shares of common stock and warrants held by the Venrock Funds. Each Venrock GP disclaims beneficial ownership of all of the shares of common stock and warrants held by the Venrock Funds except to the extent of their indirect pro-rata pecuniary interest therein. The Venrock Funds are entitled to a board nominee on the World Heart board of directors depending on certain ownership requirements of World Heart shares. Anders Hove is a director on the World Heart board of directors as a designee of the Venrock Funds. Mr. Hove is a member of each Venrock GP and disclaims beneficial ownership of all of the shares of common stock and warrants held by the Venrock Funds except to the extent of his indirect pro-rata pecuniary interest therein.
(5)	Includes 1,516,833 shares of common stock and warrants to purchase 1,516,833 shares of common stock, each held directly by Camber Capital Master Fund, L.P. Includes 23,659 shares of common stock and warrants to purchase 23,569 shares of common stock, each held directly by Camber Capital Fund II, L.P. Includes 98,853 shares of common stock and warrants to purchase 98,853 shares of common stock, each held directly by Arthur J. Remillard Jr. Trust which is managed by Camber Capital.
(6)	Includes 16,000 options exercisable for shares of common stock within 60 days of April 13, 2012.
(7)	Includes 16,000 options exercisable for shares of common stock within 60 days of April 13, 2012.
(8)	Includes 16,000 options exercisable for shares of common stock within 60 days of April 13, 2012.
(9)	John Alexander Martin joined World Heart as President and Chief Executive Officer on February 4, 2009. Includes 397,632 options for shares of common stock exercisable within 60 days of April 13, 2012. Mr. Martin’s employment was terminated on April 20, 2012.
(10)	John C. Woodard joined World Heart as Chief Scientific Officer on June 17, 2010. Includes 118,756 options for shares of common stock exercisable by May 26, 2012. Mr. Woodard’s employment was terminated on February 24, 2012.
(11)	Morgan R. Brown joined World Heart as Executive Vice President and Chief Financial Officer on August 10, 2009. Includes 103,896 options for shares of common stock exercisable within 60 days of April 13, 2012.
(12)	Includes options for 32,333 shares of common stock. All of those options are exercisable within 60 days of April 13, 2012.
(13)	Includes options for 16,700 shares of common stock. All of those options are exercisable within 60 days of April 13, 2012.

(14)	Includes options for 10,667 shares of common stock. All of those options are exercisable within 60 days of April 13, 2012.
(15)	Includes 576 performance bonus shares. Also includes 1,433 shares held by Jal S. Jassawalla and Janette Diane Jassawalla, Trustees for the Jassawalla Family Trust U/A.
(16)	Includes options for an aggregate of 609,228 shares of common stock held by executive officers and directors as a group that are exercisable within 60 days of April 13, 2012. In addition, see footnotes (2), (3) and (4). Does not include shares of common stock or options to purchase common stock held by former officers that were not employed on April 13, 2012.

WHERE YOU CAN FIND MORE INFORMATION

HeartWare and World Heart file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that HeartWare and World Heart file with the SEC at the SEC’s public reference room at the following location:

Public Reference Room

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

HeartWare has filed a registration statement on Form S-4 to register with the SEC the issuance of the HeartWare common stock pursuant to the merger. This proxy statement/prospectus is a part of that registration statement. This proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. You may obtain copies of the registration statement, including the exhibits to the registration statement, on Form S-4 (and any amendments to those documents) in the manner described above.

The SEC allows World Heart to “incorporate by reference” information into this proxy statement/prospectus, which means that it can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents set forth below that World Heart has previously filed with the SEC. These documents contain important business and financial information about World Heart that is not included in or delivered with this proxy statement/prospectus.

World Heart Filings	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2011
[Quarterly Report on Form 10-Q]	[Quarter ended March 31, 2012]
Current Reports on Form 8-K	Filed on February 14, 2012 Filed on February 23, 2012 Filed on March 30, 2012 (as amended by the Current Report on Form 8-K/A filed March 30, 2012) Filed on April 3, 2012 Filed on April 24, 2012

World Heart also incorporates by reference additional documents that may be filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the World Heart special meeting. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

World Heart has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to World Heart and HeartWare has supplied all information contained in this proxy statement/prospectus relating to HeartWare.

If you are a stockholder of World Heart, World Heart may have previously sent you some of the documents incorporated by reference in this proxy statement/prospectus, but you can obtain any of them through World

Heart, the SEC or the SEC’s website at www.sec.gov. Documents incorporated by reference are available from World Heart without charge, excluding all exhibits, except that if World Heart has specifically incorporated by reference an exhibit in this proxy statement/prospectus, the exhibit will also be provided without charge. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from World Heart at the following addresses:

World Heart Corporation

4750 Wiley Post Way, Suite 120

Salt Lake City, Utah 84116

Attention: Morgan Brown

Telephone Number: (801) 355-6255

E-mail: investors@worldheart.com

Documents incorporated by reference in this proxy statement/prospectus are also available at World Heart’s website, www.worldheart.com. Information included on the website is not incorporated by reference into this proxy statement/prospectus.

World Heart stockholders requesting documents should do so by [—] [—], 2012, to receive them before the World Heart special meeting. You will not be charged for any of these documents that you request. If you request any documents incorporated by reference from World Heart, World Heart will mail them to you by first class mail, or another equally prompt means, as soon as practicable after it receives your request.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from, or in addition to, what is contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference in this proxy statement/prospectus. If anyone does give you any other information, you should not rely on it. You should assume that the information in this proxy statement/prospectus is accurate only as of [—] [—], 2012. You should also assume that the information contained in any document incorporated by reference herein is accurate only as of the date of such document, except to the extent that such information is contained in an additional document filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the World Heart special meeting and is incorporated by reference herein. Neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of HeartWare common stock in the merger creates any implication to the contrary.

INDEX TO FINANCIAL STATEMENTS

Index to Consolidated Financial Statements of HeartWare International, Inc.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

HeartWare International, Inc.

We have audited the accompanying consolidated balance sheets of HeartWare International, Inc. (a Delaware corporation) and subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HeartWare International, Inc. and subsidiaries as of December 31, 2011 and 2010, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2011 in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated February 27, 2012 expressed an unqualified opinion.

/s/ Grant Thornton LLP

Fort Lauderdale, Florida

February 27, 2012

HeartWare International, Inc.

Consolidated Balance Sheets

(In thousands, except per share data)

	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$71,257	$192,148
Short-term investments, net	91,925	21,330
Accounts receivable, net	14,953	19,053
Inventories, net	32,005	15,077
Prepaid expenses and other current assets	4,507	2,406

Total current assets	214,647	250,014
Property, plant and equipment, net	18,325	7,484
Long-term investments, net	—	4,006
Other intangible assets, net	2,014	1,596
Deferred financing costs, net	2,653	2,939
Other assets	3,093	1,538

Total assets	$240,732	$267,577

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,025	$3,890
Other accrued liabilities	12,436	7,001

Total current liabilities	17,461	10,891
Convertible senior notes, net	94,277	88,922
Other long-term liabilities	2,210	—

Commitments and contingencies – See Note 14

Stockholders’ equity:
Preferred stock—$.001 par value; 5,000 shares authorized; no shares issued and outstanding at December 31, 2011 and 2010, respectively	—	—
Common stock—$.001 par value; 25,000 shares authorized; 14,114 and 13,879 shares issued and outstanding at December 31, 2011 and 2010, respectively	14	14
Additional paid-in capital	316,748	302,533
Accumulated deficit	(182,324)	(127,269)
Accumulated other comprehensive loss:
Cumulative translation adjustments	(7,631)	(7,548)
Unrealized gain on investments	(23)	34

Total accumulated other comprehensive loss	(7,654)	(7,514)

Total stockholders’ equity	126,784	167,764

Total liabilities and stockholders’ equity	$240,732	$267,577

The accompanying notes are an integral part of these financial statements.

HeartWare International, Inc.

Consolidated Statements of Operations

(In thousands, except per share data)

	Years Ended December 31,
	2011	2010	2009
Revenue, net	$82,764	$55,164	$24,172
Cost of revenue	32,932	24,441	13,211

Gross profit	49,832	30,723	10,961

Operating expenses:
Selling, general and administrative	42,314	26,642	16,444
Research and development	50,149	33,108	15,067

Total operating expenses	92,463	59,750	31,511

Loss from operations	(42,631)	(29,027)	(20,550)

Other income (expense):
Foreign exchange loss	(2,283)	(503)	(285)
Interest expense	(10,673)	(431)	(820)
Investment income, net	532	564	100
Change in fair value of derivative instrument	—	—	(3,935)
Gain on early extinguishment of debt, net	—	—	4,606
Other, net	—	—	(25)

Loss before income taxes	(55,055)	(29,397)	(20,909)
Provision for income taxes	—	—	—

Net loss	$(55,055)	$(29,397)	$(20,909)

Net loss per common share—basic and diluted	$(3.94)	$(2.17)	$(2.15)

Weighted average shares outstanding—basic and diluted	13,959	13,570	9,714

The accompanying notes are an integral part of these financial statements.

HeartWare International, Inc.

Consolidated Statements of Comprehensive Loss

(In thousands)

	Years Ended December 31,
	2011	2010	2009
Net loss	$(55,055)	$(29,397)	$(20,909)
Foreign currency translation adjustments	(83)	307	836
Unrealized (loss) gain on investments	(57)	34	—

Comprehensive loss	$(55,195)	$(29,056)	$(20,073)

The accompanying notes are an integral part of these financial statements.

HeartWare International, Inc.

Consolidated Statement of Stockholders’ Equity

(In thousands, except per share data)

	Common Shares,		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
	$.001 Par Value Per Share
	Shares Issued	Amount
Balance, December 31, 2008	8,867	$9	$112,401	$(76,963)	$(8,691)	$26,756
Issuance of common stock pursuant to private placement, net of offering costs	2,737	3	58,619	—	—	58,622
Issuance of common stock pursuant to share-based awards	182	—	1,546	—	—	1,546
Share-based compensation	—	—	4,132	—	—	4,132
Net loss	—	—	—	(20,909)	—	(20,909)
Other comprehensive loss:
Foreign currency translation adjustment	—	—	—	—	836	836

Balance, December 31, 2009	11,786	12	176,698	(97,872)	(7,855)	70,983
Issuance of common stock pursuant to public offering, net of offering costs	1,768	2	58,487	—	—	58,489
Issuance of common stock pursuant to share-based awards	325	—	3,556	—	—	3,556
Allocation of fair value of equity component of convertible notes	—	—	55,038	—	—	55,038
Allocation of a portion of convertible notes issuance costs to equity component of convertible notes	—	—	(1,831)	—	—	(1,831)
Share-based compensation	—	—	10,585	—	—	10,585
Net loss	—	—	—	(29,397)	—	(29,397)
Other comprehensive loss:
Foreign currency translation adjustment	—	—	—	—	307	307
Unrealized gain on investments	—	—	—	—	34	34

Balance, December 31, 2010	13,879	14	302,533	(127,269)	(7,514)	167,764
Issuance of common stock pursuant to share-based awards	235	—	1,056	—	—	1,056
Share-based compensation	—	—	13,159	—	—	13,159
Net loss	—	—	—	(55,055)	—	(55,055)
Other comprehensive loss:
Foreign currency translation adjustment	—	—	—	—	(83)	(83)
Unrealized loss on investments	—	—	—	—	(57)	(57)

Balance, December 31, 2011	14,114	$14	$316,748	$(182,324)	$(7,654)	$126,784

The accompanying notes are an integral part of these financial statements.

HeartWare International, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	Years Ended December 31,
	2011	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(55,055)	$(29,397)	$(20,909)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property, plant and equipment	2,457	1,390	895
Amortization of intangible assets	136	102	76
Share-based compensation expense	13,159	10,585	4,132
Bad debt expense	473	600	—
Amortization of premium on investments	1,018	501	—
Amortization of discount on convertible senior notes	5,355	209	—
Amortization of deferred financing costs	287	11	671
Change in fair value of derivative instrument	—	—	3,935
Gain on early extinguishment of debt, net	—	—	(4,606)
Other	73	—	25

Change in operating assets and liabilities:
Accrued interest on convertible notes	—	210	—
Accounts receivable	3,627	(8,156)	(11,140)
Inventories, net	(17,602)	(6,741)	(5,363)
Prepaid expenses and other current assets	(2,100)	(733)	(644)
Accounts payable	1,135	766	2,523
Other accrued liabilities	5,435	3,018	863
Other long-term liabilities	2,210	—	—

Net cash used in operating activities	(39,392)	(27,635)	(29,542)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investments	(192,290)	(25,802)	—
Maturities of investments	123,125	—	—
Additions to property, plant and equipment, net	(12,684)	(4,576)	(1,029)
Additions to patents	(554)	(505)	(444)
Cash paid for security deposits	(56)	(1,250)	—

Net cash used in investing activities	(82,459)	(32,133)	(1,473)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	—	62,760	60,220
Payment of common stock issuance costs	(1)	(4,360)	(1,510)
Proceeds from issuance of convertible debt	—	143,750	20,000
Repayment of convertible debt	—	—	(20,000)
Payment of convertible debt issuance costs	—	(4,781)	—
Proceeds from exercise of stock options	1,056	3,557	1,547

Net cash provided by financing activities	1,055	200,926	60,257
Effect of exchange rate changes on cash and cash equivalents	(95)	155	789

CHANGE IN CASH AND CASH EQUIVALENTS	(120,891)	141,313	30,031
CASH AND CASH EQUIVALENTS—BEGINNING OF PERIOD	192,148	50,835	20,804

CASH AND CASH EQUIVALENTS—END OF PERIOD	$71,257	$192,148	$50,835

Supplemental disclosure of cash flow information:
Interest paid	$5,031	$—	$149

Supplemental disclosure of non-cash investing and financing activities:
Transfers from inventory to property, plant and equipment	$585	$535	$—

Recognition of fair value of derivative instrument	$—	$—	$3,891

The accompanying notes are an integral part of these financial statements.

Notes to Consolidated Financial Statements

Note 1. Description of Business

HeartWare International, Inc., referred to in these notes collectively with its subsidiaries HeartWare Pty. Limited, HeartWare, Inc., HeartWare (UK) Limited, HeartWare GmbH and HeartWare France as “we,” “our,” “HeartWare” or the “Company,” is a medical device company that develops and manufactures miniaturized implantable heart pumps, or ventricular assist devices, to treat patients suffering from advanced heart failure.

The HeartWare Ventricular Assist System (the “HeartWare System”), which includes a ventricular assist device (“VAD”), or blood pump, patient accessories and surgical tools, is designed to provide circulatory support for patients in the advanced stage of heart failure. The core of the HeartWare System is a proprietary continuous flow blood pump, the HVAD Pump, which is a full-output device capable of pumping up to 10 liters of blood per minute. The HeartWare System is designed to be implanted adjacent to the heart, avoiding the abdominal surgery generally required to implant similar devices.

In 2009, we received CE Marking for the HeartWare System in the European Union allowing for commercial sale and distribution of our device. In the U.S., the device is the subject of clinical trials for two indications: bridge-to-transplant and destination therapy. Our device is also available in other countries around the world under special access programs. In February 2012, we were notified that an FDA Circulatory System Devices Panel of the Medical Devices Advisory Committee will review our application on April 25, 2012.

Beyond the HeartWare System, we are also evaluating our next generation device, the MVAD Pump. The MVAD Pump is a development-stage miniature ventricular assist device, approximately one-third the size of the HVAD Pump. The MVAD Pump is based on the same proprietary impeller suspension technology used in the HVAD Pump, with its single moving part held in place through a combination of passive-magnetic and hydrodynamic forces. Like the HVAD Pump, the MVAD Pump is designed to support the heart’s full cardiac output, yet also has the capability for partial support. We are currently preparing to commence human clinical studies in 2012. The MVAD Pump is designed to be implantable by surgical techniques that are even less invasive than those required to implant the HVAD Pump.

We are headquartered in Framingham, Massachusetts. We have operations and manufacturing facilities in Miami Lakes, Florida, a development and operations facility in Sydney, Australia and a distribution and customer service facility in Hannover, Germany.

HeartWare International, Inc. shares trade on the NASDAQ Stock Market under the symbol of “HTWR.” The Company’s shares also trade on the Australian Securities Exchange (“ASX”) in the form of CHESS Depositary Interests (“CDIs”) under the symbol of “HIN.” Each CDI represents 1/35th of a share of common stock.

Note 2. Liquidity

At December 31, 2011, we had approximately $163.2 million of cash, cash equivalents and investments. The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States, which contemplate continuation of the Company as a going concern. We have incurred substantial losses from operations since our inception, and such losses have continued through December 31, 2011. At December 31, 2011, we had an accumulated deficit of approximately $182.3 million.

We have financed our operations primarily through the issuance of shares of our common stock and the issuance of convertible notes. Most recently, in December 2010, we consummated the issuance and sale of $143.75 million aggregate principal amount of convertible notes. The convertible notes are the senior unsecured obligations of the Company. The convertible notes bear interest at a rate of 3.5% per annum, payable semi-annually in arrears on June 15 and December 15 of each year. The convertible notes will mature on December 15, 2017, unless earlier repurchased or converted. The convertible notes will be convertible at an initial conversion rate of 10 shares of common stock per $1,000 principal amount of convertible notes, which corresponds to an initial conversion price of $100.00 per share of common stock.

In 2012, our cash, cash equivalents and investments are expected to primarily be used to fund our ongoing operations including expanding our sales and marketing capabilities on a global basis, continuing our ENDURANCE clinical trial for destination therapy, enrolling additional patients in our ADVANCE trial under a Continued Access Protocol (“CAP”), preparing for the launch of the HeartWare System in the United States, research and development of new products, regulatory and other compliance functions, including costs related to our Pre-Market Approval application, as well as for general working capital. We believe our cash, cash equivalents and investment balances are sufficient to support our planned operations through 2012.

Note 3. Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of HeartWare International, Inc., and its subsidiaries described in Note 1. All inter-company balances and transactions have been eliminated in consolidation.

Accounting Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents are recorded in the consolidated balance sheets at cost, which approximates fair value. All highly liquid investments purchased with an original maturity of three months or less at the date of purchase are considered to be cash equivalents.

Investments

Our investments classified as available-for-sale are stated at fair value with unrealized gains and losses reported in accumulated other comprehensive loss within stockholders’ equity. We classify our available-for-sale investments as short-term if their remaining time to maturity at purchase is beyond three months. Investments with maturities beyond one year may be classified as short-term based on their highly liquid nature and because such marketable securities represent the investment of cash that is available for current operations. Interest on investments classified as available-for-sale is included in investment income, net. Premiums paid on our short-term investments are amortized over the remaining term of the investment and such amortization is included in investment income, net.

Receivables

Accounts receivable consists of amounts due from the sale of our HeartWare System to our customers, which include hospitals, health research institutions and medical device distributors. We grant credit to customers in the normal course of business, but do not require collateral or any other security to support credit sales. Our receivables are geographically dispersed, with a significant portion from customers located in Europe and other foreign countries. At December 31, 2011, no customer had an accounts receivable balance greater than 10% of our total accounts receivable. At December 31, 2010, one customer had an accounts receivable balance greater than 10% of total accounts receivable representing approximately 13% of our total accounts receivable.

We maintain allowances for doubtful accounts for estimated losses that may result from an inability to collect payments owed to us for product sales. We regularly review the allowance by considering factors such as historical experience, the age of the accounts receivable balances and current economic conditions that may affect a customer’s ability to pay. Account balances are charged off against the allowance after appropriate collection efforts are exhausted and we feel it is probable that the receivable will not be recovered.

The following table summarizes the change in our allowance for doubtful accounts for the years ended December 31, 2011 and 2010:

	2011	2010
	(in thousands)
Beginning balance	$600	$—
Additions (bad debt expense)	473	600
Deductions (charge-offs)	(573)	—

Ending balance	$500	$600

As of December 31, 2011 and 2010, we did not have an allowance for returns.

Inventories, net

Inventories are stated at the lower of cost or market. Cost is determined using a first-in, first-out, or FIFO, method. Work-in-process and finished goods manufactured or assembled by us include direct and indirect labor and manufacturing overhead. Finished goods include product which is ready-for-use and which is held by us or by our customers on a consignment basis.

We review our inventory for excess or obsolete inventory and write-down obsolete or otherwise unmarketable inventory to its estimated net realizable value. Obsolescence may occur due to product expiring or product improvements rendering previous versions obsolete. In May 2011, we began shipping a sintered version of the HeartWare System on a global basis. Sintering is a process whereby minute beads are adhered to a titanium surface commonly used in medical devices to facilitate tissue adhesion. The extent to which this product enhancement will cause obsolescence of existing non-sintered inventory is difficult to determine at this time as the rate of customer acceptance is dependent on many factors and our ability to provide sintered product commercially in the U.S. is subject to FDA approval. During the fourth quarter of 2011, we recorded a write-down of $0.6 million against our existing non-sintered inventory, leaving a balance of $1.0 million as of December 31, 2011. This product continues to be implanted at select customer sites. However, a write-down of all or a portion of this remaining inventory as obsolete could have a material impact on our results of operations.

Components of inventories, net at December 31, 2011 and 2010 are as follows:

	2011	2010
	(in thousands)
Raw material	$8,318	$4,279
Work-in-process	7,385	2,709
Finished goods	16,302	8,089

	$32,005	$15,077

Finished goods inventories includes inventory held on consignment at customer sites of $7.2 million and $4.7 million, at December 31, 2011 and 2010, respectively.

Property, Plant and Equipment

We record property, plant and equipment and leasehold improvements at historical cost. Expenditures for maintenance and repairs are recorded to expense; additions and improvements are capitalized. We generally provide for depreciation using the straight-line method at rates that approximate the estimated useful lives of the assets. Leasehold improvements are amortized on a straight-line basis over the shorter of the useful life of the improvement or the remaining term of the lease.

Property, plant and equipment, net consists of the following at December 31, 2011 and 2010:

	Estimated Useful Lives	2011	2010
		(in thousands)
Property, plant and equipment
Machinery and equipment	1.5 to 7 years	$14,951	$8,967
Leasehold improvements	3 to 10 years	5,747	282
Office equipment, furniture and fixtures	5 to 7 years	1,249	451
Purchased software	5 to 7 years	2,733	1,741

		24,680	11,441
Less: accumulated depreciation		(6,355)	(3,957)

		$18,325	$7,484

Depreciation expense was $2.5 million, $1.4 million and $0.9 million for the years ended December 31, 2011, 2010 and 2009, respectively.

We enter into agreements with medical centers participating in our U.S. clinical trials under which we loan certain equipment, including patient monitors, to the center to be used throughout the trials. The equipment loaned to the centers is classified as a long-lived asset and included as a component of property, plant and equipment (machinery and equipment) on our consolidated balance sheets. Depreciation expense on equipment subject to these agreements is classified in cost of revenue and is computed using the straight-line method based on the estimated useful life of three years.

We also enter into short-term cancellable rental agreements with certain commercial customers for components of the HeartWare System, including patient monitors and controllers. Under the terms of such agreements, we provide the equipment to the customers, but we retain title to the equipment. Equipment subject to rental agreements is classified as a long-lived asset and included as a component of property, plant and equipment (machinery and equipment). Depreciation expense on equipment subject to these agreements is classified in cost of revenue and is computed using the straight-line method based on the estimated useful life of one and one half years.

The net carrying value of equipment subject to the agreements discussed above was approximately $0.7 million and $0.5 million as of December 31, 2011 and 2010, respectively.

Deferred Financing Costs

Costs incurred in connection with the issuance of our convertible senior notes have been allocated between the liability component and the equity component as further discussed in Note 7. The liability component of the issuance costs incurred was capitalized and is included in deferred financing costs, net on our consolidated balance sheets. These costs are being amortized using the effective interest method through December 15, 2017, the maturity date of the notes, and such amortization expense is reflected in interest expense on our consolidated statements of operations. The amount of amortization for the years ended December 31, 2011 and 2010 was approximately $0.3 million and $0.01 million, respectively. The amount of accumulated amortization at December 31, 2011 and 2010 was approximately $0.3 million and $0.01 million, respectively.

Other Intangible Assets, net

The gross carrying amount of intangible assets and the related accumulated amortization for intangible assets subject to amortization at December 31, 2011 and 2010 are as follows:

		2011		2010
		(in thousands)
Amortizable Intangible Assets	Weighted Average Life (Years)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Patents	15	$2,416	$(402)	$1,862	$(266)

Amortization expense for the years ended December 31, 2011, 2010 and 2009 was $0.1 million for each year.

Estimated amortization expense for each of the five succeeding fiscal years based upon our intangible asset portfolio at December 31, 2011 is approximately $0.2 million.

Revenue Recognition

We recognize revenue from product sales in accordance with FASB ASC 605 – Revenue Recognition. Pursuant to agreements or orders from customers, we ship product to our customers. Revenue from product sales is only recognized when persuasive evidence of an arrangement exists, substantially all the risks and rewards of ownership have transferred to our customers, the selling price is fixed and collection is reasonably assured. A majority of product sales are initially made on a consignment basis and as such, pursuant to the terms of the consignment arrangements, revenue is recognized on the date the consigned product is implanted or otherwise consumed. Revenue from product sales not sold on a consignment basis is recognized upon customer receipt and acceptance of the product. Shipping fees billed to customers are included in revenue and the related shipping costs are included in cost of revenue. Value added taxes and other similar types of taxes collected from customers in connection with the sale of our products are recorded on a net basis and are not included in revenue. Revenue recognized to date is from sales of our devices in connection with our U.S. clinical trials, as commercial products to customers in Europe and under special access in other countries.

Product Warranty

Certain patient accessories sold with the HeartWare System are covered by a limited warranty ranging from one to two years. Estimated contractual warranty obligations are recorded as an expense when the related revenue is recognized and are included in cost of revenue on our consolidated statements of operations. Factors that affect estimated warranty liability include the number of units sold, historical and anticipated rates of warranty claims, cost per claim, and vendor supported warranty programs. We periodically assess the adequacy of our recorded warranty liabilities and adjust the amounts as necessary.

The amount of the liability recorded is equal to the estimated costs to repair or otherwise satisfy claims made by customers. Accrued warranty expense is included as a component of other accrued liabilities on the consolidated balance sheets.

The costs to repair or replace products associated with product recalls and voluntary service campaigns are recorded when they are determined to be probable and reasonably estimable as a cost of revenue and are not included in product warranty liability. No such costs were incurred in 2011 and approximately $0.4 million was incurred in 2010.

The following table summarizes the change in our warranty liability for the years ended December 31, 2011 and 2010:

	2011	2010	2009
	(in thousands)
Beginning balance	$291	$99	$—
Accrual for (reversal of) warranty expense	(48)	312	99
Warranty costs incurred during the period	(40)	(120)	—

Ending balance	$203	$291	$99

Share-Based Compensation

We recognize share-based compensation expense in connection with our share-based awards, net of an estimated forfeiture rate and therefore only recognize compensation cost for those awards expected to vest over the service period of the award. We value RSUs at their intrinsic value on the date of grant. We use a Black-Scholes option pricing model to estimate the fair value of our stock options. Calculating share-based compensation expense requires the input of highly subjective judgment and assumptions, including estimates of expected life of the award, stock price volatility, forfeiture rates and risk-free interest rates. The assumptions used in calculating the fair value of share-based awards represent our best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and we use different assumptions, our share-based compensation expense could be materially different in the future.

When appropriate, we estimate the expected life of an option by averaging the contractual term of the stock option grants (up to 10 years) with the associated vesting term (typically 4 years). We estimate the volatility of our shares on the date of grant considering several factors, including the historical volatility of our publicly-traded shares. We estimate the forfeiture rate based on our historical experience of forfeitures and our employee retention rate. If our actual forfeiture rate is materially different from our estimate, share-based compensation expense could be significantly different from what we have recorded in the current period. We estimate the risk-free interest rate based on rates in effect for United States government bonds with similar lives, at the time of grant.

We have issued share-based awards with performance-based vesting criteria. Achievement of the milestones must be “probable” before we begin recording share-based compensation expense. At each reporting date, we review the likelihood that these awards will vest and if the vesting is deemed probable, we begin to recognize compensation expense at that time. If ultimately performance goals are not met, for any awards where vesting was previously deemed probable, previously recognized compensation cost will be reversed.

Impairment of Long-Lived Assets

We review our long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable from future undiscounted cash flows. Impairment losses are recorded for the excess, if any, of the carrying value over the fair value of the long-lived assets. As of December 31, 2011, none of our long-lived assets were impaired.

Income Taxes

We account for income taxes in accordance with FASB ASC 740—Income Taxes. Under this method, deferred tax assets and liabilities are provided for differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the tax bases of assets and liabilities that will result in future taxable or deductible amounts. The deferred tax assets and liabilities are measured using the enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense is computed as the tax payable or refundable for the period, plus or minus the change during the period in deferred tax assets and liabilities. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred taxes will not be realized.

FASB ASC 740 requires that we recognize the financial statement benefit of a tax position only after determining that the relevant tax authority would more likely than not sustain the position following an audit. For tax positions meeting the “more likely than not” threshold, the amount recognized in the financial statements is the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement with the relevant tax authority.

Translation of Foreign Currency

Assets and liabilities of our non-U.S. entities are translated at the period-end exchange rate and revenue and expenses are translated at the average exchange rates in effect during the respective periods. Equity transactions are translated at the spot rates on the dates of the original transactions. The net effect of these translation adjustments is shown in the accompanying consolidated financial statements as a component of stockholders’ equity, titled accumulated other comprehensive loss. Items in accumulated other comprehensive loss are not tax affected as we have incurred a net loss in each period since inception.

While most of the transactions of our domestic and international operations are denominated in the respective local currency, some transactions are denominated in other currencies. Transactions denominated in other currencies are accounted for in the respective local currency at the time of the transaction. Upon settlement of this type of transaction, any foreign currency gains or losses are included in our consolidated statements of operations.

Research and Development

Research and development costs, including new product development programs, regulatory compliance and clinical research, are expensed as incurred.

Marketing and Advertising Costs

Marketing, advertising and promotional costs are expensed when incurred. Advertising expenses were immaterial to our results of operations for the years ended December 31, 2011, 2010 and 2009.

Leases

We lease all of our administrative and manufacturing facilities. We recognize rent expense on a straight-line basis over the terms of our leases. Any scheduled rent increases, rent holidays and other related incentives are recognized on a straight-line basis over the terms of the leases. The difference between the cash rental payments and the straight-line recognition of rent expense over the terms of the leases results in a deferred rent asset or liability. As of December 31, 2011, the long-term portion of our deferred rent liability of approximately $2.2 million is included in other long-term liabilities on our consolidated balance sheets.

Fair Value Measurements

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable and other current liabilities approximate their fair value based on the short-term maturity of these instruments. Investments are considered available-for-sale as of December 31, 2011 and 2010 and are carried at fair value. See Note 5, “Fair Value Measurements” and Note 7, “Debt” for more information.

Vendor Concentration

For the years ended December 31, 2011, 2010 and 2009, we purchased approximately 63%, 66% and 60%, respectively, of our inventory components and supplies from three vendors. In addition, one of the three vendors supplies consulting services and material used in research and development activities. As of December 31, 2011 and 2010, the amounts due to these vendors totaled approximately $1.2 million and $1.8 million, respectively.

Concentration of Credit Risk and other Risks and Uncertainties

Financial instruments that potentially expose us to concentrations of credit risk consist primarily of cash and cash equivalents, investments and trade accounts receivable. Cash and cash equivalents are primarily on deposit with financial institutions in the United States and these deposits generally exceed the amount of insurance provided by the Federal Deposit Insurance Corporation (the “FDIC”). The Company has not experienced any historical losses on its deposits of cash and cash equivalents. Our investments consist of investment grade rated corporate and government agency debt.

Concentration of credit risk with respect to our trade accounts receivable from our customers is primarily limited to hospitals, health research institutions and medical device distributors. Credit is extended to our customers based on an evaluation of a customer’s financial condition, and collateral is not required.

We are subject to certain risks and uncertainties including, but not limited to, our ability to achieve profitability, to generate cash flow sufficient to satisfy our indebtedness, to run clinical trials in order to receive and maintain FDA and foreign regulatory approvals for our products, the ability to achieve widespread acceptance of our products, our ability to manufacture our products in a sufficient volume and at a reasonable cost, the ability to protect our proprietary technologies and develop new products, the risks associated with operating in foreign countries, and general competitive and economic conditions. Changes in any of the preceding areas could have a material adverse effect on our business, results of operations or financial position.

New Accounting Standards

In May 2011, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs. ASU No. 2011-04 clarifies some existing concepts, eliminates wording differences between U.S. GAAP and International Financial Reporting Standards (“IFRS”), and in some limited cases, changes some principles to achieve convergence between U.S. GAAP and IFRS. ASU No. 2011-04 results in a consistent definition of fair value and common requirements for measurement of and disclosure about fair value between U.S. GAAP and IFRS. ASU No. 2011-04 also expands the disclosures for fair value measurements that are estimated using significant unobservable (Level 3) inputs. The provisions of ASU No. 2011-04 will become effective for us on January 1, 2012 and are to be applied prospectively. We do not expect the adoption of the provisions of ASU No. 2011-04 to have a material effect on our consolidated financial position, results of operations or cash flows and we do not expect to materially modify or expand our financial statement footnote disclosures.

In June 2011, the FASB issued ASU No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. ASU No. 2011-05 requires an entity to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income, or in two separate but consecutive statements. ASU No. 2011-05 eliminates the option to present components of other comprehensive income as part of the statement of stockholders’ equity. The presentation requirements will become effective for us on January 1, 2012. As ASU No. 2011-05 applies to financial statement presentation matters, the adoption of ASU No. 2011-05 will not affect our consolidated financial position, results of operations or cash flows and we believe our current presentation of comprehensive loss complies with the new presentation requirements.

Note 4. Investments

We have cash investment policies that limit investments to investment grade rated securities. At December 31, 2011 and 2010, all of our investments were classified as available-for-sale and carried at fair value. Our investments in corporate debt are guaranteed by the FDIC or foreign governments. At December 31, 2011, our short-term investments had maturity dates of less than twenty-four months.

The amortized cost and fair value of our investments, with gross unrealized gains and losses, were as follows:

At December 31, 2011

	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Aggregate Fair Value
	(in thousands)
Short-term investments:
U.S. government agency debt	$31,290	$2	$(28)	$31,264
Corporate debt	5,023	3	—	5,026
Certificates of deposit	55,635	—	—	55,635

Total short-term investments	$91,948	$5	$(28)	$91,925

At December 31, 2010

	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Aggregate Fair Value
	(in thousands)
Short-term investments:
Corporate debt	$21,295	$35	$—	$21,330

Total short-term investments	$21,295	$35	$—	$21,330

Long-term investments:
U.S. government agency debt	$4,007	$—	$(1)	$4,006

Total long-term investments	$4,007	$—	$(1)	$4,006

In the years ended December 31, 2011 and 2010, we did not have any realized gains or losses upon the disposition of our investments.

Note 5. Fair Value Measurements

FASB ASC 820—Fair Value Measurements and Disclosures defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC 820 requires disclosures about the fair value of all financial instruments, whether or not recognized, for financial statement purposes. Disclosures about the fair value of financial instruments are based on pertinent information available to us as of the reporting dates. Accordingly, the estimates presented in these consolidated financial statements are not necessarily indicative of the amounts that could be realized on disposition of the financial instruments.

FASB ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

The three levels of the fair value hierarchy are as follows:

Level 1—Quoted prices for identical instruments in active markets.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3—Instruments with primarily unobservable value drivers.

The following table represents the fair value of our financial assets and financial liabilities measured at fair value on a recurring basis and which level was used in the fair value hierarchy.

	At December 31, 2011
				Fair Value Measurements at the Reporting Date Using
	Carrying Value		Fair Value	Level 1	Level 2	Level 3
	(in thousands)
Assets
Short-term investments	$91,925		$91,925	$—	$91,925	$—

Liabilities
Convertible senior notes	94,277	(1)	145,259	—	145,259	—

	At December 31, 2010
				Fair Value Measurements at the Reporting Date Using
	Carrying Value		Fair Value	Level 1	Level 2	Level 3
	(in thousands)
Assets
Short-term investments	$21,330		$21,330	$—	$21,330	$—
Long-term investments	4,006		4,006	—	4,006	—

Liabilities
Convertible senior notes	88,922	(1)	160,694	—	160,694	—

(1)	The carrying amount of our convertible senior notes is net of unamortized discount. See Note 7, “Debt” for more information.

The fair value of our investments and convertible senior notes was determined using quoted prices for the instruments in markets that are not active. The fair value of our convertible senior notes was determined using observable market data (including trade data) and is presented for disclosure purposes only.

Note 6. Other Balance Sheet Information

Other accrued liabilities consist of the following at December 31, 2011 and 2010:

	2011	2010
	(in thousands)
Accrued payroll and other employee costs	$6,274	$4,153
Accrued research and development costs	1,627	672
Accrued material purchases	1,332	256
Accrued litigation settlement	1,125	—
Accrued professional fees	1,100	577
Accrued VAT	390	648
Other accrued expenses	588	695

	$12,436	$7,001

Accrued payroll and other employee costs included year-end employee bonuses of approximately $4.4 million and $3.1 million at December 31, 2011 and 2010, respectively.

Note 7. Debt

Convertible Senior Notes

On December 15, 2010, we completed the sale of 3.5% convertible senior notes due 2017 (the “Convertible Notes”) for an aggregate principal amount of $143.75 million pursuant to the terms of an Indenture dated December 15, 2010. The Convertible Notes are the senior unsecured obligations of the Company. The Convertible Notes bear interest at a rate of 3.5% per annum, payable semi-annually in arrears on June 15 and December 15 of each year. The Convertible Notes will mature on December 15, 2017, unless earlier repurchased by us or converted.

The Convertible Notes will be convertible at an initial conversion rate of 10 shares of our common stock per $1,000 principal amount of Convertible Notes, which corresponds to an initial conversion price of $100.00 per share of our common stock. The conversion rate is subject to adjustment from time to time upon the occurrence of certain events.

Prior to June 15, 2017, holders may convert their Convertible Notes at their option only upon satisfaction of one or more conditions relating to the sale price of our common stock, the trading price per $1,000 principal amount of Convertible Notes or specified corporate events. On or after June 15, 2017 until the close of business of the business day immediately preceding the date the Convertible Notes mature, holders may convert their Convertible Notes at any time, regardless of whether any of the foregoing conditions have been met. As of the date of this report, none of the events that would allow holders to convert their Convertible Notes have occurred. Upon conversion, we will pay or deliver, as the case may be, cash, shares of our common stock or a combination thereof, at our election.

We may not redeem the Convertible Notes prior to maturity. Holders of the Convertible Notes may require us to purchase for cash all or a part of their Convertible Notes at a repurchase price equal to 100% of the principal amount of the Convertible Notes to be repurchased, plus accrued and unpaid interest, upon the occurrence of certain fundamental changes (as defined in the Indenture) involving the Company. The Indenture does not contain any financial or operating covenants or restrictions on the payments of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries.

The Indenture contains customary terms and nonfinancial covenants and defines events of default. If an event of default (other than certain events of bankruptcy, insolvency or reorganization) involving the Company occurs and is continuing, the Trustee (by notice to the Company) or the holders of at least 25% in principal amount of the outstanding Convertible Notes (by notice to the Company and the Trustee) may declare 100% of the principal of and accrued and unpaid interest, if any, on all the Convertible Notes to be due and payable. In case of certain events of bankruptcy, insolvency or reorganization, involving the Company, 100% of the principal of and accrued and unpaid interest on the Convertible Notes will automatically become due and payable. Upon a declaration of acceleration, principal and accrued and unpaid interest, if any, will be due and payable immediately. Notwithstanding the foregoing, the Indenture provides that, to the extent we elect, the sole remedy for an event of default relating to certain failures by us to comply with certain reporting covenants in the Indenture consists exclusively of the right to receive additional interest on the Convertible Notes.

In accordance with ASC 470-20 Debt, which applies to certain convertible debt instruments that may be settled in cash or other assets, or partially in cash, upon conversion, we recorded the long-term debt and equity components on our Convertible Notes separately on the issuance date. The amount recorded for long-term debt was determined by measuring the fair value of a similar liability that does not have an associated equity component. The measurement of fair value required the Company to make estimates and assumptions to determine the present value of the cash flows of the Convertible Notes, absent the conversion feature. This treatment increased interest expense associated with our Convertible Notes by adding a non-cash component to interest expense in the form of amortization of a debt discount calculated based on the difference between the 3.5% cash coupon rate and the effective interest rate on debt borrowing of approximately 12.5%. The discount is being amortized to interest expense through the December 15, 2017 maturity date of the Convertible Notes using the effective interest method and is included in interest expense on our consolidated statements of operations. Additionally, we allocated the costs related to issuance of the Convertible Notes on the same percentage as the long-term debt and equity components, such that a portion of the costs is allocated to the long-term debt component and the equity component included in additional paid-in capital. The portion of the costs allocated to the long-term debt component is presented as deferred financing costs, net on our consolidated balance sheets. These deferred financing costs are also being amortized to interest expense through the December 15, 2017 maturity date of the Convertible Notes using the effective interest method and such amortization is included in interest expense on our consolidated statements of operations.

The Convertible Notes and the equity component, which is recorded in additional paid-in-capital, consisted of the following at December 31, 2011 and 2010:

	2011	2010
	(in thousands)
Principal amount	$143,750	$143,750
Unamortized discount	(49,473)	(54,828)

Net carrying amount	$94,277	$88,922

Equity component	$55,038	$55,038

Based on the initial conversion rate of 10 shares of our common stock per $1,000 principal amount of Convertible Notes, which corresponds to an initial conversion price of $100.00 per share of our common stock, the number of shares issuable upon conversion of the Convertible Notes is 1,437,500. The value of these shares, based on the closing price of our common stock on December 31, 2011 of $69.00, was approximately $99.2 million. The fair value of our Convertible Notes as presented in Note 5 was $145.3 million at December 31, 2011.

Interest expense related to the Convertible Notes consisted of interest due on the principal amount, amortization of the discount and amortization of the portion of the deferred financing costs allocated to the long-term debt component. For the years ended December 31, 2011 and 2010, interest expense related to the Convertible Notes was as follows:

	2011	2010
	(in thousands)
Stated amount at 3.5% coupon rate	$5,031	$210
Amortization of discount	5,355	209
Amortization of deferred financing costs	287	11

	$10,673	$430

Loan Agreement

In February 2009, we entered into a loan agreement pursuant to which we were able to borrow up to $20.0 million, which amount was placed in escrow by the lender. As of December 31, 2009, the entire $20.0 million commitment under the loan agreement had been borrowed and repaid and was no longer available to us. The amount of interest expense incurred and paid on amounts borrowed under the loan agreement during the year ended December 31, 2009 was approximately $149,000.

Beginning July 31, 2009, until all monies were borrowed and repaid in December 2009, the lender was entitled to convert any outstanding loans or available escrow funds in whole or in part into shares of our common stock at any time prior to termination of the loan agreement at the U.S. dollar equivalent of AU$35.00 per share. The terms and conditions of this conversion provision were evaluated and determined to result in an embedded derivative within the host contract loan agreement. We computed the fair value of the embedded derivative to be approximately $3.9 million at July 31, 2009, the initial measurement date. Fair value was determined using a valuation model with observable market inputs to determine relevant assumptions including interest rates and stock and foreign currency volatilities. The initial fair value was capitalized as deferred financing costs and was being amortized over the contractual term of the loan agreement. The amount of deferred financing cost amortization for the year ended December 31, 2009 was approximately $671,000 and is included in interest expense on our consolidated statements of operations.

During the period of time monies were available under the loan agreement, the change in the fair value of the embedded derivative resulted in an expense aggregating approximately $3.9 million, which is presented as a separate line item on our consolidated statements of operations. Due to the repayment of all amounts borrowed under the loan agreement, our inability to re-borrow amounts repaid and the lender’s inability to convert any repaid amounts into shares of our common stock, the proportionate amount of the fair value of the embedded derivative net of the proportionate amount of the unamortized balance of the deferred financing costs at the repayment dates were recorded as a gain on the extinguishment of debt. For the year ended December 31, 2009, the net gain aggregating $4.6 million is presented as a gain on early extinguishment of debt, net on our consolidated statements of operations.

Note 8. Leases

On September 30, 2010, we amended and renewed our lease for our original facility in Miami Lakes, Florida. This facility contains our domestic operations and manufacturing. Under the amended lease, we maintained our existing space of approximately 59,000 square feet, extended the lease term to expire on June 30, 2013 and pay base rent of $9.00 per square foot starting in June 2011, subject to a 3% annual escalation thereafter. Under the amended lease, we have an option to renew for two additional three-year periods.

On December 9, 2010, we entered into a lease for a second facility in Miami Lakes, Florida as part of our planned expansion to support our efforts to prepare for U.S. commercialization. During 2011, we performed significant improvements on the facility and improvements will continue in the first quarter of 2012. Once completed, the facility will be used primarily for manufacturing, research and development and administrative functions. Under the lease, we rent approximately 131,000 square feet for a period ending February 28, 2022, with an option to renew for two five-year terms. The landlord will provide up to $1.75 million towards capital improvements of which $1.1 million had been provided as of December 31, 2011. Base rent will be $9.00 per square foot, payable starting March 1, 2012 and subject to a 3% annual escalation thereafter. A security deposit of $1.25 million was provided in the form of an unconditional stand-by letter of credit. The letter of credit is supported by a certificate of deposit for the same amount, which is included in other assets on our consolidated balance sheets. Under the provisions of the lease, subsequent to December 31, 2011, the security deposit was increased by $750,000.

On June 30, 2011, we amended and renewed our lease for our headquarters in Framingham, Massachusetts. Under the amended lease we began occupying additional space in the third quarter of 2011, increasing our total square footage from approximately 15,000 to 17,800. Base rent obligations increased to approximately $326,000 per year. The lease term expires on December 31, 2014 and we have an option to renew for an additional four-year period at fair market value, as defined in the lease agreement. We also have a right of first offer on an additional 3,002 square foot space in the building should it become available.

On November 1, 2011, we entered into a lease for a new facility in Sydney, Australia. This facility will replace our current facility in Australia that we are leasing month to month and will be used primarily for manufacturing, development and administrative functions. Under the lease, we rent approximately 15,100 square feet for a period ending October 31, 2014, with an option to renew for two three-year terms. Base rent obligations are approximately $190,000 per year payable starting February 1, 2012 and subject to a 3% annual escalation commencing November 1, 2012.

In addition to the leases discussed above, we have entered into various operating lease agreements for miscellaneous office space and equipment. The duration of these agreements is typically twenty-four to thirty-six months from origination. The aggregate base annual rental payment on these leases is less than $0.1 million.

Rent expense was approximately $2.1 million, $0.9 million and $0.9 million in 2011, 2010 and 2009, respectively. Future minimum rental commitments under non-cancelable operating lease agreements with remaining terms of at least one year as of December 31, 2011 are as follows:

Operating Leases
(in thousands)
Year Ending December 31,
2012	$2,211
2013	2,132
2014	1,841
2015	1,371
2016	1,412
Thereafter	9,411

Total minimum lease payments	$18,378

Note 9. Stockholders’ Equity

Preferred Stock

We are authorized to issue up to 5,000,000 shares of preferred stock, $.001 par value per share. Our board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. No shares of preferred stock have been issued or are outstanding.

Common Stock

We are authorized to issue up to 25,000,000 shares of common stock, $.001 par value per share. As of December 31, 2011, we had 14,114,055 shares outstanding. Holders are entitled to one vote for each share of common stock (or its equivalent).

Shares of our common stock reserved at December 31, 2011, for possible future issuance are as follows:

(in thousands)
Convertible senior notes	1,768
Equity award plans	1,313

3,081

See the Consolidated Statement of Stockholders’ Equity for details related to our equity transactions.

2010 Public Offering

In February 2010, we completed a public offering of approximately 1.77 million shares of our common stock, including the underwriters’ exercise of their overallotment to purchase 230,595 shares, at an offering price of $35.50 per share for aggregate gross proceeds of approximately $62.8 million. The underwriters for the transaction received a fee of 6% of the gross proceeds. After fees and related expenses, net proceeds from the offering were approximately $58.5 million.

The offering was completed pursuant to a prospectus supplement, dated January 27, 2010, to a shelf registration statement on Form S-3 that was previously filed with the SEC and which was declared effective on January 20, 2010. This shelf registration statement allows us to offer and sell from time to time, in one or more series or issuances and on terms that we will determine at the time of the offering, any combination of the securities described in the prospectus, up to an aggregate amount of $100 million.

2009 Private Placement

In August and September 2009, we entered into Purchase Agreements separately with a number of institutional and accredited investors for the private placement of approximately 2.74 million shares of our common stock at an issue price of $22.00 per share for aggregate gross proceeds of approximately $60.2 million. The placement agent for the transaction received a placement fee in aggregate of approximately 2% of the gross proceeds.

The issuance of approximately 1.4 million shares of the total number of shares sold to the investors in the Private Placement was subject to approval by our stockholders in accordance with NASDAQ Stock Market Rules and Australian Securities Exchange Listing Rules and, as a result, approximately $30.7 million of the proceeds from the Private Placement were held in escrow by an independent third party. Such proceeds were released to us and the 1.4 million shares were issued following stockholder approval, which was obtained at a special meeting of stockholders held on October 26, 2009.

Note 10. Share-Based Compensation

We recognize share-based compensation expense for the portion of awards that are ultimately expected to vest using an accelerated accrual method over the vesting period from the date of grant. We estimate forfeitures at the time of grant. We have applied a forfeiture rate of approximately 12.5% to all unvested share-based awards as of December 31, 2011, which represents the portion that we expect will be forfeited over the vesting period. We reevaluate this estimated rate periodically and adjust the forfeiture rate as necessary. Vesting of share-based awards issued with performance-based vesting criteria must be probable before we begin recording share-based compensation expense. At each reporting period, we review the likelihood that these awards will vest and if vesting is deemed probable, we begin to recognize compensation expense at that time. If ultimately performance goals are not met, for any awards where vesting was previously deemed probable, previously recognized compensation expense will be reversed.

We allocate share-based compensation expense to cost of revenue, selling, general and administrative expense and research and development expense based on the award holders’ employment function. For the years ended December 31, 2011, 2010 and 2009, we recorded share-based compensation expenses as follows:

	2011	2010	2009
	(in thousands)
Cost of revenue	$2,182	$937	$805
General and administrative	7,378	7,630	2,007
Research and development	3,599	2,018	1,320

	$13,159	$10,585	$4,132

For the years ended December 31, 2011 and 2010, we experienced a significant increase in share-based compensation expense due primarily to increase in our number of employees and annual grants of equity awards to a large portion of our employees in December 2010 and September 2009.

No deferred tax benefits were attributed to our share-based compensation expense recorded in the accompanying consolidated financial statements because we are in a net operating loss position and a full valuation allowance is maintained for all net deferred tax assets. We receive a tax deduction for certain stock option exercises during the period the options are exercised, and for the vesting of restricted stock units during the period the restricted stock units vest. For stock options, the amount of the tax deduction is generally for the excess of the fair market value of our shares of common stock over the exercise price of the stock options at the date of exercise. For restricted stock units, the amount of the tax deduction is generally for the fair market value of our shares of common stock at the vesting date. Excess tax benefits are not included in the accompanying consolidated financial statements because we are in a net operating loss position and a full valuation allowance is maintained for all net deferred tax assets.

Equity Plans

We have issued share-based awards to employees, non-executive directors and outside consultants through various approved plans and outside of any formal plan. New shares are issued upon the exercise of share-based awards.

On August 5, 2008, we adopted the HeartWare International, Inc. 2008 Stock Incentive Plan (“2008 SIP”). The 2008 SIP allows for the issuance of share-based awards to employees, directors and consultants. We have issued options and restricted stock units (“RSUs”) to employees and directors under the 2008 SIP. The plan allows for the issuance of share-based awards representing up to 13% of the prior fiscal year’s weighted average shares outstanding, less shares issued pursuant to awards under the 2008 SIP and share-based awards outstanding under our other equity plans. At December 31, 2011, there were approximately 369,000 shares available for future awards under the 2008 SIP. Under the terms of the 2008 SIP, the shares available for future issuance are adjusted on January 1st of each year based on the prior year’s weighted average shares outstanding. As of January 1, 2012, there were approximately 460,000 shares available for future awards under the 2008 SIP.

Stock Options

Each option allows the holder to subscribe for and be issued one share of our common stock at a specified price, which is generally the quoted market price of our common stock on the date the option is issued. Options generally vest on a pro-rata basis on each anniversary of the issuance date within four years of the date the option is issued or vest in accordance with performance-based criteria. Options may be exercised after they have vested and prior to the specified expiry date provided applicable exercise conditions are met, if any. The expiry date can be for periods of up to ten years from the date the option is issued.

Performance-based options vest in four equal tranches contingent upon the achievement of pre-determined corporate milestones related primarily to the development of our products and the achievement of certain prescribed clinical and regulatory objectives. Any performance-based options that have not vested after five years from the date of grant automatically expire.

The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model using the assumptions established at that time. The following table includes the weighted average assumptions used for options issued in the years ended December 31, 2011, 2010 and 2009.

	2011	2010	2009
Dividend yield	0.00%	0.00%	0.00%
Expected volatility	58.23%	60.94%	60.50%
Risk-free interest rate	1.97%	2.71%	2.80%
Estimated holding period (years)	6.25	6.25	6.25

Information related to options granted under all of our plans at December 31, 2011 and activity during the year then ended is as follows (certain amounts in U.S.$ were converted from AU$ at the then period-end spot rate):

	Number of Options (in thousands)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2010	404	$32.87
Granted	18	74.53
Exercised	(32)	32.54
Forfeited	(9)	37.38
Expired	—	—

Outstanding at December 31, 2011	381	$34.79	5.84	$13,040

Exercisable at December 31, 2011	265	$33.61	5.16	$9,362

The aggregate intrinsic values at December 31, 2011 noted in the table above represent the closing price of our common stock traded on the NASDAQ Stock Market, less the weighted average exercise price at period end multiplied by the number of options outstanding and exercisable.

At December 31, 2011, 34,283 of the options outstanding that are not yet exercisable are subject to performance-based vesting criteria as described above.

The weighted average grant date fair value per share of options granted in the years ended December 31, 2011, 2010 and 2009 was $41.92, $28.62 and $16.50, respectively.

The total intrinsic value of options exercised during the years ended December 31, 2011, 2010 and 2009 was approximately $1.5 million, $4.0 million and $2.9 million, respectively. Cash received from option exercises in the years ended December 31, 2011, 2010 and 2009 was approximately $1.1 million, $3.6 million and $1.5 million.

At December 31, 2011, there was approximately $1.1 million of unrecognized compensation cost related to non-vested option awards, including performance-based options not yet deemed probable of vesting. The expense is expected to be recognized over a weighted average period of 1.0 years.

Restricted Stock Units

RSUs issued under the plans vest on a pro-rata basis on each anniversary of the issuance date over three or four years or vest in accordance with performance-based criteria. The RSUs with performance-based vesting criteria vest in tranches contingent upon the achievement of pre-determined corporate milestones related primarily to the development of our products and the achievement of certain prescribed clinical and regulatory objectives. RSUs with performance-based vesting criteria not vested after five years from the date of grant automatically expire. There is no consideration payable on the vesting or exercise of RSUs issued under the plans. Upon vesting, the RSUs are exercised automatically and settled in shares of our common stock.

Information related to RSUs at December 31, 2011 and activity during the year then ended is as follows:

	Number of Units (in thousands)	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2010	545
Granted	312
Vested/Exercised	(203)
Forfeited	(19)
Expired	—

Outstanding at December 31, 2011	635	1.83	$43,774

Exercisable at December 31, 2011	—	—	$—

The aggregate intrinsic value at December 31, 2011 noted in the table above represents the closing price of our common stock traded on the NASDAQ Stock Market, multiplied by the number of RSUs outstanding.

At December 31, 2011, 56,257 of the RSUs outstanding that are not yet exercisable are subject to performance-based vesting criteria as described above.

The total intrinsic value of RSUs vested during the years ended December 31, 2011, 2010 and 2009 was approximately $13.0 million, $11.6 million and $512,000, respectively.

The fair value of each RSU award equals the closing price of our common stock on the date of grant. The weighted average grant date fair value per share of RSUs granted during the years ended December 31, 2011, 2010 and 2009 was $70.29, $73.87 and $27.21, respectively.

At December 31, 2011, we had approximately $25.0 million of unrecognized compensation cost related to non-vested RSU awards, including awards not yet deemed probable of vesting. The expense is expected to be recognized over a weighted average period of 1.8 years.

On December 21, 2011, our board of directors approved the grant of 36,000 RSUs to our Chief Executive Officer, subject to stockholder approval. As this grant is subject to stockholder approval, it is not reflected in the above disclosures. We intend to seek stockholder approval at our 2012 annual meeting of stockholders.

Note 11. Income Taxes

The components of loss before income taxes for the years ended December 31, 2011, 2010 and 2009 were as follows:

	2011	2010	2009
	(in thousands)
United States	$(49,243)	$(29,512)	$(20,205)
Non-U.S.	(5,812)	115	(704)

	$(55,055)	$(29,397)	$(20,909)

The effective tax rate of 0% differs from the statutory United States federal income tax rate of 35% for all periods presented due primarily to a full valuation allowance on deferred tax assets.

The primary components of net deferred tax assets and liabilities at December 31, 2011 and 2010 were as follows:

	2011	2010
	(in thousands)
Deferred tax assets:
U.S. losses carried forward	$52,681	$38,168
Non-U.S. losses carried forward	3,423	2,907

Total net operating losses carried forward	56,104	41,075
Equity awards	3,453	3,881
Other deferred tax assets	1,558	516

Gross deferred tax assets	61,115	45,472

Deferred tax liabilities:
Convertible debt	(18,617)	(20,737)

Net deferred tax assets	42,498	24,735
Less: valuation allowance	(42,498)	(24,735)

Net deferred tax asset/(liability)	$—	$—

FASB ASC 740—Income Taxes requires that a valuation allowance be established to reduce a deferred tax asset to its realizable value when it is more likely than not that all or a portion of a deferred tax asset will not be realized. A review of all available positive and negative evidence needs to be considered, including the utilization of past tax credits and length of carry-back and carry-forward periods, reversal of temporary differences, tax planning strategies, our current and past performance, the market environment in which we operate, and the evaluation of tax planning strategies to generate future taxable income.

At December 31, 2011 and 2010, we had gross deferred tax assets in excess of deferred tax liabilities of $42.5 million and $24.7 million, respectively. We determined that it is not “more likely than not” that such assets will be realized, and as such have applied a valuation allowance of $42.5 million and $24.7 million as of December 31, 2011 and 2010, respectively, to reduce our net deferred tax assets to their estimated realizable value. The valuation allowance primarily relates to the deferred tax assets arising from operating loss carry-forwards. The valuation allowance on our net deferred tax assets increased by approximately $17.8 million for the year ended December 31, 2011, decreased by approximately $11.0 million for the year ended December 31, 2010 and increased by approximately $9.3 million for the year ended December 31, 2009.

We evaluate our ability to realize our deferred tax assets each period and adjust the amount of our valuation allowance, if necessary. If there is an ownership change, as defined under Internal Revenue Code Section 382, the use of operating loss and credit carry-forwards may be subject to limitation on use. We operate within multiple taxing jurisdictions and are subject to audit in those jurisdictions. Because of the complex issues involved, any claims can require an extended period to resolve.

Net operating losses representing excess tax benefits attributable to share based compensation are not included in the table of deferred tax assets and liabilities shown above because they have not been realized for financial statement purposes. Pursuant to ASC 718, excess tax benefits attributable to share based compensation will only be recorded to additional paid-in capital when they are realized through a reduction of taxes payable. As of December 31, 2011, the portion of the federal and state net operating loss related to share based compensation is approximately $11.5 million.

At December 31, 2011, we had net operating loss carry-forwards of approximately $155.6 million for U.S. federal and state income tax purposes that are available to offset future taxable income and begin to expire in the year 2025. We have foreign tax loss carry-forwards of approximately $14.3 million that do not expire. The adoption of ASC 740-10 Accounting for Uncertainty in Income Taxes has had no impact on the reported carry-forwards at December 31, 2011. Net operating loss carry-forwards will expire as follows:

Year of Expiration	Year Generated	U.S. Losses	Foreign Losses
		(in thousands)
Unlimited	2006	$—	$(3,968)
Unlimited	2007	—	(3,864)
Unlimited	2009	—	(1,829)
Unlimited	2010	—	(1,132)
Unlimited	2011	—	(3,524)
2025	2005	(10,975)	—
2026	2006	(13,460)	—
2027	2007	(17,344)	—
2028	2008	(23,929)	—
2029	2009	(20,544)	—
2030	2010	(29,580)	—
2031	2011	(39,784)	—

		$(155,616)	$(14,317)

Uncertain tax positions

The amount of unrecognized tax benefits as of December 31, 2011 and December 31, 2010 was $0. There have been no material changes in unrecognized tax benefits through December 31, 2011. The fiscal years 2006 through 2011 are considered open tax years in U.S. federal and state and Australian tax jurisdictions. In addition, 2011 and 2010 are considered open tax years for German and United Kingdom jurisdictions. At December 31, 2011, we were not under examination by any of these taxing authorities for the open tax years.

Note 12. Net Loss Per Common Share

Basic net loss per common share is computed by dividing net loss for the period by the weighted-average number of common shares outstanding during the period. Diluted net loss per common share adjusts basic net loss per share for the dilutive effects of convertible securities, share-based awards and other potentially dilutive instruments only in the periods in which such effect is dilutive. Due to our net loss for all periods presented, all potentially dilutive instruments were excluded because their inclusion would have been anti-dilutive. The following instruments have been excluded from the calculation of diluted net loss per share, as their effect would be anti-dilutive.

Common shares issuable upon:	2011	2010	2009
	(in thousands)
Conversion of convertible senior notes	1,438	1,438	—
Exercise or vesting of share-based awards	1,016	949	934

Note 13. Business Segment, Geographic Areas and Major Customers

For financial reporting purposes, we have one reportable segment which designs, manufactures and markets medical devices for the treatment of advanced heart failure. Products are sold to customers located in the United States through our clinical trials, as commercial products to customers in Europe and under special access in other countries. Product sales attributed to a country or region are based on the location of the customer to whom the products are sold. Long-lived assets are primarily held in the United States.

Product sales by geographic location for the years ended December 31, 2011, 2010 and 2009 are as follows:

	2011	2010	2009
	(in thousands)
United States	$28,199	$14,998	$9,967
Germany	29,036	25,103	8,550
International, excluding Germany	25,529	15,063	5,655

	$82,764	$55,164	$24,172

For the year ended December 31, 2011, no customers individually accounted for more than 10% of product sales in the respective periods. For the year ended December 31, 2010, one customer exceeded 10% of product sales individually and accounted for approximately 16% of product sales in the aggregate. For the year ended December 31, 2009, two customers exceeded 10% of product sales individually and accounted for approximately 22% of product sales in the aggregate. As the majority of our revenue is generated outside of the U.S., we are dependent on favorable economic and regulatory environments for our products in Europe and other countries outside of the U.S.

The percentage of our revenue generated in the U.S. increased in 2011 as compared to 2010 primarily due to enrollment in our ENDURANCE destination therapy trial, which commenced in August 2010 and continued through 2011. The percentage of our revenue generated in the U.S. was lower in 2010 compared to 2009 due to the acceleration of our commercial efforts in Europe and the completion of enrollment in our ADVANCE trial in the U.S. in February 2010. While the FDA approved an Investigational Device Exemption Supplement that allowed us to enroll additional patients in our ADVANCE trial under a Continued Access Protocol, we experienced periods of inactivity while we awaited approval.

Note 14. Commitments and Contingencies

The following contingent liabilities resulting from the 2003 acquisition by HeartWare, Inc. of a business that previously held our technology existed as of December 31, 2011:

•

a milestone payment of $1.25 million due within 6 months of the date when the first circulatory assist device is approved for sale in the United States, provided that we have at least $25 million in cash on hand and, if we do not have $25 million at that time, then the payment is deferred until such time that we have $25 million in cash on hand; and

•

a special payment of up to $500,000 upon a sale of our HeartWare, Inc. subsidiary if such sale generates proceeds in excess of the aggregate liquidation preferences of all of HeartWare, Inc.’s then outstanding preferred stock.

We will record the effect of these payment obligations when and if these events occur or are deemed probable of occurring.

During 2009, we paid $750,000 as a result of our receipt of approval to sell our first circulatory assist device in Europe. This represented the first milestone payment resulting from the acquisition noted above and is included in research and development expense.

As of January 15, 2011, we entered into a Public, Private Partnership Agreement with the Regents of the University of Michigan whereby we will act as industry sponsor of a study conducted by the University of Michigan Cardiovascular Center and the University of Pittsburgh exploring the potential benefits of VADs in patients who will be given earlier access to these devices under a grant awarded from the National Heart, Lung and Blood Institute. In the study, called REVIVE-IT, researchers will compare whether non-transplant eligible patients with heart failure less advanced than that of current VAD recipients do better with implanted devices than with current medical therapy. Pursuant to the terms of the agreement, we have committed to provide financial support up to $9.6 million over the five-year trial period. Through December 31, 2011, the total amount presented to us for payment was approximately $0.2 million.

In December 2011, for $1.5 million, we purchased from parties unrelated to us, non-controlling interests in three development stage entities under common control, and obtained the rights to purchase the remaining ownership interests in two of the three entities. As of the date of this filing, we are waiting for additional information necessary to finalize the accounting treatment of these investments. As a result, we have been unable to conclude if the entities, individually or as a group, could be variable interest entities, and if so, whether or not they would require consolidation. We expect to obtain the necessary information to determine the appropriate accounting treatment of the investments no later than the first half of 2012. We have included the amount paid for the investments in other assets in the accompanying consolidated balance sheet as of December 31, 2011. The results of operations of these entities from the date of our investment have been immaterial. We do not believe finalizing the accounting treatment for these investments will have a material impact on the accompanying consolidated financial statements.

At December 31, 2011, we had purchase order commitments of approximately $22.6 million related to product costs, supplies, services and property, plant and equipment purchases. Many of our materials and supplies require long lead times and as such purchase order commitments reflect materials that may be received up to one year from the date of order.

In addition to the above, we have entered into employment agreements with all of our executive officers. These contracts do not have a fixed term and are constructed on an at will basis. Some of these contracts provide executives with the right to receive certain additional payments and benefits if their employment is terminated after a change of control, as defined in such agreements.

The taxation and customs requirements, together with other applicable laws and regulations of certain foreign jurisdictions, can be inherently complex and subject to differing interpretation by local authorities. We are subject to the risk that either we have misinterpreted applicable laws and regulations, or that foreign authorities may take inconsistent, unclear or changing positions on local law, customs practices or rules. In the event that we have misinterpreted any of the above, or that foreign authorities take positions contrary to ours, we may incur liabilities that may differ materially from the amounts accrued in the accompanying consolidated financial statements.

From time to time we may be involved in litigation or other contingencies arising in the ordinary course of business. Except as set forth below, and based on the information presently available, management believes that there are no contingencies, claims or actions pending or threatened, the ultimate resolution of which will have a material adverse effect on our financial position, liquidity or results of operations.

On February 24, 2010, we received a letter from two holders of Series A Preferred Stock in HeartWare, Inc., an indirect subsidiary of HeartWare International, Inc. These holders requested various financial and other information regarding HeartWare, Inc. for the purpose of determining the Company’s compliance with their rights as holders of Series A Preferred Stock, including whether a liquidation event has occurred since inception in 2003. HeartWare, Inc. issued Series A-1 and Series A-2 Preferred Stock to certain equity holders of Kriton Medical, Inc. when HeartWare, Inc. purchased out of bankruptcy substantially all of the assets of Kriton in July 2003. The Series A-1 and Series A-2 Preferred Stock do not have voting or dividend rights but entitle the holders thereof to receive, upon certain liquidation events of HeartWare, Inc. (but not the liquidation of or change of control of HeartWare International, Inc.), an amount equal to $10 per share of Series A-1 and $21 per share of Series A-2. The aggregate liquidation preference payment obligation totals approximately $15 million.

On June 27, 2011, HeartWare International, Inc. and HeartWare, Inc., along with HeartWare’s directors, certain officers and a significant stockholder, were named as defendants in a putative class action lawsuit filed in Massachusetts state court by two other Series A Preferred Stockholders on behalf of all holders of Series A

Preferred Stock. The complaint alleges that the defendants breached their fiduciary and contractual obligations to Series A Preferred Stockholders by preventing them from receiving a payment of the liquidation preference in connection with certain corporate transactions, including a transaction in 2005 in which HeartWare, Inc. was acquired by HeartWare Limited, a subsidiary of HeartWare International, Inc. The plaintiffs seek monetary damages, interest, costs and limited equitable relief. We do not believe HeartWare International, Inc., HeartWare, Inc. or any of our directors, officers or stockholders have abrogated the rights, or in any way failed to satisfy obligations owed to, any of our stockholders, including holders of Series A Preferred Stock. On September 12, 2011, the defendants served on plaintiffs a motion to dismiss the complaint with prejudice. On February 3, 2012, counsel for plaintiffs and defendants entered into a Memorandum of Understanding to settle the matter. Defendants have agreed to pay up to $1.1 million to participating putative class members in exchange for a full and unconditional release of all claims asserted in the litigation, including any and all claims arising from any right to receive a payment upon any liquidation or deemed liquidation event that has arisen or may arise in the future. We expect insurance to fund a significant portion of the settlement amount, although coverage is not assured. The settlement must be finally approved by the court following notice to putative class members.

In accordance with ASC 450 Contingencies, we accrue loss contingencies including costs of settlement, damages and defense related to litigation to the extent they are probable and reasonably estimable. Otherwise, we expense these costs as incurred. If the estimate of a probable loss is a range and no amount within the range is more likely, we accrue the minimum amount of the range. As of December 31, 2011, we have determined that settlement of the litigation discussed above is probable and that the reasonably estimable settlement amount is $1.1 million. At December 31, 2011, we recorded a liability for the $1.1 million, a $0.2 million receivable from one of the co-defendants, who is a related party, and expense of $0.9 million.

Note 15. Guarantees

On December 16, 2008, we entered into a Deed of Cross Guarantee (the “Deed”) by and among the Group’s then-existing entities—HeartWare International, Inc., HeartWare Pty. Limited (formerly HeartWare Limited) and HeartWare Inc.—whereby the companies have agreed to cross-guarantee each other’s liabilities. The Deed was established as a condition to obtaining financial reporting relief under ASIC Class Order 98/1418, which provides relief for us from the requirement to prepare and lodge audited accounts for HeartWare Pty. Limited in Australia. HeartWare International, Inc. is the holding entity, HeartWare, Inc. is the alternative Trustee and HeartWare Pty. Limited is a member of the Closed Group for purposes of the Class Order.

Note 16. Retirement Savings Plan

We have established a 401(k) plan in which substantially all of our U.S. employees are eligible to participate. Contributions made by employees are limited to the maximum allowable for U.S. federal income tax purposes. Beginning in April 2010, we commenced a matching program whereby we match employee contributions at a rate of 100% of applicable contributions up to 3% of included compensation plus 50% of applicable contributions up to the next 2% of included compensation. Our contributions to the 401(k) plan were approximately $0.5 million and $0.3 million for the years ended December 31, 2011 and 2010. We did not make any contributions to the plan in 2009.

Note 17. Quarterly Financial Information (Unaudited)

The following table presents selected quarterly financial information for the periods indicated. This information has been derived from our unaudited quarterly consolidated financial statements, which in the opinion of management include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information. The quarterly per share data presented below was calculated separately and may not sum to the annual figures presented in the consolidated financial statements. These operating results are also not necessarily indicative of results for any future period.

	Three Months Ended
	March 31	June 30	September 30	December 31
	(in thousands, except per share data)
2011
Revenue, net	$17,975	$20,389	$21,340	$23,060
Gross profit	10,379	12,476	13,456	13,521
Net loss	(9,431)	(10,096)	(13,964)	(21,564)
Net loss per common share—basic and diluted (1)	$(0.68)	$(0.73)	$(1.00)	$(1.53)
Weighted average shares outstanding—basic and diluted	13,901	13,923	13,948	14,063

2010
Revenue, net	$10,703	$9,757	$13,817	$20,887
Gross profit	5,023	5,464	7,814	12,422
Net loss	(4,544)	(9,982)	(7,844)	(7,027)
Net loss per common share—basic and diluted (1)	$(0.35)	$(0.73)	$(0.57)	$(0.51)
Weighted average shares outstanding—basic and diluted	12,958	13,683	13,753	13,874

(1)	Net loss per common share for each quarter is computed using the weighted-average number of shares outstanding during that quarter while net loss per common share for the full year is computed using the weighted-average number of shares outstanding during the year. Thus, the sum of the four quarters’ net loss per common share may not equal the full-year loss per share.

Significant amounts in per quarter information listed above include:

•	Net loss for the quarter ended March 31, 2011 included $2.9 million of share-based compensation expense, $2.6 million of interest expense and $0.6 million of foreign exchange gains.

•	Net loss for the quarter ended June 30, 2011 included $3.5 million of share-based compensation expense and $2.6 million of interest expense.

•	Net loss for the quarter ended September 30, 2011 included $3.6 million of share-based compensation expense, $2.7 million of interest expense and $1.4 million of foreign exchange losses.

•

Net loss for the quarter ended December 31, 2011 included $3.2 million of share-based compensation expense, $2.7 million of interest expense, $1.6 million of foreign exchange losses and $0.9 million related to an accrual for a potential litigation settlement.

•

Net loss for the quarters ended March 31, June 30, September 30 and December 31, 2010 include approximately $1.7 million, $4.3 million, $2.6 million and $2.0 million, respectively, of share-based compensation expense.

Note 18. Subsequent Events

We have evaluated events and transactions that occurred subsequent to December 31, 2011 through the date the financial statements were issued, for potential recognition or disclosure in the accompanying consolidated financial statements.

Except as disclosed in Note 14, we did not identify any events or transactions that should be recognized or disclosed in the accompanying consolidated financial statements.

Annex A

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among

HEARTWARE INTERNATIONAL, INC.,

OCEAN ACQUISITION HOLDING INC.

and

WORLD HEART CORPORATION

Dated as of March 29, 2012

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION, dated as of March 29, 2012 (this “Agreement”), among HeartWare International, Inc., a Delaware corporation (“Parent”), Ocean Acquisition Holding Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and World Heart Corporation, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL (as defined below), Parent, Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”);

WHEREAS, the Company Board (as defined below) has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and declared its advisability and (iii) resolved to recommend the adoption of this Agreement and directed that this Agreement be submitted for consideration by the stockholders of the Company at the Company Stockholders’ Meeting (as defined below);

WHEREAS, the Boards of Directors of each of Parent and Merger Sub has approved this Agreement and declared it advisable for Parent and Merger Sub to enter into this Agreement and to consummate the Merger and the other transactions contemplated hereby;

WHEREAS, immediately following the execution of this Agreement, Parent shall cause HWI, as the sole stockholder of Merger Sub, to adopt this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and certain stockholders of the Company have entered into the Voting Agreements (as defined below); and

WHEREAS, unless Parent exercises the Parent Cash Election (as defined below), for United States federal income Tax purposes, the Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the Code (as defined below).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.01 Certain Defined Terms. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means an executed confidentiality agreement between the Company and a Person who has made a proposal satisfying the requirements of Section 7.03(c) on terms no less favorable to the Company than those contained in the Confidentiality Agreement and which contains a “standstill” or similar provision on terms no less restrictive with respect to such Person than the terms of any “standstill” or similar provision in any agreement applicable to Parent.

“Action” means any litigation, suit, claim, action, proceeding or investigation.

“Affiliate” of a Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Anti-Corruption Laws” means Laws relating to bribery, corruption or money laundering.

“Average Parent Stock Price” means the average of the per share closing prices of Parent Common Stock on NASDAQ during the 10 consecutive trading days ending on (and including) the trading day that is one calendar day prior to the date of the Effective Time.

“Balance Sheet” means the consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2011, including the notes thereto.

“beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3 of the Exchange Act.

“Black Scholes Value” means, in accordance with the terms of the October Warrants, with respect to any unexercised October Warrant, the value of an October Warrant based on the Black Scholes Option Pricing Model obtained from the “OV” function available through the Bloomberg Professional service determined as of 4:00:00 p.m., New York time, as of the Closing Date for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of such October Warrant as of the date of the warrantholder’s election pursuant to Section 3.01(f), (ii) an expected volatility equal to the 100 day volatility obtained from the HVT function available through the Bloomberg Professional service as of 4:00:00 p.m., New York time, on the trading day immediately following the public announcement of the Merger (using 360 as the input for the annualization factor and the Rogers-Satchell volatility estimator model), which volatility shall in no event be more than 125% or less than 60%, and, if applicable, and (iii) the underlying price per share used in such calculation shall be the fair market value of the Per Share Consideration being offered in the Merger.

“Blue Sky Laws” means state securities or “blue sky” Laws.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Cash” means, as of any specific time, the difference between (a) the aggregate amount of cash and cash equivalents, including short-term marketable securities, held as of such time in the bank accounts, including money market accounts, certificates of deposit and any marketable investment security accounts, of the Company and its Subsidiaries, minus (b) the aggregate balance of all outstanding checks, money orders or similar instruments outstanding against such accounts.

“Closing Date” means the date on which the Closing occurs.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Board” means the Board of Directors of the Company.

“Company Common Stock” means common stock, par value $0.001 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub simultaneously with the signing of this Agreement.

“Company Expenses” means all MiFlow VAD related expenses, including: (A) any liabilities incurred by the Company or any of its Subsidiaries after the date hereof, (B) any payments, including salaries or other compensation, made by the Company or any of its Subsidiaries to the retained MiFlow VAD research and development staff, (C) any liability or payments to consultants and contractors, (D) any liability or payments for MiFlow VAD materials, (E) any liability or payments for MiFlow VAD related travel, in each case in an amount not exceeding the amount specified in the “MiFlow Cost Analysis” attached hereto as Exhibit D;

“Company Insurance Policies” means all insurance, reinsurance or captive insurance policies (including fire and casualty, general liability, professional liability, business interruption and workers’ compensation insurance policies) under which the Company or any of its Subsidiaries has been an insured, a named insured or otherwise the principal beneficiary of coverage at any time within the past three years.

“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Company IP Agreements” means all (a) (i) licenses of Intellectual Property by the Company or any of its Subsidiaries to any Person, (ii) licenses of Intellectual Property by any Person to the Company or any of its Subsidiaries relating to the transfer, development, maintenance or use of Intellectual Property, and (b) consents, settlements, decrees, orders, injunctions, judgments or rulings governing the use, validity or enforceability of Intellectual Property to or under which the Company or any of its Subsidiaries is a party or beneficiary, or by which the Company or any of its Subsidiaries, or any of its or their properties or assets, may be bound.

“Company Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole or (b) would prevent or materially delay consummation of the Transactions by the Company or otherwise prevent or materially delay the Company from performing its obligations under this Agreement; provided, however, that the following shall not be taken into account in determining whether a Company Material Adverse Effect has occurred: (i) changes in applicable Law or GAAP or in any interpretation thereof that do not disproportionately affect the Company and its Subsidiaries taken as a whole (relative to other participants in the industries in which the Company and its Subsidiaries operate); (ii) changes in the industries in which the Company and its Subsidiaries conduct their respective businesses that do not disproportionately affect the Company and its Subsidiaries taken as a whole (relative to other participants in the industries in which the Company and its Subsidiaries operate); (iii) any event, circumstance, change or effect arising directly or indirectly from the public announcement of this Agreement or pendency of the Transactions; (iv) any change in the market price or trading volume of the Shares (but not the underlying cause of such change); (v) any event, circumstance, change or effect arising directly or indirectly from any act of terrorism, war or any other similar event that does not disproportionately affect the Company and its Subsidiaries taken as a whole (relative to other participants in the industries in which the Company and its Subsidiaries operate); and (vi) any adverse effect arising directly from or otherwise directly relating to any action taken by the Company or its Subsidiaries at the written direction of Parent or the failure of the Company or its Subsidiaries to take any action that the Company or its Subsidiaries are specifically prohibited from taking pursuant to this Agreement and were not consented to by Parent.

“Company Other Share-Based Award” means any other Share-based award issued pursuant to the Company Stock Plan.

“Company Performance Share Award” means any performance share issued pursuant to the Company Stock Plan.

“Company Preferred Stock” means preferred stock, par value $0.01 per share, of the Company.

“Company Recommendation” means the recommendation of the Company Board that the Company stockholders adopt this Agreement.

“Company Restricted Stock Award” means any share of restricted Company Common Stock granted under the Company Stock Plan.

“Company RSU Award” means any restricted stock unit issued pursuant to the Company Stock Plan.

“Company SAR” means a Stock Appreciation Right, as defined in the Company Stock Plan.

“Company Stock Awards” means Company Stock Options, Company SARs, Company Restricted Stock Awards, Company RSU Awards, Company Performance Share Awards, Company Other Share-Based Awards and other purchase rights granted pursuant to the Company Stock Plan.

“Company Stockholder Approval” means the adoption of this Agreement at the Company Stockholders’ Meeting by holders of a majority of the outstanding Shares in accordance with the DGCL and the Company’s certificate of incorporation and bylaws.

“Company Stockholders’ Meeting” means the meeting of the Company’s stockholders (including any adjournments or postponements thereof) to be held to consider adoption of this Agreement.

“Competing Transaction” means any transaction or series of related transactions (other than the Merger) that constitute, or may reasonably be expected to result in (a) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries; (b) any sale, lease, license, exchange, transfer or other disposition of, or joint venture involving, assets or businesses that constitute or represent more than 15% of the total revenue, operating income, EBITDA or fair market value of the assets of the Company and its Subsidiaries, taken as a whole; (c) any sale, exchange, transfer or other disposition of more than 15% of any class of equity securities, or securities convertible into or exchangeable for equity securities, of the Company or any of its Subsidiaries; (d) any tender offer or exchange offer that, if consummated, would result in any Person becoming the beneficial owner of more than 15% of any class of equity securities of the Company or any of its Subsidiaries; (e) any sale or license of any Owned Intellectual Property that constitutes all or substantially all of the assets of the Company and its Subsidiaries (taken as a whole); or (f) any combination of the foregoing.

“Competing Transaction Agreement” means a letter of intent, agreement in principle, term sheet, merger agreement, stock purchase agreement, acquisition agreement, option agreement, license agreement or other contract, commitment or agreement relating to, or which may reasonably be expected to result in or otherwise further, any Competing Transaction (other than an Acceptable Confidentiality Agreement).

“Confidentiality Agreement” means the confidentiality agreement, dated April 12, 2011, between HWI and the Company.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Encumbrances” means mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties or restrictions of any kind, including any easement, reversion interest, right of way or other encumbrance to title, limitations on voting rights, or any option, right of first refusal or right of first offer.

“Environmental Laws” means any Law relating to (a) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (b) the manufacture, handling, transport, use,

treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; (c) exposure to Hazardous Substances; or (d) pollution or protection of the environment, health, safety or natural resources, including natural resource damages.

“Environmental Permits” means all permits, licenses and other authorizations required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that is (a) a member of a controlled group with the Company or any of its Subsidiaries for purposes of Section 414(b) of the Code or (b) under common control with the Company or any of its Subsidiaries for purposes of Section 414(c) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” means all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, investment banking firms and other financial institutions, experts and consultants to a party hereto and its Affiliates) actually incurred or accrued by a party hereto or its Affiliates or on its or their behalf or for which it or they are liable in connection with or related to the authorization, preparation, negotiation, execution and performance of the Transactions, the preparation, printing, filing and mailing of the Registration Statement and the Proxy Statement, the solicitation of stockholder approvals, and all other matters related to the closing of the Merger and the other Transactions.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“FDA” means the U.S. Food and Drug Administration.

“GAAP” means United States generally accepted accounting principles in effect from time to time applied consistently throughout the periods involved.

“Genesis Select Warrants” means the warrants issued by the Company pursuant to that Consulting Services Agreement, dated April 2, 2007, between World Heart Inc. and Genesis Select Corporation.

“Governmental Authority” means any federal, national, foreign, supranational, state, provincial, county, local or other government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body of competent jurisdiction.

“Hazardous Substances” means (a) those substances, materials or wastes defined in or regulated under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) polychlorinated biphenyls, asbestos, toxic mold and radon; (e) any contaminant or pollutant; and (f) any other substance, material or waste regulated by any Governmental Authority or that gives rise to liability, obligations or costs because or on account of its potential or actual threat to the environment, human health, flora, fauna or natural resources, or because or on account of it being explosive, corrosive, flammable or radioactive.

“HWI” means HeartWare, Inc., a Delaware corporation, an indirect wholly owned subsidiary of Parent.

“Indebtedness” means, with respect to any Person, without duplication: (a) all indebtedness of such Person, whether or not contingent, for borrowed money, including all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments; (b) all obligations of such Person for the deferred purchase of property or services; (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (d) all obligations, contingent or otherwise, of such Person under acceptance, letter of credit or similar facilities; (e) all Indebtedness of others referred to in clauses (a) through (d) above guaranteed (or in effect guaranteed) directly or indirectly in any manner by such Person, and (f) all Indebtedness of others referred to in clauses (a) through (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Intellectual Property” means, in any and all jurisdictions worldwide, all intellectual property rights, including all (a) patents, utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures, and industrial designs, community designs and other designs; (b) Trademarks; (c) works of authorship (including Software) and copyrights, and moral rights, design rights and database rights therein and thereto; (d) trade secrets, know how and invention rights; and (e) registrations, applications, continuations, renewals and extensions for any of the foregoing in clauses (a)-(d).

“Intervening Event” means, with respect to the Company, a material fact, event, change, development or set of circumstances that was not known to the Company Board on the date of this Agreement (or if known, the consequences of which are not known to or reasonably foreseeable by the Company Board as of the date hereof), which fact, event, change, development or set of circumstances, or any material consequences thereof, becomes known to the Company Board prior to the Effective Time; provided, however, that no fact, event, change, development or set of circumstances shall constitute an Intervening Event if such fact, event, change, development or set of circumstances resulted from, arose out of or relates to (i) the receipt, existence, or terms of any proposal, inquiry, offer or request with respect to a Competing Transaction or (ii) matters specific to Parent or any of its Affiliates, in each case, including any matter relating thereto or consequence thereof.

“IP Transaction” means any sale or license of any Company Intellectual Property.

“IRS” means the Internal Revenue Service.

“January Warrants” mean the warrants issued by the Company pursuant to that certain Securities Purchase Agreement, dated January 21, 2010, by and among the Company and the purchasers identified therein.

“knowledge of the Company” means the actual knowledge, after due inquiry, of the individuals set forth on Schedule A.

“knowledge of Parent” means the actual knowledge, after due inquiry, of the individuals set forth on Schedule B.

“LaunchPoint Note” means the $1 million 4.5% Convertible Note, dated December 2, 2009, between World Heart Inc. and LaunchPoint Technologies Inc.

“Law” means any federal, state, local, national, supranational, foreign or administrative law (including common law), statute, ordinance, regulation, requirement, regulatory interpretation, rule, code or Order.

“Lease” means any and all leases, subleases, licenses or other occupancy agreements, sale/leaseback arrangements or similar arrangements.

“Lease Documents” means, collectively, ancillary documents pertaining to Leases relating to the Real Property (including all amendments, modifications, supplements, exhibits, schedules, addenda and restatements thereto and thereof and all material consents, including material consents for alterations, assignments and sublets, documents recording variations, memoranda of lease, options, rights of expansion, extension, first refusal and first offer and evidence of commencement dates and expiration dates).

“Leased Real Property” means the real property leased, subleased, licensed or otherwise occupied by the Company or any of its Subsidiaries as tenant, sublessee, licensee or occupier, together with, to the extent leased by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and equipment affixed thereto and all easements, licenses, rights, hereditaments and appurtenances relating to the foregoing.

“Leased Real Property Options” means, collectively, options, rights of first offer or rights of first refusal contained in any Lease pertaining to the Leased Real Property, including any such options or rights pertaining to purchase, expansion, renewal, extension or relocation.

“License Agreement” means the non-exclusive license agreement in the form attached hereto as Exhibit A.

“Licensed Intellectual Property” means all Intellectual Property that the Company or any of its Subsidiaries is licensed or otherwise permitted to use pursuant to the Company IP Agreements.

“Multiemployer Plan” means a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA).

“Multiple Employer Plan” means a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary of the Company could incur liability under Section 4063 or 4064 of ERISA.

“NASDAQ” means the NASDAQ Stock Market.

“October Warrants” mean the warrants issued by the Company pursuant to that certain Securities Purchase Agreement, dated October 13, 2010, by and among the Company and the purchasers identified therein.

“Order” means any order, judgment, injunction, award, decision, determination, stipulation, ruling, subpoena, writ, decree or verdict entered by or with any Governmental Authority.

“Outside Date” means August 31, 2012.

“Owned Intellectual Property” means all Intellectual Property owned by, purported to be owned by or under obligation of assignment to, the Company or any of its Subsidiaries.

“Owned Real Property” means the real property in which the Company or any of its Subsidiaries has fee title (or equivalent) interest, together with, to the extent owned by the Company or any of its Subsidiaries, all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems and equipment affixed thereto and all easements, licenses, rights, hereditaments and appurtenances relating to the foregoing.

“Parent Board” means the Board of Directors of Parent.

“Parent Common Stock” means the common stock, par value $0.001 per share, of Parent.

“Parent Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes and effects, (a) is or is reasonably likely to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of

Parent and its Subsidiaries taken as a whole or (b) would prevent or materially delay consummation of the Transactions by Parent or otherwise prevent or materially delay Parent from performing its obligations under this Agreement.; provided, however, that the following shall not be taken into account in determining whether a Parent Material Adverse Effect has occurred: (i) changes in applicable Law or GAAP or in any interpretation thereof that do not disproportionately affect Parent and its Subsidiaries taken as a whole (relative to other participants in the industries in which Parent and its Subsidiaries operate); (ii) changes in the industries in which Parent and its Subsidiaries conduct their respective businesses that do not disproportionately affect Parent and its Subsidiaries taken as a whole (relative to other participants in the industries in which Parent and its Subsidiaries operate); (iii) any event, circumstance, change or effect arising directly or indirectly from the public announcement of this Agreement or pendency of the Transactions; (iv) any change in the market price or trading volume of the Parent Common Stock (but not the underlying cause of such change); (v) any event, circumstance, change or effect arising directly or indirectly from any act of terrorism, war or any other similar event that does not disproportionately affect Parent and its Subsidiaries taken as a whole (relative to other participants in the industries in which Parent and its Subsidiaries operate); (vi) any adverse effect arising directly from or otherwise directly relating to any action taken by Parent or its Subsidiaries at the written direction of the Company or the failure of Parent or its Subsidiaries to take any action that Parent or its Subsidiaries are specifically prohibited from taking pursuant to this Agreement and were not consented to by the Company; and (vii) any event, circumstance, change or effect arising directly from the decision of the FDA Circulatory System Devices Panel in its review of the Pre-Market Application for the HeartWare System for the bridge-to-transplant indication, submitted to the FDA in December 2010 (but not any underlying cause for the decision that constitutes a breach of a representation or warranty of Parent under this Agreement (without giving effect to any Material Adverse Effect qualifier)).

“Parent Preferred Stock” means preferred stock, par value $0.001 per share, of Parent.

“Per Share Consideration” means the quotient determined by dividing $8,000,000 by the number of Shares issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled or converted pursuant to Section 2.04(b)).

“Permitted Encumbrances” means such of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which neither the Company nor any of its Subsidiaries is otherwise subject to civil or criminal liability due to its existence: (a) liens for Taxes not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings; (b) materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business securing obligations (i) as to which there is no default on the part of the Company or any of its Subsidiaries or the validity or amount of which is being contested in good faith by appropriate proceedings directly conducted by the Company and for which adequate reserves are maintained on the books of the Company, (ii) which are not overdue for a period of more than 30 days, and (iii) which do not, individually or in the aggregate, materially adversely affect the value or the use or occupancy of such property for its current and anticipated purposes; (c) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; and (d) minor survey exceptions, customary utility easements and other minor customary encumbrances on title to real property that (i) were not incurred in connection with any Indebtedness, (ii) do not render title to the property encumbered thereby unmarketable and (iii) do not, individually or in the aggregate, materially adversely affect the value of or the use or occupancy of such property for its current and anticipated purposes.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (as defined in Section 13(d)(3) of the Exchange Act), trust, association, entity or Governmental Authority.

“Real Property” means the Leased Real Property and the Owned Real Property.

“Registered” means issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Representatives” means a Person’s officers, directors, employees, accountants, consultants, legal counsel, investment bankers, advisors, agents and other representatives.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Service Provider” means each of the officers, employees, directors and independent contractors of the Company and each of its Subsidiaries.

“Software” means all (a) computer programs, applications, systems and code, including software implementations of algorithms, models and methodologies, program interfaces, and source code and object code, (b) Internet and intranet websites, databases and compilations, including data and collections of data, whether machine-readable or otherwise, (c) development and design tools, library functions and compilers, and (d) technology supporting websites, and the contents and audiovisual displays of websites.

“Subsidiary” or “Subsidiaries” of any specified Person means an Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Superior Proposal” means an unsolicited written bona fide offer or proposal made by a third party with respect to a Competing Transaction on terms and conditions that the Company Board determines, in its good faith judgment, after having received the advice of outside legal counsel, and taking into account all legal, financial and regulatory and other aspects of the proposal, reasonable expectation of consummation and any changes to the terms of this Agreement proposed by Parent in response to such offer or proposal or otherwise, to be more favorable, including from a financial point of view, to the stockholders of the Company than the Merger; provided, however, that no offer or proposal shall be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer or proposal is not fully committed or if the receipt of any such financing is a condition to the consummation of such transaction. For purposes of the definition of “Superior Proposal,” each reference to “15%” in the definition of “Competing Transaction” shall be replaced with “50%”.

“Taxes” means (a) any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; (b) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; (c) license, registration and documentation fees; and (d) customs duties, tariffs and similar charges.

“Tax Representation Letters” means tax representation letters, substantially in compliance with IRS published advance ruling guidelines and with customary assumptions, exceptions and modifications thereto, dated and executed as of the Closing Date.

“Tax Return” shall mean any return, declaration, report, election, claim for refund or information return or other statement or form filed or required to be filed with any Governmental Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Trademarks” means trademarks, service marks, domain names, uniform resource locators, trade dress, trade names, geographical indications and other identifiers of source or goodwill, including the goodwill symbolized thereby or associated therewith.

“Transactions” means the Merger and the other transactions contemplated by this Agreement and the Voting Agreements.

“Transfer Taxes” means real property transfer or gains, sales, use, transfer, value added, stock transfer, stamp, recording, registration and other similar Taxes which may become payable by the Company, Parent or Merger Sub in connection with the transactions contemplated by this Agreement.

“Voting Agreements” means the Stockholder Support Agreements, each dated as of the date hereof, each in the form attached hereto as Exhibit B.

Section 1.02 Other Defined Terms. The following terms have the meanings set forth in the Sections set forth below:

Defined Term	Location of Definition
401(k) Plan	§ 7.05(b)
Agreement	Preamble
Book-Entry Shares	§ 2.04(a)
Certificate of Merger	§ 2.02
Certificates	§ 2.04(a)
Change in the Company Recommendation	§ 7.03(d)
Closing	§ 2.02
Company	Preamble
Company Permits	§ 4.06(a)
Company SEC Reports	§ 4.07(a)
Company Stock Option	§ 3.03
Company Stock Plan	§ 3.03
Contingent Worker	§ 4.11(b)
Cooley Opinion	§ 7.09
Dissenting Shares	§ 3.04
Effective Time	§ 2.02
Exchange Agent	§ 3.01(a)
Exchange Fund	§ 3.01(a)
M&A Qualified Beneficiaries	§ 7.05(c)
Material Contracts	§ 4.16(a)
Merger	Recitals
Merger Consideration	§ 2.04(a)
Merger Sub	Preamble
Notice of Change in the Company Recommendation	§ 7.03(d)(1)(C)
Notice Period	§ 7.03(d)(1)(D)
Parent	Preamble
Parent Cash Election	§ 2.04(a)
Parent SEC Reports	§ 5.06(a)
Plans	§ 4.10(a)
Proxy Statement	§ 7.01(a)
Registration Statement	§ 7.01(a)
Revised Transaction Proposal	§ 7.03(d)(1)(D)
Shares	§ 2.04(a)
Surviving Corporation	§ 2.01

Section 1.03 Interpretation; Headings.

(a) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

(b) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(c) When reference is made to an Article, Section or Exhibit, such reference is to an Article or Section of, or Exhibit to, this Agreement unless otherwise indicated.

(d) The table of contents and descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(f) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(g) Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

(h) Any action to be taken or given on or by a particular calendar day that is not a Business Day shall be deferred until the next Business Day; any reference in this Agreement to a “day” or a number of “days” (without explicit reference to “Business Days”) shall be interpreted as a reference to a calendar day or number of calendar days.

(i) References to currency, monetary values and dollars set forth herein shall mean United States dollars and all payments hereunder shall be made in United States dollars.

(j) References to a Person are also to its successors and permitted assigns.

(k) Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws; any document referred to herein means such document as amended, amended and restated, replaced, or novated (but disregarding any amendment, amendment and restatement, replacement, or novation made in breach of this Agreement).

ARTICLE II

THE MERGER

Section 2.01 The Merger. Upon the terms and subject to the satisfaction or written waiver (where permissible) of the conditions set forth in Article VIII, and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 2.02 Closing; Effective Time. As promptly as practicable, but in no event later than the third Business Day, after the satisfaction or written waiver (where permissible) of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Effective Time”). Immediately prior to such filing of the Certificate of Merger, a closing (the “Closing”) shall be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII.

Section 2.03 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL.

Section 2.04 Conversion of Securities. (a) Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of the Company Common Stock, each share of Company Common Stock (all shares of Company Common Stock being collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled or converted pursuant to Section 2.04(b)) shall be converted automatically into the right to receive the number of fully paid and non-assessable shares of Parent Common Stock (the “Merger Consideration”) equal to the quotient determined by dividing the Per Share Consideration by the Average Parent Stock Price and rounding the result to the nearest one-thousandth of a share, payable upon surrender of a Certificate in the manner provided in Section 3.01; provided, however, that Parent may make an irrevocable election, in its sole and absolute discretion, not later than three Business Days prior to the Effective Time (and no later than one Business Day following the satisfaction or written waiver (where permissible) of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing)), upon written notice to the Company, to instead pay an amount in cash equal to the Per Share Consideration for each issued and outstanding share of Company Common Stock, in which case each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled or converted pursuant to Section 2.04(b) and any Dissenting Shares) shall be converted automatically into the right to receive the amount of cash equal to the Per Share Consideration (in which case, such amount of cash shall be the “Merger Consideration”), payable upon surrender of a Certificate in the manner provided in Section 3.01 (the “Parent Cash Election”); provided, further, however, that each holder of a certificate or certificates which immediately prior to the Effective Time represented such Shares (“Certificates”) or book-entry shares which immediately prior to the Effective Time represented such Shares (“Book-Entry Shares”) shall thereafter cease to have any rights with respect thereto except (i) the right to receive the Merger Consideration, any dividends or other distributions pursuant to Section 3.01(c) and cash in lieu of any fractional shares payable pursuant to Section 3.01(e), in each case to be issued or paid, without interest, in consideration therefor upon surrender of such Certificate or transfer of the Book-Entry Shares in accordance with Section 3.01(b) (or in the case of a lost, stolen or destroyed Certificate, Section 3.01(k) or (ii) as provided by Law.

(b) Cancellation of Certain Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub or the Company, each Share held in the treasury of the Company and each Share owned by Parent or any direct or indirect Subsidiary of Parent (including Merger Sub) immediately prior to the Effective Time shall automatically be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holder thereof, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.05 Certificate of Incorporation; Bylaws. (a) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended in its entirety to read the same as the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time until thereafter amended as provided by law and such certificate of incorporation; provided, however, that Article I thereof shall be amended to read as follows: “The name of the corporation is World Heart Corporation”.

(b) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in their entirety to read the same as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

Section 2.06 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected and qualified or until such officer’s earlier death, resignation or removal.

ARTICLE III

DELIVERY OF MERGER CONSIDERATION

Section 3.01 Exchange of Certificates. (a) Exchange Agent. Prior to the Effective Time, Parent shall designate a commercial bank or trust company (with the approval of the Company) to act as agent (the “Exchange Agent”) for the benefit of the holders of Shares who exchange their Shares in accordance with this Article III. Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, at the Effective Time, for the benefit of the holders of Shares, for exchange in accordance with this Article III (i) (A) book-entry shares representing the Merger Consideration issuable to holders of Shares as of the Effective Time pursuant to Section 2.04(a) and (B) cash, as required to make payments in lieu of any fractional shares of Parent Common Stock pursuant to Section 3.01(e) or, if Parent has exercised the Parent Cash Election, (ii) the Merger Consideration issuable to holders of Shares as of the Effective Time pursuant to Section 2.04(a) (such cash and book-entry shares for shares of Parent Common Stock, together with any dividends or distributions with respect to the Merger Consideration deposited after the Effective Time pursuant to Section 3.01(c), the “Exchange Fund”). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration out of the Exchange Fund. The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by Parent. Any interest or other income from such investments shall be paid to and become income of Parent. Except as contemplated by Section 3.01(h), the Exchange Fund shall not be used for any purpose other than as specified in this Section 3.01(a).

(b) Exchange Procedures. (i) As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each Person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 2.04(a): (A) a letter of transmittal (which shall be in customary form reasonably acceptable to the Company and shall specify that delivery shall be effected, and risk of loss and title to the Shares shall pass, only upon proper delivery of the Shares to the Exchange Agent) and (B) instructions for use in effecting the surrender of the Shares pursuant to such letter of transmittal.

(ii) Upon (A) surrender to the Exchange Agent of a Certificate for cancellation, together with such letter of transmittal, properly completed and validly executed in accordance with the instructions thereto, or (B) receipt by the Exchange Agent of an “agent’s message” in the case of Book-Entry Shares, and, in each case, such other documents as may be reasonably required pursuant to such instructions, the holder of such Shares shall be entitled to receive in exchange therefor the aggregate Merger Consideration which such holder has the right to receive pursuant to Section 2.04(a) in respect of the Shares formerly represented by such holder’s Certificates or Book-Entry Shares, and, if Parent has not exercised the Parent Cash Election, cash in lieu of any fractional shares of Parent Common Stock such holder is entitled to receive pursuant to Section 3.01(e) and any dividends or other distributions such holder is entitled to receive pursuant to Section 3.01(c), and the Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company, any Merger Consideration, cash in lieu of any fractional shares of Parent Common Stock such holder is entitled to receive pursuant to Section 3.01(e) and any dividends or other distributions such holder is entitled to receive pursuant to Section 3.01(c) may be issued to a transferee if the Certificate or Book-Entry Shares representing such Shares are presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by Section 2.04(a) and this Section 3.01, each Certificate or Book-Entry Share shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender, without interest, the Merger Consideration, and, if Parent has not exercised the Parent Cash Election, cash in lieu of any fractional shares of Parent Common Stock the holder of such Certificate or Book-Entry Share is entitled to receive pursuant to Section 3.01(e) and any dividends or other distributions such holder is entitled to receive pursuant to Section 3.01(c). If the Merger Consideration is paid in shares of Parent Common Stock, such shares will be issued in book-entry shares.

(c) Distributions with Respect to Unexchanged Shares of Parent Common Stock. To the extent that Merger Consideration is payable in shares of Parent Common Stock, no dividends or other distributions declared or made with a record date after the Effective Time with respect to the Parent Common Stock shall be paid to the holder of any unsurrendered Certificate or Book-Entry Share until the holder of such Certificate or Book-Entry Share shall surrender such Certificate or Book-Entry Share in accordance with Section 3.01(b). To the extent that Merger Consideration is payable in shares of Parent Common Stock, subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Certificate or Book-Entry Share in accordance with Section 3.01(b), there shall be paid to the record holder of shares of Parent Common Stock issued in exchange therefor, without interest, at the appropriate payment date (or, if previously paid, promptly), the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender payable with respect to such shares of Parent Common Stock.

(d) No Further Rights in Company Common Stock. All Merger Consideration issued upon surrender of a Certificate or transfer of a Book-Entry Share in accordance with the terms of this Article III (including any cash paid pursuant to Section 3.01(c) or Section 3.01(e)) shall be deemed to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificate or Book-Entry Share.

(e) No Fractional Shares. To the extent that Merger Consideration is payable in shares of Parent Common Stock, no certificates, scrip, or book-entry credit representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or Book-Entry Shares, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Each holder of a fractional share interest (after taking into account all fractional share interests held by such holder) shall receive, in lieu thereof, an amount in cash (without interest, rounded down to the nearest whole cent and subject to the amount of any withholding Taxes as contemplated in Section 3.01(j) equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the Average Parent Stock Price.

(f) October Warrants. Each unexercised October Warrant issued and outstanding immediately prior to the Effective Time shall be converted automatically into solely the right of each holder of outstanding October Warrants to elect to receive from the Surviving Corporation an amount of cash equal to the Black Scholes Value pursuant to the terms of Section 10(h) of such October Warrant (without interest, rounded down to the nearest whole cent and subject to the amount of any withholding Taxes as contemplated in Section 3.01(j)). In accordance with the terms of the October Warrants, to receive such cash a holder of an October Warrant must deliver the election request to the Surviving Corporation before the ninetieth (90th) day after the Effective Time.

(g) Adjustments to Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities of a Subsidiary of Parent or the Company or of securities convertible into Parent

Common Stock or Company Common Stock), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Common Stock or Company Common Stock with a record date occurring on or after the date hereof and prior to the Effective Time.

(h) Termination of Exchange Fund. Any portion of the Exchange Fund (including proceeds of any investment thereof) that remains undistributed to the holders of Shares on the date that is nine months after the Effective Time shall be delivered to Parent, upon demand, and any holders of Shares who have not theretofore complied with this Article III shall thereafter look only to Parent for the Merger Consideration to which they are entitled pursuant to Section 2.04(a), and, if Parent has not exercised the Parent Cash Election, any cash in lieu of fractional shares of Parent Common Stock to which they are entitled pursuant to Section 3.01(e) and any dividends or other distributions with respect to the Parent Common Stock to which they are entitled pursuant to Section 3.01(c).

(i) No Liability. None of the Exchange Agent, Parent or the Surviving Corporation shall be liable to any holder of Shares for any Merger Consideration from the Exchange Fund (or dividends or distributions with respect to Parent Common Stock) or other cash delivered to a public official pursuant to any abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority) shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(j) Withholding Rights. Each of the Surviving Corporation, the Exchange Agent, Parent and Merger Sub shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement in respect of Shares such amount as it determines, in good faith, is required to be deducted and withheld with respect to the making of such payment under the Code, the rules or regulations promulgated thereunder, any provision of applicable state, local or foreign Tax Law or any other Law. To the extent that amounts are so withheld and duly deposited with the applicable Governmental Authority, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

(k) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the Shares formerly represented by such Certificate to which the holder thereof is entitled pursuant to Section 2.04(a), and, if Parent has not exercised the Parent Cash Election, any cash in lieu of fractional shares of Parent Common Stock to which the holder thereof is entitled pursuant to Section 3.01(e) and any dividends or other distributions to which the holder thereof is entitled pursuant to Section 3.01(c).

Section 3.02 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Shares thereafter on the records of the Company. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Exchange Agent or Parent for any reason shall be cancelled and exchanged for the Merger Consideration with respect to the Shares formerly represented by such Certificates or Book-Entry Shares to which the holders thereof are entitled pursuant to Section 2.04(a), and, if Parent has not exercised the Parent Cash Election, any cash in lieu of fractional shares of Parent Common Stock to which the holders of such Certificates or Book-Entry Shares are entitled pursuant to Section 3.01(e) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.01(c).

Section 3.03 Company Stock Options. Between the date of this Agreement and the Effective Time, the Company shall take all necessary action (which action shall be effective as of the Effective Time), to: (i) terminate the Company’s 2006 Equity Incentive Plan, as amended through the date of this Agreement (the

“Company Stock Plan”); (ii) provide that each outstanding option to purchase shares of Company Common Stock (each, a “Company Stock Option”) and each Company SAR (if any) granted under the Company Stock Plan that is held by a then-current employee, consultant or director of the Company and that remains outstanding and unexercised as of immediately prior to the Effective Time, whether or not vested or exercisable, shall become fully vested and exercisable as of the Effective Time; and (iii) terminate for no consideration, as of the Effective Time, each Company Stock Option and each Company SAR (if any) that is outstanding and unexercised as of the Effective Time (in each case, without the creation of additional liability to the Company or any Subsidiaries).

Section 3.04 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, in the event Parent exercises the Parent Cash Election, any holder of Shares issued and outstanding immediately prior to the Effective Time who has not voted in favor of the Merger or consented thereto in writing and who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration at the Effective Time in accordance with Section 2.04(a), unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect such appraisal right in accordance with the DGCL or withdraws or otherwise loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 2.04(a). The Company shall serve prompt notice to Parent of any demands for appraisal of any Shares, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal, and, prior to the Effective Time, Parent shall have the reasonable right to participate in, and after the Effective Time, Parent shall have the right to direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent or as required under the DGCL, make any payment with respect to any demands for appraisal, or settle or offer to settle, any such demands. In the event Parent does not exercised the Parent Cash Election, in accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of Shares in connection with the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, subject to such exceptions as set forth in (i) the corresponding section of the Company Disclosure Schedule (with specific reference to the particular section or subsection of this Agreement to which the information in the Company Disclosure Schedule relates, it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section of this Agreement to which the relevance of such item is reasonably apparent) and (ii) the Company SEC Reports filed since January 1, 2010 but at least three (3) Business Days prior to the date of this Agreement, excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature (provided, however, that any disclosures in such Company SEC Reports that are the subject of this clause (ii) shall be deemed to qualify a representation or warranty only if the relevance of such disclosure to such representation or warranty is reasonably apparent on the face of such disclosure, and provided further, that the disclosures in the Company SEC Reports shall not be deemed to qualify any representations or warranties made in Section 4.03):

Section 4.01 Organization and Qualification; Subsidiaries. (a) Each of the Company and each of its Subsidiaries is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not have a Company Material Adverse Effect. The Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or desirable, except where the failure to be so qualified or licensed and in good standing would not have a Company Material Adverse Effect.

(b) A true and complete list of all the Subsidiaries of the Company, identifying the jurisdiction of incorporation or organization of each such Subsidiary and the percentage of the outstanding capital stock or other equity or similar interests of each such Subsidiary owned by the Company and each of its other Subsidiaries, is set forth in Section 4.01(b) of the Company Disclosure Schedule. Except as set forth in Section 4.01(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

Section 4.02 Certificate of Incorporation and Bylaws. The Company has heretofore furnished to Parent a complete and correct copy of the certificate of incorporation and bylaws and other equivalent organizational documents, each as amended to date, of the Company and each of its Subsidiaries. Such certificates of incorporation, bylaws and equivalent organizational documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

Section 4.03 Capitalization. (a) The authorized capital stock of the Company consists of (i) 50,000,000 Shares and (ii) 1,000,000 shares of Company Preferred Stock. As of the close of business on the day immediately preceding the date of this Agreement, (i) 27,217,749 Shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, (ii) zero Shares are held in the treasury of the Company, (iii) zero Shares are held by the Subsidiaries of the Company, and (iv) 1,509,076 Shares are reserved for future issuance pursuant to outstanding Company Stock Options. As of the date of this Agreement, no shares of Company Preferred Stock are issued and outstanding. As of the date of this Agreement, 13,269,261 warrants remain outstanding, including 11,850,118 October Warrants, 1,418,726 January Warrants and 417 Genesis Select Warrants. Except as set forth in this Section 4.03 or the Voting Agreements, there are no options, warrants, convertible debt, other convertible instruments or other rights, agreements, arrangements or commitments of any character, including Company Stock Awards (other than Company Stock Options), relating to the issued or unissued capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or any capital stock of, or other equity interests in, any Subsidiary of the Company or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person, except for the Company’s right to repurchase or reacquire restricted Shares held by an employee of the Company or any of its Subsidiaries that have not vested as of the date of termination of such employee’s employment or upon any other forfeiture of a vesting condition. All outstanding Shares, all outstanding Company Stock Awards, and all outstanding shares of capital stock of each Subsidiary of the Company have been issued in compliance with (i) all applicable securities Laws and other applicable Laws and (ii) all requirements set forth in applicable contracts.

(b) Each outstanding share of capital stock of, or other equity interests in, each Subsidiary of the Company is (i) duly authorized, validly issued, fully paid and non-assessable, (ii) owned by the Company or another of its wholly owned Subsidiaries free and clear of all Encumbrances, except for Permitted Encumbrances and (iii) not subject to any outstanding obligations of the Company or any of its Subsidiaries requiring the registration under any securities Law for sale of such share of capital stock, or other equity interests.

(c) As of the date of this Agreement, no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding.

(d) There are no outstanding obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) relating to the voting of, or (iii) requiring the registration under any securities Law for sale of, any Shares, shares of Company Preferred Stock or any other capital stock of, or other equity interests in, the Company.

(e) As of the date of this Agreement, the Company has not issued, and has not entered into any express or implied agreement, contract, arrangement or understanding to issue, any Company Stock Options or warrants to purchase Shares of Company Common Stock, and there are no Company Stock Options or warrants outstanding, that have an exercise price of less than twice the average of the per share closing prices on NASDAQ of shares of Company Common Stock during the ten consecutive trading days ending on (and including) the trading day immediately preceding the date hereof.

Section 4.04 Authority Relative to This Agreement. (a) The Company has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, obtaining the Company Stockholder Approval and the filing and recordation of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) approved this Agreement and declared its advisability, (iii) resolved to recommend the adoption of this Agreement and directed that this Agreement be submitted for consideration by the stockholders of the Company at the Company Stockholders’ Meeting and (iv) taken all such actions as may be required to effect the Transactions, including obtaining any necessary consents, in respect of the Company Stock Plan and the outstanding Company Stock Awards. Such approval by the Company Board is sufficient so that the restrictions on business combinations set forth in Section 203(a) of the DGCL shall not apply to any of the Transactions. To the knowledge of the Company, no other state takeover statute is applicable to the Merger or any of the other Transactions.

(c) The only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement is the Company Stockholder Approval.

Section 4.05 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company, and the consummation of the Merger, will not, (i) conflict with or violate the certificate of incorporation, bylaws or other equivalent organizational documents of the Company or any of its Subsidiaries, (ii) assuming all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained or taken and all filings and obligations described in Section 4.05(b) have been made or satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or (iii) violate, conflict with, require consent under, result in any breach of, result in loss of benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of the Company or any of its Subsidiaries pursuant to, any Material Contract or Company Permit, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company, and the consummation of the Merger, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and state takeover Laws, any filings required to be made with NASDAQ, and the filing and recordation of the Certificate of Merger as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Company Material Adverse Effect.

Section 4.06 Permits; Regulatory Compliance. (a) The Company and its Subsidiaries are and since January 1, 2010, have been in possession and operating in material compliance with all required franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority material to the Company or any of its Subsidiaries in connection with the ownership, lease or operation of its properties and the operation of its business consistent with its past practice (the “Company Permits”). As of the date of this Agreement, no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries is in violation of (i) any Company Permit or (ii) any applicable Law, including any consumer protection, equal opportunity, patient confidentiality, health, health care industry regulation and third-party reimbursement laws including under any Federal Health Care Program (as defined in Section 1128B(f) of the U.S. Federal Social Security Act), except in the case of clauses (i) or (ii) as would not have a Company Material Adverse Effect.

(b) None of the Company or any of its Subsidiaries (i) is subject to any order or consent decree from any Governmental Authority, (ii) has received any Form 483s, shutdown or import or export prohibition, warning letter or untitled letters from the FDA or similar correspondence or notices or actions from any other Governmental Authority asserting noncompliance with any applicable Law, Company Permit or other requests or requirements of a Governmental Authority during the last three years or (iii) has received any communication from any Governmental Authority or been notified during the last three years that any product exemption, approval or clearance or other Company Permit is withdrawn or modified or that such an action is under consideration and the Company has not received any requests or requirements to make changes to any product or proposed product that, if not complied with, would have a Company Material Adverse Effect.

(c) The clinical tests conducted by or, to the knowledge of the Company, with respect to the clinical trials conducted on behalf of or sponsored by the Company or its Subsidiaries or in which the Company or its products or product candidates or its Subsidiaries or its Subsidiaries’ products or product candidates have participated were and, if still pending, are being conducted in all material respects in accordance with the relevant clinical trial protocols, generally accepted medical and scientific research procedures and all applicable Laws, including the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations. No investigational device exemption filed by or on behalf of the Company or any of its Subsidiaries with the FDA has been terminated or suspended by the FDA, and neither the FDA nor any applicable foreign regulatory agency has commenced, or, to the knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of the Company or its Subsidiaries.

(d) To the knowledge of the Company, all applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Company Permit from a Governmental Authority relating to the Company and its Subsidiaries, their business and the Company and its Subsidiaries’ products and proposed products, when submitted to the FDA or other Governmental Authority were true, complete and correct in all material respects as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA or other Governmental Authority.

(e) There have been no recalls ordered or adverse regulatory actions taken or, to the knowledge of the Company, threatened by the FDA or any other Governmental Authority with respect to any of the Company’s products, including any facilities where any such products are manufactured, processed, packaged or stored by the Company or its Subsidiaries.

(f) Neither the Company nor any of its Subsidiaries is the subject of any pending or, to the knowledge of the Company, threatened investigation in respect of the Company or Company products or proposed products, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.

(g) Since January 1, 2010, neither the Company nor any of its Subsidiaries has been a party to any material litigation, arbitration or proceeding based upon a breach of warranty or guaranty or similar claim, strict liability in tort, negligent design of product, negligent provision of services or any other allegation of liability arising from the manufacture or sale of its products.

Section 4.07 SEC Filings; Financial Statements. (a) The Company has filed all forms, reports, statements, schedules and other documents required to be filed by it with the SEC since December 31, 2009 under the Securities Act or the Exchange Act (the “Company SEC Reports”). Except as may be set forth in a writing delivered to Parent by or on behalf of the Company on or prior to the date hereof, the Company SEC Reports (i) at the time they were filed and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any form, report, statement, schedule or other document with the SEC under the Securities Act or the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained (or incorporated by reference) in the Company SEC Reports was prepared (i) from, and in accordance with, the books and records of the Company and its Subsidiaries in all material respects and (ii) in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which are not, in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(c) Except as and to the extent set forth on the Balance Sheet, neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) liabilities and obligations which have arisen since the date of the Balance Sheet in the ordinary course of business consistent with past practices, (ii) contractual and other liabilities and obligations incurred in the ordinary course of business consistent with past practices which are not required by GAAP to be reflected on a balance sheet, (iii) contractual liabilities pursuant to the Material Contracts (excluding any contractual liabilities arising out of or resulting from a breach or violation of a Material Contract), and (iv) liabilities and obligations which are not material to the Company and its Subsidiaries taken as a whole.

(d) The Company has heretofore furnished or made available to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

(e) Correct and complete copies of all written inquiries, interrogatories or comments with respect to any of the Company SEC Reports from the SEC, NASDAQ or any other Governmental Authority received since January 1, 2010, together with the Company’s responses thereto, have been furnished to Parent, and Parent has otherwise been made aware of any such oral inquiries, interrogatories or comments, together with the Company’s responses thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports. To the knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any Governmental Authority or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company or any of its Subsidiaries.

(f) To the knowledge of the Company, each director and executive officer of the Company has, since January 1, 2010, filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(g) The Company has timely filed and made available to Parent all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Company SEC Report. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company’s SEC filings and other public disclosure documents. The Company has made available to Parent, complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. As used in this Section 4.07, the term “filed” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(h) The Company maintains and has maintained a standard system of accounting established and administered in accordance with GAAP in all material respects. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorizations, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has made available to Parent complete and correct copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls.

(i) Since January 1, 2010, neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any Representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company. Since January 1, 2010, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Company Board or any committee thereof.

Section 4.08 Absence of Certain Changes or Events. Since January 1, 2011 through the date of this Agreement, (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Company Material Adverse Effect, and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01.

Section 4.09 Absence of Litigation. There is no Action pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, before any Governmental Authority that has, or has had, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any material property or asset of the Company or any of its Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority or any Order of any Governmental Authority.

Section 4.10 Employee Benefit Plans. (a) Section 4.10(a) of the Company Disclosure Schedule lists all material employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, Company Stock Award, stock purchase, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all employment, termination, severance or other material contracts or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former Service Provider (collectively, the “Plans”). The Company has made available to Parent a true and complete copy of each Plan. There are no other employee benefit plans, programs, arrangements or agreements, whether formal or informal, whether in writing or not, to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former Service Provider.

(b) None of the Plans provides for or promises medical, dental, disability, hospitalization, life or similar benefits (whether insured or self-insured) to any current or former Service Provider following termination of employment or service with the Company and its Subsidiaries (other than coverage mandated by applicable Law). Neither the Company nor any current or former ERISA Affiliate has maintained, established, sponsored, participated in or contributed to any employee benefit plan that is a Multiemployer Plan or a Multiple Employer Plan. Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

(c) (i) Each document prepared in connection with a Plan complies with applicable Law and each Plan has been operated in all material respects in accordance with its terms and applicable Law, (ii) the Company and its Subsidiaries have performed all obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan and (iii) no Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course). There have been no prohibited transactions (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan.

(d) For each Plan that is intended to be qualified under Section 401(a) of the Code, the Company has timely received a favorable determination letter from the IRS (or, where there is no determination letter but the qualified plan is based upon a master and prototype or volume submitter form, the sponsor of such form has received a current advisory opinion as to the form upon which the Company is entitled to rely under applicable IRS procedures) relating to the most recently completed IRS qualification cycle applicable to such Plan and, to the knowledge of the Company, no circumstance exists that could reasonably be expected to adversely affect the qualified status of any Plan.

(e) Neither the execution of this Agreement nor the consummation of the Transactions shall (either alone or in connection with the termination of employment or service of any Service Provider following, or in connection with, the Transactions): (i) entitle any current or former Service Provider to severance pay or benefits or any increase in severance pay or benefits upon any termination of employment or service with the Company or any of its Subsidiaries; (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other obligation pursuant to, any of the Plans to any current or former Service Provider or (iii) limit or restrict the right of the Company any of its Subsidiaries or, after the consummation of the Transactions, Parent, to merge, amend or terminate any of the Plans. None of the Plans in effect immediately prior to the Closing would result separately or in the aggregate (including as a result of this Agreement or the transactions contemplated hereby) in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(f) Each Plan that is or forms part of a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code meets the requirements of and has been operated in compliance with, and the Company and its Subsidiaries have complied in practice and operation with, all applicable requirements of Section 409A of the Code. The Company’s federal income tax return is not under examination by the IRS with respect to nonqualified deferred compensation. The Company has not maintained, sponsored, been a party to, participated in, or contributed to any plan, agreement or arrangement subject to Section 457A of the Code.

(g) All Company Stock Awards have been granted in compliance with the terms of the Company Stock Plan, with applicable Law, and with the applicable provisions of the certificate of incorporation and bylaws of the Company as in effect at the applicable time, and all such Company Stock Awards are accurately disclosed as required under applicable Law in the Company SEC Reports, including the financial statements contained therein or attached thereto (if amended or superseded by a filing with the SEC made prior to the date of this Agreement, as so amended or superseded.) All Company Stock Options have been granted with an exercise price equal to or greater than the fair market value on the date of grant of the underlying Company Common Stock.

Section 4.11 Labor and Employment Matters. (a) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining, trade union or works council agreement or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries, and to the knowledge of the Company, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit relating to any employee of the Company any of its Subsidiaries. (i) Neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply in any respect with the provisions of any collective bargaining, trade union or works council agreement or other labor union contract, and there are no grievances outstanding against the Company or any of its Subsidiaries under any such agreement or contract; and (ii) there are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any of its Subsidiaries. The consent of, consultation of or the rendering of formal advice by any labor or trade union, works council, or any other employee representative body is not required for the Company to enter into this Agreement or to consummate any of the Transactions.

(b) (i) The Company and its Subsidiaries are currently in compliance in all material respects with all Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes, and (ii) there is no charge of discrimination in employment or employment practices, for any reason, including, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any of its Subsidiaries has employed or currently employs any Person. The Company has not misclassified any person as an independent contractor, temporary employee, leased employee, volunteer or any other servant or agent compensated other than through reportable wages as an employee of the Company or any of its Subsidiaries (each a “Contingent Worker”) and no Contingent Worker has been improperly excluded from any Plan and neither the Company nor any of its Subsidiaries employs or engages any volunteer workers, paid or unpaid interns or any other unpaid workers.

Section 4.12 Real Property; Title to Assets.

(a) Neither the Company nor any of its Subsidiaries holds title to any Owned Real Property.

(b) Section 4.12(b) of the Company Disclosure Schedule sets forth a true and complete list of all Leases relating to the Real Property and any and all Lease Documents and includes: (i) the street address of each parcel of Leased Real Property, (ii) the identity of the lessor, lessee, current occupant (if different from lessee) of each such parcel of Leased Real Property and any guarantor, (iii) the terms (referencing applicable renewal and cancellation periods) and rental payment amounts pertaining to each such parcel of Leased Real Property, and (iv) the current use of each such parcel of Leased Real Property. Except as would not have a Company Material Adverse Effect, the Company or one of its Subsidiaries, as the case may be, has a valid leasehold interest in the Leased Real Property, free and clear of all Encumbrances, except for Permitted Encumbrances.

(c) With respect to each of the Leases pertaining to the Leased Real Property, neither the Company nor any of its Subsidiaries has exercised or given any notice of exercise, nor has any landlord or sublandlord exercised or received any notice of exercise by a landlord or sublandlord of, any Leased Real Property Option.

(d) All rent, Taxes, and any other sums and charges currently due under all Leases pertaining to the Leased Real Property have been paid or will be paid within the applicable notice and grace period. No uncured default by the Company or any of its Subsidiaries, as the case may be, or, to the knowledge of the Company, by any landlord exists with respect to the Leased Real Property, and to the knowledge of the Company, no event has occurred or condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default.

Section 4.13 Intellectual Property. (a) Section 4.13(a) of the Company Disclosure Schedule sets forth a true and complete list of all (i) Registered Owned Intellectual Property, (ii) unregistered trademarks and service marks included in the Owned Intellectual Property, and (iii) other Owned Intellectual Property material to the Company or its Subsidiaries.

(b) The Company Intellectual Property includes, and the Company and its Subsidiaries have sufficient rights to use, all Intellectual Property used or held for use in connection with the operation of the Company’s and its Subsidiaries’ businesses, and there are no other items of Intellectual Property that are material to or necessary for the operation of the Company’s and its Subsidiaries’ businesses as conducted in the year preceding the date hereof, and for the continued operation of the Company’s and its Subsidiaries’ businesses immediately after the Closing in substantially the same manner as operated prior to the Closing. Except as set forth in Section 4.13(b) of the Company Disclosure Schedule, the Company or one of its Subsidiaries is the exclusive owner of all right, title and interest in and to each item of Owned Intellectual Property, free and clear of all exclusive licenses, non-exclusive licenses not granted in the ordinary course of business consistent with past practice, and Encumbrances, or any obligation to grant any of the foregoing. The Company and each of its Subsidiaries has a valid license to use the Licensed Intellectual Property in connection with the operation of its respective business, subject only to the terms of the Company IP Agreements.

(c) The Company Intellectual Property is (i) valid, subsisting and enforceable, and (ii) not subject to any outstanding Order affecting any of the Company’s or any of its Subsidiaries’ use thereof or rights thereto, or that would, to the knowledge of the Company, impair the validity or enforceability thereof. The Registered Owned Intellectual Property is currently in compliance with any and all formal legal requirements necessary to record and perfect the Company’s or each of its Subsidiaries’ interest therein and the chain of title thereof. There is no Action pending, asserted, or threatened in writing (A) against the Company or any of its Subsidiaries concerning the ownership, validity, registerability, enforceability or use of, or licensed right to use, any Intellectual Property, or (B) contesting or challenging the ownership, validity, registerability or enforceability of, or the Company’s or any of its Subsidiaries’ or the Company’s Affiliates’ right to use, any Company Intellectual Property. The Company and its Subsidiaries are not in violation of any agreement or arrangement with, or any obligation to, any Governmental Authority that does, or to the knowledge of the Company would, with the passage of time, (A) impair the validity or enforceability of any Owned Intellectual Property, (B) affect any of the Company’s or its Subsidiaries’ use thereof or rights thereto, including all rights to license, transfer, commercialize or otherwise exploit such Owned Intellectual Property, or (C) result in the grant of any license under, or any lien on, any Owned Intellectual Property.

(d) The operation of the businesses of the Company and its Subsidiaries and the use of the Company Intellectual Property in connection therewith does not, and has not in the last six years, infringed, misappropriated or otherwise violated or conflicted with the Intellectual Property rights of any other Person. There is no Action pending, asserted, or threatened in writing against any of the Company or any of its Subsidiaries concerning any of the foregoing, nor has any of the Company or any of its Subsidiaries received any written notification that a license under any other Person’s Intellectual Property is or may be required. To the Company’s knowledge, no Person is engaging, or has engaged in the last six years, in any activity that infringes, misappropriates or otherwise violates or conflicts with any Company Intellectual Property.

(e) The Company and its Subsidiaries have taken commercially reasonable measures to maintain the confidentiality of all confidential information, including but not limited to trade secrets, used or held for use in connection with the operation of its business. No confidential information, trade secrets or other confidential Company Intellectual Property has been disclosed by the Company or any of its Subsidiaries to any Person except pursuant to valid and enforceable non-disclosure or license agreements that the Company or its Subsidiaries, and to the knowledge of the Company, any such Person, have not breached.

(f) No employee, independent contractor, or agent of the Company or any of its Subsidiaries is in default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement relating to the protection, ownership, development, use or transfer of Owned Intellectual Property, or, to the knowledge of the Company, or any other Company Intellectual Property. To the extent that any Intellectual Property has been conceived, developed or created for the Company or any of its Subsidiaries by any other Person, the Company or each of its Subsidiaries, as applicable, have executed valid and enforceable written agreements with such Person with respect thereto transferring to the Company or one of its Subsidiaries the entire and unencumbered right, title and interest therein and thereto by operation of law or by valid written assignment.

(g) The consummation of the Transactions will not result in (i) the grant of any license under, or creation of any lien on, any Company Intellectual Property or any Intellectual Property that is owned by or licensed to Parent or any of its Affiliates prior to the Closing, (ii) Parent or any of its Affiliates being bound by, or subject to, any non-compete obligation, covenant not to sue, or other restriction on the operation or scope of its business, or (iii) Parent or any of its Affiliates, or the Company or any of its Subsidiaries, being obligated to pay any royalties, honoraria, fees or other payments to any Person in excess of those payable by the Company or any of its Subsidiaries prior to the Closing, in the case of each of clauses (i), (ii) and (iii), pursuant to any contract, agreement, arrangement or understanding to which the Company or any Subsidiary is a party.

Section 4.14 Taxes. (a) All Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed and all such Tax Returns are true, correct, and complete in all material respects.

(b) All Taxes of the Company and its Subsidiaries (whether or not shown to be due and payable on any Tax Return) have been timely paid. The unpaid Taxes of the Company and its Subsidiaries (i) did not, as of the last day of the period reflected in the Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto), and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date. Neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes since December 31, 2011 other than in the ordinary course of business consistent with past practice. There are no Tax liens on the assets of the Company or any of its Subsidiaries other than for Taxes not yet due and payable.

(c) Each of the Company and its Subsidiaries has timely paid or withheld all Taxes required to be paid or withheld with respect to their employees, independent contractors, creditors and other third parties (and timely paid over such Taxes to the appropriate Governmental Authority).

(d) Neither the Company nor any of its Subsidiaries has executed any outstanding waiver of any statute of limitations, or outstanding extension of the period, for the assessment or collection of any Tax and there has been no request by a Governmental Authority to execute such a waiver or extension. No audit or other examination or administrative, judicial or other proceeding of, or with respect to, any Tax Return or Taxes of the Company or any of its Subsidiaries is currently in progress, and neither the Company nor any of its Subsidiaries has been notified of any request for, or threat of, such an audit or other examination or administrative, judicial or other proceeding. No deficiency for any amount of Tax has been asserted or assessed by a Governmental Authority against the Company or any of its Subsidiaries that has not been satisfied by payment, settled or withdrawn. No claim has been made by a Governmental Authority in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by such jurisdiction.

(e) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution to which Section 355 of the Code applies.

(f) Each of the Company and its Subsidiaries (i) has never been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return or a member of any combined, unitary or other group filing a Tax Return, (ii) is not a party to any Tax sharing, indemnification or allocation agreement and (iii) has no liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(g) Neither the Company nor any of its Subsidiaries has “participated” in a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4.

(h) Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income under any applicable Law for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) ”closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iii) intercompany transaction entered into prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) transaction or deemed transaction in connection with the January 1, 2010 change of the Company’s jurisdiction of incorporation from the federal jurisdiction of Canada to the State of Delaware in the United States through a plan of arrangement, or (vi) prepaid amount existing on or prior to the Closing Date.

(i) Notwithstanding anything to the contrary herein, neither the Company nor any of its Subsidiaries makes any representations as to the amounts of, or any limitations on the ability to use, any of their net operating losses.

(j) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code and the Company is not aware of any agreement, plan or other circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.15 Environmental Matters. (a) In all material respects, (i) none of the Company nor any of its Subsidiaries has violated or is in violation of any Environmental Law; (ii) none of the properties currently or formerly owned, leased or operated by the Company or any current or former Subsidiary of the Company (including soils and surface and ground waters) are contaminated with any Hazardous Substance; (iii) none of the Company or any of its current or former Subsidiaries is actually, potentially or allegedly liable for any off-site contamination by Hazardous Substances; (iv) none of the Company or any of its current or former Subsidiaries is actually, potentially or allegedly liable under any Environmental Law (including pending or threatened liens, or with respect to exposure to Hazardous Substances); (v) each of the Company and its Subsidiaries has all Environmental Permits; and (vi) each of the Company and its Subsidiaries has always been and is in compliance with its Environmental Permits.

(b) The Company has made available, and has caused all of its Subsidiaries to make available, to Parent copies of all environmental assessments, reports, audits and all material documents in the possession of the Company and all of its Subsidiaries, that relate to their compliance with Environmental Law and Environmental Permits or pertains to the environmental condition of any real property that the Company or any of its Subsidiaries has owned, operated or leased.

Section 4.16 Material Contracts. (a) Section 4.16(a) of the Company Disclosure Schedule contains a complete list of the following types of contracts and agreements, whether written or oral, to which the Company or any of its Subsidiaries is a party (such contracts and agreements, the “Material Contracts”):

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act) with respect to the Company and its Subsidiaries;

(ii) each contract and agreement which is likely to involve consideration of more than $100,000, in the aggregate, paid to, or received by, the Company and its Subsidiaries over the remaining term of such contract or agreement;

(iii) all joint venture contracts, partnership arrangements or other agreements outside the ordinary course of business involving a sharing of profits, losses, costs or liabilities by the Company or any of its Subsidiaries with any third party;

(iv) all management contracts;

(v) all contracts with consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any product of the Company or any of its Subsidiaries, in excess of $20,000;

(vi) all contracts and agreements relating to Indebtedness of the Company or any of its Subsidiaries in excess of $20,000;

(vii) each agreement that contains obligations of the Company or its Subsidiaries secured by an Encumbrance (other than a Permitted Encumbrance), and interest rate or currency hedging agreements, in each case in connection with which the aggregate actual or contingent obligations of the Company and its Subsidiaries under such agreement are greater than $20,000;

(viii) all contracts and agreements with any Governmental Authority;

(ix) all contracts and agreements that limit, or purport to limit, the ability of the Company or any of its Subsidiaries or any of their respective employees to compete in any line of business or with any Person or entity or in any geographic area or during any period of time;

(x) all material contracts or arrangements that result in any Person or entity holding a power of attorney from the Company or any of its Subsidiaries that relates to the Company, any of its Subsidiaries or their respective businesses;

(xi) all Company IP Agreements, other than (A) software license agreements for any third-party non-customized commercially-available software, (B) agreements between the Company or any of its

Subsidiaries and their employees, consultants and independent contractors entered into in the ordinary course of business and (C) non-disclosure agreements entered into in the ordinary course of business consistent with past practices;

(xii) all clinical trial agreements;

(xiii) all contracts, agreements and Leases concerning the use, occupancy, management or operation of, or evidencing any interests in, any Real Property (including all contracts, agreements and Leases listed or otherwise set forth in Section 4.12(b) of the Company Disclosure Schedule);

(xiv) all contracts that obligate the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party;

(xv) each contract entered into after January 1, 2009 or not yet consummated, in each case for the acquisition or disposition, directly or indirectly (including by merger, consolidation, combination or amalgamation), of assets (other than assets purchased pursuant to capital expenditures) or capital stock or other equity interests of another person for aggregate consideration under such contract in excess of $50,000;

(xvi) each contract pursuant to which the Company or any of its Subsidiaries is bound that includes a continuing indemnification, “earn out” or other contingent payment obligation, in each case, that could result in payments in excess of $20,000 and except, in the case of contracts with continuing indemnification provisions, contracts entered into in the ordinary course of business consistent with past practices;

(xvii) each contract between or among the Company or any of its Subsidiaries, on the one hand, and any of their respective Affiliates (other than the Company or any of its Subsidiaries), on the other hand, that involves payments, in the aggregate, of more than $20,000 in any one year;

(xviii) each contract with sole-source or single source suppliers of material tangible products or services that are not readily available from other suppliers; and

(xix) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company and its Subsidiaries, taken as a whole, or the conduct of their respective businesses, or the absence of which would have a Company Material Adverse Effect.

(b) Except as would not have a Company Material Adverse Effect, (i) each Material Contract is a legal, valid and binding obligation of the Company or its Subsidiaries party thereto and, to the knowledge of the Company, the other parties thereto, enforceable against the Company or such Subsidiaries and, to the knowledge of the Company, the other parties thereto in accordance with its terms, (ii) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto is in breach or violation of, or default under, any Material Contract and no event has occurred or not occurred through the Company’s or any of its Subsidiaries’ action or inaction or, to the knowledge of the Company, the action or inaction of any third party, that with notice or lapse of time or both would constitute a breach or violation of, or default under, any Material Contract and (iii) the Company and its Subsidiaries have not received any claim or notice of default, termination or cancellation under any such Material Contract. The Company has furnished or made available to Parent correct and complete copies of all Material Contracts, including any amendments, waivers or changes thereto, and has given Parent a written description of all oral contracts constituting Material Contracts.

Section 4.17 Insurance. (a) All material insurable risks of the Company and its Subsidiaries in respect of the businesses of each are covered by the Company Insurance Policies and the types and amounts of coverage provided therein are usual and customary in the context of the businesses and operations in which the Company and its Subsidiaries are engaged.

(b) (i) Each Company Insurance Policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (ii) neither the Company nor any of its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default under, or permit termination or modification of, any Company Insurance Policy; (iii) the Company or its relevant Subsidiary has paid all premiums under each Company Insurance Policy; and (iv) to the knowledge of the Company, no insurer on any Company Insurance Policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(c) Since January 1, 2010, none of the Company or any of its Subsidiaries has (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) received notice from any of its insurance carriers that any insurance premium will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any Company Insurance Policy will not be available in the future substantially on the same terms as are now in effect.

Section 4.18 Certain Business Practices. The Company and each of its Subsidiaries and, to the knowledge of the Company, each director, officer, agent, employee, partner and Affiliate of the Company and any of its Subsidiaries, have conducted their businesses in compliance in all material respects with (i) the FCPA and the Anti-Corruption Laws and have retained, and continue to retain, accurate books and records and have instituted and continue to maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith, and (ii) (A) all Laws relating to United States export controls, and (B) anti-boycott prohibitions promulgated pursuant to the Export Administration Act of 1979, as amended, and regulations promulgated thereunder.

Section 4.19 Interested Party Transactions. Except as set forth on the Company SEC Reports filed prior to the date of this Agreement, since the end of the period reflected on the Balance Sheet, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K under the Securities Act that has not been so reported.

Section 4.20 No Stockholder Rights Plan. The Company is not a party to and does not have in place any stockholder rights plan, “poison pill” agreement, or like agreement.

Section 4.21 Brokers. No broker, finder or investment banker other than Barclays Capital Inc. is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished or made available to Parent a correct and complete copy of all agreements (including any amendments, waivers or changes thereto) between the Company and Barclays Capital Inc. pursuant to which such firm would be entitled to any payment relating to the Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company that, subject to such exceptions as set forth in the Parent SEC Reports filed since January 1, 2010 but at least three (3) Business Days prior to the date of this Agreement, excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive or forward-looking in nature (provided, however, that any disclosures in such Parent SEC Reports shall be deemed to qualify a representation or warranty only if the relevance of such disclosure to such representation or warranty is reasonably apparent on the face of such disclosure, and provided further, that the disclosures in the Parent SEC Reports shall not be deemed to qualify any representations or warranties made in Section 5.03):

Section 5.01 Corporate Organization. Each of Parent and each of its Subsidiaries, including Merger Sub, is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not have a Parent Material Adverse Effect, and except where the concept of good standing is not recognized under the Laws of the jurisdiction of its organization. Each of Parent and each of its Subsidiaries, including Merger Sub, is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties or assets owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary or desirable, except where the failure to be so qualified or licensed and in good standing would not have a Parent Material Adverse Effect.

Section 5.02 Certificate of Incorporation and Bylaws. Parent has heretofore furnished to the Company a complete and correct copy of the certificate of incorporation and bylaws of Parent and the certificate of incorporation and bylaws of Merger Sub, each as amended to date. Such certificates of incorporation and bylaws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its certificate of incorporation or bylaws.

Section 5.03 Capitalization. (a) The authorized capital stock of Parent consists of (i) 25,000,000 shares of Parent Common Stock and (ii) 5,000,000 shares of Parent Preferred Stock. As of the close of business on the day immediately preceding the date of this Agreement, (i) 14,129,740 shares of Parent Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, (ii) zero shares of Parent Common Stock are held in the treasury of Parent, (iii) zero shares of Parent Common Stock are held by Subsidiaries of Parent and (iv) 996,680 shares of Parent Common Stock are reserved for future issuance pursuant to outstanding equity awards. As of the date of this Agreement, no shares of Parent Preferred Stock are issued and outstanding. Except as set forth in this Section 5.03, except for equity awards granted pursuant to the equity plans of Parent (including any equity plans of Parent that are approved at Parent’s 2012 annual stockholder meeting), and except for Parent’s 3.5% Convertible Senior Notes due 2017 (as described in the Parent SEC Reports) there are no options, warrants, convertible debt or other convertible instruments or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or Merger Sub or obligating Parent or Merger Sub to issue or sell any shares of capital stock of, or other equity interests in, Parent or Merger Sub. All shares of Parent Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereof and all of which are owned by an indirect wholly owned subsidiary of Parent. Each outstanding share of capital stock of Merger Sub is owned by an indirect wholly owned subsidiary of Parent free and clear of all Encumbrances, except where failure to own such shares free and clear would not, individually or in the aggregate, materially adversely affect Parent’s ability to consummate the Transactions.

(c) The shares of Parent Common Stock to be issued pursuant to the Merger in accordance with Section 2.04 (i) will be duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, Parent’s certificate of incorporation or bylaws or any agreement to which Parent is a party or is bound, (ii) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable Blue Sky Laws and (iii) will be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

Section 5.04 Authority Relative to This Agreement; No Vote Required. (a) Each of Parent and Merger Sub has all corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent, HWI or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) No vote of the stockholders of Parent is required by Law, Parent’s certificate of incorporation or bylaws or otherwise in order for Parent and Merger Sub to consummate the Transactions.

Section 5.05 No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub, and the consummation of the Merger, will not, (i) conflict with or violate the certificate of incorporation or bylaws of either Parent or Merger Sub, (ii) assuming all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained or taken and all filings and obligations described in Section 5.05(b) have been made or satisfied, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or affected, or (iii) violate, conflict with, require consent under, result in any breach of, result in any loss of any benefit under, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, deed of trust, contract, agreement, Lease, permit or other instrument or obligation that would be required to be filed by Parent as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by Parent on a Current Report on Form 8-K, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub, and the consummation of the Transactions, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws and state takeover Laws, any filings required to be made with NASDAQ and filing and recordation of the Certificate of Merger as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Parent Material Adverse Effect.

Section 5.06 SEC Filings; Financial Statements. (a) Parent has filed all forms, reports, statements, schedules and other documents required to be filed by it with the SEC since January 1, 2009 under the Securities Act or the Exchange Act (collectively, the “Parent SEC Reports”). Except as may be set forth in a writing delivered to the Company by or on behalf of Parent on or prior to the date hereof, the Parent SEC Reports (i) at the time they were filed and, if amended, as of the date of such amendment, complied in all material respects with all applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, and, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of Parent is required to file any form, report, statement, schedule or other document with the SEC under the Securities Act or the Exchange Act.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained (or incorporated by reference) in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent and its consolidated

Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which are not, in the aggregate, material to Parent and its Subsidiaries, taken as a whole).

(c) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Parent SEC Reports that would reasonably be expected to delay the effectiveness of the Registration Statement. To the knowledge of Parent, none of the Parent SEC Reports is the subject of ongoing SEC review that would reasonably be expected to delay the effectiveness of the Registration Statement. There are no inquiries or investigations by the SEC or any Governmental Authority or any internal investigations pending or threatened, in each case regarding any accounting practices of Parent or any of its Subsidiaries.

(d) Parent has timely filed and made available to the Company all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Parent SEC Report. Parent maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Parent and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Parent’s SEC filings and other public disclosure documents. As used in this Section 4.07, the term “filed” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(e) Parent maintains and has maintained a standard system of accounting established and administered in accordance with GAAP in all material respects. Parent and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorizations, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f) Since January 1, 2010, neither Parent nor any of its Subsidiaries nor, to the knowledge of Parent, any Representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Parent Board or any committee thereof or to any director or officer of Parent. Since January 1, 2010, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, general counsel, the Parent Board or any committee thereof.

Section 5.07 Absence of Certain Changes or Events. Since January 1, 2011 through the date of this Agreement, (a) Parent and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Parent Material Adverse Effect, and (c) neither Parent nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.02.

Section 5.08 Absence of Litigation. There is no Action pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries, or any property or asset of Parent or any of its Subsidiaries, before any Governmental Authority that has, or has had, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries nor any material property or asset of Parent or any of its Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority or any Order of any Governmental Authority that would have a Parent Material Adverse Effect.

Section 5.09 Operations of Merger Sub. Merger Sub is an indirect wholly owned Subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

Section 5.10 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

Section 6.01 Conduct of Business by the Company Pending the Merger. (a) The Company covenants and agrees that, between the date of this Agreement and the Effective Time, except (i) as set forth in Section 6.01(a) of the Company Disclosure Schedule, (ii) as expressly permitted by any other provision of this Agreement or (iii) with the prior written consent of Parent (which shall not be unreasonably withheld or delayed), the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and the Company and each of its Subsidiaries shall use commercially reasonable efforts to (A) preserve substantially intact their existing assets, (B) preserve substantially intact their business organization, (C) keep available the required services of their current officers, employees and consultants, (D) maintain and preserve intact their current relationships with suppliers, creditors and other Persons with which the Company or any of its Subsidiaries has significant business relations and (E) comply in all material respects with applicable Law.

(b) By way of amplification and not limitation, except as set forth in Section 6.01(b) of the Company Disclosure Schedule, as expressly permitted by any other provision of this Agreement or with the prior written consent of Parent (which shall not be unreasonably withheld or delayed), neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following:

(i) amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents;

(ii) (A) issue, sell, pledge or dispose of, (B) grant an Encumbrance on or permit an Encumbrance to exist on, or (C) authorize the issuance, sale, pledge or disposition of, or granting or placing of an Encumbrance on, any shares of any class of capital stock, or other ownership interests, of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest) of the Company or any of its Subsidiaries (except for the issuance of up to a maximum of 1,534,363 Shares issuable pursuant to Company Stock Awards outstanding on the date hereof, of which 1,534,363 are issuable pursuant to Company Stock Options;

(iii) (A) sell, pledge or dispose of, (B) grant an Encumbrance on or permit an Encumbrance, other than, in each case, a Permitted Encumbrance, to exist on, or (C) authorize the sale, pledge or disposition of, or granting or placing of an Encumbrance, other than a Permitted Encumbrance on, any material assets, in the amount of $20,000 individually or $75,000 in the aggregate, of the Company or any of its Subsidiaries;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any of the Company’s direct or indirect wholly owned Subsidiaries to the Company or any of its other wholly owned Subsidiaries;

(v) adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(vi) (A) acquire (including by merger, consolidation or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (B) incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person, or make any loans or advances or capital contribution to, or investment in, any Person; (C) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $20,000 or capital expenditures which are, in the aggregate, in excess of $75,000 for the Company and its Subsidiaries taken as a whole; or (D) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 6.01(b)(vi);

(vii) (A) hire any employees or (B) terminate the employment of any employees other than for “cause”;

(viii) (A) increase the compensation payable or to become payable or the benefits provided to any current or former Service Provider or pay any amounts to any such Service Provider (in each case, other than salary or wages in the ordinary course of business consistent with past practice), except as required under applicable Law or the terms of any Plan in effect on the date hereof; (B) grant any severance, retention or termination pay to, or enter into any employment, bonus, change in control, retention or severance agreement with, any current or former Service Provider; or (C) establish, adopt, enter into or amend any collective bargaining agreement, bonus, profit sharing, thrift, compensation, Company Stock Award, pension, retirement, deferred compensation, employment, termination, change in control, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any Service Provider; (D) loan or advance any money or property to any Service Provider; or (E) grant any equity or equity-based awards;

(ix) (A) exercise discretion with respect to or otherwise voluntarily accelerate the lapse of restriction or vesting of any equity or equity-based awards as a result of the Merger, any other change of control of the Company or otherwise; or (B) exercise its discretion with respect to or otherwise amend, modify or supplement any employee stock purchase plan;

(x) terminate, discontinue, close or dispose of any plant, facility or other business operation, or implement any early retirement or separation program, or any program providing early retirement window benefits or announce or plan any such action or program for the future;

(xi) take any action, other than immaterial reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures;

(xii) (A) make any change (or file any such change) in any method of Tax accounting, (B) make, change or rescind any material Tax election; (C) settle or compromise any material Tax liability or consent to any claim or assessment relating to Taxes; (D) file any amended Tax Return or claim for refund; (E) enter into any closing agreement relating to material Taxes; or (F) waive or extend the statute of limitations in respect of Taxes;

(xiii) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice;

(xiv) commence or settle any Action in an amount greater than $20,000.;

(xv) enter into, amend, modify or consent to the termination of any Material Contract, or enter into, amend, waive, modify or consent to the termination of the Company’s or any of its Subsidiaries’ material rights thereunder;

(xvi) (A) abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any Company Intellectual Property or Company IP Agreement, including failing to perform or cause to be performed all applicable filings, recordings and other acts, or to pay or cause to be paid all required fees and Taxes, to maintain and protect its interest in the Company Intellectual Property and Company IP Agreements; (B) grant to any third party any license, or enter into any covenant not to sue, with respect to any Company Intellectual Property, except in the ordinary course of business consistent with past practice; (C) develop, create or invent any Intellectual Property jointly with any third party, except under existing arrangements that have been disclosed to Parent; (D) disclose or allow to be disclosed any confidential information or confidential Company Intellectual Property to any Person, other than employees of the Company or its Subsidiaries or other Persons that are subject to a valid and enforceable written confidentiality or non-disclosure covenant protecting against further disclosure thereof; or (E) fail to notify Parent promptly of any infringement, misappropriation or other violation of or conflict with any material Company Intellectual Property of which the Company or any of its Subsidiaries becomes aware and to consult with Parent regarding the actions (if any) to take to protect such Company Intellectual Property;

(xvii) fail to timely exercise cancellation rights pursuant to the terms of the Leases set forth in Section 4.12(b) of the Company Disclosure Schedule;

(xviii) fail to make in a timely manner any (A) filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder or (B) any material disclosures mandated by the rules and regulations of NASDAQ;

(xix) fail to maintain (with insurance companies substantially as financially responsible as its existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with the Company’s and its Subsidiaries’ past practice;

(xx) with respect to the development of the MiFlow VAD: (A) incur liabilities after the date hereof or (B) make payments, including salaries or other compensation, to the retained MiFlow VAD research and development staff, in the case of each of (A) and (B) in an amount greater the amount specified in the “MiFlow Cost Analysis” attached hereto as Exhibit D; or

(xxi) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

(c) In addition, between the date of this Agreement and the Effective Time, the Company and its Subsidiaries shall (i) promptly notify Parent of any notice of any suit, claim, action, investigation, audit or proceeding in respect of any Tax matters (or any significant developments with respect to ongoing suits, claims, actions, investigations, audits or proceedings in respect of such Tax matters), (ii) prepare and timely file all Tax Returns required to be filed before the Effective Time, and (iii) timely pay all Taxes shown to be due and payable on such Tax Returns, provided, however, that (A) such Tax Returns shall be prepared on a basis consistent with those prepared for prior taxable periods unless a different treatment of any item is required by an intervening change in Law, and (B) the Company shall provide Parent and its authorized representative with a copy of such completed Tax Return at least 30 days prior to the due date (including any extension thereof) for the filing of such Tax Return and shall accept any comments made by Parent with respect to any material issue or item.

Section 6.02 Conduct of Business by Parent Pending the Merger. Parent covenants and agrees that, between the date of this Agreement and the Effective Time, except (i) as expressly permitted by any other provision of this Agreement or (ii) with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not do any of the following:

(a) amend or otherwise change its certificate of incorporation or bylaws in a manner adverse to the stockholders of the Company as opposed to any other holders of Parent Common Stock;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any of Parent’s direct or indirect wholly owned Subsidiaries to Parent or any of its other wholly owned Subsidiaries;

(c) adjust, reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(d) fail to make in a timely manner any (i) filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder or (ii) any disclosures mandated by the rules and regulations of NASDAQ; or

(e) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.01 Registration Statement; Proxy Statement. (a) As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall cooperate in preparing and shall prepare and the Company shall file with the SEC a proxy statement (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the stockholders of the Company relating to the Company Stockholders’ Meeting and (ii) unless Parent exercises the Parent Cash Election within two Business Days following the date of this Agreement, Parent shall prepare and file with the SEC a registration statement on Form S-4 (together with all amendments thereto, the “Registration Statement”) in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the stockholders of the Company pursuant to the Merger. Unless Parent exercises the Parent Cash Election prior to the Registration Statement becoming effective, each of Parent and the Company shall use their reasonable best efforts to cause the Registration Statement to become effective as promptly as practicable and to keep the Registration Statement effective as long as necessary to consummate the Merger. The Company shall furnish all information concerning the Company and the holders of the Company Common Stock as Parent may reasonably request in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, the Company shall mail the Proxy Statement to its stockholders. If Parent exercises the Parent Cash Election prior to the date the Registration Statement is declared effective, the Company shall file a preliminary Proxy Statement and mail the Proxy Statement as promptly as practicable after a definitive Proxy Statement may be filed with the SEC under applicable Law.

(b) Subject to Section 7.03(d), the Proxy Statement shall (i) state that the Company Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has (A) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and (B) approved this Agreement and declared its advisability and (ii) include the Company Recommendation.

(c) No amendment or supplement to the Proxy Statement or the Registration Statement will be made by Parent or the Company without the prior consent of the other party (which shall not be unreasonably withheld, conditioned or delayed). Parent and the Company, as applicable, will advise the other promptly after receiving oral or written notice of (i) the time when the Registration Statement has become effective or any supplement or amendment to the Proxy Statement or the Registration Statement has been filed, (ii) the issuance of any stop order, (iii) the suspension of the qualification for offering or sale in any jurisdiction of the Parent Common Stock issuable in connection with the Merger, or (iv) any oral or written request by the SEC for amendment of the Proxy Statement or the Registration Statement or SEC comments thereon or requests by the SEC for additional information. Parent and the Company shall promptly provide each other with copies of any written communication from the SEC and shall cooperate to prepare appropriate responses thereto (and will provide each other with copies of any such responses given to the SEC) and make such modifications to the Proxy Statement or the Registration Statement as shall be reasonably appropriate.

(d) Parent represents and warrants to the Company that the information supplied by counsel to Parent and Merger Sub or on behalf Parent and Merger Sub for inclusion or incorporation by reference in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is filed with the SEC and at the time it is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Company Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to Parent or Merger Sub, or their respective officers or directors, shall be discovered by Parent which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement so that either such document would not include any misstatement of a material fact or fail to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Parent shall promptly inform the Company and Parent and the Company shall cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. All documents that Parent is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information included or incorporated by reference in the Registration Statement or Proxy Statement based on information supplied by or on behalf of the Company for inclusion or incorporation by reference therein.

(e) The Company represents and warrants to Parent that the information supplied by or on behalf of the Company for inclusion or incorporation by reference in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is filed with the SEC and at the time it is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, (iii) the time of the Company Stockholders’ Meeting, and (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance relating to the Company or any of its Subsidiaries, or their respective officers or directors, shall be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or the Proxy Statement so that either such document would not include any misstatement of a material fact or fail to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall promptly inform Parent and Parent and the Company shall cause an appropriate amendment or supplement describing such information to be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information included or incorporated by reference in the Registration Statement or Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein.

Section 7.02 Company Stockholders’ Meeting. The Company shall take all lawful action to call, give notice of, convene and, after the commencement of the mailing of the Proxy Statement to the Company’s stockholders, hold the Company Stockholders’ Meeting as promptly as practicable for the purpose of obtaining the Company Stockholder Approval. Unless this Agreement is validly terminated in accordance with Section 9.01, the Company agrees that this Agreement shall be submitted for adoption by the stockholders of the Company at the Company Stockholders’ Meeting and the obligation of the Company to call, give notice of, convene and hold the Company Stockholders’ Meeting and to submit this Agreement for adoption at the Company Stockholders’ Meeting shall not be limited or otherwise affected by (i) the commencement, disclosure, announcement or submission to the Company or its stockholders of any Competing Transaction; or (ii) any Change in the Company Recommendation. Subject to Section 7.03(d), the Company shall solicit from its stockholders proxies in favor of the adoption of this Agreement. Unless this Agreement is validly terminated in accordance with Section 9.01, the Company agrees that it shall not submit to a vote of the stockholders of the Company any Competing Transaction or Competing Transaction Agreement (in either case, whether or not a Superior Proposal) prior to the vote of the Company’s stockholders regarding the adoption of this Agreement at the Company Stockholders’ Meeting. Parent may request on one occasion that the Company Stockholders’ Meeting be postponed or adjourned for up to 15 Business Days (but in any event no later than the Outside Date), (x) in order to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval (unless prior to such adjournment the Company shall have received an aggregate number of proxies voting for the adoption of this Agreement, which have not been withdrawn, such that the condition in Section 8.01(b) will be satisfied at such meeting), (y) if a quorum is not present or (z) in order to allow reasonable additional time for (1) the filing and mailing of, at the reasonable request of Parent, any supplemental or amended disclosure and (2) such supplemental or amended disclosure to be disseminated to, and reviewed by, the stockholders of the Company prior to the Company Stockholders’ Meeting, in which event the Company shall cause the Company Stockholders’ Meeting to be postponed or adjourned in accordance with Parent’s request.

Section 7.03 No Solicitation of Transactions. (a) The Company agrees that neither it nor any of its Subsidiaries nor any of their respective Representatives will, and that it will cause each of its Subsidiaries and each of its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to the Company’s stockholders) with respect to any Competing Transaction, (ii) enter into, maintain, continue or otherwise engage or participate in any discussions or negotiations with any Person or entity in furtherance of such inquiries or to obtain a proposal or offer with respect to a Competing Transaction, (iii) agree to, approve, endorse, recommend or consummate any Competing Transaction, (iv) enter into any Competing Transaction Agreement, (v) take any action to approve a third party becoming an “interested stockholder”, or to approve any transaction, for purposes of Section 203 of the DGCL or (vi) resolve, propose or agree, or authorize or permit any Representative, to do any of the foregoing. Except as explicitly permitted by this Section 7.03, the Company acknowledges and agrees that the doing of any of the foregoing by any of its Subsidiaries or any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach by the Company of this Section 7.03. The Company shall, and shall cause its Subsidiaries and its and its Subsidiaries’ Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Persons conducted prior to the execution of this Agreement by the Company, any of its Subsidiaries or its or any of their Representatives with respect to a Competing Transaction. The Company shall not, and shall not permit any Subsidiary of the Company to, release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party and the Company shall, to the extent possible, promptly use commercially reasonable efforts to take all steps necessary to terminate or cause to be terminated any such waiver previously granted with respect to any provision of any such confidentiality or standstill agreement; provided, that, the Company Board shall not be required to take any action with respect to standstill agreements that would be inconsistent with the fiduciary duties of the members of the Company Board to the Company and its stockholders under applicable Law. The Company shall promptly request each Person that has, in the past 18 months, executed a confidentiality agreement in connection with such Person’s consideration of acquiring (whether by merger, acquisition of stock or assets or otherwise) the Company or any of its Subsidiaries, to return (or if permitted by the applicable confidentiality agreement, destroy) all information required to be returned (or, if applicable, destroyed) by such Person under the terms of the applicable confidentiality agreement and, if requested by Parent, to enforce such Person’s obligation to do so.

(b) The Company shall promptly (and in any event within 24 hours after the Company attains knowledge thereof) notify Parent, orally and in writing, after the receipt by the Company, any or its Subsidiaries or any of their respective Representatives of any proposal, inquiry, offer or request (or any amendment thereto) with respect to either a Competing Transaction or an IP Transaction and including any request for discussions or negotiations and any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries, in each case, with respect to a Competing Transaction or an IP Transaction. Such notice shall indicate the identity of the Person making such proposal, inquiry, offer or request and, to the extent such proposal, inquiry, offer or request (or any amendment thereto) is oral, a description of such proposal, inquiry, offer or request, including the terms and conditions (if any) of such proposed Competing Transaction or IP Transaction, and the Company shall promptly (and in any event within 24 hours after receipt by the Company) provide to Parent copies of any written materials received by the Company in connection with any of the foregoing. The Company agrees that it shall keep Parent reasonably informed of the status and material details of (including discussions with respect to or amendments or proposed amendments to) (i) any such proposal, inquiry, offer or request and (ii) any information requested of or provided by the Company pursuant to Section 7.03(c). To the extent practicable, the Company shall provide Parent with notice of any meeting of the Company Board at which the Company Board is reasonably expected to consider any proposal, inquiry, offer or request with respect thereto (or any lesser advance notice otherwise provided to members of the Company Board in respect of such meeting), which notice may be provided on the same day that notice is provided to the Company Board of such meeting. The Company agrees that it shall simultaneously provide to Parent any nonpublic information concerning the Company that may be made available pursuant to Section 7.03(c) to any other Person in response to any such proposal, inquiry, offer or request (or any amendment thereto) to the extent that the Company has not made such information previously available to Parent.

(c) Notwithstanding anything to the contrary in this Section 7.03 (except as explicitly permitted by Section 7.03(b)), at any time prior to the receipt of the Company Stockholder Approval, the Company may furnish information to, and enter into discussions with, a Person who has made an unsolicited, written, bona fide proposal or offer with respect to a Competing Transaction that did not arise or result from any breach of this Section 7.03 if, prior to furnishing such information and entering into such discussions, the Company Board has (i) determined, in its good faith judgment (after having received the advice of outside legal counsel) (A) that such proposal or offer constitutes, or may reasonably be expected to lead to, a Superior Proposal and (B) that the failure to furnish such information to, or enter into such discussions with, the Person who made such proposal or offer would be inconsistent with the Company Board’s fiduciary duties to the Company’s stockholders under applicable Law, (ii) provided written notice to Parent of its intent to furnish information or enter into discussions with such Person, which notice may be provided on the same day that the Company takes such action, and (iii) obtained from such Person an Acceptable Confidentiality Agreement (it being understood that an Acceptable Confidentiality Agreement and any related agreements shall not include any provision granting such Person exclusive rights to negotiate with the Company or having the effect of prohibiting the Company from satisfying its obligations under this Agreement) and, immediately upon its execution, delivered to Parent a copy of such Acceptable Confidentiality Agreement.

(d) Except as set forth in this Section 7.03(d), neither the Company Board nor any committee thereof shall (i) withdraw, qualify, modify, amend or fail to make, or propose publicly to withdraw, qualify, modify or amend the Company Recommendation or (ii) make any public statement inconsistent with the Company Recommendation (any of the actions described in clauses (i) or (ii), a “Change in the Company Recommendation”). Notwithstanding the foregoing, at any time prior to the receipt of the Company Stockholder Approval, in response to a Superior Proposal that did not arise or result from any breach of this Section 7.03 or an Intervening Event, the Company Board may make a Change in the Company Recommendation if the Company Board determines in its good faith judgment (after having received the advice of outside legal counsel) that, in light of such Superior Proposal or Intervening Event, the failure of the Company Board to make a Change in the Company Recommendation would be inconsistent with the fiduciary duties of the members of the Company Board to the Company and its stockholders under applicable Law; provided, however, that the Company shall not be entitled to exercise its right to make a Change in the Company Recommendation pursuant to this Section 7.03(d) unless:

(1) in connection with a Superior Proposal:

(A) prior to giving effect to clauses (B) through (D) below, the Company Board shall have determined, in its good faith judgment (after having received the advice of outside legal counsel) that such unsolicited, written, bona fide proposal or offer with respect to a Competing Transaction that did not arise or result from any breach of this Section 7.03 constitutes, or may reasonably be expected to lead to, a Superior Proposal;

(B) the Company shall have provided to Parent the notice relating to such Competing Transaction in accordance with Section 7.03(b);

(C) the Company has provided written notice to Parent (a “Notice of Change in the Company Recommendation”), stating that the Company Board intends to make a Change in the Company Recommendation and the manner in which it intends (or may intend) to do so, at least four Business Days prior to making any Change in the Company Recommendation; and

(D) Parent does not, within four Business Days of receipt of the Notice of Change in the Company Recommendation (the “Notice Period”), make an offer or proposal to revise the terms of this Agreement, including by increasing or modifying the Merger Consideration (any such offer, a “Revised Transaction Proposal”), in a manner that the Company Board determines in its good faith judgment, after having received the advice of outside legal counsel, is on such terms and conditions that the failure of the Company Board to make a Change in the Company Recommendation would no longer be inconsistent with the Company Board’s fiduciary duties to the Company and its stockholders under applicable Law; provided, however, that during the Notice Period the Company shall negotiate in good faith with Parent (to the extent Parent desires to negotiate) regarding any Revised Transaction Proposal provided, further, that any amendment to the terms of a Superior Proposal during the Notice Period shall require a new written notice of the terms of such amended Superior Proposal from the Company and an additional Notice Period of two Business Days (instead of four Business Days) that otherwise satisfies this Section 7.03(d)(1)(D).

(2) in connection with an Intervening Event:

(A) the Company has provided a Notice of Change in the Company Recommendation, stating that the Company Board intends to make a Change in the Company Recommendation and the manner in which it intends (or may intend) to do so, describing the applicable material fact, event, change, development or set of circumstances giving rise to the Intervening Event, at least four Business Days prior to making any Change in the Company Recommendation;

(B) Parent does not, within the Notice Period, make a Revised Transaction Proposal, in a manner that the Company Board determines in its good faith judgment, after having received the advice of outside legal counsel, is on such terms and conditions that the failure of the Company Board to make a Change in the Company Recommendation would no longer be inconsistent with the Company Board’s fiduciary duties to the Company and its stockholders under applicable Law; provided, however, that during the Notice Period the Company shall negotiate in good faith with Parent (to the extent Parent desires to negotiate) regarding any Revised Transaction Proposal.

(e) Any disclosure that the Company Board is required to make with respect to the receipt of a proposal or offer with respect to a Competing Transaction, an Intervening Event or otherwise consistent with its fiduciary duties to the Company and its stockholders under applicable Law or Rule 14d-9 or with Rule 14e-2(a) promulgated under the Exchange Act will not constitute a violation of this Section 7.03; provided, however, that neither the Company Board nor any committee thereof shall make a Change in the Company Recommendation in connection with such disclosure (it being understood that any “stop, look and listen” communication by or on behalf of the Company pursuant to Rule 14d-9(f) shall not be considered a Change in the Company Recommendation). Any Change in the Company Recommendation shall not change the approval of the Company Board for purposes of causing any state takeover statute or other state Law to be inapplicable to the Transactions.

Section 7.04 Access to Information; Confidentiality. (a) Except as otherwise prohibited by applicable Law or the terms of any contract or agreement to which the Company or any of its Subsidiaries is subject (provided that the Company shall use its reasonable best efforts to promptly obtain any consent required under such contract or agreement in order that it may comply with the terms of this Section 7.04(a), from the date of this Agreement until the Effective Time, the Company shall, and shall cause its Subsidiaries to, (i) provide to Parent and Parent’s Representatives access at reasonable times upon reasonable prior notice to the officers, employees, agents, properties, offices and other facilities of the Company and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to Parent such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Parent or its Representatives may reasonably request.

(b) All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the Confidentiality Agreement.

(c) No investigation pursuant to this Section 7.04 shall affect any representation, warranty, covenant or agreement in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

(d) The Company hereby waives compliance by Parent, Merger Sub, or any of their respective Affiliates, of the standstill obligations under the Confidentiality Agreement with respect to this Agreement and the Merger contemplated hereby.

Section 7.05 Employee Benefits Matters. (a) From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of the Company and its Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former employees or directors of the Company or any Subsidiary of the Company; provided that nothing herein shall prohibit Parent or the Surviving Corporation and its Subsidiaries from, with respect to any such contract, agreement, arrangement, policy, plan or commitment, (i) terminating it in accordance with its terms or (ii) replacing it with a similar contract, agreement, arrangement policy, plan or commitment of Parent, as applicable. With respect to any employees of the Company or any Subsidiary of the Company as of the date of this Agreement who remain employed by the Surviving Corporation or any of its Subsidiaries immediately following the Closing Date, during the six month period following the Closing Date, Parent shall cause the Surviving Corporation and its Subsidiaries to honor the severance arrangements set forth in Section 7.05 of the Company Disclosure Schedule applicable to such employees. Employees of the Company or any Subsidiary of the Company shall receive credit for purposes of eligibility to participate and vesting under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its Subsidiaries for service accrued or deemed accrued prior to the Effective Time with the Company or any Subsidiary of the Company; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. In addition, Parent shall waive, or cause to be waived, any limitations on benefits relating to any pre-existing conditions to the extent such conditions are covered immediately prior to the Effective Time under the applicable Plans and to the same extent such limitations are waived under any comparable plan of Parent or its Subsidiaries and use commercially reasonable efforts to recognize, for purposes of annual deductible and out-of-pocket limits under its medical and dental plans, deductible and out-of-pocket expenses paid by employees of the Company and its Subsidiaries in the calendar year in which the Effective Time occurs. The parties agree that nothing in this Section 7.05, whether express or implied, is intended to create any third party beneficiary rights in any Service Provider and that all provisions in this Section 7.05 are included for the sole benefit of the parties to this Agreement and shall not create any right in any other person, including any current or former Service Providers, any participant in any Plan or any beneficiary of a Plan.

(b) On or prior to the date that is ten (10) business days prior to the Closing Date, Parent may request that the Company take all necessary action to terminate the World Heart 401(k) Savings & Investment Plan (the “401(k) Plan”) effective as of no later than the day immediately preceding the Closing Date. In event that Parent makes such request, (i) the Company shall provide Parent with evidence reasonably acceptable to Parent that the 401(k) Plan has been terminated effective as of no later than the day immediately preceding the Closing Date pursuant to resolutions of the Company Board and (ii) Parent shall use its reasonable best efforts to take all steps necessary to permit each employee of the Company or one of its Subsidiaries who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from the 401(k) Plan, if any, to roll such eligible rollover distribution as part of any lump sum distribution to the extent permitted by the 401(k) Plan into an account under Parent’s 401(k) plan to the extent permitted by Parent’s 401(k) Plan.

(c) COBRA. The Company will not continue to offer a group health plan to employees after the Closing and, accordingly, Parent shall be solely responsible for providing, or causing an Affiliate of Parent to provide, continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement (collectively, the “M&A Qualified Beneficiaries”). The Company shall provide all necessary or appropriate information for Parent to offer continuation coverage to such M&A Qualified Beneficiaries.

Section 7.06 Directors’ and Officers’ Indemnification and Insurance. (a) Parent and the Surviving Corporation agree that all rights to indemnification existing in favor of the current or former directors, officers, employees, fiduciaries or agents of the Company or any of its Subsidiaries as provided in the respective charter, by-laws or other organizational documents or in any indemnification agreement as in effect on the date of this Agreement for acts or omissions occurring prior to the Effective Time shall be assumed and performed by the Surviving Corporation and shall continue in full force and effect for not less than six years following the Effective Time, except as otherwise required by Law. If any claims for indemnification are asserted within such period, all rights to indemnification in respect of such claims shall continue until final disposition of such claims. Without limiting the scope of the foregoing, the certificate of incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article VI of the certificate of incorporation of the Company and Article XI of the bylaws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Law.

(b) The Surviving Corporation shall use its reasonable best efforts to maintain in effect for six years from the Effective Time, if available, the current directors’ and officers’ liability insurance policies maintained by the Company (except the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable to the Persons covered by such policies maintained by the Company) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.06(b) an annual amount in excess of 100% of the annual premiums currently paid by the Company (which current amount is set forth in Section 7.06 of the Company Disclosure Schedule) for such insurance; provided, further, that, if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds such maximum amount, the Surviving Corporation shall maintain or procure, for such six-year period, the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to that maximum amount.

(c) The Surviving Corporation’s obligations under Section 7.06(b) may be satisfied, with the approval of Parent, by the Company purchasing a “tail” policy from an insurance carrier with substantially the same or better credit rating as the current carrier for the Company’s existing directors’ and officers’ insurance policy, which (i) has an effective term of six years from the Effective Time, (ii) covers each Person covered by the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement or at the Effective Time for actions and omissions occurring prior to the Effective Time, and (iii) contains terms and conditions that are no less favorable to the persons covered by such policies maintained by the Company than those of the Company’s directors’ and officers’ insurance policy in effect on the date of this Agreement; provided, however, that the amount paid by the Company shall not be in excess of 150% of the annual premiums currently paid by the Company (which current amount is set forth in Section 7.06 of the Company Disclosure Schedule) for such insurance. If such “tail” prepaid policies have been obtained by the Company prior to the Effective Time, the Surviving Corporation shall maintain such policies in full force and effect, for their full respective terms, and continue to honor its respective obligations thereunder.

(d) In the event the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 7.06. This Section 7.06 may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Persons.

Section 7.07 Notification of Certain Matters. (a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence, or non-occurrence, of any event which could reasonably be expected to cause any of their respective representations or warranties contained in this Agreement to become untrue or inaccurate such that the conditions set forth in Section 8.02(a) or Section 8.03(a), as applicable, would not be satisfied and (ii) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that the conditions set forth in Section 8.02(a) or Section 8.03(b), as applicable, would not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

(b) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) any notice or other written communication from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions and (ii) any Action commenced or, to its knowledge, threatened in writing, relating to or involving or otherwise affecting it or any of its Subsidiaries which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Article IV or Article V, as applicable, or which relates to the consummation of the Transactions.

Section 7.08 Commercially Reasonable Efforts; Further Action. (a) Each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including using commercially reasonable best efforts to obtain, or cause to be obtained, all permits, consents, approvals, authorizations, qualifications and Orders of all Governmental Authorities and officials and parties to contracts with the Company and the Subsidiaries that may be or become necessary for the performance of the obligations of such party hereto pursuant to this Agreement and the consummation of the Transactions and will cooperate fully with the other parties in promptly seeking to obtain all such permits, consents, approvals, authorizations, qualifications and Orders.

(b) Each of the parties hereto agrees to cooperate and use commercially reasonable efforts to vigorously contest and resist any Action, including any administrative or judicial Action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including by vigorously pursuing all available avenues of administrative and judicial appeal.

Section 7.09 Plan of Reorganization. (a) Unless Parent exercises the Parent Cash Election, this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the income Tax regulations promulgated under the Code. From and after the date of this Agreement and until the earlier of the Effective Time and the date of Parent’s exercise of the Parent Cash Election, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could prevent the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code. Following the Effective Time, unless Parent has exercised the Parent Cash Election, none of the Surviving Corporation, Parent nor any of their Affiliates shall knowingly take any action, cause or permit any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(b) Parent and the Company shall cooperate and use their respective reasonable best efforts (unless Parent exercises the Parent Cash Election) in order for (i) Parent to obtain the opinion of Shearman & Sterling LLP, in form and substance reasonably acceptable to Parent, dated as of the Closing Date, and (ii) the Company to obtain the opinion of Cooley LLP (the “Cooley Opinion”), in form and substance reasonably acceptable to the Company, dated as of the Closing Date, each to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, for United States federal income Tax purposes, the Merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code and that each of Parent, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. As a condition precedent to the rendering of such opinions, Parent and the Company shall, as of the Closing Date, execute and deliver to Shearman & Sterling LLP and Cooley LLP Tax Representation Letters. Parent and the Company shall, as of the date for filing the Registration Statement (unless Parent exercises the Parent Cash Election), execute and deliver to Shearman & Sterling LLP and Cooley LLP Tax Representation Letters, dated and executed as of the applicable filing date.

(c) As of the date hereof, the Company does not know of any reason (i) why it would not be able to deliver to counsel to the Company and Parent the Tax Representation Letters at the applicable times set forth in Section 7.09(b) or (ii) why counsel to the Company and Parent would not be able to deliver the opinions contemplated by Section 7.09(b).

(d) As of the date hereof, Parent does not know of any reason (i) why it would not be able to deliver to counsel to the Company and Parent the Tax Representation Letters at the applicable times set forth in Section 7.09(b) or (ii) why counsel to the Company and Parent would not be able to deliver the opinions contemplated by Section 7.09(b).

Section 7.10 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and subject to the conditions set forth in this Agreement.

Section 7.11 Consents of Accountants. Parent and the Company will each use their respective commercially reasonable efforts to cause to be delivered to each other consents from their respective independent auditors, in form reasonably satisfactory to the recipient and customary in scope and substance for consents delivered by independent public accountants in connection with the Registration Statement, unless Parent exercises the Parent Cash Election.

Section 7.12 Listing of Shares of Parent Common Stock. Unless Parent exercises the Parent Cash Election, Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, and the Company shall cooperate with Parent with respect to such listing.

Section 7.13 Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Parent and the Company. Thereafter, unless otherwise required by applicable Law or the requirements of NASDAQ, each of Parent and the Company shall each use its reasonable best efforts to consult with the other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Merger or any of the other Transactions; provided, however, that this Section 7.13 shall terminate upon a Change in the Company Recommendation; provided, further, that each of Parent and the Company may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not materially inconsistent with previous press releases, public disclosures or public statements made jointly by Parent and the Company and do not reveal material, nonpublic information regarding the other party.

Section 7.14 Transfer Taxes. The Company and Parent shall cooperate in the preparation, execution and filing of all Tax Returns or other documents regarding any Transfer Taxes. All Transfer Taxes shall be paid by the Company and expressly shall not be a liability of any holder of Shares.

Section 7.15 Section 16 Matters. Prior to the Effective Time, each of Parent and the Company shall use all reasonable efforts, including in accordance with the interpretive guidance set forth by the SEC, to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the Transactions by each officer or director who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 7.16 Stockholder Litigation. The Company shall give Parent and its Representatives the opportunity to consult with the Company in connection with the defense or settlement of any stockholders litigation against the Company or its directors relating to the Transactions.

ARTICLE VIII

CONDITIONS TO THE MERGER

Section 8.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following conditions:

(a) Registration Statement. Unless Parent shall have exercised the Parent Cash Election, the Registration Statement shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceeding for that purpose shall be pending before the SEC.

(b) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) which is then in effect and has the effect of enjoining, restraining, prohibiting or otherwise making illegal the consummation of the Transactions.

(d) NASDAQ Listing. Unless Parent shall have exercised the Parent Cash Election, the shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

Section 8.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or written waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 4.01 and the first three sentences of Section 4.03 shall be true and correct except for de minimis errors, (ii) the representations and warranties of the Company contained in Section 4.04(a) and (c) and Section 4.08(b) shall be true and correct and (iii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein), in each case as of the date of this Agreement and as of the Effective Time, as though made on, or at, and as of such date or time (except to the extent expressly made as of a specific date, in which case as of such date), except, in the case of clause (iii), where the failure of such representations and warranties of the Company to be so true and correct has not had a Company Material Adverse Effect.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time.

(c) Company Material Adverse Effect. Since the date of the Agreement, there has not been any Company Material Adverse Effect.

(d) Officer Certificate. The Company shall have delivered to Parent a certificate, dated the Closing Date, signed by an executive officer of the Company, certifying as to the satisfaction of the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(c).

(e) Cash Balance. The Company shall have delivered evidence reasonably satisfactory to Parent showing that the Company and its Subsidiaries will have Cash on hand (in its bank accounts or otherwise) in an aggregate amount as of the Effective Time not less than the amount set forth on Exhibit C.

Section 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable Law) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in Section 5.01 and the first three sentences of Section 5.03 shall be true and correct except for de minimis errors, (ii) the representations and warranties of Parent and Merger Sub contained in Section 5.04 shall be true and correct in all respects and (iii) each of the other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein), in each case as of the date of this Agreement and as of the Effective Time, as though made on, or at, and as of such date or time (except to the extent expressly made as of a specific date, in which case as of such date), except, in the case of clause (iii), where the failure of such representations and warranties of Parent and Merger Sub to be so true and correct has not had a Parent Material Adverse Effect.

(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all of the agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Effective Time.

(c) Parent Material Adverse Effect. Since the date of the Agreement, there has not been any Parent Material Adverse Effect.

(d) Officer Certificate. Parent shall have delivered to the Company a certificate, dated the Closing Date, signed by an executive officer of Parent, certifying as to the satisfaction of the conditions specified in Section 8.03(a), Section 8.03(b) and Section 8.03(c).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, as follows:

(a) by mutual written consent of Parent and the Company duly authorized by the Parent Board and the Company Board, respectively; or

(b) by either Parent or the Company if:

(i) the Effective Time shall not have occurred on or before the Outside Date; provided, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement or other intentional breach has been a material cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date; or

(ii) the Company Stockholder Approval (including any adjournments and postponements thereof) shall not have been obtained upon a final vote to adopt the Agreement held at the Company Stockholders’ Meeting; or

(c) by Parent:

(i) upon a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied and such breach cannot be cured or has not been cured within 15 days of the receipt by the Company of written notice thereof from Parent; or

(ii) if (A) a Change in the Company Recommendation shall have occurred; (B) the Company shall have failed to include the Company Recommendation in the Proxy Statement; (C) the Company or the Company Board shall have approved, endorsed, adopted, recommended or entered into a Competing Transaction Agreement; (D) the Company Board shall have failed to publicly recommend against a Competing Transaction within five days of a written request by Parent that it do so; or (E) the Company shall have materially breached, or shall be deemed to have materially breached (pursuant to Section 7.03(a)), its obligations under Section 7.02 or Section 7.03; or

(iii) if a Company Material Adverse Effect shall have occurred.

(d) by the Company:

(i) upon a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied and such breach cannot be cured or has not been cured within 15 days of the receipt by Parent of written notice thereof from the Company; or

(ii) if a Parent Material Adverse Effect shall have occurred.

Section 9.02 Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 9.01, written notice thereof shall be given to the other party or parties, specifying the provision or provisions hereof pursuant to which such termination shall have been made, and this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto or their respective Subsidiaries or Representatives, except (a) with respect to this Section 9.02, Section 7.04(b), Section 9.03 and Article X which shall remain in full force and effect and (b) nothing in this Section 9.02 or Section 9.03 shall relieve any party from liability for fraud committed prior to such termination; or for any intentional breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided, however, that the Confidentiality Agreement and the terms of Section 7.04(b), Section 7.04(c) and Section 9.03 shall survive any termination of this Agreement; provided, that for purposes of this Agreement, an intentional breach shall mean a breach of any representation, warranty or covenant that is a consequence of an act or failure to act that a party takes with the knowledge or intention that the taking of such act or the failure to take such act could cause or could reasonably be expected to cause a breach of this Agreement.

Section 9.03 License Agreement and Expenses. (a) The Company agrees that:

(i) If Parent and the Company terminate this Agreement pursuant to Section 9.01(a);

(ii) (A) if Parent or the Company terminate this Agreement pursuant to Section 9.01(b)(i), (B) the reason that Parent has not consummated the transactions contemplated by the Merger Agreement prior to the Outside Date is the failure by the Company to satisfy the condition set forth in Section 8.02(e), and (C) the Company and its Subsidiaries have Cash on hand (in its bank accounts or otherwise) in an aggregate amount of less than $3,500,000;

(iii) if Parent terminates this Agreement pursuant to Section 9.01(c)(i), Section 9.01(c)(ii) or Section 9.01(c)(iii); or

(iv) if Parent or the Company terminates this Agreement pursuant to Section 9.01(b)(ii);

then, in any such event, upon the payment of the License Fee (as defined in the License Agreement) which shall be made by Parent in immediately available funds by wire transfer to the Company, the License Agreement shall become effective.

(b) Parent agrees that (i) if Parent and the Company terminate this Agreement pursuant to Section 9.01(a), (ii) the Company terminates this Agreement pursuant to Section 9.01(b)(i) or Section 9.01(d) or (iii) Parent terminates this Agreement pursuant to Section 9.01(b)(i) (provided that the termination right in Section 9.01(b)(i) is also available to the Company at the time of Parent’s termination), then, in any such event, Parent shall reimburse the Company for the Company Expenses, the payment of which shall be made by Parent in immediately available funds by wire transfer no later than three Business Days after the Company’s delivery to Parent of a notice setting forth the amount of the Company Expenses.

(c) All Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, whether or not the Merger or any other Transaction is consummated, except that the Company and Parent shall each pay one-half of all Expenses relating to printing, filing and mailing the Registration Statement and the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Registration Statement and the Proxy Statement.

(d) The Company and Parent acknowledge that the agreements contained in this Section 9.03 are an integral part of the transactions contemplated by this Agreement.

Section 9.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after the Company Stockholder Approval has been obtained, no amendment may be made that under applicable Law or in accordance with NASDAQ rules requires further approval by the stockholders of the Company without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.05 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any breach of or inaccuracy in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant hereto and (c) subject to the proviso in the first sentence of Section 9.04 and to the extent permitted by applicable Law, waive compliance with any agreement of any other party or any condition to its own obligations contained in this Agreement. Notwithstanding the foregoing, no failure or delay by the Company or Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or future exercise of any other right hereunder. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements in this Agreement and in any instrument delivered pursuant hereto shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except for those covenants and agreements contained in this Agreement (including Article II, Article III, Section 7.04(b), Section 7.04(c), Section 7.06, Section 9.03 and this Article X) that by their terms are to be performed in whole or in part after the Effective Time (or termination of this Agreement, as applicable).

Section 10.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered in person,

(b) upon confirmation of receipt after transmittal by facsimile (to such number specified below or another number or numbers as such Person may subsequently specify by proper notice under this Agreement) and (c) on the next Business Day when sent by national overnight courier, in each case to the respective parties and accompanied by a copy sent by email (which copy shall not constitute notice) at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent or Merger Sub:

HeartWare International, Inc.

205 Newbury Street, Suite 101

Framingham, MA 01701

Attention:        Lawrence Knopf

Telephone:      (508) 739-0950

Facsimile:       (508) 739-0948

Email:              lknopf@heartwareinc.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Attention:        Clare O’Brien

                         Robert Katz

Telephone:      (212) 848-4000

Facsimile:       (212) 848-7179

Email:              cobrien@shearman.com

                          robert.katz@shearman.com

if to the Company:

World Heart Corporation

4750 Wiley Post Way

Suite 120

Salt Lake City, Utah 84116

Attention:        Morgan Brown

Telephone:      (801) 303-4361

Email:              morgan.brown@worldheart.com

with a copy (which shall not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Attention:        Mark Weeks

Facsimile:        (650) 618-2034

Email:              mweeks@cooley.com

and with a copy (which shall not constitute notice) to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

Attention:        Barbara L. Borden

Facsimile:        (858) 550-6420

Email:              bordenbl@cooley.com

Section 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by virtue of any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.04 Entire Agreement; Assignment. This Agreement (including the exhibits and schedules hereto and including the Company Disclosure Schedule), the Voting Agreements and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether pursuant to a merger, by operation of Law or otherwise), without the prior written consent of the other parties, except that Parent and Merger Sub may assign all or any of their rights and obligations under this Agreement to any Affiliate of Parent, provided that (i) no such assignment shall relieve the assigning party of its obligations under this Agreement if such assignee does not perform such obligations and (ii) such assignment would not reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 10.05 Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, only the parties hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.06 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 10.06 Specific Performance. The parties hereto agree that the parties hereto would be irreparably damaged if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms of this Agreement, in addition to any other remedy at law or in equity.

Section 10.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware. The parties hereto hereby (a) submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

Section 10.08 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or pdf) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.09 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.09.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

HEARTWARE INTERNATIONAL, INC.

By:	/s/ Doug Godshall
Name: Doug Godshall
Title: President/CEO

OCEAN ACQUISITION HOLDING INC.

By:	/s/ Doug Godshall
Name: Doug Godshall
Title: President

WORLD HEART CORPORATION

By:	/s/ John Alexander Martin
Name: John Alexander Martin
Title: President and CEO

[Signature Page to Agreement and Plan of Merger]

Annex B

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is entered into as of March 29, 2012 among HeartWare International, Inc., a Delaware corporation (“Parent”), Ocean Acquisition Holding Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and the person listed as a stockholder of World Heart Corporation, a Delaware corporation (the “Company”) on the signature page hereto (the “Stockholder”).

RECITALS

A. Concurrently with the execution and delivery of this Agreement, the Company, Merger Sub and Parent are entering into an Agreement and Plan of Merger (as the same may be amended or supplemented, the “Merger Agreement”), which provides, among other things, for the acquisition of the Company by Parent by means of a merger of Merger Sub with and into the Company (the “Merger”), all on the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used herein that are not defined shall have the meanings set forth in the Merger Agreement.

B. The Stockholder is the record and beneficial owner of the number of shares of Company Common Stock set forth on Part I of Exhibit A hereto (such securities, as they may be adjusted by stock dividend, stock split, recapitalization, combination or exchange of shares, merger, consolidation, reorganization or other change or transaction of or by the Company, together with securities of the Company that may be acquired after the date hereof by the Stockholder are collectively referred to herein as the “Securities”).

C. As an inducement and a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, and in consideration of the substantial expenses incurred and to be incurred by them in connection therewith, the Stockholder has agreed to enter into, be legally bound by and perform this Agreement.

AGREEMENTS

In consideration of the recitals and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Covenants of the Stockholder. The Stockholder agrees as follows:

(a) The Stockholder shall not, directly or indirectly, (i) sell, transfer (including by operation of law), pledge, assign or otherwise encumber or dispose of, or enter into any agreement, option or other arrangement (including any profit sharing arrangement) or understanding with respect to any of the Securities to any person other than Parent or Parent’s designee, (ii) deposit any Securities into a voting trust or enter into any voting arrangement, whether by proxy, voting agreement, voting trust, power-of-attorney, attorney-in-fact, agent or otherwise, with respect to the Securities, except as contemplated by this Agreement, or (iii) take any other action that would in any way make any representation or warranty of the Stockholder herein untrue or incorrect in any material respect or otherwise restrict, limit or interfere in any material respect with the performance of the Stockholder’s obligations hereunder or the transactions contemplated hereby.

(b) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) is sought with respect to the Merger and the Merger Agreement, the Stockholder shall vote (or cause to be voted) the number of its Securities set forth in Part II of Exhibit A hereto in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by this Agreement or the Merger Agreement.

(c) The Stockholder shall take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the Company and Parent in doing, all things reasonably necessary to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement, including, without limitation, (i) causing the Company to call the Company Stockholders’ Meeting for the purpose of considering, acting upon and voting upon the approval and adoption of the Merger Agreement, the Merger and all other transactions contemplated by the Merger Agreement (or executing valid and effective written consents in lieu of a meeting of the holders of the minimum number of shares of Company Common Stock required to approve the Merger Agreement, the Merger and all other transactions contemplated by the Merger Agreement), (ii) attending, if applicable, the Company Stockholders’ Meeting or any adjournment thereof (or executing valid and effective proxies to any other attending participant of a Company Stockholders’ Meeting in lieu of attending such Company Stockholders’ Meeting or any adjournment thereof), and (iii) causing the Company to postpone or adjourn, at Parent’s request, the Company Stockholders’ Meeting on one occasion for up to fifteen (15) Business Days (but in any event no later than the Outside Date) (x) in order to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval (unless prior to such adjournment the Company shall have received an aggregate number of proxies voting for the adoption of the Merger Agreement, which have not been withdrawn, such that the condition in Section 8.01(b) of the Merger Agreement will be satisfied at such meeting), (y) if a quorum is not present or (z) in order to allow reasonable additional time for (A) the filing and mailing of, at the reasonable request of Parent, any supplemental or amended disclosure and (B) such supplemental or amended disclosure to be disseminated to, and reviewed by, the stockholders of the Company prior to the Company Stockholders’ Meeting.

(d) The Stockholder shall not, directly or indirectly, through any officer, director, agent or other representative, (i) solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including any proposal or offer to the Company’s stockholders) with respect to any Competing Transaction (a “Competing Proposal”) or (ii) enter into, maintain, continue or otherwise engage or participate in any discussions or negotiations with any Person or entity in furtherance of such inquiries or to obtain a proposal or offer with respect to a Competing Transaction. The Stockholder shall, and shall direct or cause its representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to (or that could be reasonably expected to lead to) a Competing Proposal. The Stockholder shall promptly notify Parent, orally and in writing, after the receipt by the Stockholder of any proposal, inquiry, offer or request (or any amendment thereto) with respect to a Competing Transaction including any request for discussions or negotiations. Such notice shall indicate the identity of the Person making such proposal, inquiry, offer or request and a description of such proposal, inquiry, offer or request, including the terms and conditions (if any) of such proposed Competing Transaction.

(e) The Stockholder shall vote (or cause to be voted) its Securities against (i) any Competing Proposal and (ii) any action, proposal, transaction or agreement which would reasonably be expected to impede, interfere with, delay, discourage, adversely affect or inhibit the timely consummation of the Merger or the fulfillment of Parent’s, the Company’s or Merger Sub’s conditions under the Merger Agreement or change in any manner the voting rights of any security of the Company (including by any amendments to the Company’s charter or bylaws).

2. Grant of Irrevocable Proxy Coupled with an Interest; Appointment of Proxy.

(a) The Stockholder hereby irrevocably (i) grants to Parent and any designee of Parent, alone or together, the Stockholder’s proxy, and (ii) appoints Parent and any designee of Parent as the Stockholder’s proxy, attorney-in-fact and agent (with full power of substitution and resubstitution), alone or together, for and in the name, place and stead of the Stockholder, to vote the Securities, or grant a consent or approval in respect of the Securities, in accordance with Section 1 above at any meeting of the stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the other transactions contemplated by the Merger Agreement. The Stockholder agrees to execute such documents or certificates evidencing such proxy as Parent may reasonably request. The Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

(b) The Stockholder represents that any proxies heretofore given in respect of the Securities are not irrevocable, and that any such proxies are hereby revoked.

(c) THE STOCKHOLDER HEREBY AFFIRMS THAT THE PROXY SET FORTH IN THIS SECTION 2 IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE UNTIL SUCH TIME AS THIS AGREEMENT TERMINATES IN ACCORDANCE WITH ITS TERMS. The Stockholder hereby further affirms that the irrevocable proxy is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy shall be valid until the termination of this Agreement in accordance with its terms. The power of attorney granted by the Stockholder is a durable power of attorney and shall survive the bankruptcy, dissolution, death or incapacity of the Stockholder.

3. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

(a) The Stockholder has all requisite power and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations under this Agreement. The execution, delivery and performance of this Agreement have been duly authorized by the Stockholder. This Agreement has been duly executed and delivered by the Stockholder and, assuming this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. [The failure of the spouse, if any, of the Stockholder to be a party or signatory to this Agreement shall not (x) prevent the Stockholder from performing the Stockholder’s obligations contemplated hereunder or (y) prevent this Agreement from constituting the legal, valid and binding obligation of the Stockholder in accordance with its terms.]1

(b) The Securities and the certificates (or any book-entry notations used to represented any uncertificated shares of Company Common Stock) representing the Securities are now, and at all times during the term hereof will be, held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, and the Stockholder has title to the Securities, free and clear of any Encumbrances (including voting trusts and voting commitments), except as provided by this Agreement. As of the date of this Agreement, the Stockholder owns of record or beneficially no securities of the Company, or any options, warrants or rights exercisable for securities of the Company, other than the Securities set forth on Part I of Exhibit A hereto. The Stockholder has full power to vote the Securities as provided herein. Neither the Stockholder nor any of the Securities is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of the Securities, except as otherwise contemplated by this Agreement or the Merger Agreement.

(c)(i) No filing with, and no permit, authorization, consent or approval of any state, federal or foreign governmental authority is necessary on the part of the Stockholder for the execution and delivery of this Agreement by the Stockholder and the performance by the Stockholder of the Stockholder’s obligations under this Agreement and (ii) neither the execution and delivery of this Agreement by the Stockholder nor the performance by the Stockholder of the Stockholder’s obligations under this Agreement nor compliance by the Stockholder with any of the provisions hereof shall (x) result in the creation of an encumbrance on any of the Securities or (y) violate any order, writ, injunction, decree, statute, rule or regulation applicable to

[1]	Note to Draft: Bracketed language to be deleted if Stockholder is not a natural person.

the Stockholder or any of the Securities, except in the case of (x) or (y) for violations, breaches or defaults that would not in the aggregate materially impair the ability of the Stockholder to perform its obligations hereunder.

(d) The Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement.

(e) The Stockholder represents and warrants to Parent and Merger Sub that none of the information relating to the Stockholder and its affiliates provided by or on behalf of the Stockholder or its affiliates for inclusion in the Proxy Statement will, at the respective times that the Proxy Statement is filed with the SEC or is first mailed to the holders of the Company Common Stock, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Stockholder authorizes and agrees to permit Parent and Merger Sub to publish and disclose in the Proxy Statement and any related filings under the securities laws of the United States or any state thereof the Stockholder’s identity and ownership of Securities and the nature of its commitments, arrangements and understandings under this Agreement and any other information required by applicable Law.

4. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub hereby jointly and severally represent and warrant to the Stockholder as follows: Parent and Merger Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub; and this Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes a valid and binding obligation of the Stockholder, constitutes a valid and binding obligation of Parent and Merger Sub enforceable against each of them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

5. Further Assurances. The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, in each case without further consideration, such additional or further transfers, assignments, endorsements, consents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the Stockholder’s obligations under this Agreement and to vest the power to vote the Securities as contemplated by Section 2. Parent agrees to take, or cause to be taken, (i) all actions reasonably necessary to comply promptly with all legal requirements that may be imposed with respect to the transactions contemplated by this Agreement and (ii) all actions reasonably necessary or desirable to consummate the transactions contemplated by this Agreement.

6. Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Parent may assign all or any of its rights and obligations hereunder to any affiliate of Parent; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their respective permitted successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to or shall confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, benefits, remedies, obligations or liabilities of any nature whatsoever under or by reason of this Agreement.

7. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (i) the Effective Time, (ii) the date on which the Merger Agreement is terminated in accordance with its terms or (iii) the mutual written agreement of the parties to terminate this Agreement. In the event of termination of this Agreement pursuant to this Section 7, this Agreement will become null and void and of no effect with no liability on the part of any party hereto; provided, however, that no such termination will relieve any party hereto from any liability for any willful breach of this Agreement occurring prior to such termination.

8. Stockholder Capacity. Notwithstanding anything to the contrary in this Agreement, the parties acknowledge that (a) the Stockholder is entering into this Agreement solely in the Stockholder’s capacity as a record and/or beneficial owner of the Company Common Stock and not in such Stockholder’s capacity as a director, officer or employee of the Company (if applicable) or in such Stockholder’s capacity as a trustee or fiduciary of any Plans and (b) nothing in this Agreement is intended to restrict or affect any action or inaction of the Stockholder or any representative of the Stockholder, as applicable, serving on the Company Board or on the board of directors of any Subsidiary of the Company or as an officer or fiduciary of the Company or any Subsidiary of the Company, acting in such Person’s capacity as a director, officer, employee or fiduciary of the Company or any Subsidiary of the Company.

9. General Provisions.

(a) Except as otherwise set forth in the Merger Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, whether or not the transactions contemplated hereby are consummated.

(b) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in a writing that refers to this Agreement and signed, in the case of an amendment, by each of the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable law.

(c) Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (i) personally delivered, (ii) mailed by registered or certified first-class mail, prepaid with return receipt requested, (iii) sent by a nationally recognized overnight courier service, to the recipient at the address below indicated or (iv) delivered by facsimile or email which is confirmed in writing by sending a copy of such facsimile or email to the recipient thereof pursuant to clause (i) or (iii) above:

If to Parent or Merger Sub:

HeartWare International, Inc.
205 Newbury Street, Suite 101
Framingham, MA 01701
Attention:	Lawrence Knopf
Telephone:	(508) 739-0873
Facsimile:	(508) 739-0948
Email:	lknopf@heartwareinc.com

With a required copy to (which shall not constitute notice):

Shearman & Sterling LLP
599 Lexington Avenue
New York, NY 10022
Attention:	Clare O’Brien
Robert Katz
Telephone:	(212) 848-4000
Facsimile:	(212) 848-7179
E-mail:	cobrien@shearman.com
robert.katz@shearman.com

If to the Stockholder:

At the address and facsimile number and email address set forth set forth in Part I of Exhibit A hereto; or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.

(d) When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(e) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Signatures delivered by facsimile or electronic transmission shall be binding for all purposes hereof.

(f) This Agreement and the Merger Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

(g) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

(h) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction and proper venue of the Court of Chancery of the State of Delaware, and each party consents to personal and subject matter jurisdiction and venue in such courts and waives and relinquishes all right to attack the suitability or convenience of such venue or forum by reason of their present or future domiciles, or by any other reason. The parties acknowledge that all directions issued by the forum court, including all injunctions and other decrees, will be binding and enforceable in all jurisdictions and countries. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby.

(i) If any provision of this Agreement or the application thereof to any party or set of circumstances shall, in any jurisdiction and to any extent, be finally held invalid or unenforceable by any rule of law or public policy, such term or provision shall only be ineffective as to such jurisdiction, and only to the extent of such invalidity or unenforceability, without invalidating or rendering unenforceable any other terms or provisions of this Agreement or under any other circumstances, and the parties shall negotiate in good faith a substitute provision which comes as close as possible to the invalidated or unenforceable term or provision, and which puts each party in a position as nearly comparable as possible to the position it would have been in but for the finding of invalidity or unenforceability, while remaining valid and enforceable.

(j) Each of the parties acknowledges that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and agrees that the parties’ respective remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, each agrees that, in the event of a breach or threatened breach by any party of the provisions of this Agreement, in addition to any remedies at law, each party, respectively, without posting any bond, shall be entitled to seek equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

HEARTWARE INTERNATIONAL, INC.

By:
Name:
Title:

OCEAN ACQUISITION HOLDING INC.

By:
Name:
Title:

STOCKHOLDER

By:
Name:
Title:

[Voting Agreement]

Exhibit A

Stockholder Security Ownership and Voting Information

Part I

Name and Address of Stockholder	Number and Class of Securities Held by the Stockholder
shares of Company Common Stock

Part II

Number and Class of Securities held by Stockholder to be voted, pursuant to Section 1(b), in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by this Agreement or the Merger Agreement, or necessary to the consummation of such transactions, as to which the Company stockholders are called upon to vote, consent or approve:

shares of Company Common Stock

Annex C

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”), effective as of March 29, 2012 (the “Execution Date”), is entered into by and between WORLD HEART CORPORATION, a Delaware corporation (“World Heart”) and HEARTWARE INTERNATIONAL, INC., a Delaware corporation (“HeartWare”). World Heart and HeartWare are referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement that are not defined where first used shall have the meanings given such terms in Section 1 hereof.

BACKGROUND

WHEREAS, pursuant to that certain Merger Agreement, dated as of March 29, 2012 (the “Merger Agreement”), by and among World Heart, HeartWare and Ocean Acquisition Holding Inc., a Delaware corporation and wholly owned subsidiary of HeartWare (“Merger Sub”), World Heart, HeartWare and Merger Sub agreed to enter into a business combination transaction pursuant to which Merger Sub will merge with and into World Heart, with World Heart continuing as the surviving corporation; and

WHEREAS, contingent and effective on the termination of the Merger Agreement by HeartWare or World Heart under the circumstances described in Section 9.03(a) thereof, World Heart has agreed to grant HeartWare a license to the Licensed Patents, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, the Parties agree as follows:

AGREEMENT

1.	DEFINITIONS. As used in this Agreement:

1.1 “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one (1) or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means ownership of fifty percent (50%) or more of the voting power of the outstanding voting securities (but only as long as such person or entity meets these requirements).

1.2 “Change in Control” of HeartWare means (a) any consolidation or merger of HeartWare with or into any other entity in which the holders of such HeartWare’s outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving entity or stock representing a majority of the voting power of an entity that wholly owns, directly or indirectly, the surviving entity; (b) the sale, transfer, or assignment of securities of HeartWare representing a majority of the voting power of all of HeartWare’s outstanding voting securities to an acquiring party or group; (c) the sale of all or substantially all of HeartWare’s assets; or (d) any series of related transactions that would fall within clause (a), (b), or (c) above if viewed as a single transaction.

1.3 “License Effective Date” means the date on which HeartWare has made payment in full to World Heart of the License Fee following termination of the Merger Agreement as provided in Section 9.03(a) of the Merger Agreement.

1.4 “License Fee” means a one-time, non-refundable fee of Five Hundred Thousand US Dollars ($500,000).

1.5 “Licensed Patents” means (i) the patents and patent applications set forth on Exhibit A; and (ii) all foreign counterparts and all reissues, reexaminations, divisionals, extensions, continuations, continuations in part and continued prosecution applications claiming priority from the patents and patent applications set forth on Exhibit A, but excluding, in each case, any claim of any of the foregoing that does not claim subject matter disclosed in a patent or patent application listed in Exhibit A hereto.

1.6 “Licensed Product” means any product, the manufacture, use, sale, offer for sale or import of which, in the absence of a license under the Licensed Patents, would infringe a claim of a Licensed Patent.

1.7 “Patent Challenge” means the commencement or assertion by HeartWare or any of its Affiliates, either directly, or through knowingly providing assistance to a Third Party with respect to any such commencement or assertion, in any lawsuit, other legal proceeding or any administrative proceeding (including, without limitation, any reexamination or opposition proceeding), of any claim challenging the validity or enforceability of any Licensed Patent or any claim contained in a Licensed Patent, in each case other than (i) in response to a subpoena or pursuant to a command or order by a governmental authority; (ii) as required by law; or (iii) in connection with a position taken by HeartWare during prosecution of its patents or patent applications.

1.8 “Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental body or other entity.

1.9 “Term” has the meaning provided in Section 7.1 hereof.

1.10 “Third Party” means any Person other than the Parties and their respective Affiliates.

2.	LICENSE

2.1 License Grant. Contingent on the occurrence of, and effective only upon, the License Effective Date, and subject to the terms and conditions of this Agreement, World Heart hereby grants to HeartWare, during the Term, a non-exclusive, worldwide, royalty-free, nontransferable (except as provided in Section 8.5) license, under the Licensed Patents, solely to make, have made, use, have used, import, sell, have sold and offer for sale and have offered for sale Licensed Products. The foregoing license shall not include the right to sublicense. However, HeartWare shall have the right to extend such license to its Affiliates, provided that HeartWare shall be fully responsible for the compliance, and liable for the non-compliance, of its Affiliates with the terms and conditions of this Agreement.

2.2 Reservation of Rights. All rights not expressly granted by HeartWare in Section 2.1 above are reserved by World Heart. Without limiting the generality of the foregoing sentence, the Parties acknowledge and agree that nothing in this Agreement shall be construed or interpreted as a grant, by implication or otherwise, of any license under or right or other covenant with respect to any intellectual property rights other than the license expressly granted by World Heart to HeartWare under Section 2.1 above.

3.	PAYMENTS

3.1 Reimbursement of Patent Costs. HeartWare shall reimburse World Heart for all reasonable and documented costs incurred by World Heart on or after the License Effective Date during the Term for the preparation, filing, prosecution and maintenance of the Licensed Patents within thirty (30) days of HeartWare’s receipt of invoice therefor (with respect to each Licensed Patent, a “Reimbursable Cost”). At HeartWare’s request, World Heart will (i) provide information and records concerning invoicing and determination of Reimbursable Costs, and (ii) take into consideration recommendations or requests of HeartWare concerning the preparation, filing, prosecution and maintenance of the Licensed Patents, including, without limitation, the determination of which jurisdictions in which to make filings.

3.2 Manner and Place of Payment. All payments owed under this Agreement, including the License Fee, shall be made by wire transfer to a bank and account designated in writing by World Heart, unless otherwise specified in writing by World Heart.

3.3 Late Payments. In the event that any payment due under this Agreement is not made when due and not subject to a good faith dispute by HeartWare, the payment shall accrue interest from the date due at the rate of the one-month LIBOR plus 200 basis points; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate. The payment of such interest shall not limit World Heart from exercising any other rights it may have as a consequence of the lateness of any payment.

3.4 Reduction of Reimbursement Costs. In the event that any Licensed Patent is licensed by World Heart to a Third Party or Third Parties (such Licensed Patent, a “Co-Licensed Patent”), the Reimbursable Cost payable by HeartWare with respect to such Co-Licensed Patent shall be reduced so as to be equal to the product of (i) the Reimbursable Cost with respect to such Co-Licensed Patent had it not been licensed to a Third Party or Third Parties; multiplied by (ii) a fraction in which the numerator is one (1) and the denominator is one (1) plus the number of Third Parties that have been granted a license under the Co-Licensed Patent.

3.5 Terminated Licensed Patents. Effective upon notice from HeartWare to World Heart of HeartWare’s intention to cease make payments under Section 3.1 with respect to any Licensed Patent(s) specifically identified in such notice (such Licensed Patents, “Terminated Licensed Patents”), the rights granted to HeartWare under Section 2.1 shall terminate solely with respect to the Terminated Licensed Patents, and HeartWare’s obligation to make payments under Section 3.1 with respect to the Terminated Licensed Patents shall immediately terminate.

4.	CONFIDENTIALITY

4.1 Confidential Information. Subject to Section 4.3 below, all information disclosed by a Party (as “Disclosing Party”) pursuant to this Agreement that is marked or indicated as confidential or that by its nature is reasonably understood to be confidential, including, in the case of disclosure by World Heart, information relating to the Licensed Patents or to any of the inventions claimed or disclosed therein, whether orally, in writing, or otherwise, to the other party (as “Receiving Party”), will be considered “Confidential Information” for purposes of this Agreement.

4.2 Protection of Confidential Information. The Receiving Party will not use any Confidential Information of the Disclosing Party for any purpose not allowed by this Agreement, and will disclose the Confidential Information only to the employees and agents of the Receiving Party who have a need to know such Confidential Information for purposes of this Agreement and who are under a duty of confidentiality no less restrictive than the Receiving Party’s duty hereunder. The Receiving Party will protect the Confidential Information from unauthorized use, access, or disclosure in the same manner as the Receiving Party protects its own confidential or proprietary information of a similar nature and with no less than reasonable care.

4.3 Exceptions. Confidential Information shall not include information that the Receiving Party can demonstrate by competent written proof: (a) is now, or hereafter becomes, through no breach of this Agreement by the Receiving Party, generally known or available; (b) is known by the Receiving Party at the time of receiving such information, as evidenced by its pre-existing written records; (c) is hereafter furnished to the Receiving Party by a Third Party, as a matter of right and without restriction on disclosure; or (d) is hereafter independently developed by the Receiving Party without use of Confidential Information and without any breach of this Agreement.

4.4 Authorized Disclosure. Notwithstanding the provisions of Section 4.2, the Receiving Party may disclose Confidential Information, without violating its obligations under this Agreement, to the extent the disclosure is required by a valid order of a court or other governmental body of competent jurisdiction or is otherwise required by law or regulation, provided that the Receiving Party shall give reasonable prior written notice to the Disclosing Party of such required disclosure and, at the Disclosing Party’s request and expense, shall cooperate with the Receiving Party’s efforts to contest such requirement, to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued or the law or regulation required, and/or to obtain other confidential treatment of such Confidential Information.

4.5 Return of Confidential Information. Each Party will return to the other Party or destroy (and certify the destruction of) all tangible copies of Confidential Information in such Party’s possession or control, except one copy solely for archival purposes, and erase all electronic copies (excluding backup media generally applied to such Party’s electronic information systems) of Confidential Information promptly upon request following the termination of this Agreement.

5.	REPRESENTATIONS AND WARRANTIES

5.1 Mutual Representations and Warranties. Each Party represents and warrants that it has full right, power, and authority to enter into this Agreement and to perform its obligations and duties under this Agreement.

5.2 Warranty Disclaimer. EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES. Without limiting the generality of the foregoing, nothing in this Agreement should be construed as:

(a) a warranty or representation by World Heart as to the validity, enforceability, or scope of any Licensed Patent;

(b) a warranty or representation by World Heart that any pending application included in the Licensed Patents will issue as a patent or that World Heart will prosecute or maintain any of the Licensed Patents;

(c) a warranty or representation by World Heart that it will enforce any Licensed Patent against a Third Party; or

(d) an obligation by World Heart to furnish any information (including, without limitation, any manufacturing or technical information) to HeartWare to enable HeartWare to practice the Licensed Patents.

6.	INDEMNIFICATION

Each Party (an “Indemnifying Party”) will indemnify, defend, and hold harmless the other Party, its Affiliates, and their directors, officers, employees, and agents (collectively, “Indemnitees”) from and against any and all claims, losses, liabilities, damages, costs, and expenses (including reasonable attorneys’ fees, expert witness fees, and court costs) to which any Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party (including product liability actions in the form of tort, warranty or strict liability) to the extent such Losses arise directly or indirectly out of (a) in the case of HeartWare as the Indemnifying Party only, the design, development, manufacture, use, handling, storage, sale, distribution, or other disposition of any Licensed Product by HeartWare, any of its Affiliates, any of their manufacturers, suppliers, distributors, agents, representatives, or customers, or (b) in the case of either Party, its breach of this Agreement. HeartWare or World Heart, as applicable, will use reasonable efforts to notify the Indemnifying Party promptly of any claim for which it believes any Indemnitee is entitled to indemnification under this Section 6. However, the applicable Party’s failure to provide such notice or delay in providing such notice will relieve the Indemnifying Party of its obligation under this Section 6 to defend the claim only to the extent that such delay or failure prejudices Indemnifying Party’s ability to defend the claim. If the Indemnifying Party is defending a Third Party claim pursuant to this Section 6, the Indemnitee will have the right to participate in the defense of such claim with their own counsel and at their own expense. No settlement of any such claim will be binding on an Indemnitee without the Indemnitee’s express prior written consent.

7.	TERM; TERMINATION

7.1 Term. The term of this Agreement (the “Term”) will take effect on the Execution Date, unless earlier terminated in accordance with Section 7.2, shall expire upon expiration of the last-to-expire Licensed Patent; provided, however, that upon the Effective Time (as such term is defined in the Merger Agreement) or the termination of the Merger Agreement pursuant to Section 9.01 of the Merger Agreement (other than under the circumstances described in Section 9.03(a) of the Merger Agreement which result in the License Agreement becoming effective), this Agreement shall automatically terminate and be of no further force or effect.

7.2 Termination. This Agreement may be terminated as follows:

(a) by mutual written agreement of the Parties;

(b) by World Heart immediately upon written notice to HeartWare:

(i) if HeartWare becomes insolvent or is unable to pay its debts as they become due, makes an assignment for the benefit of its creditors, enters into bankruptcy or similar proceedings, or has a receiver or custodian appointed for it;

(ii) if HeartWare ceases to conduct business or enters into dissolution or liquidation proceedings; or

(iii) in the event of a Patent Challenge.

7.3 Effect of Termination. On the effective date of termination of this Agreement pursuant to the proviso set forth in Section 7.1, or any termination of this Agreement pursuant to Section 7.2 (in either case, the “Termination Date”), all licenses granted by World Heart to HeartWare under this Agreement will terminate and revert to World Heart, and HeartWare and its Affiliates shall cease to have any right to develop, make, have made, use, sell, have sold, offer for sale, and import Licensed Products.

7.4 Survival. Neither expiration nor any termination of this Agreement shall relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. In addition, Section 1 (Definitions), Section 3.2 (Manner and Place of Payment), Section 3.3 (Late Payments), Section 4 (Confidentiality), Section 5.2 (Warranty Disclaimer), Section 6 (Indemnification), Section 7.3 (Effect of Termination), Section 7.4 (Survival), and Section 8 (General) shall survive expiration or termination of this Agreement.

8.	GENERAL

8.1 Governing Law. This Agreement and any other document or instrument delivered pursuant hereto, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement, shall be governed by and construed in accordance with the laws of the State of New York, excluding its conflicts of law rules.

8.2 Payment of Fees and Expenses by Breaching Party. In addition to any amounts awarded to a Party hereunder upon a final, non-appealable judgment by a court of competent jurisdiction that the other Party has breached the terms or conditions of this Agreement, the non-breaching Party shall be entitled to reimbursement by the breaching Party for reasonable attorney’s fees and other expenses incurred by it in connection with the claim, demand, action or other proceeding in respect of such breach.

8.3 Export Law. HeartWare will comply with all applicable export and import control laws and regulations in its manufacturing, use, and distribution of the Licensed Products. In particular, HeartWare will not export or re-export the Licensed Products or any technical data or confidential information derived from or pertaining to the Licensed Products or Licensed Patents without all required U.S. and foreign government licenses.

8.4 Injunctive Relief. The Parties hereby acknowledge and agree that in the event of any breach of this Agreement by a Party, the other Party may suffer an irreparable injury such that no remedy at law would adequately protect or appropriately compensate such other Party for such injury. Accordingly, the Parties shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without prejudice to any other rights and remedies that a Party may have for a breach of this Agreement.

8.5 Assignment. HeartWare may not assign or transfer any of its rights or delegate any of its obligations or duties under this Agreement (by operation of law or otherwise) without World Heart’s prior written consent; provided, however, that HeartWare may, without the consent of World Heart, assign or transfer any of its rights or delegate any of its obligations or duties under this Agreement to an Affiliate or to a successor of HeartWare upon a Change in Control. Any attempted assignment or transfer (by operation of law or otherwise) or attempted delegation without such consent will be null and void. This Agreement will be binding upon and inure to the benefit of the Parties and their respective permitted successors and permitted assigns.

8.6 Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by either Party are, and will otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code.

8.7 Waiver. The waiver from time to time by either Party of any right or the failure of either Party to exercise any remedy shall not operate or be construed as a continuing waiver of the same right or remedy or of any other of such Party’s rights or remedies provided under this Agreement. All waivers provided under this Agreement must be in writing and signed by both Parties.

8.8 Independent Contractors. It is expressly agreed that the Parties are independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency of any kind. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

8.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.10 Severability. If any provision of this Agreement is declared by a court of competent jurisdiction to be invalid, void or unenforceable, then such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law, and the remaining provisions of this Agreement will continue in full force and effect.

8.11 Notice. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt), (b) when sent by facsimile (with written confirmation of transmission), (c) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt) or (d) when sent by email (with confirmation of receipt of such email), in the case of clauses (a), (b), (c) and (d), to the address, facsimile number or email address set forth beneath the name of such Party below (or to such other address, facsimile number or email address as such Party may have specified in a written notice to the other Party).

if to HeartWare:

HeartWare International, Inc.

205 Newbury Street, Suite 101

Framingham, MA 01701

Attention:            Lawrence Knopf

Telephone:          (508) 739-0950

Facsimile:           (508) 739-0948

Email:                  lknopf@heartwareinc.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Attention:             Clare O’Brien

                              Robert Katz

Telephone:           (212) 848-4000

Facsimile:            (212) 848-7179

Email:                   cobrien@shearman.com

                               robert.katz@shearman.com

if to World Heart:

World Heart Corporation

4750 Wiley Post Way

Suite 120

Salt Lake City, Utah 84116

Attention:             Morgan Brown

Telephone:           (801) 303-4361

Facsimile:            (801) 355-7622

Email:                   morgan.brown@worldheart.com

with a copy (which shall not constitute notice) to:

Cooley LLP

3175 Hanover Street

Palo Alto, CA 94304-1130

Attention:             Mark Weeks

Facsimile:            (650) 618-2034

Email:                   mweeks@cooley.com

and with a copy (which shall not constitute notice) to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

Attention:             Barbara L. Borden

Facsimile:             (858) 550-6420

Email:                   bordenbl@cooley.com

8.12 Construction. The section headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting Party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.”

8.13 Entire Agreement. This Agreement (including all Exhibits hereto) and, to the extent referenced in this Agreement, the Merger Agreement set forth the entire agreement and understanding between the Parties with respect to the subject matter hereof, and supersede and terminate all prior agreements and understandings between the Parties with respect to the subject matter hereof. No subsequent amendment, modification or addition to this Agreement shall be binding upon the Parties hereto unless reduced to writing and signed by the respective authorized officers of the Parties.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

WORLD HEART CORPORATION		HEARTWARE INTERNATIONAL, INC

By:	/s/ John Alexander Martin	By:	/s/ Doug Godshall
Name:	John Alexander Martin	Name:	Doug Godshall
Title:	President & CEO	Title:	President/CEO

[Signature Page – License Agreement]

Annex D

DGCL § 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17.;

Annex E

CERTIFICATE OF INCORPORATION OF HEARTWARE INTERNATIONAL, INC.

FIRST: The name of the corporation is:

HeartWare International, Inc.

SECOND: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The corporation is authorized to issue two classes of stock, to be designated “Common Stock,” with a par value of $0.001 per share, and “Preferred Stock,” with a par value of $0.001 per share. The total number of shares of stock which the Corporation shall have authority to issue is (i) 25,000,000 shares of Common Stock, $0.001 par value; and (ii) 5,000,000 shares of preferred stock, $0.001 par value. The corporation’s Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the state of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of any class of capital stock of the corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding Common Stock of the corporation, without the approval of the holders of the Preferred Stock, or of any series thereof, unless the approval of any such holders is required pursuant to the certificate or certificates establishing any series of Preferred Stock.

FIFTH: Effective upon the implementation date of the Implementation Agreement between HeartWare Limited, an Australian company, and the corporation, any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing by such stockholders.

SIXTH: The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. The number of directors on the Board of Directors shall initially be set at three (3) until otherwise fixed from time to time exclusively by the Board of Directors pursuant to the Bylaws of the corporation. The Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, which shall be as nearly equal in number as possible. Directors of Class I shall hold office for an initial term expiring at the annual meeting of stockholders to be held in 2009. Directors of Class II shall hold office for an initial term expiring at the annual meeting of stockholders to be held in 2010. Directors of Class III shall hold office for an initial term expiring at the annual meeting of stockholders to be held in 2011. Except as otherwise provided in the Bylaws of the corporation in connection with the removal of directors and the filling of vacancies on the Board of Directors, at each annual meeting of the stockholders, the respective successors of the directors whose terms are then expiring shall be elected for terms expiring at the annual meeting of stockholders held on the third anniversary thereof. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation. Election of directors need not be by written ballot, unless the Bylaws of the corporation so provide.

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SEVENTH: The Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the corporation. The stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws of the corporation.

EIGHTH: The name and mailing address of the incorporator is:

George Yu

DLA Piper US LLP

1251 Avenue of the Americas

New York, NY 10020-1104

NINTH: To the fullest extent permitted by the General Corporation Law of Delaware, as the same exists or may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the foregoing provisions of this Article NINTH by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions occurring prior to, such repeal or modification.

THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 29th day of July, 2008.

/s/ George Yu
George Yu, Incorporator

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Annex F

BYLAWS OF HEARTWARE INTERNATIONAL, INC.

BYLAWS OF HEARTWARE INTERNATIONAL, INC.

ARTICLE I

OFFICES

1.1 Offices. The registered office shall be in the State of Delaware. The corporation may have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or as may be necessary or convenient to the business of the corporation.

ARTICLE II

STOCKHOLDERS

2.1 Place of Meetings. All meetings of stockholders shall be held at such place (if any) within or without the State of Delaware as may be designated from time to time by the Board of Directors, the President or the Chief Executive Officer.

2.2 Annual Meetings. The annual meetings of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on a date to be fixed by the Board of Directors at the time and place to be fixed by the Board of Directors and stated in the notice of the meeting. In lieu of holding an annual meeting of stockholders at a designated place, the Board of Directors may, in its sole discretion, determine that any annual meeting of stockholders may be held solely by means of remote communication.

2.3 Special Meetings. Special meetings of stockholders may be called at any time by the Board of Directors, the Chairman of the Board or the President for any purpose or purposes prescribed in the notice of the meeting. Special meetings of stockholders shall be held at such place (if any), on such date and at such time as the Board of Directors may fix. In lieu of holding a special meeting of stockholders at a designated place, the Board of Directors may, in its sole discretion, determine that any special meeting of stockholders may be held solely by means of remote communication. Business transacted at any special meeting of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.

2.4 Notice of Meetings.

(a) Written notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting, except as otherwise provided herein or as required by law (meaning here and hereafter, as required from time to time by the Delaware General Corporation Law or the Certificate of Incorporation). The notice of any meeting shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the corporation.

(b) Notice to stockholders may be given by personal delivery, mail, or, with the consent of the stockholder entitled to receive notice, by facsimile or other means of electronic transmission. Without limiting the manner by which notice otherwise may be given effectively, notice to any stockholder shall be deemed given: (1) if by facsimile, when directed to a facsimile number at which the stockholder has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (3) if by posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; (4) if by any other form of electronic transmission, when directed to the stockholder; and (5) if by mail, when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the corporation that the notice has been given by personal delivery, by mail, or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

(c) Notice of any meeting of stockholders need not be given to any stockholder if waived by such stockholder either in a writing signed by such stockholder or by electronic transmission, whether such waiver is given before or after such meeting is held. If such a waiver is given by electronic transmission, the electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder.

2.5 Voting List. The officer who has charge of the stock ledger of the corporation shall prepare, at least 10 days before each meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order for each class of stock and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any such stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days prior to the meeting, in the manner provided by law. The list shall also be produced and kept at the time and place of the meeting during the whole time of the meeting, and may be inspected by any stockholder who is present. This list shall determine the identity of the stockholders entitled to vote at the meeting and the number of shares held by each of them.

2.6 Quorum. Except as otherwise provided by law or these Bylaws, the holders of a majority of the shares of the capital stock of the corporation entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. Where a separate class vote by a class or classes or series is required, a majority of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter.

2.7 Adjournments. Any meeting of stockholders may be adjourned to any other time and to any other place at which a meeting of stockholders may be held under these Bylaws by the chairman of the meeting or, in the absence of such person, by any officer entitled to preside at or to act as secretary of such meeting, or by the holders of a majority of the shares of stock present or represented at the meeting and entitled to vote, although less than a quorum. When a meeting is adjourned to another place, date or time, written notice need not be given of the adjourned meeting if the date, time, and place, if any, thereof, and the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, or if a new record date is fixed for the adjourned meeting, written notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting, shall be given in conformity herewith. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting.

2.8 Voting and Proxies. Each stockholder shall have one vote for each share of stock entitled to vote held of record by such stockholder and a proportionate vote for each fractional share so held, unless otherwise provided by law or in the Certificate of Incorporation. Each stockholder of record entitled to vote at a meeting of stockholders may vote in person or may authorize any other person or persons to vote or act for him by written proxy executed by the stockholder or his authorized agent or by a transmission permitted by law and delivered to the Secretary of the corporation. Any copy, facsimile transmission or other reliable reproduction of the writing or transmission created pursuant to this section may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile transmission or other reproduction shall be a complete reproduction of the entire original writing or transmission.

2.9 Action at Meeting. When a quorum is present at any meeting, any election of directors shall be determined by a plurality of the votes cast by the stockholders entitled to vote at the election, and any other matter shall be determined by a majority in voting power of the shares present in person or represented by proxy and entitled to vote on the matter (or if there are two or more classes of stock entitled to vote as separate classes, then in the case of each such class, a majority of the shares of each such class present in person or represented by proxy and entitled to vote on the matter shall decide such matter), except when a different vote is required by express provision of law, the Certificate of Incorporation or these Bylaws.

All voting, including on the election of directors, but excepting where otherwise required by law, may be by a voice vote; provided, however, that upon demand therefor by a stockholder entitled to vote or his or her proxy, a vote by ballot shall be taken. Each ballot shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting. The corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The corporation may designate one or more persons as an alternate inspector to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his duties, shall take and sign an oath to faithfully execute the duties of inspector with strict impartiality and according to the best of his or her ability.

2.10 Notice of Stockholder Business. Subject to the provisions of Section 3.15 below:

(a) At an annual or special meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) properly brought before the meeting by or at the direction of the Board of Directors, or (iii) properly brought before the meeting by a stockholder of record. For business to be properly brought before an annual meeting by a stockholder, it must be a proper matter for stockholder action under the Delaware General Corporation Law, and the stockholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a stockholder proposal to be presented at an annual meeting shall be received at the corporation’s principal executive offices not less than 120 days prior to the first anniversary of the date that the corporation’s (or its predecessor’s, which for avoidance of doubt, shall include HeartWare Limited, an Australian company, party to the Implementation Agreement (“HeartWareLimited”)) proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting is more than 30 days earlier than the date contemplated at the time of the previous year’s proxy statement, notice by the stockholders to be timely must be received not later than the close of business on the 10th day following the day on which the date of the annual meeting is publicly announced. “Public announcement” for purposes hereof shall have the meaning set forth in Section 3.15(c) of these Bylaws. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. For business to be properly brought before a special meeting by a stockholder, the business must be limited to the purpose or purposes set forth in a request under Section 2.3.

(b) A stockholder’s notice to the Secretary of the corporation shall set forth as to each matter the stockholder proposes to bring before the meeting (i) a brief description of the business desired to be brought before the meeting, (ii) the name and address, as they appear on the corporation’s books, of the stockholder proposing such business and the name and address of the beneficial owner, if any, on whose behalf the business is being brought, (iii) the class and number of shares of the corporation which are owned beneficially and of record by the stockholder and such other beneficial owner, (iv) any material interest of the stockholder and such other beneficial owner in such business, and (v) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of such stockholder’s notice by, or on behalf of, such stockholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of, share price changes for, or increase or decrease the voting power of such stockholder or any of its affiliates or associates with respect to shares of stock of the corporation, and a representation that such stockholder will notify the corporation in writing of any such agreement, arrangement or understanding in effect as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly disclosed.

(c) Notwithstanding the foregoing provisions of this Bylaw, a stockholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder with respect to the matters set forth in this Bylaw. Nothing in this Bylaw shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

2.11 Conduct of Business. At every meeting of the stockholders, the Chairman of the Board, or, in his or her absence, the President, or, in his or her absence, such other person as may be appointed by the Board of Directors, shall act as chairman. The Secretary of the corporation or a person designated by the chairman of the meeting shall act as secretary of the meeting. Unless otherwise approved by the chairman of the meeting, attendance at the stockholders’ meeting is restricted to stockholders of record, persons authorized in accordance with Section 2.8 of these Bylaws to act by proxy, and officers of the corporation.

The chairman of the meeting shall call the meeting to order, establish the agenda, and conduct the business of the meeting in accordance therewith or, at the chairman’s discretion, it may be conducted otherwise in accordance with the wishes of the stockholders in attendance. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

The chairman shall also conduct the meeting in an orderly manner, rule on the precedence of, and procedure on, motions and other procedural matters, and exercise discretion with respect to such procedural matters with fairness and good faith toward all those entitled to take part. Without limiting the foregoing, the chairman may (a) restrict attendance at any time to bona fide stockholders of record and their proxies and other persons in attendance at the invitation of the presiding officer or Board of Directors, (b) restrict use of audio or video recording devices at the meeting, and (c) impose reasonable limits on the amount of time taken up at the meeting on discussion in general or on remarks by any one stockholder. Should any person in attendance become unruly or obstruct the meeting proceedings, the chairman shall have the power to have such person removed from the meeting. Notwithstanding anything in the Bylaws to the contrary, no business shall be conducted at a meeting except in accordance with the procedures set forth in this Section 2.11 and Section 2.10 above. The chairman of a meeting may determine and declare to the meeting that any proposed item of business was not brought before the meeting in accordance with the provisions of this Section 2.11 and Section 2.10 above, and if he should so determine, he shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

2.12 Stockholder Action Without Meeting. Effective upon the implementation date (the “Implementation Date”) of the Implementation Agreement between HeartWare Limited, an Australian company, and the corporation, any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing by such stockholders. At all times prior to the Implementation Date, any action which may be taken at any annual or special meeting of stockholders may be taken without a meeting and without prior notice, if a consent in writing, setting forth the actions so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. All such consents shall be filed with the Secretary of the corporation and shall be maintained in the corporate records. Prompt notice of the taking of a corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

An electronic transmission consenting to an action to be taken and transmitted by a stockholder, or by a proxy holder or other person authorized to act for a stockholder, shall be deemed to be written, signed and dated for the purpose of this Section 2.12, provided that such electronic transmission sets forth or is delivered with information from which the corporation can determine (i) that the electronic transmission was transmitted by the stockholder or by a person authorized to act for the stockholder and (ii) the date on which such stockholder or authorized person transmitted such electronic transmission. The date on which such electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the books in which proceedings of meetings of stockholders are recorded.

2.13 Meetings by Remote Communication. If authorized by the Board of Directors, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxy holders not physically present at a meeting of stockholders may, by means of remote communication, participate in the meeting and be deemed present in person and vote at the meeting, whether such meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxy holder, (ii) the corporation shall implement reasonable measures to provide such stockholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) if any stockholder or proxy holder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.

ARTICLE III

BOARD OF DIRECTORS

3.1 General Powers. The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the corporation except as otherwise provided by law or the Certificate of Incorporation. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board until the vacancy is filled.

3.2 Number and Term of Office. The number of directors shall initially be three (3) and, thereafter, subject to the rights of the holders of any series of preferred stock to elect directors under specified circumstances, shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption). Each director shall hold office until his or her successor is duly elected and qualified, or until his or her earlier death or resignation or removal in the manner hereinafter provided.

3.3 Vacancies and Newly Created Directorships. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification or otherwise (including removal from office by a vote of the stockholders) may be filled only by a majority vote of the directors then in office, even if less than a quorum (and not by stockholders), or by the sole remaining director, or, to the extent required by the Certificate of Incorporation, by the stockholders, and directors so chosen shall hold office for a term expiring at the next annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified. No decrease in the number of authorized directors shall shorten the term of any incumbent director.

3.4 Resignation. Any director may resign by delivering notice in writing or by electronic transmission to the President, Chairman of the Board or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

3.5 Removal. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

3.6 Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place, either within or without the State of Delaware, as shall be determined from time to time by the Board of Directors; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

3.7 Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board, the President or two or more directors and may be held at any time and place, within or without the State of Delaware.

3.8 Notice of Special Meetings. Notice of any special meeting of directors shall be given to each director by whom it is not waived by the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director by (i) giving notice to such director in person or by telephone, electronic transmission or voice message system at least 24 hours in advance of the meeting, (ii) sending a facsimile to his last known facsimile number, or delivering written notice by hand to his last known business or home address, at least 24 hours in advance of the meeting, or (iii) mailing written notice to his last known business or home address at least three days in advance of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting. Unless otherwise indicated in the notice thereof, any and all business may be transacted at a special meeting.

3.9 Participation in Meetings by Telephone Conference Calls or Other Methods of Communication. Directors or any members of any committee designated by the directors may participate in a meeting of the Board of Directors or such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

3.10 Quorum. A majority of the total number of authorized directors shall constitute a quorum at any meeting of the Board of Directors. In the absence of a quorum at any such meeting, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present. Interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or at a meeting of a committee which authorizes a particular contract or transaction.

3.11 Action at Meeting. At any meeting of the Board of Directors at which a quorum is present, the vote of a majority of those present shall be sufficient to take any action, unless a different vote is specified by law, the Certificate of Incorporation or these Bylaws.

3.12 Action by Written Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee of the Board of Directors may be taken without a meeting if all members of the Board or committee, as the case may be, consent to the action in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

3.13 Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation, with such lawfully delegated powers and duties as it therefor confers, to serve at the pleasure of the Board. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of the Delaware General Corporation Law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers which may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Bylaws for the Board of Directors.

3.14 Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the corporation or any of its parent or subsidiary corporations in any other capacity and receiving compensation for such service.

3.15 Nomination of Director Candidates.

(a) Subject to the rights of holders of any class or series of Preferred Stock then outstanding, nominations for the election of Directors at an annual meeting may be made by (i) the Board of Directors or a duly authorized committee thereof or (ii) any stockholder entitled to vote in the election of Directors generally who complies with the procedures set forth in this Bylaw and who is a stockholder of record at the time notice is delivered to the Secretary of the corporation. Any stockholder entitled to vote in the election of Directors generally may nominate one or more persons for election as Directors at an annual meeting only if timely notice of such stockholder’s intent to make such nomination or nominations has been given in writing to the Secretary of the corporation. To be timely, a stockholder nomination for a director to be elected at an annual meeting shall be received at the corporation’s principal executive offices not less than 120 calendar days in advance of the first anniversary of the date that the corporation’s (or the corporation’s predecessor’s, which, for avoidance of doubt, shall include HeartWare Limited) proxy statement was released to stockholders in connection with the previous year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than 30 calendar days from the date contemplated at the time of the previous year’s proxy statement, notice by the stockholders to be timely must be received not later than the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made. Each such notice shall set forth: (i) the name and address of the stockholder who intends to make the nomination, of the beneficial owner, if any, on whose behalf the nomination is being made and of the person or persons to be nominated; (ii) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote for the election of Directors on the date of such notice and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the stockholder or such beneficial owner and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (iv) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; (v) the consent of each nominee to serve as a director of the corporation if so elected; and (vi) the class and number of shares of the corporation that are owned beneficially and of record by such stockholder and such beneficial owner. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. Notwithstanding the third sentence of this Section 3.15(a), in the event that the number of Directors to be elected at an annual meeting is increased and there is no public announcement by the corporation naming the nominees for the additional directorships at least 130 days prior to the first anniversary of the date that the corporation’s (or its predecessor’s, which, for avoidance of doubt, shall include HeartWare Limited) proxy statement was released to stockholders in connection with the previous year’s annual meeting, a stockholder’s notice required by this Section 3.15(a) shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.

(b) Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation’s notice of meeting by (i) the Board of Directors or a committee thereof or (ii) any stockholder of the corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in this Bylaw and who is a stockholder of record at the time such notice is delivered to the Secretary of the corporation. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as are specified in the corporation’s notice of meeting, if the stockholder’s notice as required by paragraph (a) of this Bylaw shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 70th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c) For purposes of these Bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(d) Notwithstanding the foregoing provisions of this Bylaw, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Bylaw. Nothing in this Bylaw shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(e) Only persons nominated in accordance with the procedures set forth in this Section 3.15 shall be eligible to serve as directors. Except as otherwise provided by law, the chairman of the meeting shall have the power and duty (a) to determine whether a nomination was made in accordance with the procedures set forth in this Section 3.15 and (b) if any proposed nomination was not made in compliance with this Section 3.15, to declare that such nomination shall be disregarded.

(f) If the chairman of the meeting for the election of Directors determines that a nomination of any candidate for election as a Director at such meeting was not made in accordance with the applicable provisions of this Section 3.15, such nomination shall be void; provided, however, that nothing in this Section 3.15 shall be deemed to limit any voting rights upon the occurrence of dividend arrearages provided to holders of Preferred Stock pursuant to the Preferred Stock designation for any series of Preferred Stock.

ARTICLE IV

OFFICERS

4.1 Enumeration. The officers of the corporation shall consist of a Chief Executive Officer, a President, a Secretary, a Treasurer, a Chief Financial Officer and such other officers with such other titles as the Board of

Directors shall determine, including, at the discretion of the Board of Directors, a Chairman of the Board and one or more Vice Presidents and Assistant Secretaries. The Board of Directors may appoint such other officers as it may deem appropriate.

4.2 Election. Officers shall be elected annually by the Board of Directors at its first meeting following the annual meeting of stockholders. Officers may be appointed by the Board of Directors at any other meeting.

4.3 Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person.

4.4 Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until his successor is elected and qualified, unless a different term is specified in the vote appointing him, or until his earlier death, resignation or removal.

4.5 Resignation and Removal. Any officer may resign by delivering his written resignation to the corporation at its principal office or to the President or Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event. Any officer elected by the Board of Directors may be removed at any time, with or without cause, by the Board of Directors.

4.6 Chairman of the Board. The Board of Directors may appoint a Chairman of the Board. If the Board of Directors appoints a Chairman of the Board, he shall perform such duties and possess such powers as are assigned to him by the Board of Directors. Unless otherwise provided by the Board of Directors, he shall preside at all meetings of the Board of Directors.

4.7 Chief Executive Officer. The Chief Executive Officer of the corporation shall, subject to the direction of the Board of Directors, have general supervision, direction and control of the business and the officers of the corporation. He shall preside at all meetings of the stockholders and, in the absence or nonexistence of a Chairman of the Board, at all meetings of the Board of Directors. He shall have the general powers and duties of management usually vested in the chief executive officer of a corporation, including general supervision, direction and control of the business and supervision of other officers of the corporation, and shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws.

4.8 President. Subject to the direction of the Board of Directors and such supervisory powers as may be given by these Bylaws or the Board of Directors to the Chairman of the Board or the Chief Executive Officer, if such titles be held by other officers, the President shall have general supervision, direction and control of the business and supervision of other officers of the corporation. Unless otherwise designated by the Board of Directors, the President shall be the Chief Executive Officer of the corporation. The President shall have such other powers and duties as may be prescribed by the Board of Directors or these Bylaws. He shall have power to sign stock certificates, contracts and other instruments of the corporation which are authorized and shall have general supervision and direction of all of the other officers, employees and agents of the corporation, other than the Chairman of the Board and the Chief Executive Officer.

4.9 Vice Presidents. Any Vice President shall perform such duties and possess such powers as the Board of Directors or the President may from time to time prescribe. In the event of the absence, inability or refusal to act of the President, the Vice President (or if there shall be more than one, the Vice Presidents in the order determined by the Board of Directors) shall perform the duties of the President and when so performing shall have at the powers of and be subject to all the restrictions upon the President. The Board of Directors may assign to any Vice President the title of Executive Vice President, Senior Vice President or any other title selected by the Board of Directors.

4.10 Secretary and Assistant Secretaries. The Secretary shall perform such duties and shall have such powers as the Board of Directors or the President may from time to time prescribe. In addition, the Secretary shall perform such duties and have such powers as are incident to the office of the Secretary, including, without limitation, the duty and power to give notices of all meetings of stockholders and special meetings of the Board of Directors, to keep a record of the proceedings of all meetings of stockholders and the Board of Directors, to maintain a stock ledger and prepare lists of stockholders and their addresses as required, to be custodian of corporate records and the corporate seal and to affix and attest to the same on documents.

Any Assistant Secretary shall perform such duties and possess such powers as the Board of Directors, the Chief Executive Officer, the President or the Secretary may from time to time prescribe. In the event of the absence, inability or refusal to act of the Secretary, the Assistant Secretary (or if there shall be more than one, the Assistant Secretaries in the order determined by the Board of Directors) shall perform the duties and exercise the powers of the Secretary.

In the absence of the Secretary or any Assistant Secretary at any meeting of stockholders or directors, the person presiding at the meeting shall designate a temporary secretary to keep a record of the meeting.

4.11 Treasurer. The Treasurer shall perform such duties and have such powers as are incident to the office of treasurer, including without limitation, the duty and power to keep and be responsible for all funds and securities of the corporation, to maintain the financial records of the corporation, to deposit funds of the corporation in depositories as authorized, to disburse such funds as authorized, to make proper accounts of such funds, and to render as required by the Board of Directors accounts of all such transactions and of the financial condition of the corporation.

4.12 Chief Financial Officer. The Chief Financial Officer shall perform such duties and shall have such powers as may from time to time be assigned to him by the Board of Directors, the Chief Executive Officer or the President. Unless otherwise designated by the Board of Directors, the Chief Financial Officer shall be the Treasurer of the corporation.

4.13 Salaries. Officers of the corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

4.14 Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding any provision hereof.

ARTICLE V

CAPITAL STOCK

5.1 Issuance of Stock. Subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the corporation or the whole or any part of any unissued balance of the authorized capital stock of the corporation held in its treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such consideration and on such terms as the Board of Directors may determine.

5.2 Certificates of Stock. The shares of the corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any class or series of its stock shall be uncertificated shares; provided, however, that no such resolution shall apply to shares represented by a certificate until such certificate is surrendered to the corporation. Every holder of stock of the corporation represented by certificates, and, upon written request to the corporation’s transfer agent or registrar, any holder of uncertificated shares, shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, certifying the number and class of shares owned by him in the corporation. Each such certificate shall be signed by, or in the name of the corporation by, the Chairman or Vice Chairman, if any, of the Board of Directors, or the President or a Vice President, and the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the corporation. Any or all of the signatures on the certificate may be a facsimile.

Each certificate for shares of stock which are subject to any restriction on transfer pursuant to the Certificate of Incorporation, the Bylaws, applicable securities laws or any agreement among any number of shareholders or among such holders and the corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

5.3 Transfers. Except as otherwise established by rules and regulations adopted by the Board of Directors, and subject to applicable law, shares of stock may be transferred on the books of the corporation: (i) in the case of shares represented by a certificate, by the surrender to the corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or authenticity of signature as the corporation or its transfer agent may reasonably require; and (ii) in the case of uncertificated shares, upon the receipt of proper transfer instructions from the registered owner thereof. Except as may be otherwise required by law, the Certificate of Incorporation or the Bylaws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the corporation in accordance with the requirements of these Bylaws.

5.4 Lost, Stolen or Destroyed Certificates. The corporation may issue a new certificate of stock in place of any previously issued certificate alleged to have been lost, stolen, or destroyed, or it may issue uncertificated shares if the shares represented by such certificate have been designated as uncertificated shares in accordance with Section 5.2, upon such terms and conditions as the Board of Directors may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity as the Board of Directors may require for the protection of the corporation or any transfer agent or registrar.

5.5 Record Date. The Board of Directors may fix in advance a record date for the determination of the stockholders entitled to notice of or to vote at any meeting of stockholders or to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, concession or exchange of stock, or for the purpose of any other lawful action. Such record date shall not precede the date on which the resolution fixing the record date is adopted and shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action to which such record date relates.

If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action by the Board of Directors is necessary shall be the day on which the first written consent is expressed. The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

ARTICLE VI

GENERAL PROVISIONS

6.1 Fiscal Year. The fiscal year of the corporation shall be as fixed by the Board of Directors.

6.2 Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board of Directors.

6.3 Waiver of Notice. Whenever any notice whatsoever is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a waiver of such notice either in writing signed by the person entitled to such notice or such person’s duly authorized attorney, or by electronic transmission or any other method permitted under the Delaware General Corporation Law, whether before, at or after the time stated in such waiver, or the appearance of such person or persons at such meeting in person or by proxy, shall be deemed equivalent to such notice. Neither the business nor the purpose of any meeting need be specified in such a waiver. Attendance at any meeting shall constitute waiver of notice except attendance for the sole purpose of objecting to the timeliness of notice.

6.4 Actions with Respect to Securities of Other Corporations. Except as the Board of Directors may otherwise designate, the Chief Executive Officer or President or any officer of the corporation authorized by the Chief Executive Officer or President shall have the power to vote and otherwise act on behalf of the corporation, in person or proxy, and may waive notice of, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact to this corporation (with or without power of substitution) at any meeting of stockholders or shareholders (or with respect to any action of stockholders) of any other corporation or organization, the securities of which may be held by this corporation and otherwise to exercise any and all rights and powers which this corporation may possess by reason of this corporation’s ownership of securities in such other corporation or other organization.

6.5 Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

6.6 Certificate of Incorporation. All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the corporation, as amended and in effect from time to time.

6.7 Severability. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

6.8 Pronouns. All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

6.9 Notices. Except as otherwise specifically provided herein or required by law, all notices required to be given to any stockholder, director, officer, employee or agent shall be in writing and may in every instance be effectively given by hand delivery to the recipient thereof, by depositing such notice in the mail, postage prepaid, or by sending such notice by commercial courier service, or by facsimile or other electronic transmission, provided that notice to stockholders by electronic transmission shall be given in the manner provided in Section 232 of the Delaware General Corporation Law. Any such notice shall be addressed to such stockholder, director, officer, employee or agent at his or her last known address as the same appears on the books of the corporation. The time when such notice shall be deemed to be given shall be the time such notice is received by such stockholder, director, officer, employee or agent, or by any person accepting such notice on behalf of such person, if delivered by hand, facsimile, other electronic transmission or commercial courier service, or the time such notice is dispatched, if delivered through the mails. Without limiting the manner by which notice otherwise may be given effectively, notice to any stockholder shall be deemed given: (1) if by facsimile, when directed to a number at which the stockholder has consented to receive notice; (2) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (3) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; (4) if by any other form of electronic transmission, when directed to the stockholder; and (5) if by mail, when deposited in the mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation.

6.10 Reliance Upon Books, Reports and Records. Each director, each member of any committee designated by the Board of Directors, and each officer of the corporation shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or other records of the corporation as provided by law, including reports made to the corporation by any of its officers, by an independent certified public accountant, or by an appraiser selected with reasonable care.

6.11 Time Periods. In applying any provision of these Bylaws which require that an act be done or not done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

6.12 Facsimile Signatures. In addition to the provisions for use of facsimile signatures elsewhere specifically authorized in these Bylaws, facsimile signatures of any officer or officers of the corporation may be used whenever and as authorized by the Board of Directors or a committee thereof.

ARTICLE VII

AMENDMENTS

7.1 By the Board of Directors. Except as otherwise set forth in these Bylaws, these Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present.

7.2 By the Stockholders. Except as otherwise set forth in these Bylaws, these Bylaws may be altered, amended or repealed or new Bylaws may be adopted by the affirmative vote of the holders of at least 66-2/3% of the voting power of all of the shares of capital stock of the corporation issued and outstanding and entitled to vote generally in any election of directors, voting together as a single class. Such vote may be held at any annual meeting of stockholders or at any special meeting of stockholders provided that notice of such alteration, amendment, repeal or adoption of new Bylaws shall have been stated in the notice of such special meeting.

ARTICLE VIII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

8.1 Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (“proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee, partner, manager or trustee of another corporation, a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said Law permitted the corporation to provide prior to such amendment) against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section 8.2 of this Article VIII, the corporation shall indemnify any such person seeking indemnity in connection with a proceeding (or part thereof) initiated by such person only if (a) such indemnification is expressly required to be made by law, (b) the proceeding (or part thereof) was authorized by the Board of Directors of the corporation, (c) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law, or (d) the proceeding (or part thereof) is brought to establish or enforce a right to indemnification or advancement under an indemnity agreement or any other statute or law or otherwise as required under Section 145 of the Delaware General Corporation Law. The rights hereunder shall be contract rights and shall include the right to be paid expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer of the corporation in his or her capacity as a director or officer (and not in any other capacity in which service was or is tendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of such proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately by final judicial decision from which there is no further right to appeal that such director or officer is not entitled to be indemnified under this section or otherwise.

8.2 Right of Claimant to Bring Suit. If a claim under Section 8.1 is not paid in full by the corporation within 60 days after a written claim has been received by the corporation, or 20 days in the case of a claim for advancement of expenses, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if such suit is not frivolous or brought in bad faith, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any, has been tendered to this corporation) that the claimant has not met the standards of conduct which make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed. Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the corporation shall be entitled to recover such expenses upon a final judicial decision from which there is no further right to appeal that the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, shall be on the corporation.

8.3 Indemnification of Employees and Agents. The corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and to the advancement of related expenses, to any employee or agent of the corporation to the fullest extent of the provisions of this Article VIII with respect to the indemnification of and advancement of expenses to directors and officers of the corporation.

8.4 Non-Exclusivity of Rights. The rights conferred on any person in this Article VIII shall not be exclusive of any other right which such persons may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

8.5 Indemnification Contracts. The Board of Directors is authorized to enter into a contract with any director, officer, employee or agent of the corporation, or any person serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including employee benefit plans, providing for indemnification rights equivalent to or, if the Board of Directors so determines, greater than, those provided for in this Article VIII.

8.6 Insurance. The corporation may maintain insurance to the extent reasonably available, at its expense, to protect itself and any such director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

8.7 Effect of Amendment. Any amendment, repeal or modification of any provision of this Article VIII shall not adversely affect any right or protection of an indemnitee or his successor existing at the time of such amendment, repeal or modification.

ARTICLE IX

AUSTRALIAN SECURITIES EXCHANGE LISTING RULES

9.1 Australian Securities Exchange Listing Rules. While the corporation is on the official list of the Australian Securities Exchange, the following rules shall apply: (i) notwithstanding anything contained in these Bylaws, if the official listing rules of the Australian Securities Exchange (the “Listing Rules”) prohibit an act being done, the act shall not be done; (ii) nothing contained in these Bylaws prevents an act being done that the Listing Rules require to be done; (iii) if the Listing Rules require an act to be done or not to be done, authority is given for that act to be done or not to be done (as the case may be); (iv) if the Listing Rules require these Bylaws to contain a provision and these Bylaws do not contain such a provision, these Bylaws shall be treated as containing that provision; (v) if the Listing Rules require these Bylaws not to contain a provision and these Bylaws contain such a provision, these Bylaws shall be treated as not containing that provision; and (vi) if any provision of these Bylaws is or becomes inconsistent with the Listing Rules, these Bylaws shall be treated as not containing that provision to the extent of such inconsistency.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Limitation on Liability of Directors. Pursuant to authority conferred by Section 102 of the Delaware General Corporation Law, under Article Nine of HeartWare’s Certificate of Incorporation, to the fullest extent permitted by the Delaware General Corporation Law, a director of HeartWare shall not be personally liable to HeartWare or its stockholders for monetary damages for breach of fiduciary duty as a director. Directors remain liable for (i) any breach of the duty of loyalty to HeartWare or its stockholders, (ii) any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) any violation of Section 174 of the Delaware General Corporation Law, which proscribes the payment of dividends and stock purchases or redemptions under certain circumstances, and (iv) any transaction from which directors derive an improper personal benefit.

Article Nine further provides that any repeal or modification of the foregoing provisions by HeartWare stockholders will not adversely affect any right or protection of a HeartWare director existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions occurring prior to, such repeal or modification.

Indemnification and Insurance. In accordance with Section 145 of the Delaware General Corporation Law, which allows and, in some cases, requires the indemnification of directors and officers under certain circumstances, Article VIII of HeartWare’s Bylaws provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee, partner, manager or trustee of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director or officer, or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, against all expenses, liability and loss reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators.

Article VIII of HeartWare’s Bylaws provides that the corporation shall indemnify any such person seeking indemnity in connection with a proceeding initiated by such person only if (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Delaware General Corporation Law, or (iv) the proceeding is brought to establish or enforce a right to indemnification or advancement under an indemnity agreement or any other statute or law or otherwise as required under Section 145 of the Delaware General Corporation Law.

Article VIII of HeartWare’s Bylaws provides that the payment of expenses incurred by a director or officer of the corporation in his or her capacity as a director or officer (and not in any other capacity in which service was or is tendered by such person while a director or officer) in defending a proceeding in advance of the final disposition of such proceeding, shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it should be determined ultimately by final judicial decision that such director or officer is not entitled to be indemnified.

HeartWare may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and to the advancement of related expenses, to any employee or agent of the corporation to the fullest extent of the provisions of the Bylaws with respect to the indemnification of and advancement of expenses to directors and officers of the corporation.

The rights conferred on any person in the indemnification provisions of Article VIII of HeartWare’s Bylaws are not exclusive of any right which such persons may have or acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Under Article VIII of HeartWare’s Bylaws, HeartWare may maintain insurance to the extent reasonably available, at its expense, to protect itself and any such director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Any amendment, repeal or modification of any provision of Article VIII of HeartWare’s Bylaws will not adversely affect any right or protection of an indemnitee or his or her successor existing at the time of such amendment, repeal or modification.

Item 21.	Exhibits and Financial Statement Schedules

(a)

Exhibit Number	Exhibit Description

2.1	Implementation Agreement, dated as of August 5, 2008, between HeartWare International, Inc. and HeartWare Limited (13)

2.2	Agreement and Plan of Merger and Reorganization, dated as of March 29, 2012, by and among HeartWare International, Inc., Ocean Acquisition Holding Inc. and World Heart Corporation (3)

3.1	Certificate of Incorporation of HeartWare International, Inc. (4)

3.2	Bylaws of HeartWare International, Inc. (4)

5.1	Opinion of Shearman & Sterling LLP, as to the legality of the securities being registered *

8.1	Opinion of Shearman & Sterling LLP regarding the material U.S. federal income tax consequences of the merger **

8.2	Opinion of Cooley LLP regarding the material U.S. federal income tax consequences of the merger **

10.01	Securities Exchange Agreement between Apple Tree Partners I, L.P., Anthony Low-Beer, Edward Nerssissian, Garrett and Carol Thunen, HeartWare, Inc. and HeartWare Limited dated December 13, 2004 (1)

10.02	Amended and Restated Employment Agreement, dated as of December 16, 2009, by and between HeartWare International, Inc. and Douglas Godshall (11) +

10.03	Amended and Restated Employment Agreement, dated as of December 16, 2009, by and between HeartWare, Inc. and David McIntyre (19) +

10.04	Amended and Restated Employment Agreement, dated as of December 16, 2009, by and between HeartWare, Inc. and Jeffrey LaRose (20) +

10.05	Employment Agreement, dated as of December 5, 2008, between HeartWare, Inc. and James Schuermann (5) +

10.07	Employment Agreement, dated as of December 5, 2008, between HeartWare, Inc. and David R. Hathaway, M.D. (12) +

10.08	Form of Amendment to Employment Agreement (for Section 16 officers), dated December 2010 (27) +

10.09	Form of Deed of Indemnity, Access and Insurance Agreement for directors and executive officers (1) +

10.10	Letter of Appointment as a Director of the Company, dated December 1, 2006, between HeartWare Limited and Robert Stockman (1) +

10.11	Letter of Appointment as a Director of the Company, dated December 15, 2004, between HeartWare Limited and Robert Thomas (1) +

10.12	Letter of Appointment as a Director of the Company, dated December 15, 2004, between HeartWare Limited and Christine Bennett (1) +

10.13	Letter of Appointment as a Director of the Company, dated December 15, 2004, between HeartWare Limited and Denis Wade (1) +

10.14	Letter of Appointment as a Director of the Company, dated September 3, 2008, between HeartWare International, Inc. and Ray Larkin (15) +

10.15	Letter of Appointment as a Director of the Company, dated April 16, 2008, between HeartWare International, Inc. and Timothy J. Barberich (16) +

10.18	HeartWare International, Inc. 2008 Stock Incentive Plan (6) +

10.19	HeartWare International, Inc. Employee Stock Option Plan (7) +

10.20	HeartWare International, Inc. Restricted Stock Unit Plan (8) +

10.21	Form of HeartWare International, Inc. Incentive Option Terms (9) +

10.22	Nonstatutory Stock Option Notice and Agreement to 2008 Stock Incentive Plan (24) +

10.23	Restricted Stock Units Notice and Agreement to 2008 Stock Incentive Plan (25) +

10.24	Lease Agreement, dated as of April 17, 2008, between JDRP Associates No. 1, Ltd. and HeartWare, Inc. (“Lease”) (10)

10.25	First Amendment to Lease, dated September 30, 2010 (2)

10.26	Business Lease, dated December 27, 2006, between HeartWare, Inc. and Atlantic-Philadelphia Realty LLC (17)

10.27	First Amendment to Business Lease, dated August 19, 2008, between HeartWare, Inc. and Atlantic-Philadelphia Realty LLC (“Business Lease”) (18)

10.28	Second Amendment to Business Lease, dated August 9, 2010 (26)

10.29	Lease Agreement, dated December 8, 2010, by and between MCP EWE LLC, as Landlord, HeartWare, Inc., as Tenant, and guaranteed by HeartWare International, Inc., as Guarantor (28)

10.30	Loan Agreement, dated as of February 12, 2009, among HeartWare International, Inc., the Guarantors thereto and Thoratec Corporation (14)

10.31	Investor’s Rights Agreement, dated as of February 12, 2009, between HeartWare International, Inc. and Thoratec Corporation (14)

10.32	Indenture, dated as of December 15, 2010, between the Company and Wilmington Trust FSB, as trustee (21)

10.33	First Supplemental Indenture, dated as of December 15, 2010, between the Company and Wilmington Trust FSB, as trustee (22)

10.34	Form of 3.50% Convertible Senior Notes due 2017 (23)

10.35	HeartWare International, Inc. Bonus Plan for Executive Officers, dated February 22, 2011 (29) +

10.36	Third amendment to Business Lease, dated June 30, 2011, between HeartWare, Inc. and Atlantic-Philadelphia Realty LLC (30)

10.37	Letter Agreement between HeartWare and David McIntyre dated December 26, 2011 (31) +

10.38	Offer letter, dated as of March 21, 2011, between HeartWare, Inc. and Lawrence J. Knopf (32) +

10.39	Offer letter, dated as of June 6, 2011, between HeartWare, Inc. and Robert E. Yocher (33) +

21.1	Subsidiaries of HeartWare International, Inc. (34)

23.1	Consent of Shearman & Sterling LLP (included in Exhibits 5.1 and 8.1) *

23.2	Consent of Cooley LLP (included in Exhibit 8.2) **

23.3	Consent of Grant Thornton LLP *

23.4	Consent of Burr Pilger Mayer, Inc. *

24.1	Power of Attorney (included with the signature pages to this registration statement)*

99.1	Form of Proxy of World Heart Corporation*

(1)	Incorporated by reference to the respective exhibits filed with HeartWare’s Registration Statement on Form 10 (File No. 000-52595) filed with the Securities and Exchange Commission on April 30, 2007.
(2)	Incorporated by reference to Exhibit 10.1 to HeartWare’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 30, 2010.
(3)	Incorporated by reference to Exhibit 2.1 to World Heart’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 3, 2012.
(4)	Incorporated by reference to the respective exhibits filed with HeartWare’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 13, 2008.
(5)	Incorporated by reference to Exhibit 99 to HeartWare’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2008.
(6)	Incorporated by reference to Appendix 12 to the Information Memorandum contained in HeartWare’s Proxy Statement on Form DEF 14A filed with the Securities and Exchange Commission on September 22, 2008.
(7)	Incorporated by reference to Appendix 9 to the Information Memorandum contained in HeartWare’s Proxy Statement on Form DEF 14A filed with the Securities and Exchange Commission on September 22, 2008.
(8)	Incorporated by reference to Appendix 10 to the Information Memorandum contained in HeartWare’s Proxy Statement on Form DEF 14A filed with the Securities and Exchange Commission on September 22, 2008.
(9)	Incorporated by reference to Exhibit 99.4 to HeartWare’s Registration Statement on Form S-8 (File No. 333-155359) filed with the Securities and Exchange Commission on November 13, 2008.
(10)	Incorporated by reference to Exhibit 10.01 to HeartWare’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2008.
(11)	Incorporated by reference to Exhibit 10.1 to HeartWare’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 18, 2009.
(12)	Incorporated by reference to Exhibit 10.13 to HeartWare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2009.
(13)	Incorporated by reference to Appendix 1 to the Information Memorandum contained in HeartWare’s Proxy Statement on Form DEF 14A filed with the Securities and Exchange Commission on September 22, 2008.
(14)	Incorporated by reference to Exhibit 2.1 to HeartWare’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 13, 2009.
(15)	Incorporated by reference to Exhibit 10.27 to HeartWare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2009.
(16)	Incorporated by reference to Exhibit 10.28 to HeartWare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2009.
(17)	Incorporated by reference to Exhibit 10.40 to HeartWare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2008.

(18)	Incorporated by reference to Exhibit 10.27 to HeartWare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2010.
(19)	Incorporated by reference to Exhibit 10.5 to HeartWare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2010.
(20)	Incorporated by reference to Exhibit 10.6 to HeartWare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2010.
(21)	Incorporated by reference to Exhibit 4.1 to HeartWare’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 15, 2010.
(22)	Incorporated by reference to Exhibit 4.2 to HeartWare’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 15, 2010.
(23)	Incorporated by reference to Exhibit 4.3 to HeartWare’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 15, 2010.
(24)	Incorporated by reference to Exhibit 10.1 to HeartWare’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 6, 2010.
(25)	Incorporated by reference to Exhibit 10.2 to HeartWare’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 6, 2010.
(26)	Incorporated by reference to Exhibit 10.1 to HeartWare’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 19, 2010.
(27)	Incorporated by reference to Exhibit 10.08 to HeartWare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2011.
(28)	Incorporated by reference to Exhibit 10.29 to HeartWare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2011.
(29)	Incorporated by reference to Exhibit 10.1 to HeartWare’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 24, 2011.
(30)	Incorporated by reference to Exhibit 10.35 to HeartWare’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 5, 2011.
(31)	Incorporated by reference to Exhibit 10.1 to HeartWare’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 27, 2011.
(32)	Incorporated by reference to Exhibit 10.38 to HeartWare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2012.
(33)	Incorporated by reference to Exhibit 10.39 to HeartWare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2012.
(34)	Incorporated by reference to Exhibit 21.1 to HeartWare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2012.
*	Filed herewith.
**	To be filed by amendment.
+	Management contract or compensatory plan or arrangement.

Item 22.	Undertakings

(1) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the undersigned registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(5) The registrant undertakes that every prospectus (a) that is filed pursuant to paragraph (4) immediately preceding, or (b) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(9) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Framingham, Massachusetts on the 26th day of April, 2012.

HEARTWARE INTERNATIONAL, INC.

By:	/s/ Lawrence J. Knopf
Name: Lawrence J. Knopf
Title: Senior Vice President and General Counsel

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Douglas Godshall and Lawrence Knopf, and each of them, as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments) to this registration statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Douglas Godshall Douglas Godshall	President, Chief Executive Officer and Director (Principal Executive Officer)	April 26, 2012

/s/ Lauren Farrell Lauren Farrell	Vice President, Finance (Principal Financial and Accounting Officer)	April 26, 2012

/s/ Charles Raymond Larkin, Jr.	Director and Chairman	April 26, 2012
Charles Raymond Larkin, Jr.

/s/ Seth Harrison	Director and Deputy Chairman	April 26, 2012
Seth Harrison

/s/ Timothy Barberich	Director	April 26, 2012
Timothy Barberich

/s/ Christine Bennett	Director	April 26, 2012
Christine Bennett

Signature	Title	Date

/s/ Cynthia Feldmann	Director	April 26, 2012
Cynthia Feldmann

/s/ Robert Stockman	Director	April 26, 2012
Robert Stockman

/s/ Robert Thomas	Director	April 26, 2012
Robert Thomas

/s/ Denis Wade	Director	April 26, 2012
Denis Wade

EXHIBIT INDEX

Exhibit Number	Exhibit Description

2.1	Implementation Agreement, dated as of August 5, 2008, between HeartWare International, Inc. and HeartWare Limited (13)

2.2	Agreement and Plan of Merger and Reorganization, dated as of March 29, 2012, by and among HeartWare International, Inc., Ocean Acquisition Holding Inc. and World Heart Corporation (3)

3.1	Certificate of Incorporation of HeartWare International, Inc. (4)

3.2	Bylaws of HeartWare International, Inc. (4)

5.1	Opinion of Shearman & Sterling LLP, as to the legality of the securities being registered *

8.1	Opinion of Shearman & Sterling LLP regarding the material U.S. federal income tax consequences of the merger **

8.2	Opinion of Cooley LLP regarding the material U.S. federal income tax consequences of the merger **

10.01	Securities Exchange Agreement between Apple Tree Partners I, L.P., Anthony Low-Beer, Edward Nerssissian, Garrett and Carol Thunen, HeartWare, Inc. and HeartWare Limited dated December 13, 2004 (1)

10.02	Amended and Restated Employment Agreement, dated as of December 16, 2009, by and between HeartWare International, Inc. and Douglas Godshall (11) +

10.03	Amended and Restated Employment Agreement, dated as of December 16, 2009, by and between HeartWare, Inc. and David McIntyre (19) +

10.04	Amended and Restated Employment Agreement, dated as of December 16, 2009, by and between HeartWare, Inc. and Jeffrey LaRose (20) +

10.05	Employment Agreement, dated as of December 5, 2008, between HeartWare, Inc. and James Schuermann (5) +

10.07	Employment Agreement, dated as of December 5, 2008, between HeartWare, Inc. and David R. Hathaway, M.D. (12) +

10.08	Form of Amendment to Employment Agreement (for Section 16 officers), dated December 2010 (27) +

10.09	Form of Deed of Indemnity, Access and Insurance Agreement for directors and executive officers (1) +

10.10	Letter of Appointment as a Director of the Company, dated December 1, 2006, between HeartWare Limited and Robert Stockman (1) +

10.11	Letter of Appointment as a Director of the Company, dated December 15, 2004, between HeartWare Limited and Robert Thomas (1) +

10.12	Letter of Appointment as a Director of the Company, dated December 15, 2004, between HeartWare Limited and Christine Bennett (1) +

10.13	Letter of Appointment as a Director of the Company, dated December 15, 2004, between HeartWare Limited and Denis Wade (1) +

10.14	Letter of Appointment as a Director of the Company, dated September 3, 2008, between HeartWare International, Inc. and Ray Larkin (15) +

10.15	Letter of Appointment as a Director of the Company, dated April 16, 2008, between HeartWare International, Inc. and Timothy J. Barberich (16) +

10.18	HeartWare International, Inc. 2008 Stock Incentive Plan (6) +

10.19	HeartWare International, Inc. Employee Stock Option Plan (7) +

10.20	HeartWare International, Inc. Restricted Stock Unit Plan (8) +

10.21	Form of HeartWare International, Inc. Incentive Option Terms (9) +

10.22	Nonstatutory Stock Option Notice and Agreement to 2008 Stock Incentive Plan (24) +

10.23	Restricted Stock Units Notice and Agreement to 2008 Stock Incentive Plan (25) +

10.24	Lease Agreement, dated as of April 17, 2008, between JDRP Associates No. 1, Ltd. and HeartWare, Inc. (“Lease”) (10)

10.25	First Amendment to Lease, dated September 30, 2010 (2)

10.26	Business Lease, dated December 27, 2006, between HeartWare, Inc. and Atlantic-Philadelphia Realty LLC (17)

10.27	First Amendment to Business Lease, dated August 19, 2008, between HeartWare, Inc. and Atlantic-Philadelphia Realty LLC (“Business Lease”) (18)

10.28	Second Amendment to Business Lease, dated August 9, 2010 (26)

10.29	Lease Agreement, dated December 8, 2010, by and between MCP EWE LLC, as Landlord, HeartWare, Inc., as Tenant, and guaranteed by HeartWare International, Inc., as Guarantor (28)

10.30	Loan Agreement, dated as of February 12, 2009, among HeartWare International, Inc., the Guarantors thereto and Thoratec Corporation (14)

10.31	Investor’s Rights Agreement, dated as of February 12, 2009, between HeartWare International, Inc. and Thoratec Corporation (14)

10.32	Indenture, dated as of December 15, 2010, between the Company and Wilmington Trust FSB, as trustee (21)

10.33	First Supplemental Indenture, dated as of December 15, 2010, between the Company and Wilmington Trust FSB, as trustee (22)

10.34	Form of 3.50% Convertible Senior Notes due 2017 (23)

10.35	HeartWare International, Inc. Bonus Plan for Executive Officers, dated February 22, 2011 (29) +

10.36	Third amendment to Business Lease, dated June 30, 2011, between HeartWare, Inc. and Atlantic-Philadelphia Realty LLC (30)

10.37	Letter Agreement between HeartWare and David McIntyre dated December 26, 2011 (31) +

10.38	Offer letter, dated as of March 21, 2011, between HeartWare, Inc. and Lawrence J. Knopf (32) +

10.39	Offer letter, dated as of June 6, 2011, between HeartWare, Inc. and Robert E. Yocher (33) +

21.1	Subsidiaries of HeartWare International, Inc. (34)

23.1	Consent of Shearman & Sterling LLP (included in Exhibits 5.1 and 8.1) *

23.2	Consent of Cooley LLP (included in Exhibit 8.2) **

23.3	Consent of Grant Thornton LLP *

23.4	Consent of Burr Pilger Mayer, Inc. *

24.1	Power of Attorney (included with the signature pages to this registration statement)*

99.1	Form of Proxy of World Heart Corporation*

(1)	Incorporated by reference to the respective exhibits filed with HeartWare’s Registration Statement on Form 10 (File No. 000-52595) filed with the Securities and Exchange Commission on April 30, 2007.
(2)	Incorporated by reference to Exhibit 10.1 to HeartWare’s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 30, 2010.
(3)	Incorporated by reference to Exhibit 2.1 to World Heart’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 3, 2012.
(4)	Incorporated by reference to the respective exhibits filed with HeartWare’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 13, 2008.
(5)	Incorporated by reference to Exhibit 99 to HeartWare’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2008.
(6)	Incorporated by reference to Appendix 12 to the Information Memorandum contained in HeartWare’s Proxy Statement on Form DEF 14A filed with the Securities and Exchange Commission on September 22, 2008.
(7)	Incorporated by reference to Appendix 9 to the Information Memorandum contained in HeartWare’s Proxy Statement on Form DEF 14A filed with the Securities and Exchange Commission on September 22, 2008.
(8)	Incorporated by reference to Appendix 10 to the Information Memorandum contained in HeartWare’s Proxy Statement on Form DEF 14A filed with the Securities and Exchange Commission on September 22, 2008.
(9)	Incorporated by reference to Exhibit 99.4 to HeartWare’s Registration Statement on Form S-8 (File No. 333-155359) filed with the Securities and Exchange Commission on November 13, 2008.
(10)	Incorporated by reference to Exhibit 10.01 to HeartWare’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 18, 2008.
(11)	Incorporated by reference to Exhibit 10.1 to HeartWare’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 18, 2009.
(12)	Incorporated by reference to Exhibit 10.13 to HeartWare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2009.
(13)	Incorporated by reference to Appendix 1 to the Information Memorandum contained in HeartWare’s Proxy Statement on Form DEF 14A filed with the Securities and Exchange Commission on September 22, 2008.
(14)	Incorporated by reference to Exhibit 2.1 to HeartWare’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 13, 2009.
(15)	Incorporated by reference to Exhibit 10.27 to HeartWare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2009.
(16)	Incorporated by reference to Exhibit 10.28 to HeartWare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2009.
(17)	Incorporated by reference to Exhibit 10.40 to HeartWare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2008.
(18)	Incorporated by reference to Exhibit 10.27 to HeartWare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2010.
(19)	Incorporated by reference to Exhibit 10.5 to HeartWare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2010.
(20)	Incorporated by reference to Exhibit 10.6 to HeartWare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2010.
(21)	Incorporated by reference to Exhibit 4.1 to HeartWare’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 15, 2010.
(22)	Incorporated by reference to Exhibit 4.2 to HeartWare’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 15, 2010.
(23)	Incorporated by reference to Exhibit 4.3 to HeartWare’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 15, 2010.
(24)	Incorporated by reference to Exhibit 10.1 to HeartWare’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 6, 2010.

(25)	Incorporated by reference to Exhibit 10.2 to HeartWare’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 6, 2010.
(26)	Incorporated by reference to Exhibit 10.1 to HeartWare’s Current Report on Form 8-K filed with the Securities and Exchange Commission on August 19, 2010.
(27)	Incorporated by reference to Exhibit 10.08 to HeartWare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2011.
(28)	Incorporated by reference to Exhibit 10.29 to HeartWare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 24, 2011.
(29)	Incorporated by reference to Exhibit 10.1 to HeartWare’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 24, 2011.
(30)	Incorporated by reference to Exhibit 10.35 to HeartWare’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 5, 2011.
(31)	Incorporated by reference to Exhibit 10.1 to HeartWare’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 27, 2011.
(32)	Incorporated by reference to Exhibit 10.38 to HeartWare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2012.
(33)	Incorporated by reference to Exhibit 10.39 to HeartWare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2012.
(34)	Incorporated by reference to Exhibit 21.1 to HeartWare’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2012.
*	Filed herewith.
**	To be filed by amendment.
+	Management contract or compensatory plan or arrangement.